As filed with the Securities and Exchange Commission on July 9, 2015
Registration Statement No. 333-194106
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 6 TO
FORM S-11
FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES
ETRE REIT, LLC
 (Exact name of registrant as specified in its governing instruments)
44 Wall Street
New York, New York 10005
Tel (212) 596-7225
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)
Copies to:

Jay L. Bernstein, Esq. Per Chilstrom, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 Tel (212) 878-8000 Fax (212) 878-8375	Justin R. Salon, Esq. David P. Slotkin, Esq. Morrison & Foerster LLP 2000 Pennsylvania Ave N.W., Suite 6000 Washington, D.C. 20006 Tel (202) 887-1500 Fax (202) 785-7567

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.
If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

(Do not check if a smaller reporting company)
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, or SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Prospectus Dated July 9, 2015

PRELIMINARY PROSPECTUS
11,500,000 Shares

 ETRE REIT, LLC

Series A-1 Common Shares
Representing Series A-1 Limited Liability Company Interests

We are a newly organized Delaware series limited liability company that has been formed to permit public investment in individual commercial real estate properties, each of which will be held by a separate property-owning subsidiary owned by a separate series of limited liability company interests, or Series, that we intend to establish.  As a Delaware series limited liability company, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series are segregated and enforceable only against the assets of such Series, as provided under Delaware law.  We intend for each Series to elect and qualify to be taxed as a separate real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the first taxable year ending after the completion of the initial public offering of shares of such Series.

This is the initial public offering of our Series A-1 common shares, which represent limited liability company interests of Series A-1 of our company, or the A-1 Series. We currently anticipate that the initial public offering price will be $15.00 per Series A-1 common share.  Prior to this offering, there has been no public market for our Series A-1 common shares.  We have applied to have our Series A-1 common shares listed on the NASDAQ Capital Market, or the NASDAQ, under the symbol "ESSF."

We are selling only our Series A-1 common shares in this offering.  The A-1 Series has been established to allow persons who acquire Series A-1 common shares in this offering to own an interest in State Street Financial Center, a 36-story office tower, also known as One Lincoln Street, located in Boston, Massachusetts, or the Property. Following the contribution transactions described herein, the A-1 Series will own an indirect 48.87% interest in the Property through a general partner interest in ETRE Property A-1, L.P., or the Property A-1 Subsidiary. Concurrently with the closing of this offering, we will sell 33,333 Series A-1 common shares (representing additional net proceeds of $500,000 based on the anticipated initial public offering price) in a concurrent private placement to our Administrative Agent at a price per share equal to the public offering price per share in this offering.

Concurrently with the closing of this offering, the A-1 Series and the Property A-1 Subsidiary will enter into an administrative services agreement with ETRE Asset Management, LLC, a Delaware limited liability company, or our Administrative Agent, a subsidiary of ETRE Financial, LLC, which, together with its subsidiaries, we refer to as ETRE. In addition, upon the closing of the contribution transactions, the Property A-1 Subsidiary will engage FPG Lincoln Manager, LLC, or the Asset Manager, an affiliate of Fortis Property Group, LLC, or Fortis, as asset manager for the Property.
We intend for the A-1 Series to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes, commencing with its taxable year ending December 31, 2015.  To assist the A-1 Series in qualifying as a REIT, our operating agreement, subject to certain exceptions, contains restrictions on the number of Series A-1 common shares and the number of shares of the A-1 Series that a person may own.  Our operating agreement provides that generally no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, either more than 9.8% in value or in number, whichever is more restrictive, of the outstanding Series A-1 common shares, or more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of the A-1 Series. See "Description of Series A-1 Common Shares—Operating Agreement and Bylaws—Restrictions on Ownership and Transfer."
We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act.  Investing in our Series A-1 common shares involves risks.  See "Risk Factors" beginning on page 18 of this prospectus for a discussion of the material risks of investing in our Series A-1 common shares.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

	Per Series A-1 Common Share	Total
Public offering price...................................................	$	$
Underwriting discounts and commissions(1)................	$	$
Proceeds, before expenses, to the A-1 Series..............	$	$

(1)        See "Underwriting" on page 130 of this prospectus for a description of the compensation payable to the underwriters.

We have granted the underwriters the option to purchase up to an additional 1,150,000 Series A-1 common shares from us at the initial public offering price, less the underwriting discount, within 30 days after the date of this prospectus  to cover over-allotments, if any.

The underwriters expect to deliver the Series A-1 common shares on or about              , 2015

Joint Book-runners

Sandler O'Neill + Partners, L.P.	Evercore ISI	Nomura

Co-Managers

BTIG	JMP Securities	LOYAL3 Securities	RCS Capital	SMBC Nikko

The date of this Prospectus is         , 2015

Market Data
We use market data and industry forecasts and projections throughout this prospectus.  We have obtained substantially all of this information from REIS, Inc. and Cushman & Wakefield, Inc., each a nationally recognized real estate consulting firm.  In addition, we have obtained certain market and industry data from publicly available industry publications.  These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed.  The forecasts and projections are based on industry surveys and the preparers' experience in the industry, and there is no assurance that any of the projected amounts will be achieved.  We believe that the surveys and market research others have performed are reliable, but we have not independently verified this information.
Definitions

A-1 Series
Represents the series of ETRE REIT, LLC that will be the REIT General A-1 Partner, and which we expect will own, substantially concurrently with the completion of this offering and the concurrent private placement, a 48.87% partnership interest in the Property A-1 Subsidiary.

Administrative Agent
ETRE Asset Management, LLC, a Delaware limited liability company and a wholly-owned subsidiary of ETRE Financial, LLC, which will provide certain administrative and advisory services to the A-1 Series and the Property A-1 Subsidiary, as well as each other Series and Property Subsidiary that we may establish in the future.

Asset Manager	FPG Lincoln Manager, LLC, which will provide asset management services to the Property A-1 Subsidiary.
common shares	Common shares of limited liability company interests in a Series.
company	ETRE REIT, LLC.
concurrent private placement
The separate private placement pursuant to which we will sell, concurrently with the closing of this offering, 33,333 Series A-1 common shares (representing additional net proceeds of $500,000 based on the anticipated initial public offering price) to our Administrative Agent at a price per share equal to the public offering price per share in this offering.

contribution transactions
Collectively, a series of transactions in which: (i) the A-1 Series will contribute substantially all of the net proceeds of this offering and the concurrent private placement in cash to Lincoln Street Mezz, LLC in exchange for 48.87% of the outstanding equity interests of Lincoln Street Mezz, LLC, (ii) Lincoln Street Mezz, LLC will distribute the net proceeds of this contribution to Lincoln Street Holdings, LLC, (iii) Lincoln Street Mezz, LLC will convert into the Property A-1 Subsidiary, and (iv) the REIT General A-1 Partner, the Fortis General A-1 Partner and the Limited A-1 Partner will enter into the limited partnership agreement for the Property A-1 Subsidiary.

Delaware LLC Act	Delaware Limited Liability Company Act.
DGCL	Delaware General Corporation Law.
ETRE	ETRE Financial, LLC and its subsidiaries.
Exchange Act	Securities Exchange Act of 1934, as amended.
Fortis General A-1 Partner	Lincoln Street Manager, LLC, in its capacity as one of the two general partners of the Property A-1 Subsidiary.
General A-1 Partners	The Fortis General A-1 Partner and the REIT General A-1 Partner, which will be the general partners of the Property A-1 Subsidiary.
Internal Revenue Code	Internal Revenue Code of 1986, as amended.
JOBS Act	Jumpstart Our Business Startups Act of 2012.
Limited A-1 Partner	Lincoln Street Holdings, LLC, in its capacity as a limited partner of the Property A-1 Subsidiary.
Limited A-1 Partner Owners	Lincoln Street Investors, LLC, RCG State Street Boston I, LLC and RCG State Street Boston II, LLC.
Lincoln Street Holdings Limited Partner Group	The Limited A-1 Partner and certain of its affiliates and permitted assignees of Series A-1 OP units.
managing member	ETRE Financial, LLC, as the managing member of our company.
Other Property common shares	Common shares of the Other Property Series.
Other Property Series	New Series that our company intends to establish in the future to acquire and participate exclusively in the economic returns derived from interests in other real properties.
Other Property Subsidiaries	Consolidated subsidiaries of Other Property Series that our company intends to organize in the future to be the direct or indirect owners of real property to be acquired by such Other Property Series.
preferred shares	A class or series of preferred shares of limited liability company interests in a Series.
Property	State Street Financial Center, a 36-story office tower, also known as One Lincoln Street, located in Boston, Massachusetts.
Property A-1 Subsidiary
ETRE Property A-1, L.P., a Delaware limited partnership, which we expect, substantially concurrently with the completion of this offering and the concurrent private placement, will be owned 48.87% by the A-1 Series (through a general partner interest) and 51.13% by the Limited A-1 Partner (through a limited partner interest) and which is the indirect owner of the Property through its wholly-owned subsidiary, the Property Owner.

Property common shares	The Series A-1 common shares and the Other Property common shares.
Property Owner	Lincoln Street Property Owner, LLC, which currently owns the Property and is the landlord under the office and garage lease agreements with the Tenant.
Property Series	The A-1 Series and the Other Property Series.
Property Subsidiaries	The Property A-1 Subsidiary and the Other Property Subsidiaries.
REIT	A real estate investment trust for U.S. federal income tax purposes.
REIT General A-1 Partner	The A-1 Series, in its capacity as one of the two general partners of the Property A-1 Subsidiary.
Securities Act	The Securities Act of 1933, as amended.
Series	A series of limited liability company interests of our company, the assets and liabilities of which will be segregated from each other Series pursuant to Delaware law.
Series A-1 common shares	Series A-1 common shares of limited liability company interests of the A-1 Series, which we are selling in this offering.
Series A-1 OP units
Common units of limited partner interest in the Property A-1 Subsidiary, which, in the case of the units that will be held by the Limited A-1 Partner upon the completion of the contribution transactions, will be redeemable for cash or, at the option of the A-1 Series, may be exchanged for Series A-1 common shares on a one-for-one basis, subject to certain adjustments, after (a) such units have been outstanding for six months and (b) the earlier of (i) the refinancing of the loan that currently encumbers the Property, or (ii) January 11, 2017.

Tenant	SSB Realty, LLC, a subsidiary of State Street Corporation.

PROSPECTUS SUMMARY
This summary highlights some of the information in this prospectus.  It does not contain all of the information that you should consider before investing in our Series A-1 common shares.  You should read carefully the detailed information set forth under "Risk Factors" and the other information included in this prospectus.  Except where the context suggests otherwise, the terms "company," "we," "us" and "our" refer to ETRE REIT, LLC, a Delaware series limited liability company, and each series thereof, including Series A-1, or the "A-1 Series"; references in this prospectus to the "Property A-1 Subsidiary" refer to ETRE Property A-1, L.P., a Delaware limited partnership; references in this prospectus to "our Administrative Agent" refer to ETRE Asset Management, LLC, a Delaware limited liability company and a subsidiary of ETRE Financial, LLC; and references in this prospectus to "ETRE" refer to ETRE Financial, LLC, the managing member of our company, and its subsidiaries.  Unless indicated otherwise, the information in this prospectus assumes (1) the Series A-1 common shares to be sold in this offering are to be sold at an initial public offering price of $15.00 per share, (2) the sale in a concurrent private placement to our Administrative Agent of 33,333 Series A-1 common shares at a price per share equal to the public offering price in this offering without the payment by us of any placement fees or underwriting discounts, and (3) no exercise by the underwriters of their over-allotment option to purchase up to an additional 1,150,000 Series A-1 common shares.
Overview
We are a newly organized Delaware series limited liability company that has been formed to permit public investment in individual commercial real estate properties, each of which will be held by a separate property-owning subsidiary owned by a separate series of limited liability company interests, or Series, that we intend to establish.  Each Series we may establish in the future will be a separate Series and not itself a separate legal entity under Delaware law.  As a separate Series, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Series are segregated and enforceable only against the assets of such Series, as provided under Delaware law.  We intend for each Series to elect and qualify to be taxed as a separate real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the first taxable year ending after the completion of the initial public offering of shares of such Series.
This is the initial public offering of our Series A-1 common shares, which represent limited liability company interests of Series A-1 of our company, or the A-1 Series.  We are selling only our Series A-1 common shares in this offering.  The A-1 Series has been established to allow persons who acquire Series A-1 common shares in this offering to own an interest in State Street Financial Center, a 36-story office tower, also known as One Lincoln Street, located in Boston, Massachusetts, or the Property. Following the contribution transactions described herein, the A-1 Series will own an indirect 48.87% interest in the Property through a general partner interest in ETRE Property A-1, L.P., or the Property A-1 Subsidiary.  We have applied to have our Series A-1 common shares listed on the NASDAQ under the symbol "ESSF."
In connection with the contribution transactions, the A-1 Series has executed a contribution agreement with the current owners of the Property. Pursuant to this contribution agreement, the A-1 Series will use substantially all of the net proceeds of this offering and the concurrent private placement to acquire the indirect 48.87% interest in the Property, and the net proceeds of this contribution will be distributed to the current owners of the Property, who will retain an indirect 51.13% interest in the Property through a limited partner interest in the Property A-1 Subsidiary. We and the current owners of the Property negotiated contribution consideration and related payments that reflect a valuation of approximately $1.11 billion for the Property. Based on the offering price of $15.00 per share, the total equity value of the Property A-1 Subsidiary would be approximately $354.0 million, with the current owner's interest representing approximately $181.0 million and the A-1 Series' interest representing approximately $173.0 million.

Following the completion of the contribution transactions, the objective of the A-1 Series will be to maximize total returns to holders of our Series A-1 common shares through the payment of consistent cash distributions and the achievement of long-term capital appreciation in the Property.

The A-1 Series, as the REIT General A-1 Partner, Lincoln Street Manager, LLC (an affiliate of Fortis Property Group, LLC, or Fortis), as the Fortis General A-1 Partner, and Lincoln Street Holdings, LLC, as the Limited A-1 Partner, will enter into the limited partnership agreement for the Property A-1 Subsidiary. Under the terms of the limited partnership agreement, for so long as the Limited A-1 Partner and certain of its affiliates and permitted assignees (which we collectively refer to as the Lincoln Street Holdings Limited Partner Group) own at least 25% of the combined issued and outstanding common units of limited partner interest in the Property A-1 Subsidiary, or Series A-1 OP units, and Series A-1 common shares, the Fortis General A-1 Partner, generally, will manage the day to day business, affairs and operations of the Property A-1 Subsidiary and the Property, and the A-1 Series, as the REIT General A-1 Partner, generally will have the right to approve certain major decisions with respect to the Property A-1 Subsidiary and the Property. We have structured the terms of the limited partnership agreement in this manner in order to provide both the A-1 Series and the Property's current owners (for so long as they continue to maintain a significant ownership interest in the Property) with a voice in the management of the Property's operations. In addition, a Property Oversight Committee will be established to resolve potential disputes between the Fortis General A-1 Partner and its affiliates, on the one hand, and the A-1 Series and its affiliates, on the other hand, with a majority of the members of this committee being designated by our board of directors. FPG Lincoln Manager, LLC, or the Asset Manager, an affiliate of the Fortis General A-1 Partner and Fortis, will also provide asset management services to the Property A-1 Subsidiary.
ETRE Asset Management, LLC, or our Administrative Agent, a subsidiary of ETRE Financial, LLC, or ETRE, will provide certain administrative and advisory services to each of our Series and Property Subsidiaries, including the A-1 Series and the Property A-1 Subsidiary.  Through our Administrative Agent, we intend to utilize and leverage the extensive expertise and network of relationships of ETRE and its management team.
We intend to elect and qualify each Series, including the A-1 Series, as a REIT under the Internal Revenue Code commencing with, in the case of the A-1 Series, its taxable year ending December 31, 2015.

The Property
State Street Financial Center
State Street Financial Center is located in Boston, Massachusetts. The 36-story office tower features approximately 1,045,106 square feet of primarily office space as well as a five-level parking garage with approximately 325,000 square feet. The Property was developed in 2003 through a collaboration among the Gale Company, State Teachers Retirement System of Ohio and a Morgan Stanley real estate fund. Originally conceived as One Lincoln Street, the Property was fully leased to SSB Realty, LLC, a subsidiary of State Street Corporation (NYSE: STT), or the Tenant, prior to its completion. The Property was named "Boston Building of the Year" by the Building Owners and Managers Association International, or BOMA, in 2003. The Property is situated in the hub of Boston's financial, corporate and retail districts.

PROPERTY SUMMARY
Office Rentable Square Feet	1,008,587
Retail Rentable Square Feet	16,411
Storage Rentable Square Feet	20,108
Parking Square Feet	325,000
Total Property Square Feet	1,370,106
% Occupied	100%(1)
Average Floor Plates	22,500 SF
Slab to Slab Avg. Ceiling Heights	12'7"
Stories	36
Year Built	2003
(1) As of March 31, 2015

The Office and Garage Leases
Upon completion of the Property, the Tenant moved into its new global headquarters, which was customized to its needs, and signed a 20-year office lease expiring on September 23, 2023 (which originally did not include the garage) with two 10-year renewal options. The Tenant subsequently entered into a garage lease with Lincoln Street Property Owner, LLC, or the Property Owner, with the same expiration date and renewal options for the five-level parking garage beneath the office tower. The current rent that the Tenant pays under the office lease is approximately $63.9 million per year. The current rent that the Tenant pays under the garage lease is approximately $5.3 million per year, adjusted annually for changes in the consumer price index. With respect to each of the office lease and garage lease, State Street Corporation entered into a guaranty with the Property Owner to guarantee the full payment and performance of the Tenant as a present and continuing guaranty of payment and not of collection. The Tenant made its own substantial investment of over $250 per square foot in the Property to ensure that all technological, safety and security needs were met.

Boston, Massachusetts Market Information
The Economy

According to REIS, Inc. reports on the Boston market published in February 2015 and May 2015, or together, the REIS Report, the latest data shows recent increases in employment growth. Household-based data from the U.S. Bureau of Labor Statistics, or the BLS, on the number of employed residents of the Boston Metropolitan Statistical Area, or MSA, including the self-employed, showed an increase of 86,850 (3.6%) from March 2014 to February 2015. The unemployment rate for February 2015 was below 5.0%, indicating full employment for the metro area. The unemployment rate fell even though the labor force increased by 63,500 (2.5%) from March 2014 to February 2015. According to data from the BLS, which do not include the self-employed, total non-farm wage and salary employment in the Boston MSA increased by 18,700 (1.1%) from March 2014 to February 2015, with an increase of 15,700 (1.0%) in the private sector over the same period.

According to the REIS Report, the city of Boston and adjacent cities are one of a limited group of metro areas attracting talented young people in large numbers. According to the Boston Globe, including those who grew up in the area and those who moved there for work or college, “Boston is home to the largest proportion of young adults of any major U.S. city, passing famously young cities such as Austin and Washington. People age 20 to 34 make up more than a third of Boston’s population, with even higher percentages in Cambridge (44.5%) and Somerville (44.0%).” The REIS Report also claims that young people account for nearly half of eligible voters, and their preferences are driving the local economy. According to the U.S. Census, Boston’s 20- to 34-year old population increased by 11.0% between 2000 and 2010, compared with New York’s 3.9% increase and San Francisco’s 3.3% decline.

As stated in the REIS Report, data continue to show solid year-over-year employment growth in Boston’s key office-based and institutional sectors. From February 2014 to March 2015, according to BLS data, the Professional and Business Services sector added 6,700 jobs (2.1%), the Information sector added 1,800 (3.3%), and the Financial Activities sector added 1,700 jobs (1.2%), all of which increased office-based employment. Over the same period, the Institutional Educational and Health Services sector added 3,400 jobs (0.9%). Among the industrial sectors, over the same period, Construction added 1,200 jobs (2.3%), and Wholesale Trade added 1,300 jobs (2.3%), while Manufacturing lost 600 jobs (0.7%), and Transportation and Utilities lost 100 jobs (2.4%).

The Boston Office Market

According to the REIS Report, the 128-million-square-foot Boston general purpose, multi-tenant office market had rental gains over the course of 2014. The office market’s strength, however, lags the growing strength of the metro Boston economy. According to Newmark Grubb Knight Frank, vacancy rates in the greater Boston office market are at 10 year lows. The vacancy rate was 13.2% as of the first quarter of 2015, according to the REIS Report, down 30 basis points year-over-year. The Class A vacancy rate was 11.3%, down 50 basis points from the prior quarter and down 70 basis points year-over-year. Class A properties are defined as tending to be the best in the market, having above average design, construction and finish, achieving higher rents, and having tenants of strong credit quality. The Class B/C vacancy rate was 15.9%, unchanged from the prior quarter, and up 10 basis points year-over-year. Class B properties are defined as tending to be in good to above average condition and commanding average rents while Class C properties are defined as tending to be in average condition, having less desirable locations and commanding below average rents.

The REIS Report states that net absorption, which means the change in occupied space during a certain time period was strong in the first quarter of 2015 for the Boston office market, with 408,000 square feet of net absorption, offsetting the negative 350,000 square feet recorded during the fourth quarter of 2014. Although no new space was added, Class A net absorption totaled 388,000 square feet in the first quarter of 2015, following 1.1 million square feet of positive absorption in 2014. Class B/C net absorption, in contrast, was negative 256,000 square feet in 2014 and positive 20,000 for the first quarter of 2015. The commercial real estate boom of the 1980s nearly doubled the metro Boston office inventory, but due to more limited development and the conversion of older buildings to residences or mixed-use properties, the inventory expanded by only 2.5% from 2004 to the first quarter of 2015. The average annual completion total over the most recent decade was slightly under 900,000 square feet. Even so, Class A space accounts for about 60.0% of the metro Boston inventory, according to the REIS Report.The REIS Report states that over the course of 2014, 2.7 million square feet of space was under construction, a substantial total compared with most of the years since 2003 but a limited amount compared with development in the 1980s and around the year 2000. Developers and lenders have been cautious because 10.8 million square feet of negative net absorption was recorded in 2001 and 2002. According to the REIS Report, Jones Lang LaSalle reports that 51.0% of the space expected to complete construction in 2015 is pre-leased.

According to the REIS Report, although occupancy in the Boston office market did not improve much in 2014, rent gains increased 3.7% over the course of 2014 to $39.03 per square foot and the average effective rent rose 3.8% to $32.40 per square foot. The fourth quarter, which had the weakest occupancy, had the strongest rent gain at 1.8% by both measures, which may be a sign of tenant pushback in the face of increasing rents. The fourth quarter average asking rent for Class A space was $47.19 per square foot, up 3.3% during 2014 and 1.7% in the fourth quarter. The Class B/C average asking rent of $27.08 per square foot was up 3.9% over the course of 2014 and 1.8% over the prior quarter.

In the first quarter of 2015, the average asking rent increased 0.5% to $39.21 per square foot, and the average effective rent rose 0.6% to $32.59 per square foot. The year-over-year gains were 3.6% for asking rents and 3.8% for effective rents, well in excess of inflation, but rents by both measures remain slightly lower than at year-end 2007 and far lower than at year-end 2000. The first quarter average asking rent for Class A space was $47.51 per square foot, up 0.6% for the quarter and 3.6% year-over-year. The Class B/C average asking rent of $27.02 per square foot was up 0.1% for the quarter and up 3.2% year-over-year. Jones Lang LaSalle reports average asking rents of $32.03 per square foot in the Boston office market, up from $31.74 per square foot the prior quarter. According to Cushman & Wakefield, Inc., or Cushman & Wakefield, the direct asking rent is $48.20 per square foot in the Boston Central Business District, up 5.3% from a year earlier, $52.52 per square foot in Cambridge, and $20.53 per square foot in the suburbs, down 1.0%.

Boston Central Business District /Back Bay
The following are statistics about the Boston Central Business District and Back Bay from the REIS Report:

•
The 32.8-million-square-foot Boston Central Business District submarket had a first quarter 2015 vacancy rate of 9.5% and an average asking rent of $55.40 per square foot, the highest among nine submarkets, according to the REIS Report.

•
Net absorption totaled 197,000 square feet in the first quarter, and the vacancy rate fell 60 basis points over the quarter and140 basis points from a year earlier. The average asking rent increased 0.3% during the quarter, with the average effective rent up 0.4% to $45.37 per square foot. The year-over-year gains are 4.3% and 4.5%, respectively.

•	Jones Lang LaSalle puts the vacancy rate for 34.9 million square feet in the Financial District at 11.6%, with a direct asking rent at $53.86 per square foot.

Cushman & Wakefield’s Boston Rental Rate and Vacancy Rate Trends

According to Cushman & Wakefield's Marketbeat Office Snapshot for Boston, Massachusetts published in May 2015, Cushman & Wakefield believes that Boston can expect its asking rental rate increase to average 10.1% per year for the period between the end of 2014 and 2017. The following chart outlines Cushman & Wakefield’s projections for cumulative rent increase between the end of 2014 and 2017 for Boston, the United States and other major Central Business District markets throughout the United States:

Source: Cushman & Wakefield's Marketbeat Office Snapshot for Boston, Massachusetts (May 2015)

According to Cushman & Wakefield’s Best of Boston market report published in July 2015, the city of Boston is one of the United States’ most attractive gateway cities for investment. According to Cushman & Wakefield, in addition to State Street Financial Center, there are 10 premier office towers in Boston: four located in each of the Downtown and Back Bay submarkets and two in the Seaport District submarket. Cushman & Wakefield refers to this group of office buildings as the "Class A+ set" within these three submarkets. According to Cushman & Wakefield, asking rents for this Class A+ set of properties were $71.39 as of the second quarter of 2015 with a second quarter vacancy rate of 8.0%. This compares to second quarter 2015 asking rents of $59.28 and a vacancy rate of 9.5% for all Boston Central Business District Class A office properties.

The following chart from the Cushman & Wakefield Best of Boston market report shows both historical and projected rental rates and vacancy rates for the Class A+ set of properties and all Boston Central Business District Class A office properties for the periods shown:

Source: Cushman & Wakefield's Best of Boston market report (July 2015)

Our Administrative Agent and ETRE
Our Administrative Agent is a wholly-owned subsidiary of ETRE.  Pursuant to the terms of an administrative services agreement among the A-1 Series, the Property A-1 Subsidiary and our Administrative Agent, our Administrative Agent will provide certain administrative and advisory services to the A-1 Series and the Property A-1 Subsidiary, as well as a management team and appropriate support personnel.  These services include, among others, investor relations and shareholder communications functions for the A-1 Series and assisting the A-1 Series in preparing, reviewing and filing all reports required to be filed by it or us with the SEC, NASDAQ, the Internal Revenue Service and other regulatory agencies. See "Our Administrative Agent-Administrative Services Agreement." Our Administrative Agent will at all times be subject to the supervision and oversight of our board of directors, the Property Oversight Committee and the General A-1 Partners.  We do not expect to have any employees.

Concurrently with the closing of this offering, we will sell 33,333 Series A-1 common shares (representing additional net proceeds of $500,000 based on the anticipated initial public offering price) in a concurrent private placement to our Administrative Agent at a price per share equal to the public offering price per share in this offering.

Our Administrative Agent has access to ETRE's senior management team, which has extensive experience in identifying, acquiring, financing, analyzing and managing commercial real estate investments, as well as a broad spectrum of other investments related to commercial real estate.  Each member of the ETRE management team has at least ten years of commercial real estate investment experience.

ETRE is a real estate financial services and information technology company focused on facilitating the public listing of individual commercial real estate assets to improve access, liquidity and transparency in commercial real estate.  ETRE was founded in 2012 by a team of real estate and technology professionals who seek to bring the benefits of the public equities market to real estate investors through an ecosystem of services that incorporate capital markets advisory, asset management, information technology and tenant credit analysis services.  In particular, ETRE's capital markets advisory business seeks to enhance access to the public markets with a comprehensive due diligence process to facilitate the public listing of commercial real estate; its asset management business provides investors with information on listed securities related to real estate; and its information technology business provides a web-based proprietary system with an extensive collection of market information that provides investors with analytics technology for listed securities related to real estate.
The Asset Management Agreement and the Asset Manager
The Property A-1 Subsidiary will engage the Asset Manager, an affiliate of the Fortis General A-1 Partner and Fortis, as asset manager for the Property upon the closing of the contribution transactions.
Subject to the supervision and oversight of the General A-1 Partners and the Property Oversight Committee, the Asset Manager will be responsible for, among other duties: (1) performing all day-to-day management and administrative functions of the Property A-1 Subsidiary in respect of the Property, and (2) arranging for financings and refinancings of property-level indebtedness. At the property level, the Asset Manager will be responsible for overseeing real property operations, including tenant leasing, property financing, renovations, budgeting, cash management and insurance, and for other functions and authority delegated to it by the Property A-1 Subsidiary. In performing its services, the Asset Manager will generally be subject to any applicable restrictions and conditions regarding the activities of the Property A-1 Subsidiary set forth in our governing documents and the governing documents of the Property A-1 Subsidiary. The Asset Manager generally will not be responsible for providing construction management or oversight services or leasing agent or broker services.
Fortis is a real estate investment, operating and development company. Its real estate projects include the ownership, development and management of Class A office, multi-family residential condominiums and rentals, and industrial properties. As a vertically integrated owner and operator, Fortis employs professionals from wide-ranging real estate disciplines, including acquisitions and dispositions, property and asset management, development and construction, capital markets, legal and accounting. Fortis' principals and senior management team have invested and operated in a variety of markets through all phases of the real estate cycle and have extensive and longstanding relationships with every type of stakeholder in the real estate community, including sales and leasing brokers, private and institutional lenders and investors, and investment banks.
The Property A-1 Subsidiary will pay for the fees, and certain costs and expenses, of the Asset Manager.  See "Business and Property—The Asset Management Agreement and the Asset Manager."
Property Management
Under the terms of the office lease for the Property, the Tenant has exercised its right to self-manage the building. Under this arrangement, the Tenant is responsible for janitorial, security, general management, preventative maintenance, and other enumerated building services. The Property Owner is responsible for the repair and maintenance of the roof, exterior and load bearing walls, the foundation, the floor slabs and other structural elements of the building. The Tenant must perform its property management duties in a timely, complete and professional manner consistent with the highest level of property management services provided at comparable first class buildings in the Boston Central Business District. During the time that the Tenant is assuming responsibility for such services, the Tenant is required to directly engage and pay the applicable vendors for the costs and expenses of providing the services. If the Property Owner's operating expenses fall below a certain threshold, these costs are reimbursable to the Tenant by the Property Owner. The Tenant may again choose to have the Property Owner manage the Property, upon 60 days' prior notice.

Business Strategy
The objective of the A-1 Series is to maximize total returns to holders of our Series A-1 common shares through the payment of consistent cash distributions and the achievement of long-term capital appreciation in the Property. To achieve this objective, the General A-1 Partners will direct the Asset Manager to seek to maximize the cash flow from, and increase the value of, the Property by:
•refinancing the existing loan on the Property at favorable terms prior to January 11, 2017, its scheduled maturity date;
•actively managing operating expenses; and
•improving the Property.
We expect that the Asset Manager will seek to maximize value through the active management of the Property, participating in various aspects of the operations of the Property, including marketing, operations analysis, physical design, renovation, capital improvements, tenant experience and overall strategic direction.
Our Strengths
We believe that our competitive strengths include the following:

•
Independent Board of Directors.  Shareholders of Series A-1 common shares will benefit from the oversight provided by an independent board of directors with extensive experience in the real estate, equity and debt markets.

•
Experienced Management Team and Advisors.  Holders of Series A-1 common shares will benefit from the administrative services of ETRE Asset Management, LLC, our Administrative Agent, a subsidiary of ETRE, its experienced management team and the asset management services of the Asset Manager, an affiliate of Fortis.

•
Investor Accessibility.  Series A-1 common shares provide accessibility for individual investors to own interests in a high-quality, single-property commercial real estate asset in the form of a listed public security.

•	Investor Liquidity. We have applied to have our Series A-1 common shares listed on the NASDAQ under the symbol "ESSF" in order to provide liquidity to holders of our Series A-1 common shares.

•
Economies of Scale Model.  Our Administrative Agent will oversee our SEC reporting and compliance obligations, including as each relates to the A-1 Series, and will provide similar or additional functions for the Other Property Series, achieving economies of scale for each of the Series.

Our Financing Strategy
The Property is currently subject to a first mortgage loan, or the loan, in the principal amount of $775.0 million that was provided by Wachovia Bank National Association and UBS Real Estate Investments, Inc. in December 2006. The loan provides for interest-only payments of approximately $3.7 million each month for 10 years, bears interest at a fixed rate of 5.66% per annum and has a maturity date of January 11, 2017.  We intend for the Property Owner to refinance the loan prior to the scheduled maturity. The loan allows for defeasance prior to December 1, 2016, subject to the terms and conditions of defeasance under the loan agreement. During the three months prior to the maturity of the loan, prepayment is permitted in whole, but not in part, without defeasance or a prepayment penalty, as of the last day of the interest accrual period in which such prepayment is being made upon not less than 30, and not more than 90, day's prior written notice.
Although our governing documents contain limitations related to certain types of debt financing and cross-subsidiary guarantees, in general, these limitations do not limit the amount of indebtedness that the A-1 Series may incur, directly or through the Property A-1 Subsidiary and its subsidiaries.  We expect for the A-1 Series to maintain a flexible capital structure and intend to target a ratio of outstanding indebtedness to the A-1 Series' total assets of between 50% and 70%.  Our board of directors will periodically review this target and may modify or eliminate it without the approval of holders of our Series A-1 common shares.
We will consider a number of factors when evaluating the A-1 Series' level of indebtedness and making financial decisions, including, among others, the following:

•	the interest rate of the proposed financing;

•	the extent to which the financing impacts the flexibility of the Asset Manager to manage the Property;

•	prepayment penalties, defeasance and restrictions on refinancing;

•	our long-term objectives with respect to the financing;

•	the A-1 Series' target investment returns;

•	the ability of the Property to generate cash flow sufficient to cover budgeted capital expenditures, tenant improvements and expected debt service payments;

•	our overall level of consolidated indebtedness;

•	timing of debt maturities;

•	provisions that require recourse;

•
corporate credit ratios, including debt service or fixed charge coverage, debt to earnings before interest, taxes, depreciation and amortization, or EBITDA, debt to total market capitalization and debt to undepreciated assets; and

•	the overall ratio of fixed- and variable-rate debt.

Summary Risk Factors
An investment in our Series A-1 common shares involves various risks.  You should consider carefully the risks discussed below and under "Risk Factors" before purchasing our Series A-1 common shares.  If any of the following risks occur, the business, financial condition or results of operations of the A-1 Series could be materially and adversely affected.  In that case, the trading price of our Series A-1 common shares could decline, and you may lose some or all of your investment.

•	The A-1 Series will hold an interest in a single property, a non-diversified investment.

•
All of the Property's revenue is derived from a single tenant and the A-1 Series' financial condition, results of operations and ability to make distributions may be materially and adversely affected by a lease termination by this single tenant or a downturn in the business of this single tenant or its guarantor.

•	We are employing a novel business model, which may make an investment in the A-1 Series difficult to evaluate as it is unique to the real estate industry.

•
We, the Asset Manager and the Fortis General A-1 Partner may not be able to successfully operate the Property or generate sufficient operating cash flows to make or sustain distributions to the holders of our Series A-1 common shares.

•
If the A-1 Series is unable to timely complete the contribution transactions or at all, the A-1 Series will have no immediate designated use for substantially all of the net proceeds of this offering and the concurrent private placement and we may experience delays in locating and securing an attractive alternative investment and as a result, the A-1 Series will have incurred substantial expenses without the holders of our Series A-1 common shares realizing the expected benefits.

•	The A-1 Series' investment, leasing and other operational policies are subject to revision from time to time in our board's discretion, which could diminish shareholder returns below expectations.

•
The A-1 Series' debt service obligations could adversely affect its overall operating results, may jeopardize the A-1 Series' qualification as a REIT, and could adversely affect the ability of the A-1 Series to make distributions to the holders of our Series A-1 common shares and the market price of our Series A-1 common shares.

•
If the A-1 Series is unable to repay any of its debt obligations in the future, it may be forced to refinance debt or dispose of or further encumber the Property, which could adversely affect distributions to the holders of our Series A-1 common shares.

•
We depend on our Administrative Agent for the success of each Series and upon access to ETRE's investment professionals and contractors.  We may not find a suitable replacement for our Administrative Agent if the applicable administrative services agreements are terminated, or if key personnel leave the employment of ETRE or otherwise become unavailable to us.

•
The termination of the administrative services agreement related to the A-1 Series and the Property A-1 Subsidiary is generally limited to cause and certain disposition events related to the Property, which may make it difficult or costly to end our relationship with our Administrative Agent in respect of the A-1 Series and the Property A-1 Subsidiary.

•	Potential conflicts of interest may arise among our Administrative Agent and its affiliates, on the one hand, and our company and our shareholders, on the other hand.

•	The Property is located in Boston, Massachusetts, and adverse economic or regulatory developments in this area could materially and adversely affect the A-1 Series.

•
The terms of the limited partnership agreement of the Property A-1 Subsidiary will limit the A-1 Series' ability to take actions in respect of the Property's operations that are opposed by the Fortis General A-1 Partner.

•
We may be unable to renew the leases of the Property, lease vacant space or re-lease space on favorable terms or at all as the leases expire, which could materially and adversely affect the A-1 Series' financial condition, results of operations and cash flow.

•	The bankruptcy or insolvency of the Tenant may adversely affect the income produced by the Property.

•
We, the Asset Manager and the Fortis General A-1 Partner may not be able to control the A-1 Series' operating costs, or the A-1 Series' expenses may remain constant or increase, even if income from the Property decreases, causing the A-1 Series' results of operations to be adversely affected.

•
Our shareholders do not elect or vote on our board of directors or the managing member of our company and have limited ability to influence decisions regarding the businesses of the Series, including the A-1 Series.

•	The Series A-1 common shareholders will have limited voting rights and will be bound by a majority vote.

•
Limited partners of the Property A-1 Subsidiary may vote on dispositions of the Property, and the Lincoln Street Holdings Limited Partner Group may be able to control the outcome of any property disposition submitted to a vote of shareholders and unit holders.

•
Potential conflicts of interest may arise among the Fortis General A-1 Partner, the Asset Manager and their affiliates, on the one hand, and the A-1 Series and our Series A-1 common shareholders, on the other hand.

•
Potential conflicts of interest may arise with respect to certain transactions between the Lincoln Street Holdings Limited Partner Group, which will collectively own 100% of the Series A-1 OP units in the Property A-1 Subsidiary, on the one hand, and the A-1 Series and our Series A-1 common shareholders, on the other.

•
We have not established a minimum distribution payment level for the A-1 Series and the A-1 Series may be unable to generate sufficient cash flows from its operations to make distributions to holders of Series A-1 common shares at any time in the future.

•
Failure of each Series to be classified as a separate entity for U.S. federal income tax purposes could adversely affect the timing, amount and character of distributions to a holder of Series A-1 common shares.

•
The failure of the A-1 Series to qualify as a REIT would subject it to U.S. federal income tax and applicable state and local taxes, which would reduce the amount of cash available for distribution to holders of our Series A-1 common shares.

•	If the Property A-1 Subsidiary is treated as corporation for U.S. federal income tax purposes, the A-1 Series will cease to qualify as a REIT.

Our Administrative Services Agreement
Concurrently with the closing of this offering, the A-1 Series and the Property A-1 Subsidiary will enter into an administrative services agreement with our Administrative Agent, a wholly-owned subsidiary of ETRE Financial, LLC.  Pursuant to the terms of the administrative services agreement, our Administrative Agent will provide certain administrative and advisory services to the A-1 Series and the Property A-1 Subsidiary, as well as a management team and appropriate support personnel. These services include, among others, investor relations and shareholder communications functions for the A-1 Series and assisting the A-1 Series in preparing, reviewing and filing all reports required to be filed by it or us with the SEC, NASDAQ, the Internal Revenue Service and other regulatory agencies. See "Our Administrative Agent-Administrative Services Agreement."

Subject to the supervision and oversight of our board of directors, the Property Oversight Committee and the General A-1 Partners, our Administrative Agent will be responsible for, among other duties: performing financial, accounting and public reporting services. Our Administrative Agent may subcontract any or all of its responsibilities under the administrative services agreement.

Our Administrative Agent is expected to provide similar services for each of our Series and Property Subsidiaries, and we expect that each Series that we establish from time to time and the Property Subsidiary related to such Series will enter into an administrative services agreement on similar terms and conditions.
The administrative services agreement will have an indefinite term, but may be terminated by our Administrative Agent or the A-1 Series and the Property A-1 Subsidiary under certain circumstances. The A-1 Series and the Property A-1 Subsidiary may terminate the administrative services agreement with our Administrative Agent for cause at any time with 30 days prior written notice from our board of directors and the Fortis General A-1 Partner. Unsatisfactory financial performance of the Property does not constitute "cause" under the administrative services agreement.  See "Our Administrative Agent and the Administrative Services Agreement—Administrative Services Agreement."
In addition, the administrative services agreement with respect to the A-1 Series and the Property A-1 Subsidiary will be terminated following either: (a) a distribution to holders of, or redemption of, outstanding Series A-1 common shares in connection with a disposition of all or substantially all of the A-1 Series' interest in the Property A-1 Subsidiary, whether held directly or through subsidiaries of the A-1 Series, or the Property A-1 Subsidiary's interest in the Property, whether held directly or through subsidiaries of the Property A-1 Subsidiary, as described under "Description of Series A-1 Common Shares-Redemptions-Redemption in Connection with Sale of the Property A-1 Subsidiary or Property"; or (b) a redemption of outstanding Series A-1 common shares pursuant to our tender offer policy as described under "Description of Series A-1 Common Shares-Property Dispositions and Tender Offer Policy as to Series A-1 Common Shares" (which we refer to, in each case, as a "Property Sale").
 The following table summarizes the fees and expense reimbursements that the A-1 Series and the Property A-1 Subsidiary will pay to our Administrative Agent:

Type	Description	Payment
Administrative Services Fee	$1,730,000 one-time fee upon closing of this offering; $25,000 per quarter plus 1.00% of net operating income during the prior fiscal quarter.(1)	Upon closing of this offering; thereafter, quarterly in cash.
Administrative Sale Fee
1.00% of total capitalization at the end of the month immediately preceding a Property Sale.(2)
No administrative sale fee shall be payable to our Administrative Agent in respect of any Property Sale that occurs during the first year following the closing of this offering if the total consideration paid by the purchaser (including any indebtedness assumed by the purchaser) in connection with the disposition of the A-1 Series' interest in the Property A-1 Subsidiary or the Property or in respect of the Series A-1 common shares tendered pursuant to the purchase offer, tender offer or exchange offer related to such Property Sale, as applicable, is less than the aggregate cash contribution paid by the A-1 Series in connection with the acquisition of its general partner interest in the Property A-1 Subsidiary pursuant to the contribution transactions.
Following a Property Sale, in cash.
Expense reimbursement
The A-1 Series and the Property A-1 Subsidiary will pay all property-level fees, costs and expenses (other than those specifically required to be borne by our Administrative Agent under the administrative services agreement). However, to the extent our Administrative Agent advances the property-level fees, costs and expenses of the A-1 Series and the Property A-1 Subsidiary, the A-1 Series and the Property A-1 Subsidiary will reimburse our Administrative Agent for such fees, costs and expenses.
Monthly in cash.

(1)For purposes of calculating the quarterly administrative services fee, net operating income means the A-1 Series' net income during the fiscal quarter (as determined in accordance with accounting principles generally accepted in the United States, or GAAP), plus (i) total depreciation and amortization, net interest expense and marketing, general and administrative expenses during such fiscal quarter, and (ii) one-time events pursuant to changes in GAAP and certain non-cash items during such fiscal quarter with the approval of a majority of our independent directors; provided, however, that, for so long as the A-1 Series' investment in the Property A-1 Subsidiary is accounted for under the equity method, net operating income shall mean the Property A-1 Subsidiary's net income during the applicable fiscal quarter (as determined in accordance with GAAP), plus (i) total depreciation and amortization, net interest expense and marketing, and general and administrative expenses during such fiscal quarter, and (ii) one-time events pursuant to changes in GAAP and certain non-cash items during such fiscal quarter with the approval of the General A-1 Partners.
(2)For purposes of calculating the administrative sale fee, total capitalization is equal to the sum of the A-1 Series' total debt, members' capital, retained earnings and noncontrolling interests in the Property A-1 Subsidiary; provided, however, that, for so long as the A-1 Series' investment in the Property A-1 Subsidiary is accounted for under the equity method, total capitalization shall be calculated as if the Property A-1 Subsidiary were a consolidated subsidiary of the A-1 Series.

Our Structure
Overview
We were formed as a Delaware series limited liability company on April 22, 2013. The A-1 Series, a separate Series of our company, was established on February 13, 2014 to allow persons who acquire Series A-1 common shares in this offering to own an indirect interest in the Property. We intend for the A-1 Series to elect and qualify to be taxed as a REIT under the Internal Revenue Code commencing with its taxable year ending December 31, 2015.
In accordance with the Delaware LLC Act, the A-1 Series is, and each other Series we may establish in the future will be, a separate Series and not itself a separate legal entity.  Section 18-215(b) of the Delaware LLC Act provides that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable only against the assets of such Series and not against the assets of the limited liability company generally or any other Series.  Accordingly, the assets of the A-1 Series include only its interest in the Property and the other assets held by the A-1 Series, including funds delivered for the purchase of Series A-1 common shares.
In addition, Section 18-215(c) of the Delaware LLC Act provides that a series established in accordance with Section 18-215(b) may carry on any lawful business, purpose or activity, other than the business of banking, and has the power and capacity to, in its own name, contract, hold title to assets (including real, personal and intangible property), grant liens and security interests, and sue and be sued.  We intend to have each Series, including the A-1 Series, invest in a separate Property Subsidiary that will hold the interests in the property to which such Series relates, and for each Series to otherwise conduct its business, enter into contracts and hold title to assets in its own name to the extent such activities are not undertaken through the applicable Property Subsidiary.
The Property is currently owned directly by the Property Owner, a direct subsidiary of Lincoln Street Mezz, LLC. On March 27, 2015, the A-1 Series executed a contribution agreement with Lincoln Street Mezz, LLC and Lincoln Street Holdings, LLC, the parent company of Lincoln Street Mezz, LLC. This contribution agreement provides for the contribution of substantially all of the net proceeds of this offering and the concurrent private placement by the A-1 Series to Lincoln Street Mezz, LLC in exchange for 48.87% of the outstanding equity interests of Lincoln Street Mezz, LLC, subject to adjustments set forth in the contribution agreement. In connection with this contribution, Lincoln Street Mezz, LLC will distribute the net proceeds of this contribution to Lincoln Street Holdings, LLC and will convert from a limited liability company into a limited partnership and become the Property A-1 Subsidiary. In addition, the A-1 Series, Lincoln Street Manager, LLC, an affiliate of Fortis, and Lincoln Street Holdings, LLC will then enter into the limited partnership agreement for the Property A-1 Subsidiary pursuant to which the A-1 Series will be admitted as a general partner (in such capacity, the REIT General A-1 Partner), the Lincoln Street Manager, LLC will also be admitted as a general partner (in such capacity, the Fortis General A-1 Partner) and Lincoln Street Holdings, LLC will be admitted as a limited partner (in such capacity, the Limited A-1 Partner). We refer to these transactions, collectively, as the contribution transactions.
Upon the completion of this offering, the concurrent private placement and the contribution transactions, the A-1 Series, as the REIT General A-1 Partner, will own a 48.87% partnership interest in the Property A-1 Subsidiary as a general partner and Lincoln Street Holdings, LLC, as the Limited A-1 Partner, will own 12,066,667 Series A-1 OP units, which will represent a 51.13% partnership interest in the Property A-1 Subsidiary as a limited partner. The partnership interests of the REIT General A-1 Partner and the Limited A-1 Partner will together represent all of the outstanding economic interests in the Property A-1 Subsidiary. The Fortis General A-1 Partner will not have an economic interest in the Property A-1 Subsidiary. Under the limited partnership agreement of the Property A-1 Subsidiary, the A-1 Series will receive preferential distributions equal to an annualized distribution of 5% of the initial public offering price in this offering on each outstanding Series A-1 common share before distributions are paid to the limited partners.

The following chart shows our anticipated structure immediately after giving effect to this offering, the concurrent private placement and the contribution transactions:

ETRE Financial, LLC(3)
Managing Member
(100%)
Independent directors(1)
Public Series A-1 common shareholders(2)
Public common shareholders of future Series
48.72% of overall voting power
99.7% of Series A-1 common shares
ETRE Asset Management, LLC(3) (Administrative Agent)
Administrative Services Agreement
ETRE REIT, LLC (the Company)
Lincoln Street Holdings, LLC (6) (Limited A-1 Partner)
Limited partner Interest (51.13%)(5)(7)
Lincoln Street Manager, LLC (Fortis General A-1 Partner)
General partner Interest (0%)(7)
A-1 Series (REIT General A-1 Partner)
Future Series(4)
General partner interest (48.87%) (7)
ETRE Property A-1, LP (formerly Lincoln Street Mezz, LLC) (Property A-1 Subsidiary)
Future Property Subsidiaries(4)
Lincoln Street Property Owner, LLC (Property Owner)
One Lincoln Street (Property)
Future Properties

_______________

(1)
Reflects an aggregate of 2,000 restricted Series A-1 common shares to be granted our independent directors upon the completion of this offering and the concurrent private placement under our 2015 Non-Management Director Compensation Plan, or the 2015 Director Plan.

(2)
After giving effect to this offering and the concurrent private placement, approximately 48.72% of the Series A-1 common shares outstanding initially will be held by public investors in this offering. Our Administrative Agent will hold 0.14% of the Series A-1 common shares and our independent directors will hold the balance.

(3)
ETRE Financial, LLC is the managing member of our company, and is the managing member, and controls 100%, of ETRE Asset Management, LLC, our Administrative Agent. ETRE Financial, LLC is partially owned and controlled by its founding members, Paul Frischer and Jesse Stein, who also serve as President and Chief Executive Officer and Chief Operating Officer and Secretary of our company, respectively, and Scott Panzer, who serves as a director of our company. Mr. Frischer, Mr. Stein, and Mr. Panzer represent a majority of the members of the Board of Managers of ETRE Financial LLC. Concurrently with the completion of this offering, we will sell 33,333 Series A-1 common shares in a concurrent private placement to our Administrative Agent at a price per share equal to the public offering price per share in this offering.

(4)
We intend to establish additional Series in the future to hold interests in other real properties.  The Series A-1 common shares being sold in this offering will not represent interests in any such future Series.

(5)
The 12,066,667 Series A-1 OP units held by the Limited A-1 Partner may be tendered by the Limited A-1 Partner for cash or, at the option of the A-1 Series, may be exchanged for Series A-1 common shares on a one-for-one basis, subject to certain adjustments, after (a) such units have been outstanding for six months and (b) the earlier of (i) the refinancing of the loan that currently encumbers the Property, which is expected to occur prior to January 11, 2017, or (ii) January 11, 2017.

(6)	The Limited A-1 Partner is owned by Lincoln Street Investors, LLC, RCG State Street Boston I, LLC and RCG State Street Boston II, LLC. Lincoln Street Investors, LLC is an affiliate of Fortis.

(7)
The Limited A-1 Partner has a 51.13% economic interest in the Property A-1 Subsidiary, and the REIT General A-1 Partner has a 48.87% economic interest in the Property A-1 Subsidiary. The Fortis General A-1 Partner has no economic interest in the Property A-1 Subsidiary.

(8)	The Fortis General A-1 Partner is an affiliate of Fortis.

(9)	The Asset Manager is an affiliate of Fortis.

Following the contribution transactions, it is expected that the Limited A-1 Partner will distribute its Series A-1 OP units to the Limited A-1 Partner Owners, which will distribute the Series A-1 OP units to their respective members, subject to the transfer restrictions set forth in the limited partnership agreement of the Property A-1 Subsidiary.
Distribution Rights of the REIT General A-1 Partner and the Limited A-1 Partner
Under the limited partnership agreement of the Property A-1 Subsidiary, the A-1 Series, in its capacity as the REIT General A-1 Partner, will receive preferential distributions equal to an annualized distribution of 5% of the initial public offering price in this offering on each outstanding Series A-1 common share before distributions are paid to the holders of the Series A-1 OP units.

Redemption Rights of Series A-1 OP Units
Series A-1 OP units in the Property A-1 Subsidiary may be tendered for cash or, at the option of the A-1 Series, may be exchanged for Series A-1 common shares on a one-for-one basis, subject to certain adjustments, after (a) such units have been outstanding for six months and (b) the earlier of (i) the refinancing of the loan that currently encumbers the Property, which is expected to occur prior to January 11, 2017, or (ii) January 11, 2017.
Voting Rights of Series A-1 OP Units
Series A-1 OP units generally will not carry a right to vote on any matter voted on by our Series A-1 common shareholders, except that (as described in more detail below) the holders of Series A-1 OP units issued in the contribution transactions will be entitled to vote, along with our Series A-1 common shareholders as a single class, on any proposal to dispose of all or substantially all of the A-1 Series' interest in the Property A-1 Subsidiary or the Property A-1 Subsidiary's interest in the Property. These voting rights have been designed to be equivalent to the voting rights these unit holders would hold if all Series A-1 OP units held by them were exchanged for our Series A-1 common shares.
The Governance Blueprint of the A-1 Series
Overview
Our Company and the A-1 Series
Our operating agreement vests most decisions relating to the A-1 Series and its business, affairs and operations in our board of directors, including decisions relating to its investment in the Property A-1 Subsidiary, decisions related to equity and debt financing and decisions related to our Administrative Agent and the Asset Manager. ETRE Financial, LLC, as the managing member of our company, will have the sole right to nominate, elect and remove the members of our board of directors. Other than our Series A-1 common shareholders participating, together with Series A-1 OP unit holders, in decisions relating to dispositions of the Property, entity level dispositions of the Property A-1 Subsidiary and its subsidiaries and tender offers as described below under "—Board Flexibility and Shareholder Influence Over Property Dispositions", the Series A-1 common shareholders will have limited voting rights and influence over such decisions.
The Property A-1 Subsidiary
Under the limited partnership agreement of the Property A-1 Subsidiary, Lincoln Street Manager, LLC will serve as the Fortis General A-1 Partner and the A-1 Series will serve as the REIT General A-1 Partner of the Property A-1 Subsidiary.
Pursuant to the terms of the limited partnership agreement, for so long as the Lincoln Street Holdings Limited Partner Group owns at least 25% of the combined issued and outstanding Series A-1 OP units and Series A-1 common shares, the Fortis General A-1 Partner, generally, will manage the day to day business, affairs and operations of the Property A-1 Subsidiary and the Property.
The A-1 Series, as the REIT General A-1 Partner, will have the right to approve certain major decisions with respect to the Property A-1 Subsidiary and the Property. These major decisions relate to, among other things, indebtedness (including the refinancing of the existing loan that encumbers the Property, subject to certain exceptions), expenditures, legal proceedings, tenant bankruptcies, leases, zoning matters, easements, environmental matters and insurance. We have structured the terms of the limited partnership agreement in this manner in order to provide both the A-1 Series and the Property's current owners (for so long as they continue to maintain a significant ownership interest in the Property) with a voice in the management of the Property's operations.
In addition, the REIT General A-1 Partner has authority over, among other things, the disposition of the Property or the Property Owner (subject to the approval rights of the holders of our Series A-1 common shares and the Series A-1 OP units issued in the contribution transactions as described in more detail below), the issuance of securities and additional capital contributions (subject to the consent of the Fortis General A-1 Partner) and actions related to the A-1 Series' REIT qualification.
In addition, the limited partnership agreement of the Property A-1 Subsidiary will provide the Fortis General A-1 Partner with certain additional rights that will expire upon the refinancing of the loan that currently encumbers the Property. The purpose of these additional provisions is to avoid triggering any potential default under or acceleration of the Property's existing loan.
The Property Oversight Committee
Our operating agreement will establish a Property Oversight Committee which will consist of five members. The Property Oversight Committee will initially be comprised of Scott Panzer, John Gregorits, Jay Anderson, Joseph Capezza and Jonathan Landau, each of whom, other than Mr. Landau is a director of our company.

The Property Oversight Committee will be established to resolve potential disputes between the Fortis General A-1 Partner and its affiliates, on the one hand and the A-1 Series and its affiliates, on the other hand. Specifically, the Property Oversight Committee will have the authority to make the final determination as to whether any action constituting a major decision that requires the REIT General A-1 Partner's approval and on which the General A-1 Partners disagree shall be taken. In addition, the Property Oversight Committee will also have the authority to make the final determination as to whether any securities issuance that requires the Fortis General A-1 Partner's consent and on which the General A-1 Partners disagree shall occur.
Prior to the refinancing of the existing loan that encumbers the Property, in the event there is a disagreement between the REIT General A-1 Partner and the Fortis General A-1 Partner, the REIT General A-1 Partner and the Fortis General A-1 Partner may jointly refer a major decision or securities issuance to the Property Oversight Committee for resolution and the Fortis General A-1 Partner may unilaterally refer a major decision or a securities issuance to the Property Oversight Committee for resolution. From and after the refinancing of the existing loan, either General A-1 Partner may refer a major decision or securities issuance to the Property Oversight Committee for a binding resolution of the matter.
Impact of Governance on Certain Transactions
As a consequence of this governance arrangement, the following transactions will require the following consents and approvals to be consummated:

•
Sales of Additional Securities. The issuance of additional securities associated with the A-1 Series will require the approval of our board of directors. In addition, although the REIT General A-1 Partner generally has the authority to cause the Property A-1 Subsidiary to issue additional securities, prior to the refinancing of the existing loan that encumbers the Property, subject to certain limited exceptions, the REIT General A-1 Partner will not be able to permit the Property A-1 Subsidiary or its subsidiaries to issue additional securities or our company to issue additional securities associated with the A-1 Series without the consent of the Fortis General A-1 Partner. These exceptions include the issuance of securities to prevent an imminent foreclosure of the existing loan on the Property.

Furthermore, following the refinancing of the existing loan that encumbers the Property, the REIT General A-1 Partner will not be able to permit the Property A-1 Subsidiary or its subsidiaries to issue additional securities or our company to issue additional securities associated with the A-1 Series without the consent of the Fortis General A-1 Partner. . However, if the Fortis General A-1 Partner does not provide its consent, the REIT General A-1 Partner will nevertheless be entitled to cause the Property A-1 Subsidiary or its subsidiaries to issue additional securities or our company to issue additional securities associated with the A-1 Series with the approval of the Property Oversight Committee.

•
Refinancing of the Existing Loan. The incurrence of additional debt by the Property A-1 Subsidiary or its subsidiaries is a major decision that requires the approval of the REIT General A-1 Partner. However, the Fortis General A-1 Partner is authorized to unilaterally cause the Property A-1 Subsidiary and its subsidiaries to refinance the loan in the event a material claim or liability arises for the existing guarantors of the loan and the Property A-1 Subsidiary has not reserved an amount to fully reimburse such claim or liability.

•
Property Operations. In general, the Fortis General A-1 Partner will have the authority to manage the operations of Property, subject to the REIT General A-1 Partner's right to approve certain major decisions with respect to the Property.

•
Sale of the Property or the Property Owner. Dispositions of the Property and the Property Owner will require the approval of our board of directors and the approval of the Series A-1 common shares and the Series A-1 OP units issued in the contribution transactions voting together on the matter, as described below under "—Board Flexibility and Shareholder Influence Over Property Dispositions". These dispositions will not require the separate consent of the Fortis General A-1 Partner.

Board Flexibility and Shareholder Influence Over Property Dispositions
We have structured the terms of our operating agreement and our Series A-1 common share tender offer policy to give our board of directors flexibility in structuring disposition transactions and to give holders of our Series A-1 common shares and holders of Series A-1 OP units an important role in property dispositions.
Property Dispositions and Tender Offer Policy as to Series A-1 Common Shares
Dispositions of the Property and entity level dispositions of the Property A-1 Subsidiary and its subsidiaries require the approval of our board of directors, together with holders of more than 50% of the Series A-1 common shares and the Series A-1 OP units issued in the contribution transactions (excluding any Series A-1 OP units held by the A-1 Series and certain affiliates) voting together on the matter; provided, however, that, for so long as the A-1 Series' partnership interest in the Property A-1 Subsidiary represents less than a majority of the outstanding partnership interests, the required approval threshold for the holders of Series A-1 common shares and Series A-1 OP units will be equal to the A-1 Series' partnership interest in the Property A-1 Subsidiary. Accordingly, following the completion of this offering, the concurrent private placement and the contribution transactions, the required approval threshold will be equal to 48.87% of the Series A-1 common shares and Series A-1 OP units voting together. The necessary vote to effect such a disposition may be met by any combination of holders of Series A-1 common shares or Series A-1 OP units. We also expect our board of directors will approve dispositions of the Property and entity level dispositions of the Property A-1 Subsidiary and/or its subsidiaries based on its determination, subject to its fiduciary duties to the A-1 Series and the holders of our Series A-1 common shares, that the disposition is advisable and in the best interests of the A-1 Series and such holders of the Series A-1 common shares.

Our tender offer policy as to the Series A-1 common shares provides that our board of directors will reject any third‑party purchase offer, tender offer or exchange offer in respect of the Series A-1 common shares unless such offer is accompanied by an offer to the holders of the Series A-1 OP units (other than the A-1 Series and certain affiliates) that offers such holders consideration per Series A-1 OP unit that is substantially equivalent in value (as determined by our board of directors) to the consideration per share offered to the holders of the Series A-1 common shares.
In addition, our tender offer policy as to Series A-1 common shares provides that, in connection with any third‑party purchase offer, tender offer or exchange offer in respect of the Series A-1 common shares and the Series A-1 OP units that has been accepted by the holders of 75% or more of the aggregate outstanding Series A-1 common shares and Series A-1 OP units (excluding any Series A-1 OP units held by the A-1 Series and certain affiliates), our board of directors will, subject to its fiduciary duties to the A-1 Series and the holders of our Series A-1 common shares, cooperate with the successful offeror in order to facilitate the completion of the third‑party purchase offer, tender offer or exchange offer, as applicable, subject to such conditions as our board of directors may determine are necessary to enable the A-1 Series to continue to qualify as a REIT, unless our board of directors determines that our continuing qualification as a REIT is no longer in the best interests of the A-1 Series and the holders of our Series A-1 common shares.  Subject to the conditions described above, following the completion of the third‑party purchase offer, tender offer or exchange offer in respect of the Series A-1 common shares and the Series A-1 OP units that have been accepted by the holders of 75% or more of the aggregate outstanding Series A-1 common shares and Series A-1 OP units (excluding any Series A-1 OP units held by the A-1 Series and certain affiliates), we will effect a redemption as described under "—Redemption in Exchange for Interests of the Property A-1 Subsidiary at Option of our Board of Directors."
In connection with the consummation of the redemptions described above, we will delist the Series A-1 common shares from the NASDAQ or other national securities exchange on which the shares are then listed.
This tender offer policy may be amended, modified or rescinded only by the unanimous approval of our board of directors.
Immediately following the completion of this offering, the concurrent private placement and the contribution transactions, there will be 11,535,333 Series A-1 common shares and 12,066,667 Series A-1 OP units outstanding, and holders of our Series A-1 common shares will own 48.87% and holders of Series A-1 OP units will own 51.13% of the total combined outstanding Series A-1 common shares and Series A-1 OP units.
The ability to consummate such dispositions or redemptions may be restricted by the terms of the A-1 Series' outstanding indebtedness, the terms of the office lease for the Property and the rights of the holders of Series A-1 OP units under the limited partnership agreement of the Property A-1 Subsidiary.

Redemption in Exchange for Interests of the Property A-1 Subsidiary at Option of our Board of Directors.
Our operating agreement provides that we may, at any time, redeem all outstanding Series A-1 common shares in exchange for equity interests in the Property A-1 Subsidiary, a subsidiary of the Property A-1 Subsidiary and/or any other subsidiary of the A-1 Series. The purpose of this provision is to provide our board of directors with a means by which it can spin off a subsidiary that is a direct or indirect owner of the Property to holders of the Series A-1 common shares. In connection with any such spin-off, we may first convert the applicable spin-off subsidiary into a REIT for U.S. federal income tax purposes or into a Delaware statutory trust, including an entity that has an operating partnership subsidiary.  Our board of directors may in the future seek to effect such a redemption if our board of directors determines it is no longer in the best interests of our company or the A-1 Series for the Property to be within our company, including in situations where ownership of the Property may adversely affect the REIT status of the A-1 Series.  In addition, as described above under "—Property Dispositions and Tender Offer Policy as to Series A-1 Common Shares," our policy is to seek to effect such a redemption following certain tender offers in respect of the Series A-1 common shares and/or the Series A-1 OP units.
Redemption in Connection with Sale of the Property A-1 Subsidiary or Property.
Our operating agreement provides that in the event of a sale, transfer, assignment or other disposition in a transaction or series of related transactions of all or substantially all of the A-1 Series' interest in the Property A-1 Subsidiary, whether held directly or through subsidiaries of the A-1 Series, or the Property A-1 Subsidiary's interest in the Property, whether held directly or through subsidiaries of the Property A-1 Subsidiary, we are generally required to take one of the following actions, as determined by our board of directors in its sole discretion:

•	Declare and pay a distribution in cash and/or in securities or other property to holders of the outstanding Series A-1 common shares;

•	Redeem outstanding Series A-1 common shares in exchange for cash and/or securities or other property; or

•	Take a combination of the above actions.
For additional information, see "Description of Series A-1 Common Shares—Redemptions—Redemption in Connection with Sale of the Property A-1 Subsidiary or Property."
Annual Review of Corporate Governance Structure
As part of our efforts to continuously monitor and improve the corporate governance profile applicable to the A-1 Series, the nominating and corporate governance committee of our board of directors, which is comprised solely of independent directors, will, on an annual basis, conduct a review of the corporate governance structure impacting the A-1 Series, taking into account, among other factors, the corporate governance structure and approaches applicable to other Series.  In addition, where the nominating and corporate governance committee determines that changes to the corporate governance structure applicable to the A-1 Series are appropriate and in the best interests of the holders of our Series A-1 common shares, the committee will recommend such changes to our board of directors for adoption and, if required, for approval of the holders of our Series A-1 common shares.

Conflicts of Interest
Conflicts of interest exist and may arise in the future as a result of the relationships between our Administrative Agent and its affiliates (including ETRE Financial, LLC, the managing member of our company), on the one hand, and us, each Series and our shareholders, on the other hand.
Our operating agreement provides that the real property, affairs and business of each Series, including the A-1 Series, will be managed under the direction of our single board of directors.  ETRE Financial, LLC, as the managing member of our company, will have the sole right to nominate, elect and remove the members of our board of directors.  Accordingly, shareholders will have no right to nominate, elect or remove members of our board of directors and the managing member will have complete discretion in nominating, electing or removing members of our board of directors.
We do not expect to have any employees and we will rely completely on our Administrative Agent to provide each Series and the Property Subsidiary, including the A-1 Series and the Property A-1 Subsidiary, with administrative and certain advisory services.  The administrative services agreement with our Administrative Agent related to the A-1 Series and the Property A-1 Subsidiary was prepared by related parties and its terms, including fees, expense reimbursements and other amounts payable to our Administrative Agent, may not be as favorable to the A-1 Series and the Property A-1 Subsidiary as if the agreement had been negotiated at arm's length between unaffiliated third parties.
Certain of our officers and directors also serve or may serve as officers, directors or employees of ETRE as well as other ETRE sponsored vehicles and other companies unaffiliated with ETRE.  Accordingly, the ability of these persons to engage in other business activities may reduce the time they spend managing our business, including the business of the A-1 Series.  In addition, these persons may have obligations to those entities, the fulfillment of which might not be in the best interests of us, any Series or any of our shareholders.
Moreover, our officers and directors will serve as officers and directors for, and our Administrative Agent and ETRE's personnel will provide similar services to, any other Series we establish in the future.  The A-1 Series and any other Series we establish in the future may have overlapping investment strategies and objectives, and our board of directors, our officers and our Administrative Agent may face conflicts of interest in allocating sale, financing, leasing and other business opportunities among the real properties owned by the different Series.  To help alleviate any perceived or actual conflicts of interest, our board of directors has adopted an inter-series relationship, conflicts of interest and opportunity allocation policy (which we refer to as the "Inter-Series Policy"), which is administered by our Administrative Agent and has been designed to govern the operating relationships among the Series, address conflicts of interest among the Series and promote the fair allocation of sale, financing, leasing and other business opportunities among the real properties owned by the different Series.  See "Management—Inter-Series Relationship, Conflicts of Interest and Opportunity Allocation Policy."  The Inter-Series Policy provides our Administrative Agent with significant flexibility with respect to its ability to make decisions and pursue actions involving conflicts of interest among the Series.  Given the significant flexibility afforded our Administrative Agent to resolve such conflicts of interest, our Administrative Agent may resolve conflicts of interests pursuant to the Inter-Series Policy in a manner that holders of Series A-1 common shares may not believe to be in their best interests or in the best interests of the A-1 Series.  Neither holders of our Series A-1 common shares, the A-1 Series, the Property A-1 Subsidiary, nor the General A-1 Partners will have any recourse against our Administrative Agent if our Administrative Agent satisfies its obligations under the administrative services agreement with the A-1 Series and the Property A-1 Subsidiary.
The nominating and corporate governance committee of our board of directors, which is comprised solely of independent directors, will review specific matters that our Administrative Agent believes may involve conflicts of interest and that are not otherwise addressed by the Inter-Series Policy.  These conflicts of interest may include conflicts between the interests of our company or any Series, on the one hand, and the interests of our Administrative Agent and its affiliates, on the other hand.  The nominating and corporate governance committee will determine whether the resolution of any conflict of interest submitted to it is fair and reasonable to us and our shareholders.  If our Administrative Agent obtains such approval of any matter, such matter will be conclusively deemed to be fair and reasonable to us and our shareholders and not a breach by us of any duties that we may owe to our shareholders.
We do not have a policy that expressly prohibits our directors, officers, security holders or affiliates from engaging for their own account in business activities of the types conducted by us.  However, our code of business conduct and ethics prohibits our directors and executive officers, as well as employees of our Administrative Agent or ETRE who provide services to us, from engaging in any transaction that involves an actual conflict of interest with us and that is not otherwise addressed by the Inter-Series Policy without the approval of the nominating and corporate governance committee.
In addition, the Fortis General A-1 Partner, the Lincoln Street Holdings Limited Partner Group and their respective affiliates may have interests, including economic interests, that are materially different than the interests of our Series A-1 common shareholders. In particular, upon the completion of this offering, the concurrent private placement and the contribution transactions, the Lincoln Street Holdings Limited Partner Group will own Series A-1 OP units in the Property A-1 Subsidiary, but will not own any of our Series A-1 common shares. Moreover, the Fortis General A-1 Partner, as the general partner managing the day-to-day business, affairs and operations of the Property A-1 Subsidiary and the Property, will be able to exert significant influence on the Property A-1 Subsidiary, and the Lincoln Street Holdings Limited Partner Group, through the voting rights and our tender offer policy described in more detail above, will be able to exert significant influence over Property dispositions and third party purchase offers in respect of our Series A-1 common shares. One of the Limited A-1 Partner Owners, Lincoln Street Investors, LLC, is an affiliate of the Fortis General A-1 Partner, the Asset Manager and Fortis, and the other two Limited A-1 Partner Owners, RCG State Street Boston I, LLC and RCG State Street Boston II, LLC, are managed by a fund for which Jay Anderson, one of our director nominees, serves as one of the managing members of the fund's general partner. The differing interests of the Fortis General A-1 Partner and the Lincoln Street Holdings Limited Partner Group could create conflicts of interest when the A-1 Series, on the one hand, and the Fortis General A-1 Partner or the Lincoln Street Holdings Limited Partner Group, on the other hand, are faced with decisions that could have different implications for the Fortis General A-1 Partner or the Lincoln Street Holdings Limited Partner Group and the A-1 Series.

REIT Qualification
In connection with this offering, we intend for the A-1 Series to elect and qualify to be taxed as a REIT under the Internal Revenue Code commencing with its taxable year ending December 31, 2015.  We believe that the A-1 Series has been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that its intended manner of operation will enable it to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 2015 and thereafter. To qualify as a REIT, the A-1 Series must meet on a continuing basis, through its organization and actual investment and operating results, various requirements under the Internal Revenue Code relating to, among other things, the sources of its gross income, the composition and values of its assets, its distribution levels and the diversity of ownership of its shares.  If the A-1 Series fails to qualify as a REIT in any taxable year and does not qualify for certain statutory relief provisions, it will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which it failed to qualify as a REIT.  Even if the A-1 Series qualifies for taxation as a REIT, it may be subject to certain U.S. federal, state and local taxes on its income or property.  Any distributions paid by the A-1 Series generally will not be eligible for taxation at the preferential U.S. federal income tax rates that currently apply to certain distributions received by individuals from taxable corporations.
Restrictions on Ownership of our Series A-1 Common Shares
To assist the A-1 Series in qualifying as a REIT, our operating agreement, subject to certain exceptions, contains restrictions on the number of Series A-1 common shares and the number of shares of the A-1 Series that a person may own.  Our operating agreement provides that generally no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, either more than 9.8% in value or in number of Series A-1 common shares, whichever is more restrictive, of the outstanding Series A-1 common shares, or more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of the A-1 Series.  Our board of directors may, in its sole discretion, waive the 9.8% ownership limit with respect to a particular holder of Series A-1 common shares; provided, however, that our board of directors may only waive the 9.8% ownership limit after it is presented with evidence satisfactory to it that such ownership will not then or in the future jeopardize the A-1 Series' qualification as a REIT.
Our operating agreement also prohibits any person from, among other things:

•
beneficially or constructively owning Series A-1 common shares that would result in the A-1 Series being "closely held" under Section 856(h) of the Internal Revenue Code, or otherwise cause the A-1 Series to fail to qualify as a REIT; and

•	transferring our Series A-1 common shares if such transfer would result in our Series A-1 common shares being owned by fewer than 100 persons.
In addition, our operating agreement provides that any ownership or purported transfer of our Series A-1 common shares in violation of the foregoing restrictions will result in the shares so owned or transferred being automatically transferred to a charitable trust for the benefit of a charitable beneficiary and the purported owner or transferee acquiring no rights in such shares.  If a transfer to a charitable trust would be ineffective for any reason to prevent a violation of the restriction, the transfer resulting in such violation will be void from the time of such purported transfer.
Implications of being an Emerging Growth Company
We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and we intend to take advantage of certain exemptions from various disclosure and reporting requirements that are otherwise generally applicable to public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.  We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company.  We will cease to be an emerging growth company on the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (ii) December 31 of the fiscal year that we become a "large accelerated filer" as defined in Rule 12b‑2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the fair market value of our common shares that are held by non‑affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months, (iii) the date on which we have issued more than $1.0 billion in non‑convertible debt securities during the preceding three-year period or (iv) the end of the fiscal year following the fifth anniversary of our initial public offering.  We have irrevocably opted out of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards.  As a result, we will comply with new or revised accounting standards on the same time frames as other public companies that are not emerging growth companies.  If we take advantage of one or more of these exemptions, we do not know if investors will find our Series A-1 common shares or the common shares of any other Series we may establish in the future less attractive as a result.  If they do, there would likely be a less active trading market for our securities than would otherwise be the case.
Our Company Information
Our principal executive offices are located at 44 Wall Street, New York, New York, 10005.  Our telephone number is (212) 596-7225.

THE OFFERING

The Property..............................................	State Street Financial Center, a 36-story office tower, also known as One Lincoln Street, located in Boston, Massachusetts.
Series A-1 common shares offered by us	11,500,000 shares (plus up to an additional 1,150,000 shares that we may issue and sell upon the exercise of the underwriters' over-allotment option).
Series A-1 common shares and Series A-1 OP units to be outstanding after this offering and the concurrent private placement.....................................................	11,535,333 shares and 12,066,667 units.(1)
Use of proceeds............................................
We estimate that the aggregate net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses payable by us, and the concurrent private placement, without payment of any placement fee or underwriting discount, will be approximately $161.1 million (based on an offering price of $15.00 per share. We will allocate the net proceeds from this offering and the concurrent private placement exclusively to the A-1 Series, which, in connection with the contribution transactions, will use substantially all of the net proceeds of this offering and the concurrent private placement to acquire an indirect 48.87% interest in the Property, and the net proceeds of this contribution will be distributed to the current owners of the Property, who will retain an indirect 51.13% interest in the Property. The total transaction costs of this offering, the concurrent private placement and the contribution transactions to be paid by the A-1 Series consist of:

•_ __ _$155 million to be distributed to the current owners of the Property;
•__ __ approximately $4.7 million of closing costs related to this offering, the concurrent private placement and the contribution transactions; and
• _ _ _approximately $3.0 million to fund certain cash reserves associated with the existing loan on the Property
Distribution policy....................................
We intend for the A-1 Series to elect and qualify as a REIT under the Internal Revenue Code, commencing with its taxable year ending December 31, 2015. U.S. federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, excluding net capital gains and determined without regard to the dividends-paid deduction, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income. To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we intend for the A-1 Series to make regular quarterly distributions to holders of Series A-1 common shares out of legally available funds. In certain cases, due to differences in timing between the inclusion of income and the receipt of cash with respect to the Property, the A-1 Series may be required to borrow or make a taxable share distribution to the holders of Series A-1 common shares in order to satisfy the distribution requirement.

The current policy of the A-1 Series is to distribute all cash available for distribution other than reserves on a quarterly basis. We expect that the first distribution following this offering will be declared in respect of the second quarter of 2015. We cannot assure you that we will make any distributions to holders of our Series A-1 common shares. Any distributions made to holders of our Series A-1 common shares will be at the discretion of our board of directors and will depend upon the earnings and financial condition of the A-1 Series and the Property A-1 Subsidiary, maintenance of the A-1 Series' REIT qualification, restrictions on making distributions under Delaware law and such other factors as our board of directors deem relevant. See "Distribution Policy."

Proposed NASDAQ symbol...................	"ESSF"
Ownership and transfer restrictions ......
To assist the A-1 Series in qualifying as a REIT, our operating agreement, subject to certain exceptions, contains restrictions on the number of Series A-1 common shares and the number of shares of the A-1 Series that a person may own. Our operating agreement provides that generally no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, either more than 9.8% in value or in number of the Series A-1 common shares, whichever is more restrictive, of the outstanding Series A-1 common shares, or more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of the A-1 Series. See "Description of Series A-1 Common Shares—Operating Agreement and Bylaws-Restrictions on Ownership and Transfer."

Risk Factors.............................................	An investment in our Series A-1 common shares involves various risks. You should consider carefully the risks discussed below and under ‘‘Risk Factors’’ before purchasing our Series A-1 common shares.
____________
(1) Series A-1 OP units may be tendered for cash or, at the option of the A-1 Series, may be exchanged for Series A-1 common shares, subject to certain adjustments, after (a) such units have been outstanding for six months and (b) the earlier of (i) the refinancing of the loan that currently encumbers the Property, or (ii) January 11, 2017. As of the date of this prospectus, we have a total of 100 Series A-1 common shares outstanding, which were sold to Jesse Stein, one of our executive officers and an officer of ETRE Financial, LLC, in connection with the initial capitalization of the A-1 Series for total consideration of $1,000. At the closing of this offering, we will repurchase these shares from Mr. Stein for $1,000. Accordingly, the 100 Series A-1 common shares that we currently have outstanding are excluded from the number of Series A-1 common shares to be outstanding immediately after the closing of this offering. The number of Series A-1 common shares to be outstanding immediately after the closing of this offering also includes 33,333 Series A-1 common shares that our Administrative Agent has agreed to purchase in the concurrent private placement and an aggregate of 2,000 restricted Series A-1 common shares to be granted to our independent directors upon the completion of this offering and the concurrent private placement under our 2015 Director Plan, but excludes (i)1,150,000 Series A-1 common shares that we may issue and sell upon the exercise of the underwriters' overallotment option, and (ii) 12,066,667 Series A-1 common shares potentially issuable upon redemption of Series A-1 OP units. The number of Series A-1 OP units to be outstanding after the closing of this offering represents 12,066,667 Series A-1 OP units that will be held by the Limited A-1 Partner upon completion of this offering, the concurrent private placement and the contribution transactions.

RISK FACTORS
An investment in our Series A-1 common shares involves risks.  In addition to other information contained elsewhere in this prospectus, you should carefully consider the following risks before acquiring our Series A-1 common shares offered by this prospectus.  The occurrence of any of the following risks could materially and adversely affect the business, prospects, financial condition or results of operations of the A-1 Series, the ability of the A-1 Series to make cash distributions to the holders of Series A-1 common shares and the market price of our Series A-1 common shares, which could cause you to lose all or some of your investment in our Series A-1 common shares.  Some statements in this prospectus, including statements in the following risk factors, constitute forward‑looking statements.  See "Forward‑Looking Statements."
Risks Related to the Business of the A-1 Series
The A-1 Series will hold an interest in a single property, a non-diversified investment.
The A-1 Series will, through its 48.87% partnership interest in the Property A-1 Subsidiary, make an investment in a single property, a non-diversified investment.  We intend for the Property A-1 Subsidiary, through its subsidiaries, to own and operate only the Property.  The A-1 Series' return on its investment will depend on the revenues generated by the Property and the appreciation of the value of the Property over time.  These, in turn, are determined by such factors as national and local economic cycles and conditions in the commercial office market, the real estate market in Boston, Massachusetts, financial markets and the economy, competition from existing rental space as well as future additional space and government regulation (such as tax and building code charges).  The value of the Property may decline substantially after the A-1 Series purchases its interest in it.
All of the Property's revenue is derived from a single tenant and the A-1 Series' financial condition, results of operations and ability to make distributions may be materially and adversely affected by a downturn in the business of, or a lease termination by, this single tenant and its guarantor.
As of March 31, 2015, SSB Realty, LLC, a subsidiary of State Street Corporation, accounted for 100% of the Property's annualized revenue. Given that all of the Property's revenue is derived from this single tenant, the success of the Property is materially dependent on the financial stability of this tenant together with State Street Corporation, which is a joint and several guarantor of the Tenant's obligations under the leases. The Tenant and State Street Corporation may experience a material business downturn, and weakening of their financial condition, which could potentially result in their failure to make timely rental payments and/or a default under the office and garage leases. If the Tenant and State Street Corporation are unwilling or unable to perform their obligations under the office and garage leases and guaranties, the A-1 Series' revenues, results of operations, financial condition and liquidity could be materially and adversely affected. Lease payment defaults by the Tenant and State Street Corporation could cause the A-1 Series to reduce the amount of distributions it pays. A default of the Tenant and State Street Corporation on its lease payments to the A-1 Series would cause the A-1 Series to lose the revenue from the Property and force the A-1 Series to find an alternative source of revenue to meet its and its subsidiaries' outstanding indebtedness so that the A-1 Series could prevent a foreclosure on the Property. In the event of a default, the Property Owner may experience delays in enforcing its rights as landlord and may incur substantial costs in protecting the A-1 Series' investment and re-letting the property. If the office and garage leases with the Tenant are terminated or if the Tenant fails to renew its office and garage leases, there is no assurance that the A-1 Series will be able to lease the Property for the rent previously received or sell the Property without incurring a loss. A default by the Tenant and the failure of State Street Corporation, as guarantor, to fulfill its obligations or other premature termination of the office and garage leases or a failure of the Tenant to renew the office and garage leases, could have a material adverse effect on the A-1 Series' financial condition and its ability to pay distributions.
In addition, the Tenant relies on a sub-tenant to pay a portion of the rent covered by the leases. The Property Owner is not a party to the sublease agreement. In the event the sub-tenant does not perform under the terms of its sublease with the Tenant, the Tenant or State Street Corporation would be required to fulfill such obligations, which could have an adverse effect on the Tenant and State Street Corporation's ability to pay.
We are employing a novel business model, which may make an investment in the A-1 Series difficult to evaluate as it is unique to the real estate industry.
We were formed to permit public investment in commercial real estate on a single-asset basis.  We are unaware of any public REIT that is currently attempting to implement a single-asset strategy and, as a result, no peer companies exist.  We cannot predict the extent to which investor interest in the Property will lead to the development of an active trading market for our Series A-1 common shares on the NASDAQ or otherwise or how liquid that market might become.  Similarly, we cannot predict the extent to which we will be able to successfully offer to investors shares of the Series we intend to establish in the future and, accordingly, there may be no comparable publicly-traded companies or shares against which you will be able to evaluate the performance of the A-1 Series and our Series A-1 common shares.

We, the Asset Manager and the Fortis General A-1 Partner may not be able to successfully operate the Property or generate sufficient operating cash flows to make or sustain distributions to the holders of our Series A-1 common shares.

We expect the A-1 Series will complete the contribution transactions substantially concurrently with the completion of this offering and the concurrent private placement.  Following the completion of this contribution, we, the Asset Manager and the Fortis General A-1 Partner may not be able to successfully operate the Property or implement the operating policies and strategies of the A-1 Series successfully, which may affect our ability to make or sustain distributions to the holders of our Series A-1 common shares.  Furthermore, there can be no assurance that we, the Asset Manager and the Fortis General A-1 Partner will be able to generate sufficient operating cash flows to pay operating expenses of the A-1 Series or the Property A-1 Subsidiary and make distributions to the holders of our Series A-1 common shares.
If the A-1 Series is unable to timely complete the contribution transactions or at all, the A-1 Series will have no immediate designated use for substantially all of the net proceeds of this offering and the concurrent private placement, and we may experience delays in locating and securing an attractive alternative investment and, as a result, the A-1 Series will have incurred substantial expenses without the holders of our Series A-1 common shares realizing the expected benefits.
We intend for the A-1 Series to contribute substantially all of the net proceeds from this offering and the concurrent private placement to the predecessor of the Property A-1 Subsidiary and acquire a 48.87% indirect interest in the Property through a general partner interest in the Property A-1 Subsidiary. We cannot assure you that the A-1 Series will acquire this interest because the contribution transactions are subject to a variety of factors, such as the satisfaction of closing conditions, including receipt of all necessary third‑party consents and approvals.  If we are unable to complete the contribution transactions, the A-1 Series will have no specific designated use for the net proceeds from this offering and the concurrent private placement and investors will be unable to evaluate in advance the manner in which we invest, or the economic merits of the property the A-1 Series may ultimately acquire with, the net proceeds.
In addition, if the A-1 Series does not complete the contribution transactions within the anticipated time frame or at all, we may experience delays in locating and securing an attractive alternative investment.  These delays could result in the A-1 Series' future operating results not meeting expectations and adversely affect its ability to make distributions to the holders of Series A-1 common shares.
We are a newly formed company and subject to the risks of any newly established business enterprise.
As a newly formed company, we are subject to the risks of any newly established business enterprise, including risks that we will be unable to create effective operating and financial controls and systems for our company and each Series we may establish in the future or effectively manage our anticipated growth, including in connection with the additional Series we expect to establish in the future, any of which could have a material adverse effect on the business and operating results of the A-1 Series.
The A-1 Series' investment, leasing and other operational policies are subject to revision from time to time in our board's discretion, which could diminish shareholder returns below expectations.
The A-1 Series' investment, leasing and other operational policies related to the day-to-day management of the A-1 Series' business may be amended or revised from time to time at the discretion of our board of directors, without a vote of our shareholders.  Such discretion could result in our Series A-1 common shares failing to yield returns consistent with investors' expectations.
The consideration paid by us in exchange for our interests in the Property A-1 Subsidiary may exceed the valuation that would have been determined by a third-party valuation expert engaged to determine an estimate of the fair market value of the Property.
        The amount of consideration we will pay for our indirect interest in the Property was negotiated on an arm's-length basis, but neither us nor the current owners of the Property engaged any third-party valuation experts to determine the fair market value of the Property. As a result, the consideration to be paid by us for the acquisition of the Property may exceed the valuation that would be determined by a third-party valuation expert engaged to determine an estimate of the fair market value of the Property.
The ability of the A-1 Series to make distributions to the holders of Series A-1 common shares is subject to fluctuations in its financial performance, operating results and unanticipated capital improvements requirements.
In order for the A-1 Series to qualify for taxation as a REIT, it will be required to distribute at least 90% of its REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gains) each year to the holders of Series A-1 common shares.  To the extent the A-1 Series satisfies the 90% distribution requirement but distributes less than 100% of its taxable income, it will be subject to federal income tax on the retained taxable income.  In the event of downturns in its operating results, unanticipated capital improvements to the Property or other factors, the A-1 Series may be unable to declare or pay distributions to the holders of Series A-1 common shares.  The timing and amount of distributions are in the sole discretion of our board of directors, which will consider, among other factors, the A-1 Series' financial performance, any debt service obligations, any debt covenants, capital expenditure requirements and REIT distribution requirements.  We cannot assure you that we and the Fortis General A-1 Partner will generate sufficient cash from the Property to fund distributions to holders of Series A-1 common shares.

The A-1 Series' debt service obligations could adversely affect its overall operating results, may jeopardize the A-1 Series' qualification as a REIT, and could adversely affect the ability of the A-1 Series to make distributions to the holders of our Series A-1 common shares and the market price of our Series A-1 common shares.
Following the contribution transactions, the Property will continue to be subject to the $775 million first mortgage loan that currently encumbers the Property. The loan provides for interest-only payments of $3,705,531 each month for 10 years. It bears interest at a fixed rate of 5.66% per annum and has a maturity date of January 11, 2017. In addition, in connection with the contribution transactions, the Property A-1 Subsidiary will agree to indemnify the existing guarantors of the loan for any and all losses subsequent to the completion of the contribution transactions resulting from their role as guarantors under the loan. After the loan is refinanced, which is expected to occur prior to January 11, 2017, the existing guarantors of the loan will be released from any and all obligations and liabilities existing in connection with the loan and will no longer be required to serve as guarantors.
Although our governing documents contain limitations related to certain types of debt financing and cross-subsidiary guarantees, in general, these limitations do not restrict the amount of debt that the A-1 Series can incur, directly or through the Property A-1 Subsidiary and its subsidiaries, and our board of directors may approve increases in the A-1 Series' leverage at any time without the approval of the holders of our Series A-1 common shares.  As a result, the A-1 Series may be able to incur substantial additional debt, including secured debt, in the future.  The Property's existing debt, including the Property A-1 Subsidiary's indemnification obligations in respect thereof, and the incurrence of any new debt could subject the A-1 Series to many risks, including the risk that:

•	the A-1 Series' operating cash flow will be insufficient to make required payments of principal and interest;

•	the A-1 Series' leverage may increase its vulnerability to adverse economic and industry conditions;

•
the A-1 Series may be required to dedicate a substantial portion of its operating cash flow from operations to payments on its debt, thereby reducing cash available for distribution to the holders of our Series A-1 common shares, funds available for operations and capital expenditures or other purposes; and

•
the terms of the debt may limit the A-1 Series' ability to make distributions to the holders of our Series A-1 common shares, which may adversely affect the market price of our Series A-1 common shares.

If the A-1 Series or its subsidiaries violate covenants in the loan or any other of the A-1 Series' or such subsidiaries debt agreements or related obligations, the A-1 Series or its subsidiaries could be required to repay all or a portion of its indebtedness before maturity at a time when the A-1 Series or its subsidiaries might be unable to arrange financing for such repayment on attractive terms, if at all.
If the A-1 Series is unable to repay any of its debt obligations in the future, it may be forced to refinance debt or dispose of or further encumber the Property, which could adversely affect distributions to the holders of our Series A-1 common shares.
If the A-1 Series or its subsidiaries do not have sufficient funds to repay any of its or their existing or future debt (including, in the case of the Property Owner, the loan) at maturity or before maturity in the event of a breach of its or their debt agreements and its or their lenders exercise their right to accelerate repayment, it may be necessary to refinance the debt through additional debt or equity financings.  In particular, although we intend for the Property Owner to refinance the loan prior to the maturity date, the Property Owner may be unable to refinance it at maturity or the refinancing terms may be less favorable than the terms of the original loan. In addition, under the terms of the limited partnership agreement and the asset management agreement, respectively, the Fortis General A-1 Partner and the Asset Manager will generally be responsible for managing the Property's indebtedness. Although the A-1 Series will have the right to approve any proposed refinancing of the existing loan, the ability of the A-1 Series to refinance the loan without the consent of the Fortis General A-1 Partner will be limited, except to the extent necessary to prevent imminent foreclosure and then only through the issuance of securities of either the A-1 Series, the Property A-1 Subsidiary or the Property Owner. If the A-1 Series or its subsidiaries are unable to refinance its or their debt on acceptable terms, the A-1 Series may be forced to dispose of its interest in the Property, or its subsidiaries may be forced to dispose of the Property, on disadvantageous terms, potentially resulting in losses.  To the extent the A-1 Series or its subsidiaries cannot meet any future debt service obligations, they will risk losing the Property or any interest therein.  Adverse economic conditions could also cause the terms on which the A-1 Series or its subsidiaries borrow in the future to be unfavorable.  The A-1 Series could be required to liquidate its interest in the Property or its subsidiaries could be required to liquidate the Property in order to meet their respective debt service obligations at times which may not permit the A-1 Series to receive an attractive return on its investment.
Interest expense on any debt incurred may limit cash available for distribution to the holders of our Series A-1 common shares.
The A-1 Series may incur, directly or through the Property A-1 Subsidiary or its subsidiaries, indebtedness that bears interest at variable rates.  Higher interest rates could increase debt service requirements on any variable rate debt incurred and could reduce the amounts available for distribution to the holders of our Series A-1 common shares, as well as reduce funds available for operations, capital expenditure or other purposes.

Failure to hedge effectively against interest rate changes in the future may adversely affect the A-1 Series' results of operations and its ability to make distributions to the holders of our Series A-1 common shares.
To the extent consistent with our intention to qualify the A-1 Series as a REIT for federal income tax purposes, we may obtain in the future one or more forms of interest rate protection for the A-1 Series – in the form of swap agreements, interest rate cap contracts or similar agreements – to "hedge" against the possible negative effects of interest rate fluctuations.  However, we cannot assure you that any hedging will relieve the adverse effects of interest rate increases or that counterparties under these agreement will honor their obligations thereunder.
The occurrence of cyber incidents, or a deficiency in our cybersecurity, could negatively impact our business by causing a disruption to our operations, a compromise or corruption of our confidential information, and/or damage to our business relationships, all of which could negatively impact our financial results.
A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity, or availability of our information resources.  More specifically, a cyber incident is an intentional attack or an unintentional event that can include gaining unauthorized access to systems to disrupt operations, corrupt data, or steal confidential information.  As our Administrative Agent's reliance on technology has increased, so have the risks posed to our Administrative Agent's systems, both internal and those our Administrative Agent has outsourced.  Our three primary risks that could directly result from the occurrence of a cyber incident include operational interruption, damage to our relationships with our tenants, and private data exposure.  Our Administrative Agent has implemented processes, procedures and controls to help mitigate these risks, but these measures, as well as our increased awareness of a risk of a cyber incident, do not guarantee that our financial results will not be negatively impacted by such an incident.

Risks Related to Our Relationship with Our Administrative Agent and the Managing Member
We depend on our Administrative Agent for the success of each Series and upon access to ETRE's investment professionals and contractors.  We may not find a suitable replacement for our Administrative Agent if the applicable administrative services agreements are terminated, or if key personnel leave the employment of ETRE or otherwise become unavailable to us.
We do not expect to have any employees and we rely completely on our Administrative Agent to provide each Series, including the A-1 Series, and each Property Subsidiary, including the Property A-1 Subsidiary, with administrative and certain advisory services.  We have no separate facilities and are completely reliant on our Administrative Agent, which has significant discretion as to the implementation of the operating policies and strategies of each Series, including the A-1 Series.  We depend on the diligence, skill and network of business contacts of our Administrative Agent.  We expect to benefit from the personnel, relationships and experience of the executive team and other personnel of ETRE.  The executive officers and key personnel of ETRE will monitor and manage the properties of each Series, including the A-1 Series; therefore, the success of each Series will depend on their continued service.
The departure of any of the senior personnel of ETRE, or of a significant number of the personnel of ETRE, could have a material adverse effect on the ability of each Series, including the A-1 Series, to achieve its investment objectives.  In addition, we offer no assurance that our Administrative Agent will remain the administrative agent to each Series, including the A-1 Series, or that we will continue to have access to ETRE's personnel.  The administrative services agreement will have an indefinite term, but may be terminated by our Administrative Agent or the A-1 Series and the Property A-1 Subsidiary under certain circumstances.  If the administrative services agreement related to the A-1 Series is terminated and no suitable replacement is found to manage the A-1 Series and the Property A-1 Subsidiary, we may not be able to execute the business plan of the A-1 Series.
The ability of our Administrative Agent and ETRE's officers and other personnel to engage in other business activities, including managing other Series, may reduce the time our Administrative Agent spends managing the business of the A-1 Series and may result in certain conflicts of interest.
Certain of our officers and directors also serve or may serve as officers, directors or employees of ETRE as well as other ETRE sponsored vehicles and other companies unaffiliated with ETRE.  These other business activities may reduce the time these persons spend managing our business.  In addition, these persons may have obligations to those entities, the fulfillment of which might not be in the best interests of us, any Series or any of our shareholders.  Moreover, our officers and directors will serve as officers and directors for, and our Administrative Agent and ETRE's personnel will provide administrative services to, any other Series and the Property Subsidiaries we establish in the future.  The A-1 Series and any other Series we establish in the future may have overlapping investment strategies and objectives, and our board of directors, our officers and our Administrative Agent may face conflicts of interest in allocating sale, financing, leasing and other business opportunities among the real properties owned by the different Series.
The administrative services agreement related to the A-1 Series and the Property A-1 Subsidiary was prepared by related parties and its terms, including fees payable to our Administrative Agent, may not be as favorable to the A-1 Series and the Property A-1 Subsidiary as if they had been negotiated with an unaffiliated third party.
The administrative services agreement related to the A-1 Series and the Property A-1 Subsidiary was prepared by related parties and its terms, including fees payable by the A-1 Series and the Property A-1 Subsidiary to our Administrative Agent, may not be as favorable to the A-1 Series and the Property A-1 Subsidiary as if they had been negotiated with an unaffiliated third party.
The termination of the administrative services agreement related to the A-1 Series and the Property A-1 Subsidiary is generally limited to cause and certain disposition events related to the Property, which may make it difficult or costly to end our relationship with our Administrative Agent in respect of the A-1 Series and the Property A-1 Subsidiary.
Termination of the administrative services agreement related to the A-1 Series and the Property A-1 Subsidiary is generally limited to cause and certain disposition events related to the Property.  The term "cause" is limited to those circumstances described under "Our Administrative Agent and the Administrative Services Agreement—Administrative Services Agreement," which include certain material breaches, certain acts constituting fraud, misappropriation of funds, embezzlement and gross negligence, certain bankruptcy matters and felony convictions involving our Administrative Agent and the dissolution of our Administrative Agent.  Unsatisfactory financial performance does not constitute "cause" under the administrative services agreement.  These provisions make it difficult to end the A-1 Series' and the Property A-1 Subsidiary's relationship with our Administrative Agent, even if we believe our Administrative Agent's performance is not satisfactory.  In addition, following a Property Sale, the administrative services agreement with respect to the A-1 Series and the Property A-1 Subsidiary will be terminated, but the A-1 Series and the Property A-1 Subsidiary will be required to pay our Administrative Agent, subject to certain conditions, an administrative sale fee, in cash, in an amount equal to 1.00% of total capitalization (as defined in the Administrative Services Agreement) at the end of the month immediately preceding the Property Sale.  This provision increases the effective cost to the A-1 Series of disposing of the Property and the effective cost to a bidder of conducting a tender offer for our Series A-1 common shares, which may adversely affect shareholders' and potential bidders' inclination to approve or engage in such a transaction.

Our Administrative Agent's liability to the A-1 Series and the Property A-1 Subsidiary is limited under the administrative services agreement, and the A-1 Series and the Property A-1 Subsidiary have agreed to indemnify our Administrative Agent against certain liabilities.  As a result, the A-1 Series could experience poor performance or losses for which our Administrative Agent would not be liable.
Pursuant to the administrative services agreement, our Administrative Agent, its officers, stockholders, members, managers, directors, personnel, any person or entity controlling or controlled by our Administrative Agent and any of their officers, stockholders, members, managers, directors, employees, consultants and personnel, and any person providing advisory services to our Administrative Agent are not liable to us, the A-1 Series, the Property A-1 Subsidiary, our directors, the General A-1 Partners, our shareholders or any subsidiary's shareholders or partners for acts or omissions performed in accordance with and pursuant to the administrative services agreement, except because of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the administrative services agreement, as determined by a final non-appealable order of a court of competent jurisdiction.  The A-1 Series and the Property A-1 Subsidiary will indemnify our Administrative Agent, its officers, stockholders, members, managers, directors, personnel, any person or entity controlling or controlled by our Administrative Agent and any of their officers, stockholders, members, managers, directors, employees, consultants and personnel, and any person providing advisory services to our Administrative Agent with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Administrative Agent not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the administrative services agreement.
Our operating agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of the managing member.
Our operating agreement provides that the managing member, in exercising its rights in its capacity as the managing member, will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us, any Series or any of our shareholders and will not be subject to any different standards imposed by our operating agreement, the Delaware LLC Act or under any other law, rule or regulation or in equity.  These modifications of fiduciary duties are expressly permitted by Delaware law.
We have agreed to limit remedies available to us and our shareholders for actions by our Administrative Agent and the managing member that might otherwise constitute a breach of duty.
We have agreed to limit the obligations of ETRE Financial, LLC, the managing member of our company, to us under our operating agreement.  In addition, our Administrative Agent maintains a contractual, as opposed to a fiduciary relationship, with us, each Series and our shareholders.  Accordingly, we and our shareholders will only have recourse and be able to seek remedies against the managing member and our Administrative Agent to the extent they breach their obligations pursuant to our operating agreement or administrative services agreement, as applicable.  Furthermore, we have agreed to limit the liability of the managing member and our Administrative Agent and to indemnify the managing member and our Administrative Agent against certain liabilities.  These provisions are detrimental to shareholders because they restrict the remedies available to them for actions that without those limitations might constitute breaches of duty, including fiduciary duties.  By purchasing Series A-1 common shares, you will be treated as having consented to the provisions set forth in the operating agreement.  In addition, we may choose not to enforce, or to enforce less vigorously, our rights under the administrative services agreement entered into by the A-1 Series and the Property A-1 Subsidiary or our operating agreement because of our desire to maintain our ongoing relationship with our Administrative Agent and the managing member.
Potential conflicts of interest may arise among our Administrative Agent and its affiliates, on the one hand, and our company and our shareholders, on the other hand.
Conflicts of interest may arise among our Administrative Agent and its affiliates, on the one hand, and us and our shareholders, on the other hand, including that our board of directors, our officers and our Administrative Agent and ETRE's personnel may face conflicts of interest in allocating sale, financing, leasing and other business opportunities among the real properties owned by the different Series.  See "Conflicts of Interest; Certain Relationships and Related Party Transactions" for a discussion of these conflicts.  As a result, there may be times when our Administrative Agent and its affiliates have interests that differ from those of our company and our shareholders.  In addition, our operating agreement and the administrative services agreement related to the A-1 Series and the Property A-1 Subsidiary reduce or eliminate the duties (including fiduciary duties) of our Administrative Agent and its affiliates.  As a result, our Administrative Agent and its affiliates may favor their own interests and the interests of their affiliates over the interests of our company and our shareholders, which may affect shareholders' investment returns.

It will be difficult for a shareholder to challenge the resolution by the nominating and corporate governance committee of certain conflicts of interest related to our Administrative Agent and its affiliates.
The nominating and corporate governance committee of our board of directors will review specific matters that our Administrative Agent believes may involve conflicts of interest and that are not otherwise addressed by the Inter-Series Policy (which addresses certain conflicts of interest among the different Series).  These conflicts of interest may include conflicts between the interests of our company or any Series, on the one hand, and the interests of our Administrative Agent and its affiliates, on the other hand.  The nominating and corporate governance committee will determine whether the resolution of any conflict of interest submitted to it is fair and reasonable to us and our shareholders.  If our Administrative Agent obtains such approval of any matter, such matter will be conclusively deemed to be fair and reasonable to us and our shareholders and not a breach by us of any duties that we may owe to our shareholders.  This is different from the situation with Delaware corporations, where a conflict resolution by a committee consisting solely of independent directors may, in certain circumstances, merely shift the burden of demonstrating unfairness to the plaintiff.  If you purchase Series A-1 common shares, you will be treated as having consented to the provisions set forth in the operating agreement, including provisions regarding conflicts of interest situations that, in the absence of such provisions, might be considered a breach of fiduciary or other duties under applicable state law.
Our Administrative Agent may resolve conflicts of interests among the different Series in a manner that shareholders may not believe to be in their best interests.
The A-1 Series and any other Series we may establish in the future may have overlapping investment strategies and objectives, and our board of directors, our officers and our Administrative Agent may face conflicts of interest in allocating sale, financing, leasing and other business opportunities among the real properties owned by the different Series.  Our board of directors has adopted the Inter-Series Policy, which is administered by our Administrative Agent and has been designed to govern the operating relationships among the Series, address conflicts of interest among the Series and promote the fair allocation of sale, financing, leasing and other business opportunities among the real properties owned by the different Series.  See "Management—Inter-Series Relationship, Conflicts of Interest and Opportunity Allocation Policy."  The Inter-Series Policy provides our Administrative Agent with significant flexibility with respect to its ability to make decisions and pursue actions involving conflicts of interest among the Series.  Given the significant flexibility afforded our Administrative Agent to resolve such conflicts of interest, our Administrative Agent may resolve conflicts of interests pursuant to the Inter-Series Policy in a manner that shareholders may not believe to be in their best interests.  Neither shareholders, any Series nor any Property Subsidiary will have any recourse against our Administrative Agent if our Administrative Agent satisfies its obligations under the applicable administrative services agreement.
We do not own the ETRE name, but we may use the name pursuant to a license agreement with ETRE.  Use of the name by other parties or the termination of our license agreement may harm our business.
We have entered into a license agreement with ETRE, pursuant to which it has granted us a non-exclusive, royalty-free license to use the name "ETRE REIT, LLC."  Under this agreement, we have a right to use this name for so long as our Administrative Agent serves as our Administrative Agent in respect of any Series.  ETRE will retain the right to continue using the ETRE name.  We will further be unable to preclude ETRE from licensing or transferring the ownership of the ETRE name to third parties, some of whom may compete with us.  Consequently, we will be unable to prevent any damage to goodwill that may occur as a result of the activities of ETRE or others.  Furthermore, in the event that the license agreement is terminated, we will be required to change our name and cease using the name.  Any of these events could disrupt our recognition in the market place, damage any goodwill we may have generated and otherwise harm our business.  The license agreement will terminate if we no longer have any administrative services agreements with our Administrative Agent.
The managing member of our company and certain of our directors and officers are parties to certain litigation, which could have a material adverse effect on us.

ETRE Financial, LLC, our company's managing member, and certain of its members, including Messrs. Frischer and Stein, are parties to certain litigation relating to a dispute brought by one of the minority equity holders of ETRE Financial, LLC. We do not believe there is merit to any of these claims. In addition, none of our company, the administrative agent or the A-1 Series are parties to this litigation. Nevertheless, as a result of such litigation, it is possible that ETRE Financial, LLC and Messrs. Frischer and Stein could be required to devote time and attention to resolving or defending this litigation, and our business could otherwise be adversely affected.

Risks Related to the Property and Real Estate Investment Generally
The Property is located in Boston, Massachusetts, and adverse economic or regulatory developments in this area could materially and adversely affect the A-1 Series.
The Property is located in Boston, Massachusetts.  As a result, the A-1 Series' business is dependent on the condition of the Boston economy in general and the market for office space in Boston in particular.  The A-1 Series is susceptible to adverse developments in the Boston economic and regulatory environment (such as business layoffs or downsizing, industry slowdowns, relocations of businesses, increases in real estate and other taxes, costs of complying with governmental regulations or increased regulation).  Such adverse developments could materially reduce the value of the Property and its rental revenues, and thus materially and adversely affect the market price of our Series A-1 common shares or the A-1 Series' ability to service current debt and to pay distributions to the holders of Series A-1 common shares.
Because the Property is located in the greater Boston metro-area, we will be exposed to greater risks than if we owned properties in multiple geographic regions.  The economic condition of the Boston metro-area may depend on one or more industries and, therefore, an economic downturn in one of these industry sectors may adversely affect our performance.
Adverse economic and geopolitical conditions in general and in the Boston, Massachusetts commercial office markets in particular could have a material adverse effect on the A-1 Series' results of operations, financial condition and the A-1 Series' ability to make distributions to holders of our Series A-1 common shares.
The A-1 Series' business may be affected by the volatility and illiquidity in the financial and credit markets, a general global economic recession, and other market or economic challenges experienced by the real estate industry or the U.S. economy as a whole.  The A-1 Series' business may also be materially and adversely affected by local economic conditions, as substantially all of the A-1 Series' revenues are derived from the Property which is located in Boston, Massachusetts. Because the A-1 Series' sole asset will be its indirect interest in a commercial office building located in Boston (as compared to a diversified real estate portfolio), if economic conditions persist or deteriorate, then the A-1 Series' results of operations, financial condition and ability to service current debt and to make distributions to the holders of our Series A-1 common shares may be materially and adversely affected by the following, among other potential conditions:

•	the financial condition of the Tenant may be adversely affected, which may result in defaults under the leases due to bankruptcy, lack of liquidity, operational failures or other reasons;

•	significant job losses in the Tenant's industry may occur, which may decrease demand for office space at the Property, causing market rental rates and property values to be impacted negatively;

•
the A-1 Series' ability to borrow, directly or through the Property A-1 Subsidiary and its subsidiaries, on terms and conditions that we find acceptable, or at all, may be limited, which could reduce the A-1 Series' ability to refinance existing debt, and increase the A-1 Series' future interest expense; and

•	reduced liquidity in debt markets and increased credit risk premiums for certain market participants may impair the A-1 Series' ability to access debt capital.
These conditions may continue or worsen in the future, which could have materially and adversely affect the A-1 Series' results of operations, financial condition and ability to make distributions to the holders of our Series A-1 common shares.
The Tenant and State Street Corporation operate in the financial services industry and are subject to extensive government regulation and certain other risks particular to that industry.
The Tenant and State Street Corporation operate in the financial services industry and are subject to extensive government regulation and certain other risks particular to that industry. In particular, most of State Street Corporation's businesses are subject to extensive regulation by multiple regulatory bodies, and many of the clients to which State Street Corporation provide services are themselves subject to a broad range of regulatory requirements. These regulations may affect the scope of, and the manner and terms of delivery of, State Street Corporation's services. If State Street Corporation does not comply with governmental regulations, State Street Corporation may be subject to fines, penalties, lawsuits, delays, or difficulties in obtaining regulatory approvals or restrictions on its business activities or harm to its reputation, which may significantly and adversely affect its business operations, financial condition and results of operations. If State Street Corporation's financial condition and results of operations are adversely affected by these or other risks specific to the financial services industry it could adversely affect the Tenant's and State Street Corporation's ability to meet their obligations under the office and garage leases and the guaranties, which may materially and adversely affect the A-1 Series' results of operations, financial condition and ability to make distributions to holders of our Series A-1 common shares.

The terms of the limited partnership agreement of the Property A-1 Subsidiary will limit the A-1 Series' ability to take actions in respect of the Property's operations that are opposed by the Fortis General A-1 Partner.
Under the terms of the limited partnership agreement of the Property A-1 Subsidiary, for so long as the Lincoln Street Holdings Limited Partner Group owns at least 25% of the combined issued and outstanding Series A-1 OP units and Series A-1 common shares, the Fortis General A-1 Partner, generally, will manage the day to day business, affairs and operations of the Property A-1 Subsidiary and the Property, and the A-1 Series, as the REIT General A-1 Partner, will have the right to approve certain major decisions with respect to the Property A-1 Subsidiary and the Property. These major decisions relate to, among other things, indebtedness, expenditures, legal proceedings, tenant bankruptcies, leases, zoning matters, easements, environmental matters and insurance. In addition, a Property Oversight Committee will be established to resolve potential disputes between the Fortis General A-1 Partner and its affiliates on the one hand, and the A-1 Series and its affiliates, on the other hand. Although the A-1 Series will have the right to approve these major decisions, prior to the refinancing of the existing loan on the Property, in the event there is a disagreement between the A-1 Series and the Fortis General A-1 Partner, the A-1 Series generally will be unable to cause major decisions to be referred to the Property Oversight Committee for resolution. As a result, the A-1 Series generally will not be in a position to cause the Property A-1 Subsidiary to take actions in respect of the Property's operations without the consent of the Fortis General A-1 Partner. Any impasse between the A-1 Series and the Fortis General A-1 Partner could result in delays or inaction in respect of the Property's operations or decreased revenues or increased costs or may otherwise materially and adversely affect the A-1 Series' results of operations, financial condition and ability to make distributions to holders of our Series A-1 common shares. See "—Risks Related to Our Organization and Structure—Potential conflicts of interest may arise among the Fortis General A-1 Partner, the Asset Manager and their affiliates, on the one hand, and the A-1 Series and our Series A-1 common shareholders, on the other hand."

We may be unable to renew the leases of the Property, lease vacant space or re-lease space on favorable terms or at all as the leases expire, which could materially and adversely affect the A-1 Series' financial condition, results of operations and cash flow.
To the extent that the Property has above-market rental rates, we may be forced to renew the office and garage leases when they expire at a lower rate.  We cannot assure you that the office and garage leases will be renewed or that the Property will be re-leased at net effective rental rates equal to or above the current net effective rental rates.  If the rental rate of the Property decreases, the Tenant does not renew the office and garage leases or we do not re-lease a significant portion of the Property's available space, the A-1 Series' financial condition, results of operations, cash flow, and the A-1 Series' ability to satisfy its or its subsidiaries' principal and interest obligations and our ability to make distributions with respect to our Series A-1 common shares would be materially and adversely affected.
The actual rents we receive from the Property may be less than our asking rents, and the A-1 Series may experience a decline in realized rental rates from time to time, which could materially and adversely affect its financial condition, results of operations and cash flow.
As a result of various factors, including competitive pricing pressure in the Boston commercial office building market, a general economic downturn and the desirability of the Property compared to other properties in its market, we may be unable to realize our asking rent at the Property.  In addition, the degree of discrepancy between our asking rent and the actual rent we are able to obtain may vary among different leased spaces within the Property.  If we are unable to obtain a sufficient rental rate at the Property, then the A-1 Series' ability to generate cash flow growth will be negatively impacted.  In addition, depending on market rental rates at any given time as compared to the office and garage leases when they expire, from time to time the rental rate for the leases may be higher than starting rental rates for new leases.
We may be required to make rent or other concessions and/or the A-1 Series may be required to incur significant capital expenditures to improve the Property in order to retain the Tenant or attract new tenants, which could materially and adversely affect the A-1 Series, including the A-1 Series' financial condition, results of operations and cash flow.
To the extent there are adverse economic conditions in the Boston real estate market and demand for office space decreases, upon expiration of the office and garage leases, we will be required to make rent or other concessions to the Tenant, accommodate increased requests for renovations, build-to-suit remodeling and other improvements or provide additional services to the Tenant.  As a result, the A-1 Series may have to make significant capital or other expenditures in order to retain the Tenant or to attract new tenants in sufficient numbers.  Additionally, we or the A-1 Series may need to raise capital to make such expenditures.  If we or the A-1 Series are unable to do so or capital is otherwise unavailable, the A-1 Series may be unable to make the required expenditures.  This could result in non-renewals by the Tenant upon expiration of the office and garage leases, which could materially and adversely affect the A-1 Series' financial condition, results of operations, cash flow and per share trading price of our Series A-1 common shares.

The bankruptcy or insolvency of the Tenant may adversely affect the income produced by the Property.
The bankruptcy or insolvency of the Tenant of the Property may adversely affect the income produced by the Property.  If the Tenant becomes a debtor in a case under the United States Bankruptcy Code, we cannot evict the Tenant solely because of the bankruptcy.  In addition, the bankruptcy court might authorize the Tenant to reject and terminate the office and garage leases with the Property Owner.  The bankruptcy of the Tenant or State Street Corporation, the guarantor, could delay our efforts to collect past due balances under the relevant leases, and could ultimately preclude collection of these sums.  If a lease is rejected by the Tenant in bankruptcy, the Property Owner would have only a general unsecured claim for damages.  Any unsecured claim the Property Owner holds may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims, and there are restrictions under bankruptcy laws that limit the amount of the claim the Property Owner can make if a lease is rejected.  The A-1 Series' revenue and cash flow could be materially adversely affected if the Property's single tenant were to become bankrupt or insolvent, or suffer a downturn in its business, default under its office and garage leases or fail to renew its leases at all or renew on terms less favorable to the A-1 Series than their current terms.
SSB Realty LLC, the Property's sole tenant, has a right of first offer with respect to the Property and the Property Owner in certain circumstances, which may limit our ability to obtain the highest price possible for the Property.
Pursuant to the terms of the office lease agreement between the Property Owner and the Tenant, if there is no event of default or pending event of default, the Tenant has a right of first offer to purchase the Property, the membership interests in the Property Owner, or a specified interest in either if the Property Owner proposes to (i) transfer 50% or more of the Property Owner's interest in the Property to an unaffiliated third party, (ii) transfer 50% or more of the membership interests in the Property Owner to an unaffiliated third party, (iii) enter into a master lease of the Property in a single transaction for a term of 60 years or more with an unaffiliated third party, or (iv) exchange the Property for a different property owned by an unaffiliated third party. In the event that the Property Owner chooses to dispose of, in one of the above ways, the Property, the membership interests in the Property Owner, or a specified interest in either, the Property Owner would be required to deliver to the Tenant an offer notice specifying the interest that the Property Owner has determined to dispose of, together with a proposed purchase price prior to offering the interest to any other potential buyer. The Tenant would then have the right, within 15 days of receiving such notice, to deliver a notice of interest together with a good faith deposit in an amount equal to 5% of the proposed purchase price. Upon doing so, Tenant would be afforded a 30 day due diligence period. Subject to the Tenant withdrawing its notice of interest during this time, both parties would become obligated to consummate the transaction at the proposed purchase price within thirty calendar days thereafter. If the Tenant fails to timely reply to the Property Owner's offer notice, withdraws its notice of interest, fails to timely close, or otherwise declines to purchase the specified interest, the Property Owner would be free to sell the specified interest to an unaffiliated third-party, but only on the conditions that the purchase price be at least equal to a cap of 103.5% of the proposed purchase price to the Tenant and that the Tenant accepts a bona fide offer with 12 months and closes the transaction within 18 months. Failure by the Property Owner to meet these conditions would revive the Tenant's right of first offer. The existence of this right of first offer together with the purchase price cap to third parties and other conditions could adversely impact our ability to obtain the highest possible price for the Property as, during the term of the office lease agreement, the Property Owner would not be able to offer the Property to potential purchasers through a competitive bid process or in a similar manner designed to maximize the value obtained for the Property without first offering to sell this property to the Tenant.
Competition may impede our ability to attract new tenants or retain the Tenant or re-let space at the Property, which could materially and adversely affect the A-1 Series' results of operations and cash flow.
Boston is one of the largest office markets in the United States and the leasing of real estate in Boston is highly competitive.  The principal means of competition are rent charged, location, services provided and the nature and condition of the premises to be leased.  We will directly compete with all lessors and developers of similar space in the area in which the Property is located as well as properties in other submarkets.  The number of competitive office properties in Boston (which may be newer or better located than the Property) could have a material adverse effect on our ability to lease office space at the Property, and on the effective rents we are able to charge.
We, the Asset Manager and the Fortis General A-1 Partner may not be able to control the A-1 Series' operating costs, or the A-1 Series' expenses may remain constant or increase, even if income from the Property decreases, causing the A-1 Series' results of operations to be adversely affected.
The A-1 Series' financial results depend substantially on leasing space in the Property to the Tenant on terms favorable to the A-1 Series.  Costs associated with real estate investment, such as real estate taxes, insurance and maintenance costs, generally are not reduced even when a property is not fully occupied, rental rates decrease or other circumstances cause a reduction in income from the property.  As a result, cash flow from the operations of the Property may be reduced if the Tenant does not pay its rent or we are unable to rent the Property on favorable terms.  Under those circumstances, we might not be able to enforce the Property Owner's rights as landlord without delays and the A-1 Series may incur substantial legal costs.  The terms of the office and garage leases also limit the Property Owner's ability to charge the Tenant for all or a portion of these expenses.

The continuing threat of a terrorist event may materially and adversely affect the Property, its value and the A-1 Series' ability to generate cash flow.
There may be a decrease in demand for space in Boston because it is considered at risk for a future terrorist event, and this decrease may reduce the A-1 Series' revenues.  In the aftermath of a terrorist event, the Tenant may choose to relocate its business to less populated, lower-profile areas of the United States that are not as likely to be targets of future terrorist activity.  This in turn could trigger a decrease in the demand for space in Boston, which could increase vacancies in the Property and force us to lease the Property on less favorable terms.  In addition, a terrorist event could cause insurance premiums at the Property to increase significantly.  As a result, the value of the Property and the level of A-1 Series' revenues could materially decline.
Increases in property taxes would increase the A-1 Series' operating costs, reduce its income and adversely affect the A-1 Series' ability to make distributions to the holders of Series A-1 common shares.
The Property will be subject to real and personal property taxes, payable by the Property Owner as set forth in the office lease.  These taxes may increase as tax rates change and as the Property is assessed or reassessed by taxing authorities.  If property taxes increase, the A-1 Series' financial condition, results of operations and our ability to make distributions to the holders of our Series A-1 common shares could be materially and adversely affected and the market price of our Series A-1 common shares could decline.
Noncompliance with environmental laws and releases of hazardous substances could subject the A-1 Series to fines and liabilities, which could adversely affect its operating results.
The Property will be subject to various federal, state and local environmental laws.  Under these laws, courts and government agencies have the authority to require the Property Owner, as owner or operator of a contaminated property, to clean up the Property and incur associated costs, even if we did not know of or were not responsible for the releases of the contamination.  These laws also apply to persons who owned or operated a property at the time that it became contaminated, and therefore it is possible that the Property Owner could incur these costs even after it sells the Property.  In addition to the costs of cleanup, environmental contamination can affect the value of a property and, therefore, an owner's ability to borrow funds using the property as collateral or to sell the property.  Under the environmental laws, courts and government agencies also have the authority to require that a person who sent waste to a waste disposal facility, such as a landfill or an incinerator, pay for the clean‑up of that property if it becomes contaminated and threatens human health or the environment.
Furthermore, various court decisions have established that third parties may recover damages for personal injury, as well as for damage to property and to natural resources caused by contamination.  For instance, a person exposed to asbestos while in a property may seek to recover damages if he or she suffers personal injury from the asbestos.  Lastly, some of these environmental laws restrict the use of a property or place conditions on various activities.  An example would be laws that require a business using chemicals (such as swimming pool treatment chemicals) to manage them carefully and to notify local officials that the chemicals are being used.
The Property Owner could be responsible for any of the costs discussed above.  The costs to clean up a contaminated property, to defend against a claim, to satisfy a judgment or pay a penalty, or to comply with environmental laws could be material and could adversely affect the funds available for distribution to the holders of our Series A-1 common shares.  We have obtained a Phase I environmental site assessment for the Property in connection with the contribution transactions.  However, this Phase I environmental site assessment may not reveal all environmental costs that might have a material adverse effect on the business, assets, results of operations or liquidity of the A-1 Series and may not identify all potential environmental liabilities.
As a result, the Property Owner and the A-1 Series may become subject to material environmental liabilities.  We can make no assurances that (1) future laws or regulations will not impose material environmental liabilities on the Property Owner or the A-1 Series, or (2) the environmental condition of the Property will not be affected by the condition of the properties in its vicinity or by third parties unrelated to us.
The Property Owner and the A-1 Series may incur significant costs complying with the ADA and similar laws, which could adversely affect the A-1 Series' financial condition, results of operations, cash flow and trading price of our Series A-1 common shares.
Under the Americans with Disabilities Act of 1990, or the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons.  If the Property is not in compliance with the ADA, the A-1 Series would be required to incur additional costs to bring the Property into compliance.  Additional federal, state and local laws also may require modifications to the Property, or restrict the ability to renovate the Property.  We cannot predict the ultimate cost of compliance with the ADA or other legislation.  If the Property Owner or the A-1 Series incurs substantial costs to comply with the ADA and any other legislation, the A-1 Series' financial condition, results of operations, cash flow, trading price of our Series A-1 common shares and the A-1 Series' or its subsidiaries' ability to satisfy its or their principal and interest obligations and our ability to make distributions to the holders of our Series A-1 common shares could be adversely affected.

Any secured debt obligations incurred will expose the A-1 Series to increased risk of property losses to foreclosure, which could adversely affect its financial condition, cash flow and ability to satisfy its other obligations and make distributions to the holders of Series A-1 common shares.
Incurring mortgage or other secured debt increases the risk of property losses, because any defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and ultimately the loss of the property securing the loan.  For tax purposes, a foreclosure of the Property would be treated as a sale of the Property for a purchase price equal to the outstanding balance of the debt secured by the mortgage.  If the outstanding balance of the debt secured by the mortgage exceeds the A-1 Series' tax basis in the Property, the A-1 Series would recognize taxable income on foreclosure but would not receive any cash proceeds.  As a result, we may be required to identify and the A-1 Series may be required to utilize other sources of cash for distributions of that income to the holders of Series A-1 common shares.  Furthermore, we expect that any such sources of additional cash will be limited in light of the fact that we expect the Property to be the sole real estate asset owned and generated by the A-1 Series.
Capital expenditure requirements at the Property may be costly and require the A-1 Series to incur debt, postpone improvements, reduce distributions or otherwise adversely affect the results of its operations and the market price of our Series A-1 common shares.
The Property will have an ongoing need for renovations and other capital improvements, including replacement, from time to time, of furniture, fixtures and equipment.  These capital improvements may give rise to the following risks:

•	possible environmental problems;

•	construction cost overruns and delays;

•	the possibility that revenues will be reduced while service elements are out of service due to capital improvement projects;

•	a possible shortage of available cash to fund capital improvements and the related possibility that financing for these capital improvements may not be available on attractive terms; and

•	uncertainties as to market demand or a loss of market demand after capital improvements have begun.
The costs of renovations and capital improvements could adversely affect the A-1 Series' financial condition, results of operations, the market price of our Series A-1 common shares and the A-1 Series' ability to make distributions to the holders of our Series A-1 common shares.
Real estate redevelopment is subject to timing, budgeting and other risks that may adversely affect the A-1 Series' financial condition and results of operations, the market price of our Series A-1 common shares and our ability to make distributions to the holders of our Series A-1 common shares.
Though not intended to be a primary focus of its initial investment strategy, we may have the Property A-1 Subsidiary engage in the redevelopment of the Property if suitable opportunities arise.  Redevelopment involves a number of risks, including risks associated with:

•	construction delays or cost overruns that may increase project costs;

•	the receipt of zoning, occupancy and other required governmental permits and authorizations;

•	development costs incurred for projects that are not pursued to completion;

•	acts of God such as hurricanes, floods or fires that could adversely impact a project;

•	the negative impact of construction on operating performance during and soon after the construction period;

•	the ability to raise capital; and

•	governmental restrictions on the nature or size of a project.
We may not have control over the Property while it is under construction and the A-1 Series may be subject to risks in connection with a developer's ability to control construction costs and the timing of completion of construction or a developer's ability to build in conformity with plans, specifications and timetables.
We cannot assure you that any redevelopment project will be completed on time or within budget.  The inability to complete a project on time or within budget could adversely affect the A-1 Series' financial condition and results of operations, the market price of our Series A-1 common shares and our ability to make distributions to the holders of our Series A-1 common shares.

The Property may be subject to unknown or contingent liabilities which could cause us to incur substantial costs.
Although the A-1 Series will obtain title insurance insuring against losses that may arise in connection with any liens, encumbrances or other title defects not listed as exceptions to coverage on the title policy,] the Property may be subject to other unknown or contingent liabilities which could cause the A-1 Series to incur substantial costs for which the A-1 Series may have no recourse, or only limited recourse, against Lincoln Street Holdings, LLC. Lincoln Street Holdings, LLC's representations and warranties provided under the contribution agreement relating to the contribution transactions are limited in scope and survive for a period of 180 days after the closing.  In addition, the contribution agreement provides that Lincoln Street Holdings, LLC and affiliated or related parties will only be liable for breaches of Lincoln Street Holdings, LLC's representations and warranties if the amount of losses arising from such breaches, in aggregate, exceeds $5,000,000.  Furthermore Lincoln Street Holdings, LLC's liability for such breaches is capped at $5,000,000.  There is no guarantee that the A-1 Series will recover any amounts with respect to losses due to breaches by Lincoln Street Holdings, LLC of its representations and warranties or arising out of successor liability from pre-closing liabilities.  In addition, the total amount of costs and expenses that may be incurred with respect to liabilities associated with the Property may exceed expectations, and the A-1 Series may experience other unanticipated adverse effects, all of which may adversely affect the A-1 Series' financial condition, results of operations, the market price of the Series A-1 common shares and the A-1 Series' ability to make distributions to the holders of the Series A-1 common shares.
Uninsured and underinsured losses could result in a loss of capital.
We intend for the Property Owner to maintain comprehensive insurance on the Property, including liability, fire and extended coverage, of the type and amount we believe are customarily obtained for or by office property owners.  There are no assurances that coverage will be available at reasonable rates.  Various types of catastrophic losses, such as floods and losses from terrorist activities, may not be insurable or may not be economically insurable.  Further, lenders may require such insurance and the failure of the Property Owner to obtain such insurance could constitute a default under loan agreements of the A-1 Series or its subsidiaries.
In the event of a substantial loss, the Property Owner's insurance coverage may not be sufficient to cover the full current market value or replacement cost of its lost investment.  Should an uninsured loss or a loss in excess of insured limits occur, the A-1 Series could lose all or a portion of the capital it has invested in the Property, as well as the anticipated future revenue from the Property.  In that event, the A-1 Series or its subsidiaries might nevertheless remain obligated for any mortgage debt or other financial obligations related to the Property.  Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep us from using insurance proceeds received by the Property Owner to replace or renovate the Property after it has been damaged or destroyed.  Under those circumstances, the insurance proceeds the Property Owner receives might be inadequate to restore its economic position on the damaged or destroyed property.
We may be unable to sell the Property on favorable terms or at all.
We may decide to have the A-1 Series, the Property A-1 Subsidiary or its subsidiaries sell its interest in the Property in the future.  We cannot predict whether the A-1 Series, the Property A-1 Subsidiary or such subsidiaries will be able to sell its interest in the Property for the price or on the terms set by us, or whether the price or other terms offered by a prospective purchaser would be acceptable to us.  We also cannot predict the length of time needed to find a willing purchaser and to close the sale of the Property.  The A-1 Series, the Property A-1 Subsidiary or such subsidiaries may be required to expend funds to correct defects or to make improvements before the Property can be sold.  We cannot assure you that the A-1 Series, the Property A-1 Subsidiary or such subsidiaries will have funds available to correct those defects or to make those improvements.  These factors could adversely affect the A-1 Series' financial condition and results of operations, the market price of our Series A-1 common shares, the A-1 Series' ability to make distributions to the holders of Series A-1 common shares and the ability of holders of Series A-1 common shares to realize appreciation in the value of the Property.

Risks Related to Our Organization and Structure
Our shareholders do not elect or vote on our board of directors or the managing member of our company and have limited ability to influence decisions regarding the businesses of the Series, including the A-1 Series.
Our operating agreement provides that the real property, affairs and business of each Series, including the A-1 Series, shall be managed under the direction of our single board of directors, the members of which are nominated and elected by ETRE Financial, LLC, as the managing member of our company.  Our shareholders do not elect or vote on the managing member of our company, and, unlike the holders of common stock in a corporation, have only limited voting rights on matters affecting the businesses of the Series, including the A-1 Series, and therefore limited ability to influence decisions regarding the businesses of the Series.
The Series A-1 common shareholders will have limited voting rights and will be bound by a majority vote.
The Series A-1 common shareholders will have voting rights only with respect to certain matters, primarily relating to the Property dispositions.  Each outstanding common share (including our Series A-1 common shares) entitles the holder to one vote on all matters submitted to a vote of common shareholders generally.  Holders of all classes of common shares of all Series vote together as a single class on all matters as to which all holders of common shares are entitled to vote.  In addition, certain matters will require the separate approval of holders of the Series A-1 common shares, such as certain dispositions of the Property or of the Property A-1 Subsidiary.  Generally, matters to be voted on by our shareholders must either be approved by a majority of the votes cast by all common shares present in person or represented by proxy, and matters requiring the separate approval of holders of the Series A-1 common shares must be approved by holders representing a majority of our Series A-1 common shares.  If any such a vote occurs, you will be bound by the majority vote even if you did not vote with the majority.
Limited partners of the Property A-1 Subsidiary may vote on dispositions of the Property, and the Lincoln Street Holdings Limited Partner Group may be able to control the outcome of any property disposition submitted to a vote of shareholders and unit holders.
Series A-1 OP units generally will not carry a right to vote on any matter voted on by our Series A-1 common shareholders, although Series A-1 OP units in the Property A-1 Subsidiary may be tendered for cash or, at the option of the A-1 Series, exchanged for Series A-1 common shares on a one-for-one basis, subject to certain adjustments. However, the holders of Series A-1 OP units issued in the contribution transactions will be entitled to vote, along with our Series A-1 common shareholders as a single class, on any proposal to dispose of all or substantially all of the A-1 Series' interest in the Property A-1 Subsidiary or the Property A-1 Subsidiary's interest in the Property.
Immediately following the completion of this offering, the concurrent private placement and the contribution transactions, the ownership of Series A-1 OP units will provide the Limited A-1 Partner with a voting interest equal to 51.13% of the voting power, on a combined basis, of the total outstanding Series A-1 OP units and Series A-1 common shares. Following the contribution transactions, it is expected that the Limited A-1 Partner will distribute its Series A-1 OP units to the Limited A-1 Partner Owners, which will distribute the Series A-1 OP units to their respective members, subject to the transfer restrictions set forth in the limited partnership agreement of the Property A-1 Subsidiary. Consequently, following the completion of this offering, the concurrent private placement and the contribution transactions, the Lincoln Street Holdings Limited Partner Group will be entitled to cast a majority of the votes on any such Property disposition submitted to our Series A-1 common shareholders and thus may be able to control the outcome of such matters submitted for shareholder action. In addition, the Lincoln Street Holdings Limited Partner Group may acquire Series A-1 common shares in the future, which would give this group even greater ability to control the outcome of such matters. Furthermore, our tender offer policy as to the Series A-1 common shares provides that our board of directors will reject any third party purchase offer, tender offer or exchange offer in respect of the Series A-1 common shares unless such offer is accompanied by an offer to the holders of the Series A-1 OP units (other than the A-1 Series and certain affiliates) that offers such holders consideration per Series A-1 OP unit that is substantially equivalent in value (as determined by our board of directors) to the consideration per share offered to the holders of the Series A-1 common shares. The Lincoln Street Holdings Limited Partner Group may have interests, including economic interests, that are materially different than the interests of our Series A-1 common shareholders and the members of this group may base their votes or tender their Series A-1 OP units on the basis of these differing interests.
We expect to qualify for exceptions from certain corporate governance and other requirements under the rules of the NASDAQ, although we do not expect to rely on these exceptions following the completion of this offering.
We expect to qualify for exceptions from certain corporate governance and other requirements of the rules of the NASDAQ as a result of being a "controlled company" since more than 50% of the voting power for the election of our directors is held by ETRE.  Pursuant to these exceptions, a "controlled company" may elect not to comply with certain corporate governance requirements of the NASDAQ, including the requirements (i) that the company have a majority of its board of directors consist of independent directors, (ii) that the company have a nominating and corporate governance committee that is composed entirely of independent directors and (iii) that the company have a compensation committee that is composed entirely of independent directors.  These requirements will not apply to us as long as we remain a "controlled company."  Although we do not expect to rely on these exceptions following the completion of this offering, if we were to utilize some or all of these exceptions in the future, our shareholders may not have the same protections afforded to equity holders of entities that are subject to all of the corporate governance requirements of the NASDAQ.

As we establish additional Series in the future, there may be conflicts of interests among the Series, which may result in opportunities that would benefit the Property being allocated to the properties owned by other Series.
We expect to establish additional Series and the Property Subsidiaries in the future that will acquire, own and operate other real properties.  These additional Series or the Property Subsidiaries may own properties that compete with the Property.  If a sale, financing, leasing or other business opportunity would be suitable for the real property owned by more than one Series, our Administrative Agent will allocate it using its business judgment.  Any allocation of this type may involve the consideration of a number of factors that our Administrative Agent determines to be relevant.  Except under the Inter-Series Policy and any other policies adopted by our board of directors, which policies will be designed to minimize conflicts among the Series, no Series will have any duty, responsibility or obligation to refrain from:

•	engaging in the same or similar activities or lines of business as any other Series;

•	doing business with any potential or actual tenant, lender, purchaser, supplier, customer or competitor of any other Series;

•	engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual tenants, lenders, purchasers, suppliers or customers of any other Series;

•	establishing material commercial relationships with another Series; or

•	making operational and financial decisions that could be considered to be detrimental to another Series.
In addition, any decisions by our board of directors or our Administrative Agent to renew, extend, modify or terminate an agreement or arrangement, or enter into similar agreements or arrangements in the future, may benefit one Series more than the other Series or limit or impair the ability of either Series to pursue business opportunities.  In addition, third parties may require as a condition to their arrangements or agreements with or related to any one particular Series that such arrangements or agreements include or not include another Series, as the case may be.  Any of these decisions may benefit one Series more than another Series.
The conflicts of interest policies we will adopt may not adequately address all of the conflicts of interest that may arise with respect to our activities and are subject to change or suspension.
In order to avoid any actual or perceived conflicts of interest among the Series and with our directors, officers or employees, we intend to adopt the Inter-Series Policy and a code of business conduct and ethics to specifically address some of the conflicts relating to our activities.  There is no assurance that these policies will be adequate to address all of the conflicts that may arise or will address such conflicts in a manner that is favorable to the A-1 Series.  Our board of directors may modify, suspend or rescind the policies set forth in the Inter-Series Policy, including any resolution implementing the provisions of the Inter-Series Policy, in each case, without a vote of our shareholders.
Our operating agreement provides for mandatory redemptions of outstanding Series A-1 common shares, which could materially and adversely affect the value of your investment.
In the event of a sale, transfer, assignment or other disposition in a transaction or series of related transactions of substantially all the A-1 Series' interest in the Property A-1 Subsidiary, whether held directly or through subsidiaries of the A-1 Series, or the Property A-1 Subsidiary's interest in the Property, whether held directly or through subsidiaries of the Property A-1 Subsidiary, we may redeem a number of outstanding Series A-1 common shares in exchange for cash and/or securities or other property in an aggregate amount equal to the net proceeds of such disposition allocable to our Series A-1 common shares.  In addition, our operating agreement provides that we may, at any time, redeem all outstanding Series A-1 common shares in exchange for equity interests in the Property A-1 Subsidiary, a subsidiary of the Property A-1 Subsidiary and/or any other subsidiary of the A-1 Series.  If we utilize either of these redemption rights, you will no longer hold our Series A-1 common shares and, to the extent you receive securities or other property in connection with such redemption, shareholders will likely have less liquidity since the securities may not be listed on the NASDAQ or other national securities exchange.  This could materially and adversely affect the value of your investment.

Certain provisions of our operating agreement and bylaws could hinder, delay or prevent a change of control of the Property.
Certain provisions of our operating agreement and bylaws could have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change of control of the Property.  These provisions include the following:

•
Authorization of additional shares, issuances of authorized shares and classification of shares without shareholder approval.  Our operating agreement authorizes us  to issue additional shares or other securities of the A-1 Series for the consideration and on the terms and conditions established by our board of directors without the approval of any holders of our shares.  In particular, our board of directors is authorized to provide for the issuance of an unlimited amount of one or more classes or series of shares of the A-1 Series, including preferred shares, and to fix the number of shares, the relative powers, preferences and rights, and the qualifications, limitations or restrictions applicable to each class or series thereof by resolution authorizing the issuance of such class or series.  Our  ability to issue additional shares and other securities of the A-1 Series could render more difficult or discourage an attempt to obtain control over the Property or over the A-1 Series by means of a proxy contest, tender offer, merger or otherwise.

•
Appointment and removal of directors.  Under our operating agreement, ETRE Financial, LLC, as the managing member of our company, will have the sole power to (i) nominate and elect all directors to our board of directors, (ii) set the number of directors of our board of directors, (iii) remove any director, with or without cause, at any time and (iv) fill any vacancies on our board of directors.  Accordingly, shareholders will have limited ability to influence decisions regarding the businesses of the Series.

•
Limitation on shareholder requested special meetings.  Our bylaws provide that, subject to the satisfaction of certain procedural and information requirements by the shareholders requesting the meeting, special meetings of Series A-1 common shareholders may only be called upon the written request of the shareholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

•
Advance notice provisions for shareholder proposals.  Our bylaws require advance written notice for shareholders to bring business before any meeting of our shareholders.  This bylaw provision limits the ability of our shareholders to introduce proposals unless we are notified in a timely manner prior to the meeting.

•
Ownership limitations.  To assist each Series in qualifying as a REIT, our operating agreement, subject to certain exceptions, provides that generally no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, either more than 9.8% in value or in number of common shares, whichever is more restrictive, of the outstanding common shares of any Series, or more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any Series.  Accordingly, no person may own, or be deemed to own, more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding Series A-1 common shares.  The ownership limits could have the effect of discouraging a takeover or other transaction in which shareholders might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests.

•
Exclusive authority of our board to amend our bylaws.  Our bylaws provide that our board of directors has the exclusive power to adopt, alter or repeal any provision of the bylaws or to make new bylaws.  Thus, our shareholders may not affect any changes to our bylaws.

A court could potentially conclude that the assets and liabilities of one Series are not segregated from those of another Series of our company and may thereby potentially expose assets in a Series to the liabilities of another Series.
In accordance with the Delaware LLC Act, the A-1 Series is, and each other Series we may establish in the future will be, a separate Series and not itself a separate legal entity.  Section 18-215(b) of the Delaware LLC Act provides that, if certain conditions (as set forth in Section 18-215(b)) are met, including that certain provisions are in the formation and governing documents of the series limited liability company, and if the records maintained for any such series account for the assets associated with such series separately from the assets of the limited liability company, or any other series, then the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable only against the assets of such series and not against the assets of the limited liability company generally or any other series.  Although the Delaware LLC Act provides that records maintained for a series that reasonably identify its assets, including by specific listing, category, type, quantity, computational or allocational formula or procedure (including a percentage or share of any asset or assets) or by any other method where the identity of such assets is objectively determinable, will be deemed to account for the assets associated with such series separately from the other assets of the limited liability company, or any other series thereof, we are not aware of any court case that has interpreted Section 18-215(b) of the Delaware LLC Act or provided any further guidance as to what is required for compliance.  We intend to maintain separate and distinct records for each Series and account for them separately, and to have each Series invest in a separate Property Subsidiary that will hold the interests in the property to which such Series relates; however, it is possible a court could conclude that the methods used did not satisfy Section 18-215(b) of the Delaware LLC Act and thus potentially expose the assets of the A-1 Series to the liabilities of another Series.  In addition, we are not aware of any court case that has tested the limitations on inter-series liability provided by Section 18-215(b) in federal bankruptcy courts and it is possible that a bankruptcy court could determine that the assets of one Series should be applied to meet the liabilities of the other Series or the liabilities of our company generally where the assets of such other Series or of our company generally are insufficient to meet our liabilities.
Potential conflicts of interest may arise among the Fortis General A-1 Partner, the Asset Manager and their affiliates, on the one hand, and the A-1 Series and our Series A-1 common shareholders, on the other hand.
Under the terms of the limited partnership agreement of the Property A-1 Subsidiary, for so long as the Lincoln Street Holdings Limited Partner Group owns at least 25% of the combined issued and outstanding Series A-1 OP units and Series A-1 common shares, the Fortis General A-1 Partner will, generally, manage the day to day business, affairs and operations of the Property A-1 Subsidiary and the Property, and the A-1 Series, as the REIT General A-1 Partner, will have the right to approve certain major decisions with respect to the Property A-1 Subsidiary and the Property. Under the terms of the asset management agreement, the Asset Manager will be responsible for overseeing the Property A-1 Subsidiary's real property operations. As a result, the Fortis General A-1 Partner and the Asset Manager will be able to exert significant influence on the Property A-1 Subsidiary and the Property.
The Fortis General A-1 Partner and the Asset Manager are affiliates of one of the Limited A-1 Partner Owners, Lincoln Street Investors, LLC, which will own 75.4% of the Series A-1 OP units upon consummation of the contribution transactions, but will not own any of our Series A-1 common shares upon consummation of this offering and the concurrent private placement. As a result of this affiliation, the Fortis General A-1 Partner and the Asset Manager may have interests, including economic interests, that are materially different than the interests of our Series A-1 common shareholders. The differing interests of the Fortis General A-1 Partner, the Asset Manager and their affiliates could create conflicts of interest when the A-1 Series, on the one hand, and the Fortis General A-1 Partner and the Asset Manager, on the other hand, are faced with decisions that could have different implications for the Fortis General A-1 Partner, the Asset Manager and their affiliates and the A-1 Series.

As a result, the A-1 Series' contractual arrangements with the Fortis General A-1 Partner and the Asset Manager involve risks, including the following:

•
except in certain limited circumstances, the A-1 Series will not be in a position to exercise sole decision-making authority regarding the Property A-1 Subsidiary or its business, which may prevent the A-1 Series from taking actions that are opposed by the Fortis General A-1 Partner and could create an impasse on material decisions for the Property A-1 Subsidiary;

•	the Fortis General A-1 Partner may, at any time, have economic or business interests or goals that are, or that may become, inconsistent with the A-1 Series' business interests or goals;

•	the Fortis General A-1 Partner may be in a position to take action contrary to the A-1 Series' instructions, requests, policies or objectives; and

•
disputes between the A-1 Series and the Fortis General A-1 Partner may result in litigation or arbitration, which would increase the A-1 Series' expenses and prevent our directors and officers from focusing their time and efforts on the A-1 Series' business, and could result in subjecting the Property to additional risk.

If any of the foregoing risks materialize, the A-1 Series' results of operations or financial condition may be adversely affected.

In addition, the Fortis General A-1 Partner will be entitled to designate two of the five members of the Property Oversight Committee that will be established to resolve potential disputes between the Fortis General A-1 Partner and its affiliates on the one hand, and the A-1 Series and its affiliates, on the other hand. Fortis members of the Property Oversight Committee who are not otherwise directors of our company will not owe any fiduciary duties to our company, the A-1 Series and our Series A-1 common shareholders. As a result, these Fortis members may favor their own interests and the interests of their affiliates over the interests of our company and our Series A-1 common shareholders.

Potential conflicts of interest may arise with respect to certain transactions between the Lincoln Street Holdings Limited Partner Group, which will collectively own 100% of the Series A-1 OP units in the Property A-1 Subsidiary, on the one hand, and the A-1 Series and our Series A-1 common shareholders, on the other.
Following completion of this offering and the concurrent private placement, conflicts of interest could arise with respect to the Lincoln Street Holdings Limited Partner Group, which will collectively own 100% of the Series A-1 OP units in the Property A-1 Subsidiary through the Limited A-1 Partner (representing a 51.13% partnership interest in the Property A-1 Subsidiary), on the one hand, and our company, the A-1 Series, and our Series A-1 common shareholders, on the other. In particular:

•
Upon the completion of this offering, the concurrent private placement and the contribution transactions, the Lincoln Street Holdings Limited Partner Group will own Series A-1 OP units in the Property A-1 Subsidiary, but none of the members of this group will own any of our Series A-1 common shares. As a result, the economic and other interests of the Lincoln Street Holdings Limited Partner Group may differ materially from the interests of holders of our Series A-1 common shares.  In particular, the sale, disposition or transfer of the Property or the repayment of the loan or other indebtedness may be desirable to the A-1 Series and the Series A-1 common shareholders, but could have adverse tax consequences to the Lincoln Street Holdings Limited Partner Group.

•
Our directors and officers have duties to our company and the A-1 Series under our operating agreement and applicable Delaware law in connection with their management of our company and the A-1 Series. At the same time, as one of the general partners of the Property A-1 Subsidiary, the REIT General A-1 Partner has fiduciary duties under Delaware law to the Property A-1 Subsidiary and to its limited partners in connection with the management of the Property A-1 Subsidiary. The REIT General A-1 Partners' duties as one of the general partners to the Property A-1 Subsidiary and its partners may come into conflict with the duties of our directors and officers to our company and the A-1 Series.

There can be no assurance that any procedural protections we implement to address these or other conflicts of interest will result in optimal outcomes for us, the A-1 Series and our shareholders.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.
The JOBS Act contains provisions that, among other things, relax certain reporting requirements for "emerging growth companies," including certain requirements relating to accounting standards and compensation disclosure.  We are classified as an emerging growth company.  For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to (1) provide an auditor's attestation report on management's assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, (2) comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (3) comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise, (4) provide certain disclosure regarding executive compensation required of larger public companies or (5) hold shareholder advisory votes on executive compensation.  We cannot predict if investors will find our Series A-1 common shares less attractive if we choose to rely on these exemptions.  If some investors find our Series A-1 common shares less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our Series A-1 common shares and the share price may be more volatile.

If we fail to implement and maintain an effective system of internal controls, we may not be able to accurately determine the financial results of any Series or prevent fraud.  As a result, shareholders could lose confidence in the financial results of the A-1 Series, which could harm its business and the value of our Series A-1 common shares.
Effective internal controls are necessary for us to provide reliable financial reports for each Series and effectively prevent fraud.  We are a newly formed company that will develop financial and operational reporting and control systems.  We may in the future discover areas of our internal controls that need improvement.  Section 404 of the Sarbanes‑Oxley Act of 2002 will require us to evaluate and report on our internal controls over financial reporting and have our independent auditors annually issue their own opinion on our internal controls over financial reporting.  While we intend to undertake substantial work to prepare for compliance with Section 404, we cannot be certain that we will be successful in implementing or maintaining adequate internal controls over our financial reporting and financial processes.  Furthermore, as we establish additional Series, our internal controls will become more complex, and we will require significantly more resources to ensure our internal controls remain effective.  If we or our independent auditors discover a material weakness in our internal controls, the disclosure of that fact, even if quickly remedied, could reduce the market value of our Series A-1 common shares.  Additionally, the existence of any material weakness or significant deficiency in respect of our internal controls would require management to devote significant time and incur significant expense to remediate any such material weaknesses or significant deficiencies and management may not be able to remediate any such material weaknesses or significant deficiencies in a timely manner.
If we are deemed an investment company under the Investment Company Act, our business would be subject to applicable restrictions under the Investment Company Act, which could make it impracticable for us to continue our business as contemplated and would have a material adverse impact on the market price of our Series A-1 common shares.
We do not believe that we are an “investment company” under the Investment Company Act of 1940, or the 1940 Act, because we are not, and we do not hold ourselves out, as being engaged primarily in the business of investing, reinvesting or trading in securities, and thus we do not fall within the definition of investment company provided in Section 3(a)(1)(A) of the 1940 Act. If we were to be deemed an investment company, however, either because of SEC interpretational changes or otherwise, we could, among other things, be required either: (i) to substantially change the manner in which we conduct our operations to avoid being required to register as an investment company; or (ii) to register as an investment company, either of which could have an adverse effect on us and the market price of our Series A-1 common shares. If we are required to register as an investment company under the 1940 Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the 1940 Act), portfolio composition, including restrictions with respect to diversification and industry concentration and other matters.

Risks Related to this Offering
We have not established a minimum distribution payment level for the A-1 Series and the A-1 Series may be unable to generate sufficient cash flows from its operations to make distributions to holders of Series A-1 common shares at any time in the future.
We have not established a minimum distribution payment level for the A-1 Series and the A-1 Series' ability to make distributions to the holders of Series A-1 common shares may be adversely affected by the risk factors described in this prospectus.  Because the A-1 Series will commence operations only upon completion of this offering and the concurrent private placement, the A-1 Series may not generate sufficient income to make distributions to the holders of Series A-1 common shares and we cannot predict when distributions, consisting primarily of cash flow from the Property will commence.  To the extent the A-1 Series uses the net proceeds from this offering and the concurrent private placement to make distributions to the holders of Series A-1 common shares, the amount of cash the A-1 Series has available to invest in the Property or for other purposes would be reduced.
Our board of directors has the sole discretion to determine the timing, form and amount of any distributions to the holders of Series A-1 common shares and there can be no assurance as to the determinations our board of directors will make in respect of any of our future distributions.
Our board of directors has the sole discretion to determine the timing, form and amount of any distributions to the holders of Series A-1 common shares, subject to applicable law.  Our board of directors will make determinations regarding distributions based upon, among other factors, financial performance of the A-1 Series, any debt service obligations, any debt covenants and capital expenditure requirements with respect to the Property.  Among the factors that could impair our ability to make distributions to the holders of Series A-1 common shares are:

•	the A-1 Series' inability to complete the contribution transactions;

•	unanticipated expenses or reduced revenues from the Property that reduce the A-1 Series cash flow or non‑cash earnings; and

•	decreases in the value of the Property.
As a result, no assurance can be given that we will be able to make distributions to the holders of Series A-1 common shares at any time in the future or that the level of any distributions we make to the holders of Series A-1 common shares will increase or even be maintained over time, any of which could materially and adversely affect the market price of our Series A-1 common shares.
A portion of the distributions we make to the holders of the Series A-1 common shares may constitute a return of capital, which would have the effect of reducing the basis of a shareholder's investment in our Series A-1 common shares.
Distributions that we make to the holders of Series A-1 common shares generally will be taxable to holders of A-1 Series as ordinary income.  However, a portion of these distributions may be designated by the A-1 Series as long‑term capital gains to the extent that they are attributable to capital gain income recognized by the A-1 Series or may constitute a return of capital to the extent that they exceed its accumulated earnings and profits as determined for tax purposes.  A return of capital is not taxable, but has the effect of reducing the basis of a holder's investment in our Series A-1 common shares.
We cannot assure you that a public market for our Series A-1 common shares will develop and your ability to sell our Series A-1 common shares may be limited.
Prior to this offering, there has not been a public market for our Series A-1 common shares.  We have applied to have our Series A-1 common shares listed on the NASDAQ. However, we cannot assure you that a regular trading market for our Series A-1 common shares will develop or, if one does develop, that any such market will be sustained.  In the absence of a public trading market, an investor may be unable to liquidate an investment in our Series A-1 common shares.  The initial public offering price will be determined by us and the representative of the underwriters.  We cannot assure you that the price at which our Series A-1 common shares will sell in the public market after the closing of this offering will not be lower than the price at which they are sold by the underwriters.
Series A-1 common shares eligible for future sale may adversely affect the prevailing market prices for our Series A-1 common shares.
We cannot predict the effect, if any, of future sales of Series A-1 common shares, or the availability of Series A-1 common shares for future sale, on the market price of our Series A-1 common shares.  Sales of substantial amounts of Series A-1 common shares (including shares issued to our directors and officers), or the perception that these sales could occur, may adversely affect prevailing market prices for our Series A-1 common shares or may impair our ability to raise capital through a sale of additional equity securities.

Your interest in us will be diluted by the issuance of Series A-1 common shares upon the one-for-one redemption of Series A-1 OP units in the Property A-1 Subsidiary for Series A-1 common shares.
The limited partnership agreement of the Property A-1 Subsidiary provides that, in the case of the Series A-1 OP units that will be held by the Lincoln Street Holdings Limited Partner Group following the completion of the contribution transactions, (a) after such units have been outstanding for six months and (b) following the earlier to occur of (i) the refinancing of the loan that currently encumbers the Property or (ii) January 11, 2017, the holders of these Series A-1 OP units may require the redemption of all or a portion of these units for cash or, at the option of the A-1 Series, Series A-1 common shares. Following the completion of this offering and the concurrent private placement, the Lincoln Street Holdings Limited Partner Group will collectively own 100% of the Series A-1 OP units of the Property A-1 Subsidiary, representing a 51.13% partnership interest in the Property A-1 Subsidiary. If the A-1 Series determines to satisfy a redemption request with Series A-1 common shares, the holder of a Series A-1 OP unit will be entitled to receive one Series A-1 common share for each Series A-1 OP unit, subject to adjustment. As a result, you will be diluted by the issuance of Series A-1 common shares in redemption of Series A-1 OP units and the issuance of Series A-1 common shares in redemption of Series A-1 OP units could have a material adverse impact on the price of our Series A-1 common shares.
The market price of our Series A-1 common shares may be volatile due to numerous circumstances beyond our control.
The trading prices of equity securities issued by REITs historically have been affected by changes in market interest rates.  One of the factors that may influence the price of our Series A-1 common shares is the annual yield from distributions on our Series A-1 common shares as compared to yields available on other investments.  An increase in market interest rates, or a decrease in our distributions to the holders of our Series A-1 common shares, may lead prospective purchasers of our Series A-1 common shares to demand a higher annual yield, which could reduce the market price of our Series A-1 common shares.
Other factors that could affect the market price of our Series A-1 common shares include the following:

•	changes in market valuations of companies in the commercial office real estate industry;

•	changes in expectations of future financial performance of the A-1 Series or changes in estimates of securities analysts;

•	fluctuations in stock market prices and volumes;

•	issuances of Series A-1 common shares or other securities of the A-1 Series in the future;

•	the addition or departure of key personnel of ETRE; and

•	announcements by us or our competitors of acquisitions, investments or strategic alliances.
Future offerings of debt or equity securities ranking senior to our Series A-1 common shares may limit the operating and financial flexibility of the A-1 Series and may adversely affect the market price of our Series A-1 common shares.
If we decide to issue debt or equity securities of the A-1 Series in the future ranking senior to our Series A-1 common shares or the A-1 Series otherwise incurs indebtedness, it is possible that these securities or indebtedness will be governed by an indenture or other instrument containing covenants restricting the operating flexibility of the A-1 Series and limiting our ability to make distributions to the holders of Series A-1 common shares.  Additionally, any convertible or exchangeable securities of the A-1 Series that we issue in the future may have rights, preferences and privileges, including with respect to distributions, more favorable than those of our Series A-1 common shares and may result in dilution to owners of our Series A-1 common shares.  Because our decision to issue debt or equity securities of the A-1 Series in any future offering or otherwise incur indebtedness of the A-1 Series will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of future offerings or financings by or related to the A-1 Series, any of which could reduce the market price of our Series A-1 common shares and dilute the value of our Series A-1 common shares.

U.S. Federal Income Tax Risk Factors
Failure of each Series to be classified as a separate entity for U.S. Federal income tax purposes could adversely affect the timing, amount and character of distributions to a holder of Series A-1 common shares.
We intend to treat each Series as a separate business entity for U.S. federal income tax purposes and the series LLC organization as a non-entity for U.S. federal income tax purposes.  Consistent with this approach, the IRS has issued proposed Treasury Regulations that provide that each individual series of a domestic series LLC organization will generally be treated as a separate entity formed under local law, with each such individual series' classification for U.S. federal income tax purposes determined under general tax principles and the entity classification ("check-the-box") rules.  Although not expected based on the proposed Treasury Regulations, if the IRS were to adopt a different approach than the one adopted in the proposed Treasury Regulations and successfully challenge our treatment of each Series as a separate business entity and the series LLC organization as a non-entity for U.S. federal income tax purposes, we expect that the series LLC organization would be treated as a single corporation that has elected and operated to be taxed as a REIT for U.S. federal income tax purposes.  In that event, the timing, amount and character of distributions to holders of Series A-1 common shares could be adversely impacted and the ability of the series LLC organization to be taxed as a REIT could be adversely impacted because the activity of each Series would be aggregated as the activities of a single REIT.
The failure of the A-1 Series to qualify as a REIT would subject it to U.S. federal income tax and applicable state and local taxes, which would reduce the amount of cash available for distribution to holders of our Series A-1 common shares.
The A-1 Series has been organized and intends to operate in a manner that will enable it to qualify as a REIT for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2015.  The A-1 Series has not requested and does not intend to request a ruling from the Internal Revenue Service, or the IRS, that it will qualify as a REIT.  Qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code and Treasury Regulations promulgated thereunder for which there are limited judicial and administrative interpretations.  To qualify as a REIT, the A-1 Series must meet, on an ongoing basis, various tests regarding the nature and diversification of its assets and its income, the ownership of its outstanding shares, and the amount of its distributions.  The ability of the A-1 Series to satisfy these asset tests depends upon an analysis of the characterization and fair market values of its assets, some of which are not susceptible to precise determination, and for which it will not obtain independent appraisals.  The A-1 Series' compliance with the REIT income and quarterly asset requirements also depends upon its ability to manage successfully the composition of its income and assets on an ongoing basis.  Moreover, new legislation, court decisions or administrative guidance, in each case possibly with retroactive effect, may make it more difficult or impossible for the A-1 Series to qualify as a REIT.  Thus, while the A-1 Series intends to operate so that it will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in circumstances, no assurance can be given that the A-1 Series will so qualify for any particular year.
If the A-1 Series fails to qualify as a REIT in any taxable year, and it does not qualify for certain statutory relief provisions, the A-1 Series would be required to pay U.S. federal income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates, and distributions to holders of Series A-1 common shares would not be deductible by it in determining its taxable income.  In such a case, the A-1 Series might need to borrow money, sell assets, or reduce or even cease making distributions in order to pay its taxes.  The A-1 Series' payment of income tax would reduce significantly the amount of cash available for distribution to holders of Series A-1 common shares.  Furthermore, if the A-1 Series fails to maintain its qualification as a REIT, the A-1 Series no longer would be required to distribute substantially all of its net taxable income to holders of Series A-1 common shares.  In addition, unless the A-1 Series is eligible for certain statutory relief provisions, it could not re-elect to qualify as a REIT until the fifth calendar year following the year in which it failed to qualify.
If the Property A-1 Subsidiary is treated as a corporation for U.S. federal income tax purposes, the A-1 Series will cease to qualify as a REIT.
We believe the Property A-1 Subsidiary qualifies as a partnership for U.S. federal income tax purposes. As a partnership for U.S. federal income tax purposes, the Property A-1 Subsidiary will not be subject to U.S. federal income tax on its income. Instead, each of its partners, including the A-1 Series, will be required to pay tax on its allocable share of the Property A-1 Subsidiary's income. No assurance can be provided, however, that the IRS will not challenge the Property A-1 Subsidiary's status as a partnership for U.S. federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating the Property A-1 Subsidiary as a corporation for U.S. federal income tax purposes, the A-1 Series would fail to meet the gross income tests and certain of the asset tests applicable to REITs. As a result, the A-1 Series would cease to qualify as a REIT and the Property A-1 Subsidiary would become subject to U.S. federal, state and local income tax. The payment by the Property A-1 Subsidiary of income tax would reduce significantly the amount of cash available to the Property A-1 Subsidiary to satisfy obligations to make principal and interest payments on its debt and to make distribution to its partners, including the A-1 Series.

Complying with the REIT requirements may cause the A-1 Series to forego and/or liquidate otherwise attractive investments.
To qualify as a REIT, the A-1 Series must ensure that it meets the REIT gross income tests annually.  In addition, the A-1 Series must ensure that, at the end of each calendar quarter, at least 75% of the value of its total assets consists of cash, cash items, government securities and qualified real estate assets, including certain mortgage loans and certain kinds of mortgage-backed securities.  Any investment in securities (other than government securities, securities of corporations that are treated as taxable REIT subsidiaries or "TRSs" and qualified REIT real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer.  In addition, in general, no more than 5% of the value of the assets of the A-1 Series (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of the total securities of the A-1 Series can be represented by securities of one or more TRSs.  See "U.S. Federal Income Tax Considerations—Requirements for Qualification—General—Asset Tests." If the A-1 Series fails to comply with these asset requirements at the end of any calendar quarter, it must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing its REIT qualification and suffering adverse tax consequences.
To meet these tests, the A-1 Series may be required to take or forgo taking actions that it otherwise would otherwise consider advantageous.  For instance, in order to satisfy the gross income or asset tests applicable to REITs under the Internal Revenue Code, the A-1 Series may be required to forego certain investments that it otherwise would make.  Furthermore, the A-1 Series may be required to make distributions to holders of Series A-1 common shares at disadvantageous times or when it does not have funds readily available for distribution.  These actions could have the effect of reducing the A-1 Series' income and amounts available for distribution to holders of Series A-1 common shares.  Thus, compliance with the REIT requirements may hinder the investment performance of the A-1 Series.
The REIT distribution requirements could require the A-1 Series to borrow funds during unfavorable market conditions or subject it to tax, which would reduce the cash available for distribution to holders of Series A-1 common shares.
In order to qualify as a REIT, the A-1 Series must distribute to holders of Series A-1 common shares, on an annual basis, at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains.  In addition, the A-1 Series will be subject to U.S. federal income tax at regular corporate rates to the extent that it distributes less than 100% of its net taxable income (including net capital gains) and will be subject to a 4% nondeductible excise tax on the amount by which its distributions in any calendar year are less than a minimum amount specified under U.S. federal income tax laws.  The A-1 Series intends to distribute its net income to its shareholders in a manner intended to satisfy the REIT 90% distribution requirement and to avoid U.S. federal income tax and the 4% nondeductible excise tax.
In addition, taxable income of the A-1 Series may exceed its net income as determined by generally accepted accounting principles, or GAAP, because, for example, the A-1 Series may incur nondeductible capital expenditures or be required to make debt or amortization payments.  As a result of the foregoing, the A-1 Series may generate less cash flow than taxable income in a particular year and it may incur U.S. federal income tax and the 4% nondeductible excise tax on that income if it does not distribute such income to holders of Series A-1 common shares in that year.  In that event, the A-1 Series may be required to use cash reserves, incur debt or liquidate assets at rates or times that it regards as unfavorable or make a taxable distribution of its shares in order to satisfy the REIT 90% distribution requirement and to avoid U.S. federal income tax and the 4% nondeductible excise tax in that year.
Even if the A-1 Series qualifies as a REIT, it may incur tax liabilities that reduce its cash flow.
Even if the A-1 Series qualifies for taxation as a REIT, it may be subject to certain U.S. federal, state and local taxes on its income and assets, including taxes on any undistributed income, and state or local income, franchise, property and transfer taxes, including mortgage recording taxes.  See "U.S. Federal Income Tax Considerations—Taxation of the A-1 Series—Taxation of REITs in General." In addition, any TRSs owned by the A-1 Series will be subject to U.S. federal, state and local corporate income taxes.  Any taxes paid by the A-1 Series or its TRSs would decrease the cash available for distribution to holders of Series A-1 common shares.
Dividends payable by REITs do not qualify for the reduced tax rates on dividend income from regular corporations, which could adversely affect the value of Series A-1 common shares.
The maximum U.S. federal income tax rate for certain qualified dividends payable to U.S. holders of Series A-1 common shares that are individuals, trusts and estates is 20%.  Dividends payable by REITs, however, are generally not eligible for the reduced rates and therefore may be subject to a 39.6% maximum U.S. federal income tax rate on ordinary income.  Although the reduced U.S. federal income tax rate applicable to dividend income from regular corporate dividends does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including Series A-1 common shares.

Complying with REIT requirements may limit the ability of the A-1 Series to hedge effectively and may cause it to incur tax liabilities.
The REIT provisions of the Internal Revenue Code may limit the ability of the A-1 Series to hedge its assets and operations.  Under these provisions, any income that the A-1 Series generates from transactions intended to hedge its interest rate risk will be excluded from gross income for purposes of the REIT 75% and 95% gross income tests if the instrument hedges interest rate risk on liabilities used to carry or acquire real estate assets, and such instrument is properly identified under applicable Treasury Regulations.  Income from hedging transactions that do not meet these requirements will generally constitute non-qualifying income for purposes of both the REIT 75% and 95% gross income tests.  See "U.S. Federal Income Tax Considerations—Requirements for Qualification—General—Gross Income Tests" and "U.S. Federal Income Tax Considerations—Requirements for Qualification—General—Hedging Transactions." As a result of these rules, the A-1 Series may have to limit its use of hedging techniques that might otherwise be advantageous or implement those hedges through a TRS.  This could increase the cost of the hedging activities of the A-1 Series because its TRS would be subject to tax on gains or expose it to greater risks associated with changes in interest rates than the A-1 Series would otherwise want to bear.  In addition, losses in a TRS will generally not provide any tax benefit, except for being carried forward against future taxable income in the TRS.
The ability of the board of directors to revoke the REIT election of the A-1 Series without the approval of holders of Series A-1 common shares may cause adverse consequences to holders of Series A-1 common shares.
Our operating agreement provides that the board of directors may revoke or otherwise terminate the REIT election of the A-1 Series, without the approval of holders of Series A-1 common shares, if the board determines that it is no longer in the best interest of the A-1 Series to continue to qualify as a REIT.  If the A-1 Series ceases to qualify as a REIT, it would become subject to U.S. federal income tax on its net taxable income and it generally would no longer be required to distribute any of its net taxable income to holders of Series A-1 common shares, which may have adverse consequences on its total return to holders of Series A-1 common shares.
Legislative or regulatory tax changes related to REITs could materially and adversely affect our business.
At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be changed, possibly with retroactive effect.  We cannot predict if or when any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective or whether any such law, regulation or interpretation may take effect retroactively.  The A-1 Series and holders of Series A-1 common shares could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.
Your investment has various tax risks.
Although provisions of the Internal Revenue Code generally relevant to an investment in Series A-1 common shares are described in "U.S. Federal Income Tax Considerations," you should consult your tax advisor concerning the effects of U.S. federal, state, local and foreign tax laws to you with regard to an investment in Series A-1 common shares.

FORWARD-LOOKING STATEMENTS

Some of the statements under "Summary," "Risk Factors," "Use of Proceeds,"  "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business and Property," "Distribution Policy" and elsewhere in this prospectus constitute forward-looking statements.  These forward-looking statements are based on our beliefs, assumptions and expectations of the future performance of the A-1 Series, taking into account information currently available to us.  In some cases, you can identify forward‑looking statements by terms such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should" and "would" or the negative of these terms or other comparable terminology.  Statements regarding the following subjects, among others, are forward-looking by their nature:

•	use of proceeds of this offering and the concurrent private placement;

•	the A-1 Series' ability to complete the contribution transactions on the anticipated timeline or at all;

•	the A-1 Series' business strategy;

•	the A-1 Series' and the Property A-1 Subsidiary's ability to refinance the loan that currently encumbers the Property prior to its maturity date and to obtain future financing arrangements;

•	the A-1 Series' expected leverage;

•	estimates or statements relating to, and the A-1 Series' ability to make, future distributions;

•	the A-1 Series' ability to compete in the marketplace;

•	market, industry and economic trends;

•	the A-1 Series' ability to qualify and maintain its qualification as a REIT; and

•	availability of qualified personnel.
Our beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control.  If any such change occurs, the business, financial condition, liquidity and results of operations of the A-1 Series may vary materially from those expressed in, or implied by, our forward-looking statements.  You should carefully consider these risks before you make an investment decision with respect to our Series A-1 common shares, along with, among others, the following factors that could cause actual results to vary from our forward-looking statements:

•	the factors referenced in this prospectus, including those set forth under "Risk Factors" and "Business and Property;"

•
our ability and the ability of the Asset Manager and the Fortis General A-1 Partner to successfully operate the Property and generate sufficient operating cash flows to make and sustain distributions to holders of our Series A-1 common shares;

•	general volatility of the capital markets;

•	changes in the A-1 Series' investment objectives and business strategy;

•
our dependence on our Administrative Agent and our ability to find a suitable replacement if the A-1 Series and the Property A-1 Subsidiary or our Administrative Agent were to terminate the administrative services agreement related to the A-1 Series and the Property A-1 Subsidiary;

•
our dependence on the Asset Manager and our ability to find a suitable replacement if the Property A-1 Subsidiary or Asset Manager were to terminate the asset management agreement related to the Property;

•	limitations on the A-1 Series' business by the REIT requirements; and

•	the degree and nature of the A-1 Series' competition.
Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  You should not rely on these forward-looking statements, which apply only as of the date of this prospectus.  We are not obligated, and do not intend, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS
We estimate that the net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $160.6 million and that the net proceeds from the concurrent private placement, without payment of any placement fee or underwriting discount, will be approximately $500,000, representing aggregate net proceeds of approximately $161.1 million (in each case, based on an offering price of $15.00 per share).  We estimate that the net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $176.8 million if the underwriters exercise their over-allotment option in full, representing aggregate net proceeds from this offering and the concurrent private placement of approximately $177.3 million.

We will allocate the net proceeds from this offering and the concurrent private placement exclusively to the A-1 Series, which, in connection with the contribution transactions, will use substantially all of the net proceeds of this offering and the concurrent private placement to acquire an indirect 48.87% interest in the Property, and the net proceeds of this contribution will be distributed to the current owners of the Property, who will retain an indirect 51.13% interest in the Property.
The total transaction costs of this offering, the concurrent private placement and the contribution transactions to be paid by the A-1 Series consist of:

•	$155 million to be distributed to the current owners of the Property;

•	approximately $4.7 million of closing costs related to this offering, the concurrent private placement and the contribution transactions; and

•	approximately $3.0 million to fund certain cash reserves associated with the existing loan on the Property.
The $4.7 million of closing costs to be paid by the A-1 Series include:

•
approximately $500,000 to reimburse out-of-pocket expenses that ETRE and its affiliates have advanced on behalf of the A-1 Series in connection with the formation of the A-1 Series and this offering(approximately $300,000 of which was incurred in connection with this offering and $200,000 of which was incurred in connection with the contribution transactions);

•
approximately $2.5 million to reimburse costs incurred by ETRE in connection with this offering and the concurrent private placement and the contribution transactions (approximately $1.3 million of which was incurred in connection with this offering and $1.2 million of which was incurred in connection with the contribution transactions); and

•	approximately $1.7 million to pay the one-time portion of an administrative services fee to our Administrative Agent.
If the underwriters exercise their over-allotment option in full, we expect the A-1 Series to use the additional net proceeds to it, which will be approximately $16.2 million in the aggregate after deducting the underwriting discount and estimated offering expenses payable by us, to invest in the Property A-1 Subsidiary, which will use such additional net proceeds for general working capital purposes, including funding cash reserves and for interest rate risk management in connection with the expected refinancing of the loan that currently encumbers the Property (including forward strategies to lock in future interest rates and swap rates and option strategies to hedge against rising interest rates).
In order to avoid potential defaults under or acceleration of the Property's existing loan, we expect the A-1 Series will lend such additional net proceeds to the Property A-1 Subsidiary and that, after the refinancing of the existing loan, the A-1 Series' loan will be converted into an additional partnership interest in the Property A-1 Subsidiary. In particular, we expect this loan will have (1) a principal amount equal to the gross proceeds attributable to the underwriters' exercise of their overallotment option, (2) an interest rate equal to 5% per annum, payable quarterly and (3) a maturity date that is the earlier of (i) the date of the full repayment of the existing loan on the Property or (ii) January 11, 2017. We further expect that on the maturity date, the principal amount will be converted into additional units of general partner interest of the Property A-1 Subsidiary and a conversion price of $15.00 per unit, which conversion price will be subject to adjustment in the event of share splits, share dividends, combinations rights offerings and similar events.
Pending the use of such additional net proceeds, we intend for the Property A-1 Subsidiary to invest the additional net proceeds in interest-bearing, short-term investment-grade securities, money-market accounts or other investments that are consistent with the A-1 Series' intention to elect and qualify to be taxed as a REIT.

DISTRIBUTION POLICY

We intend for the A-1 Series to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes, commencing with the taxable year ending December 31, 2015.  U.S. federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, excluding net capital gains and determined without regard to the dividends‑paid deduction, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income.
To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we intend for the A-1 Series to make regular quarterly distributions to holders of Series A-1 common shares out of legally available funds.
The A-1 Series' current policy is to distribute all cash available for distribution other than reserves on a quarterly basis.   We expect that the first distribution following this offering will be declared in respect of the second quarter of 2015. We cannot assure you that we will make any distributions to holders of our Series A-1 common shares. Any distributions we make to such holders will be at the discretion of our board of directors and will depend upon the earnings and financial condition of the A-1 Series, maintenance of the A-1 Series' REIT qualification, restrictions on making distributions under Delaware law or the documents governing the A-1 Series' or its subsidiaries' indebtedness, any debt service obligations, capital expenditure requirements and such other factors as our board of directors deems relevant.  The A-1 Series' earnings and financial condition will be affected by various factors, including the revenue from the Property, its operating expenses and any other expenditures.  For more information regarding risk factors that could materially adversely affect the A-1 Series' earnings and financial condition, see "Risk Factors."
We anticipate that REIT distributions generally will be taxable as ordinary income to holders of Series A-1 common shares.  A portion of such distributions may be designated by us as qualified dividend income or capital gains or may constitute a return of capital.  We will furnish annually to holders of Series A-1 common shares a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, qualified dividend income, capital gains or return of capital.  For more information, see "U.S. Federal Income Tax Considerations."
The A-1 Series' cash available for distribution may be less than the amount required to meet the distribution requirements for REITs under the Internal Revenue Code, and in certain cases, the A-1 Series may be required to sell assets or borrow funds to make cash distributions, make a portion of the required distribution in the form of a taxable share distribution to holders of our Series A-1 common shares, or make a distribution of debt securities.  For more information, see "U.S. Federal Income Tax Considerations—Taxation of Holders of Series A-1 Common Shares—Taxation of Taxable U.S. Holders of Series A-1 Common Shares."

CAPITALIZATION
The following table sets forth (1) the A-1 Series' actual capitalization at March 31, 2015, and (2) its capitalization, as adjusted on a pro forma basis to give effect to (i) the sale of our Series A-1 common shares in this offering and the concurrent private placement, (ii) the contribution transactions, and (iii) the application of the net proceeds as set forth in "Use of Proceeds". You should read this table together with "Use of Proceeds" included elsewhere in this prospectus.

	As of March 31, 2015
	Actual	Pro Forma (1)(2)
	(dollars in thousands)
Cash.................................................................................................	$1	$0
Total debt........................................................................	$0	$0
100 Series A-1 common shares outstanding, actual, and 11,535,333 Series A-1 common shares outstanding, pro forma....	$0	$173,000
Total equity................................................................	$1	$173,000
Total capitalization....................................................	$1	$173,000
___________________

(1)
Assumes  11,533,333 Series A-1 common shares will be sold in this offering and the concurrent private placement at an offering price of $15.00 per share, resulting in net proceeds of $160.6 million after deducting the underwriting discount of $10.4 million from this offering and estimated offering expenses of approximately $1.6 million. The concurrent private placement has no associated placement fees or underwriting discounts.  See "Use of Proceeds." Also assumes 12,066,667 Series A-1 OP units will be held by the Limited A-1 Partner upon the completion of the contribution transactions.

(2)
Pro forma Series A-1 common shares outstanding includes (a) the 11,500,000 Series A-1 common shares to be issued in this offering (b)33,333 Series A-1 common shares that our Administrative Agent has agreed to purchase in the concurrent private placement and (c) an aggregate of 2,000 restricted Series A-1 common shares to be granted to our independent directors upon the completion of this offering and the concurrent private placement under our 2015 Director Plan, but excludes (i) up to 1,150,000 Series A-1 common shares that we may issue and sell upon exercise of the underwriters' over-allotment option in full, and (ii) 12,066,667 Series A-1 common shares potentially issuable upon redemption of Series A-1 OP units.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion in conjunction with the information provided under the sections of this prospectus entitled "Risk Factors," "Forward-Looking Statements," and "Business and Property" and our and the A-1 Series' audited financial statements and the related notes included elsewhere in this prospectus.  This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties.  Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled "Risk Factors" and "Forward-Looking Statements" and elsewhere in this prospectus.
Overview
We are a newly organized Delaware series limited liability company that has been formed to permit public investment in individual commercial real estate properties, each of which will be held by a separate property-owning subsidiary   owned by a separate Series of limited liability company interests, or Series, that we intend to establish.  Each Series we may establish in the future will be a separate Series and not itself a separate legal entity under Delaware law.  As a separate Series, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Series are segregated and enforceable only against the assets of such Series as provided under Delaware law.  We intend for each Series to elect and qualify to be taxed as a separate REIT for U.S. federal income tax purposes, commencing with the first taxable year ending after the completion of the initial public offering of shares of such Series.
The A-1 Series has been established to allow persons who acquire Series A-1 common shares in this offering to own an interest in State Street Financial Center, a 36-story office tower, also known as One Lincoln Street, located in Boston, Massachusetts. Following the contribution transactions described herein, the A-1 Series will own an indirect 48.87% interest in the Property through a general partner interest in the Property A-1 Subsidiary.
We intend to elect and qualify each Series, including the A-1 Series, as a REIT under the Internal Revenue Code commencing with, in the case of the A-1 Series, its taxable year ending December 31, 2015.
Critical Accounting Policies
Below is a discussion of the accounting policies that management believes will be critical once the A-1 Series commences operations.  The A-1 Series' accounting policies have been established to conform with GAAP.  We consider these policies critical because they involve significant management judgments and assumptions, require estimates about matters that are inherently uncertain and are important for understanding and evaluating the A-1 Series' reported financial results.  These judgments affect the reported amounts of assets and liabilities and the A-1 Series' disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods.  With different estimates or assumptions, materially different amounts could be reported in the A-1 Series' financial statements.  Additionally, other companies may utilize different estimates that may impact the comparability of the A-1 Series' results of operations to those of companies in similar businesses.
Investment in Property A-1 Subsidiary (Partially Owned Entity)
We account for our investment in partially owned entities under the equity method of accounting in accordance with Accounting Standard Codification (ASC) 323, Investments-Equity Method and Joint Ventures, in cases where we exercise significant influence over, but do not control, the entity and are not considered to be the primary beneficiary.
As indicated under “Risk Factors” herein, the A-1 Series has significant influence over the operations of the Property A-1 Subsidiary; however, the terms of the Property A-1 Subsidiary’s limited partnership agreement will limit the A-1 Series’ ability to take actions in respect of the Property’s operations that are opposed by the Fortis General A-1 Partner. Accordingly, the requirements for consolidation are not met and the A-1 Series will account for its investment in the Property A-1 Subsidiary under the equity method.
The A-1 Series’ judgment with respect to its level of influence over the Property A-1 Subsidiary  involves the consideration of various factors including voting rights, forms of its ownership interest, representation in the Property A-1 Subsidiary’s  governance, the size of its investment (including loans), its ability to participate in policy making decisions and the rights of the other investors to participate in the decision making process and to sell the Property and liquidate the partnership, if applicable. The assessment of the A-1 Series’ influence over an entity affects the presentation of the investment in the financial statements.
Equity method investments are initially recorded at cost, including transaction costs, and subsequently adjusted for the A-1 Series’ share of net income or loss and cash contributions and distributions each period. To the extent the A-1 Series' investment cost exceeds its share of the underlying Property A-1 Subsidiary’s book value (“excess outside basis”), the excess outside basis portion of our investment is amortized over the anticipated useful lives of the Property A-1 Subsidiary’s underlying  tangible and intangible assets acquired and liabilities assumed (based on an allocation of cost to the underlying tangible assets, identifiable intangibles and assumed liabilities based on their estimated fair values at the date of the A-1 Series' investment).   The A-1 Series assesses its investment in the Property A-1 Subsidiary for recoverability, and if it is determined that a loss in value of the investment is other than temporary, will write down the investment to its fair value. The A-1 Series evaluates its investment for impairment based on the Property A-1 Series’ projected discounted cash flows.

Share Based Compensation
We will account for share-based compensation in accordance with the provisions of ASC 718, Share-based Payment.  ASC 718 requires that compensation cost for share-based compensation be recognized ratably over the service period of the award.  Because all of our share-based compensation will be issued to non-employees, the amount of compensation is to be adjusted, in each reporting period, based on the fair value of the award at the end of the reporting period.  The award is re-marked until such time as the award has vested, the service being provided is substantially completed or, under certain circumstances, likely to be completed, whichever occurs first.
Income Taxes
We will operate in a manner intended to enable us to qualify as a REIT under Sections 856-859 of the Internal Revenue Code.  Under those sections, a REIT which distributes at least 90% of its REIT taxable income, excluding net capital gains and determined without regard to the dividends paid deduction, as a dividend to its shareholders each year and which meets certain other conditions will not be taxed on that portion of its taxable income which is distributed to its shareholders.  Compliance with the REIT Regulations can be complex and requires our management to exercise judgment.

Results of Operations
As of the date of this prospectus, the A-1 Series has no operations because it has been in its organizational stage.  Substantially concurrently with the completion of this offering and the concurrent private placement, the A-1 Series will acquire an indirect 48.87% interest in the Property through a general partner interest in the Property A-1 Subsidiary and will commence operations.  Thereafter, the A-1 Series' operations, through its interest in the Property A-1 Subsidiary, will consist primarily of its pro rata interest in revenues from the Tenant and its pro rata interest in operating expenses of the Property.
For the three months ended March 31, 2015, total revenue from the Property was approximately $17.7 million, consisting of rental revenue of approximately $17.3 million and escalations and recoveries from the Tenant of approximately $0.4 million, and operating expenses from the Property were approximately $4.5 million, consisting of approximately $3.3 million in real estate taxes and assessments, and approximately $1.2 million in other operating costs.
For the years ended December 31, 2014 and 2013, total revenue from the Property was approximately $70.9 million and $70.9 million, respectively, consisting of rental revenue of approximately $69.2 million and $69.0 million, respectively, and escalations and recoveries from the Tenant of  approximately $1.7 million and $1.9 million, respectively, and operating expenses from the Property were approximately $17.3 million and $17.4 million, respectively, consisting of approximately $13.5 million and $13.6 million, respectively, in real estate taxes and assessments, and approximately $3.8 million and $3.8 million, respectively, in other operating costs.  Following the completion of this offering, the A-1 Series will also incur administrative services fees payable to our Administrative Agent (estimated to be approximately $640,000 per annum) and its allocable portion of other general overhead expenses (estimated to be approximately $25,000 per annum), and the Property A-1 Subsidiary will also incur asset management fees payable to the Asset Manager (estimated to be approximately $540,000 per annum).

Summary Financial Information of State Street Corporation
The Property is subject to a net lease with a single tenant, SSB Realty, LLC, whereby the Tenant is responsible for all the operating costs of the Property, including real estate taxes, insurance, maintenance, management and other operating expenses in excess of approximately $16.4 million per year per the office lease agreement. State Street Corporation (NYSE: STT), the Tenant's guarantor, has audited financial information available by virtue of State Street Corporation being a public registrant with the SEC. Accordingly, we are providing summary financial information with respect to State Street Corporation as we believe the financial information specific to State Street Corporation is relevant and useful to investors. In addition, we have provided elsewhere in this prospectus audited financial information for the Property pursuant to Rule 3-14 under Regulation S-X.
State Street Corporation currently files audited financial reports with the SEC. The summary financial data below was obtained from State Street Corporation’s audited financial statements included in its most recent annual report on form 10-K and unaudited financial statements included in its most recent quarterly report on Form 10-Q, each filed with the SEC. The information presented is summarized and does not include all related disclosures, and therefore may not be a complete and accurate representation of the State Street Corporation’s results of operations or financial position. For additional information and to obtain a complete understanding of the financial statements and the related critical accounting policies and estimates used in the preparation of those financial statements, please refer to State Street Corporation’s most recent annual report on Form 10-K and Form 10-Q, each of which is available on the SEC’s website at www.sec.gov and/or State Street Corporation’s investor relations page on its website. Summary financial data for State Street Corporation is presented below for the most recent three fiscal years for income and cash flow information and the most recent two years for financial condition information (amounts in millions).

	For the Three Months Ended March 31, 2015	For the Year Ended
	(unaudited)	2014	2013	2012
Summary Income Information:
Total revenue	$2,605	$10,295	$9,884	$9,649
Provision for loan losses	4	10	6	(3)
Total expenses	2,097	7,827	7,192	6,886
Income before income tax expense	504	2,458	2,686	2,766
Income tax expense	95	421	550	705
Net income	$409	$2,037	$2,136	$2,061

Summary Cash Flow Information:
Net cash (used in) provided by operating activities	$397	$(561)	$(2,024)	$1,933
Net cash used in investing activities	(991)	(28,492)	(14,085)	(4,591)
Net cash provided by financing activities	$1,888	$27,688	$16,739	$3,055

		For the Three Months Ended March 31, 2015	As of December 31,
		(unaudited)	2014	2013
Summary Financial Condition Information:
Investment securities		$112,857	$112,636	$116,914
Average total interest-earning assets		226,359	209,054	178,101
Total assets		279,476	274,119	243,291
Deposits		211,352	209,040	182,268
Long-term debt		9,174	10,042	9,699
Total liabilities		258,657	252,646	222,913
Total shareholders' equity		20,819	21,473	20,378
Total liabilities and shareholder's equity		279,476	$274,119	$243,291

Liquidity and Capital Resources

The A-1 Series' short-term and long-term liquidity requirements consist primarily of funding its distributions and operating expenses and other expenditures directly associated with its interest in the Property, including:

•	The acquisition of the A-1 Series' interest in the Property A-1 Subsidiary;

•	Distributions paid to holders of our Series A-1 common shares pursuant to the A-1 Series' distribution policy and to maintain its REIT status; and

•	Administrative services fees, administrative sale fees and expense reimbursements payable to our Administrative Agent;
The Property A-1 Subsidiary's short-term and long-term liquidity requirements consist primarily of funding its distributions and operating expenses and other expenditures directly associated with the Property, including:

•	Interest expense and scheduled principal payments on the Property's mortgage debt;

•	Capital expenditures to improve the Property; and

•	Recurring repairs and maintenance expenditures required to maintain the Property.
We expect the A-1 Series will meet its short-term liquidity requirements generally through its share of net cash provided by the Property's operations, existing cash balances, the net proceeds of this offering and the concurrent private placement and, if necessary, short-term borrowings.  We expect the A-1 Series will meet its long-term liquidity requirements through the issuance of additional equity securities or debt securities and the sources described above with respect to the A-1 Series' short-term liquidity.
Although our governing documents contain limitations related to certain types of debt financing and cross-subsidiary guarantees, in general, these limitations do not limit the amount of indebtedness that the A-1 Series may incur, directly or through the Property A-1 Subsidiary and its subsidiaries.  We expect for the A-1 Series to maintain a flexible capital structure and intend to target a ratio of outstanding indebtedness to the A-1 Series' total assets of between 50% and 70%. Our board of directors will periodically review this target and may modify or eliminate it without the approval of holders of our Series A-1 common shares.
Contractual Obligations
The A-1 Series had no contractual obligations as of March 31, 2015.  The A-1 Series, Lincoln Street Mezz, LLC and Lincoln Street Holdings, LLC have entered into a contribution agreement relating to the contribution transactions. In addition, prior to the completion of this offering, the A-1 Series and the Property A-1 Subsidiary will enter into an administrative services agreement with our Administrative Agent, and the Property A-1 Subsidiary will enter into the asset management agreement with the Asset Manager, each of which will be effective upon closing of this offering. Further, following the contribution transactions, the Property will continue to remain subject to the mortgage loan that currently encumbers the Property, as described below, and the Property A-1 Subsidiary will agree to indemnify the existing guarantors of the loan for certain losses.  Other than these agreements, the A-1 Series does not have any other material contractual obligations.

Related Party Fees

The Administrative Agent, an affiliate of the managing member of our company, will provide certain administrative and advisory services to the A-1 Series and the Property A-1 Subsidiary, as well as a management team and appropriate support personnel. The administrative services fee includes an approximate   $1,730,000 one‑time fee upon closing of this offering. This one-time fee will be expensed as part of the formation and organization of the A-1 Series.

In addition, the A-1 Series and Property A-1 Subsidiary will pay the Administrative Agent $25,000 per quarter plus 1.0% of net operating income, as defined below, during the prior fiscal quarter under the administrative services agreement.  For purposes of calculating the quarterly administrative services fee, net operating income means the A-1 Series' net income during the fiscal quarter (as determined in accordance with GAAP), plus (i) total depreciation and amortization, net interest expense and marketing, general and administrative expenses during such fiscal quarter, and (ii) one-time events pursuant to changes in GAAP and certain non-cash items during such fiscal quarter with the approval of a majority of our independent directors; provided, however, that, for so long as the A-1 Series' investment in the Property A-1 Subsidiary is accounted for under the equity method, net operating income shall mean the Property A-1 Subsidiary's net income during the applicable fiscal quarter (as determined in accordance with GAAP), plus (i) total depreciation and amortization, net interest expense and marketing, and general and administrative expenses during such fiscal quarter, and (ii) one-time events pursuant to changes in GAAP and certain non-cash items during such fiscal quarter with the approval of the General A-1 Partners.  These fees will be expensed by the A-1 Series and/or the Property A-1 Subsidiary, as applicable.
In addition, the Administrative Agent will be entitled to an administrative sales fee upon a future sale of the Property as provided in the administrative services agreement, which will be included as a cost of sale at such time.
Mortgage Indebtedness
The Property is currently subject to a first mortgage loan, or the loan, in the amount of $775,000,000 that was provided by Wachovia Bank, National Association, and UBS Real Estate Investments, Inc. in December 2006. The loan provides for interest-only payments of approximately $3.7 million per month for 10 years. It bears interest at a fixed rate of 5.66% per annum and has a maturity date of January 11, 2017. We expect for the Property Owner to refinance the loan prior to the scheduled maturity. The loan allows for defeasance prior to December 1, 2016, subject to the terms and conditions of defeasance under the loan agreement. During the three months prior to the maturity of the loan, prepayment is permitted in whole, but not in part, without defeasance or a prepayment penalty, as of the last day of the interest accrual period in which such prepayment is being made upon not less than 30, and not more than 90, day's prior written notice.
The loan also prohibits, subject to certain exceptions, any transfer of the Property or in any person having a legal or beneficial ownership interest in an entity owning the Property without lender consent. A transfer in breach of this prohibition would permit the lender to declare all principal and interest and all other monetary obligations under the loan immediately due and payable. For a further description this provision, see "Business and Property—Our Financing Strategy."

Off-Balance Sheet Arrangements
As of the date of this prospectus, the A-1 Series had no off-balance sheet transactions.

Funds from Operations
Management believes that FFO, a non-GAAP measure, is an additional and appropriate measure of the operating performance of REITs in general and the A-1 Series in particular.  We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT, as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of depreciable properties, the cumulative effect of changes in accounting principles and real estate-related depreciation and amortization.
Our management utilizes FFO as a measure of the A-1 Series' operating performance, and believes FFO is also useful to investors, because it facilitates an understanding of the A-1 Series' operating performance after adjustment for certain non-cash expenses, such as real estate depreciation, which assumes that the value of real estate assets diminish predictably over time.  Furthermore, although FFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO may provide us and investors with an additional useful measure to compare the A-1 Series' financial performance to certain other REITs.
FFO is not equivalent to net income or cash generated from operating activities determined in accordance with GAAP.  Furthermore, FFO does not represent amounts available for management's discretionary use because FFO excludes depreciation and amortization and captures neither the changes in the value of the Property that results from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Property, all of which have real economic effect and could materially impact the A-1 Series' results from operations.  There can be no assurance that FFO presented by us is comparable to similarly titled measures of other REITs.  FFO does not represent cash generated from operating activities and should not be considered as an alternative to net income (loss) determined in accordance with GAAP or to cash flow from operating activities determined in accordance with GAAP.  FFO is not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions.  Although FFO is a measure used for comparability in assessing the performance of REITs, as the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one company to another.
The following table presents a reconciliation of the A-1 Series' pro forma net loss attributable to the A-1 Series, the most directly comparable GAAP measure, to pro forma FFO for the periods presented (in thousands):

	For the Three Months Ended March 31, 2015	For the Year Ended December 31, 2014
	unaudited
Net loss	(1,470)	$(5,512)
Add:
Depreciation and Amortization (1)	3,660	14,640
Funds from operations	$2,190	$9,128

(1) Reflects the A-1 Series' share of depreciation and amortization as disclosed in footnote C to the unaudited pro forma financial statements.

Quantitative and Qualitative Disclosures About Market Risks
Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices and other market changes that affect market sensitive instruments.  In pursuing its business plan, we expect that the primary market risk to which the A-1 Series will be exposed is interest rate risk.
The A-1 Series may be exposed to the effects of interest rate changes primarily as a result of the Property's long-term debt.  Following the contribution transactions, the A-1 Series will not have any long-term floating rate debt, but the A-1 Series or its subsidiaries may incur long-term floating rate debt in the future, including in connection with the refinancing of the loan that currently encumbers the Property. Our interest rate risk management objectives will be to limit the impact of interest rate changes on earnings and cash flows and to lower overall borrowing costs while taking into account variable interest rate risk.  To achieve our objectives, the A-1 Series may borrow, directly or through the Property A-1 Subsidiary or its subsidiaries, at fixed rates or variable rates.  The A-1 Series may also enter into derivative financial instruments such as interest rate swaps and caps in order to mitigate its interest rate risk on a related financial instrument.  The A-1 Series will not enter into derivative transactions for speculative purposes.
Inflation
We expect the A-1 Series will be exposed to inflation risk as income from the Property's long-term office and garage leases with the Tenant will be the sole source of its cash flows from operations.  We expect the following provisions of the office and garage lease agreements will protect the A-1 Series from the impact of inflation: rent steps, reimbursement billings for operating expense pass-through charges, and real estate tax and insurance reimbursements on a per square foot allowance.  However, due to the long-term nature of the office and garage leases, they may not re-set frequently enough to cover inflation.

BUSINESS AND PROPERTY

Overview
We are a newly organized Delaware series limited liability company that has been formed to permit public investment in individual commercial real estate properties, each of which will be held by a separate property‑owning subsidiary owned by a separate series of limited liability company interests, or Series, that we intend to establish. Each Series we may establish in the future will be a separate Series and not itself a separate legal entity under Delaware law.  As a separate Series, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Series are segregated and enforceable only against the assets of such Series as provided under Delaware law.  We intend for each Series to elect and qualify to be taxed as a separate REIT for U.S. federal income tax purposes, commencing with the first taxable year ending after the initial public offering of shares of such Series has been completed.
The A-1 Series has been established to allow persons who acquire Series A-1 common shares in this offering to own an interest in State Street Financial Center, a 36-story office tower, also known as One Lincoln Street, located in Boston, Massachusetts. Following the contribution transactions described herein, the A-1 Series will own an indirect 48.87% interest in the Property through a general partner interest in the Property A-1 Subsidiary.
In connection with the contribution transactions, the A-1 Series has executed a contribution agreement with the current owners of the Property. Pursuant to this contribution agreement, the A-1 Series will use substantially all of the net proceeds of this offering and the concurrent private placement to acquire the indirect 48.87% interest in the Property, and the net proceeds of this contribution will be distributed to the current owners of the Property, who will retain an indirect 51.13% interest in the Property through a limited partner interest in the Property A-1 Subsidiary. We and the current owners of the Property negotiated contribution consideration and related payments that reflect a valuation of approximately $1.11 billion for the Property. Based on an offering price of $15.00 per share, the total equity value of the Property A-1 Subsidiary would be approximately $354.0 million, with the current owner's interest representing approximately $181.0 million and the A-1 Series' interest representing approximately $173.0 million.

Following the completion of the contribution transactions, the objective of the A-1 Series will be to maximize total returns to holders of our Series A-1 common shares through the payment of consistent cash distributions and the achievement of long-term capital appreciation in the Property.
The A-1 Series, as the REIT General A-1 Partner, Lincoln Street Manager, LLC (an affiliate of Fortis), as the Fortis General A-1 Partner, and Lincoln Street Holdings, LLC, as the Limited A-1 Partner, will enter into the limited partnership agreement for the Property A-1 Subsidiary. Under the terms of the limited partnership agreement, for so long as the Lincoln Street Holdings Limited Partner Group owns at least 25% of the combined issued and outstanding Series A-1 OP units and Series A-1 common shares, the Fortis General A-1 Partner will, generally, manage the day to day business, affairs and operations of the Property A-1 Subsidiary and the Property, and the A-1 Series, as the REIT General A-1 Partner, will have the right to approve certain major decisions with respect to the Property A-1 Subsidiary and the Property. We have structured the terms of the limited partnership agreement in this manner in order to provide both the A-1 Series and the Property's current owners (for so long as they continue to maintain a significant ownership interest in the Property) with a voice in the management of the Property's operations. In addition, a Property Oversight Committee will be established to resolve potential disputes between the Fortis General A-1 Partner and its affiliates, on the one hand, and the A-1 Series and its affiliates, on the other hand, with a majority of the members of this committee being designated by our board of directors. The Asset Manager, an affiliate of the Fortis General A-1 Partner and Fortis, will also provide asset management services to the Property A-1 Subsidiary.
Each of our Series and Property Subsidiaries, including the A-1 Series and the Property A-1 Subsidiary, will enter into an administrative services agreement with our Administrative Agent, a subsidiary of ETRE Financial, LLC. Our Administrative Agent will provide certain administrative and advisory services to each of our Series and Property Subsidiaries, including the A-1 Series and the Property A-1 Subsidiary. Through our Administrative Agent, we intend to utilize and leverage the extensive expertise and extensive network of relationships of ETRE and its management team.
We intend to elect and qualify each Series, including the A-1 Series, as a REIT under the Internal Revenue Code commencing with, in the case of the A-1 Series, its taxable year ending December 31, 2015.

Business Strategy
The objective of the A-1 Series is to maximize total returns to holders of our Series A-1 common shares through the payment of consistent cash distributions and the achievement of long-term capital appreciation in the Property.
To achieve this objective, the General A-1 Partners will direct the Asset Manager to seek to maximize the cash flow from, and increase the value of, the Property by:

•	refinancing the existing loan on the Property at favorable terms prior to January 11, 2017, its scheduled maturity date;

•	actively managing operating expenses; and

•	improving the Property.

We expect that the Asset Manager will seek to maximize value through the active management of the Property, participating in various aspects of the operations of the Property, including marketing, operations analysis, physical design, renovation, capital improvements, tenant experience and overall strategic direction.

Our Strengths
We believe that our competitive strengths include the following:

•
Independent Board of Directors.  Shareholders of Series A-1 common shares will benefit from the oversight of an independent board of directors with extensive experience in the real estate, equity and debt markets.  John Gregorits will be retiring later this year from his position as head of the Specialized Funds Group at Prudential Real Estate Investors (PREI), the real estate investment management business of Prudential Financial.  Jay Anderson serves as the chief operating officer of The Feil Organization, a private real estate development and management firm with over 26 million square feet of retail, commercial and industrial properties.  Joseph C. Capezza, CPA,serves as executive vice president, chief financial officer and treasurer for Health Net, Inc.  Mark Filanowski is a founding partner of Intrepid Shipping and was previously chief financial officer of Marine Transport Corporation.

•
Experienced Management Team and Advisors.  Holders of Series A-1 common shares will benefit from the administrative services of ETRE Asset Management, LLC, our Administrative Agent, a subsidiary of ETRE, our experienced management team and the asset management services of the Asset Manager, an affiliate of Fortis. Paul Frischer, our president and chief executive officer and a founding member of ETRE, leads the development and implementation of ETRE and has extensive experience in the real estate industry, covering all aspects of commercial real estate investment, including equity, debt and trading.  Jesse Stein, our chief operating officer, secretary and a founding member of ETRE, is the leading visionary and architect for ETRE, with extensive experience in real estate capital markets, financial modeling and equity trading. Fortis is a real estate investment, operating and development company. Its real estate projects include the ownership, development and management of Class A office, multi-family residential condominiums and rentals, and industrial properties. Today, Fortis manages millions of square feet of commercial and residential property in various U.S. locations.

•
Investor Accessibility.  Series A-1 common shares provide accessibility for individual investors to own interests in a high-quality, single-property commercial real estate asset in the form of a listed public security.

•	Investor Liquidity. We have applied to have our Series A-1 common shares listed on the NASDAQ under the ticker "ESSF" in order to provide liquidity to holders of our Series A-1 common shares.

•
Economies of Scale Model.  Our Administrative Agent will oversee our SEC reporting and compliance obligations, including as each relates to the A-1 Series.  These functions include investor reporting and communication, periodic filings with the SEC, audit oversight and general compliance.  The Administrative Agent will provide similar or additional functions for the Other Property Series, achieving economies of scale for each of the Series.

The Property
State Street Financial Center
State Street Financial Center is located in Boston, Massachusetts. The 36-story office tower features approximately 1,045,106 square feet of primarily office space and a parking garage of five levels and approximately 325,000 square feet. The Property was developed in 2003 through a collaboration among the Gale Company, State Teachers Retirement System of Ohio and a Morgan Stanley real estate fund. Originally conceived as One Lincoln Street, the asset was fully leased to SSB Realty, LLC, a subsidiary of State Street Corporation , or the Tenant, prior to its completion. The Property was named "Boston Building of the Year" by the Building Owners and Managers Association International, or BOMA, in 2003. The Property is situated in the hub of Boston's financial, corporate and retail districts.

PROPERTY SUMMARY
Office Rentable Square Feet	1,008,587
Retail Rentable Square Feet	16,411
Storage Rentable Square Feet	20,108
Parking Square Feet	325,000
Total Property Square Feet	1,370,106
% Occupied	100%(1)
Average Floor Plates	22,500 SF
Slab to Slab Avg. Ceiling Heights	12' 7"
Stories	36
Year Built	2003
(1) As of March 31, 2015

The Office and Garage Leases

Upon completion of the Property, the Tenant moved into its new global headquarters, which was customized to its needs, and signed a 20-year office lease expiring on September 23, 2023 (which originally did not include the garage) with two 10-year renewal options. The Tenant subsequently entered into a garage lease with the Property Owner, with the same expiration date and renewal options for the five-level parking garage beneath the office tower. The current rent that the Tenant pays under the office lease is approximately $63.9 million per year. The current rent that the Tenant pays under the garage lease is approximately $5.3 million, adjusted annually for changes in the consumer price index. With respect to each of the office lease and garage lease, State Street Corporation entered into a guaranty with the Property Owner to guarantee the full payment and performance of the Tenant as a present and continuing guaranty of payment and not of collection. The Tenant made its own substantial investment of over $250 per square foot in the Property to ensure that all technological, safety and security needs were met.

 Site Description

The site consists of a 70,906 square-foot, mostly rectangular-shaped parcel with frontage on Lincoln Street, Essex Street, Kingston Street and Bedford Street. The Property is located in close proximity to several Boston hotels as well as shopping and tourist attractions such as Faneuil Hall Marketplace/Quincy Market and Downtown Crossing shopping districts. Located in the immediate vicinity are the Boston Common, the Freedom Trail, the New England Aquarium and the expansive Rose Fitzgerald Kennedy Greenway.
Transportation & Access
The Property is situated in the hub of the city's financial, corporate and retail districts. Access to U.S. Interstate 93 and the Massachusetts Turnpike is within a few blocks while Logan International Airport is approximately four miles by car. South Station, the city's main transportation center, which offers commuter rail and subway services and Amtrak trains, is also nearby.
Amenities
The Property features a full-service cafeteria on the seventh floor and a five-level parking garage, which is located below grade. It is operated by VPNE Parking Solutions with two entrances that can accommodate 853 cars.
Zoning
The site is zoned within the South Station Economic Development Area, which has been designated to direct downtown development in a way that promotes balanced growth for Boston; to permit redevelopment which provides significant community benefits, in accordance with city land disposition policies; to create a mixed-use district which includes office, retail, hotel, research and development; and to improve vehicular access to the city by establishing parking facilities near major commuter arteries.

Architect/Structure
The Property was designed by the internationally renowned architectural firm, Jung/Brannen Associates, and was developed by a joint venture between State Teachers Retirement System of Ohio, a Morgan Stanley real estate fund, The Gale Company, and Columbia Plaza Associates.
Lobby and Layout
The Property provides the Tenant and visitors with four separate entrances: Lincoln Street, Essex Street, Bedford Terrace and Bedford/Kingston Streets. In the building's marble-appointed lobbies there is a sundry shop, café and bakery, and shoeshine stand. The lobby also features the State Street Corporation Visitor Center and the State Street Corporation Record, an interactive exhibit detailing the history of State Street Corporation.
Roof
The building has a fully and mechanically adhered ethylene, propylene, diene, and terpolyne, or EPDM, membrane roofing system.
Elevators
The building has a total of 25 elevators, including 20 high-speed gearless passenger elevators, three freight elevators and two passenger cabs for the garage.
HVAC
Heating and cooling is provided by separate Mammoth heating, ventilation and air conditioning, or HVAC, direct expansion units on each floor that feed a decentralized variable air volume, or VAV, system for independent floor control. Supplemental heat is provided by electrical elements in the perimeter diffusers.
Fire Life Safety
The Property features an automatic sprinkler system, state-of-the-art smoke, fire detection and alarm systems, pressurized, smoke-proof, fire-rated stairwells and spare water supply, fire pumps and emergency power sources for added system reliability.
Electrical
The primary electric service for the Property is supplied through four 13 Kilovolt feeders and four 2,500 Kilovolt amp transformers.
Emergency Generator
One Caterpillar building standby generator allows continued operation of all critical building services and safety systems with a 3,400 gallon, above-ground fuel tank. State Street Corporation has four additional generators located on the roof of the low-rise building with a 10,000-gallon above-ground fuel tank.
Security
Security features include ballards surrounding the perimeter of the building, bomb blast film on the lower floor windows and a security barrier system on the ramps of the parking garage. The building is protected by a 24-hour security program with uniformed guards, motion detection, card-access control and close circuit television monitoring.
Loading Dock
The Property has five loading bays with direct access from Kingston Street.

Tenant

SSB Realty LLC, an affiliate of State Street Corporation, leases from Property Owner, all office, retail and storage portions of the building, totaling approximately 1,045,106 square feet. The Tenant also leases the Property's five-level parking garage, containing approximately 325,000 square feet.
State Street Corporation guarantees both of the Tenant's leases. Organized in 1969, State Street Corporation is a financial holding company that offers, through its subsidiaries, investment servicing products and services, which include custody; product- and participant-level accounting; daily pricing and administration; master trust and master custody; record-keeping; cash management; foreign exchange, brokerage, and other trading services; securities finance; deposit and short-term investment facilities; loans and lease financing; investment manager and alternative investment manager operations outsourcing; and performance, risk, and compliance analytics. State Street Corporation's investment management products and services include investment management, investment research and investment advisory services; strategies for managing passive and active financial assets, such as enhanced indexing and fixed-income securities; and exchange-traded funds. It serves mutual funds, collective investment funds and other investment pools, corporate and public retirement plans, insurance companies, foundations, endowments and investment managers.
As of March 31, 2015, State Street Corporation had a market capitalization of more than $30 billion and in 2014 had total revenue of approximately $10.3 billion. For additional information about State Street Corporation, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Summary Financial Information of State Street Corporation." The following table sets forth information regarding the Tenant as of March 31, 2015:

Tenant	Type	Lease Expiration(1)	Remaining Lease Term (years)	Total Leased Square Feet(3)	Percent of Property Rentable Square Feet	Annualized Base Rent(4)	Annualized Base Rent per Total Leased Square Feet(4)	Percent of Property Annualized Base Rent
SSB Realty LLC	Office, Retail, and Storage	9/30/2023	8.59	1,045,106	76.3%	$63,888,125	$61.13	92.3%
SSB Realty LLC	Parking Garage	9/30/2023	8.59	325,000	23.7%	5,317,709(5)	$16.36	7.7%
Total			8.59(2)	1,370,106	100.0%	$69,205,834	$50.51	100.0%
_____________

(1)	Expiration dates are per lease and do not assume exercise of renewal or extension options. Both leases have two ten-year renewal options.

(2)	Represents the weighted average lease term based on square footage as of March 31, 2015.

(3)	Based on leases signed and commenced as of March 31, 2015.

(4)	Annualized base rent does not include expense reimbursements.

(5)	The current rent that the Tenant pays under the garage lease is adjusted annually for changes in the consumer price index.
Subtenant
The Tenant, with the Property Owner's consent, entered into a sublease agreement with K&L Gates LLP, an international law firm, or the Subtenant, on March 11, 2005 for approximately 151,897 square feet of space located on six floors of the Property. The sublease is scheduled to terminate on August 31, 2023 and the Subtenant has no right to extend the term. In the event the Subtenant does not perform under the terms of the sublease agreement, the Tenant or its guarantor, State Street Corporation, would be required to fulfill such obligations. We are not a party to the sublease agreement.

Right of First Offer
Pursuant to the terms of the office lease agreement between the Property Owner and the Tenant, if there is no event of default or pending event of default, the Tenant has a right of first offer to purchase the Property, the membership interests in the Property Owner, or a specified interest in either if the Property Owner proposes to (i) transfer 50% or more of the Property Owner's interest in the Property to an unaffiliated third party, (ii) transfer 50% or more of the membership interests in the Property Owner to an unaffiliated third party, (iii) enter into a master lease of the Property in a single transaction for a term of 60 years or more with an unaffiliated third party, or (iv) exchange the Property for a different property owned by an unaffiliated third party. In the event that the Property Owner chooses to dispose of, in one of the above ways, the Property, the membership interests in the Property Owner, or a specified interest in either, the Property Owner would be required to deliver to the Tenant an offer notice specifying the interest that the Property Owner has determined to dispose of, together with a proposed purchase price prior to offering the interest to any other potential buyer. The Tenant would then have the right, within 15 days of receiving such notice, to deliver a notice of interest together with a good faith deposit in an amount equal to 5% of the proposed purchase price. Upon doing so, the Tenant would be afforded a 30 day due diligence period. Subject to the Tenant withdrawing its notice of interest during this time, both parties would become obligated to consummate the transaction at the proposed purchase price within thirty calendar days thereafter. If the Tenant fails to timely reply to the Property Owner's offer notice, withdraws its notice of interest, fails to timely close, or otherwise declines to purchase the specified interest, the Property Owner would be free to sell the specified interest to an unaffiliated third-party, but only on the conditions that the purchase price be at least equal to 103.5% of the proposed purchase price to the Tenant and that the Property Owner accepts a bona fide offer to purchase the specified interest within 12 months and closes the transaction within 18 months after the date which is the earlier of (a) the date by which the Tenant was required to reply to the Property Owner's offer notice or (b) the date of receipt by the Property Owner of a reply to the Property Owner's office notice in which the Tenant declines to purchase the specified interest. Failure by the Property Owner to meet these conditions would revive the Tenant's right of first offer.

Lease Expirations
The office and garage leases with Tenant each expire on September 23, 2023, but are each subject to two 10-year renewal options. The Tenant renewal option on the garage lease may only be exercised if the Tenant is concurrently exercising its renewal option under its office lease. The total square footage of the office and garage leases subject to expiration is 1,370,106 based on BOMA measurement standards. The annualized base rent under both leases, which does not include expense reimbursement, is $69,205,834, which is $50.51 per leased square foot. The current rent that the Tenant pays under the office lease is approximately $63.9 million per year. The current rent that the Tenant pays under the garage lease is approximately $5.3 million, adjusted annually for changes in the consumer price index.
Percent Leased and Base Rent
Between December 31, 2008 and March 31, 2015, 100% of the office and garage leases were leased based on leases commenced as of the dates indicated above and calculated as rentable square feet less available square feet divided by rentable square feet. The net effective annual base rent per leased square foot during this period was $50.51. Net effective annual base rent per leased square foot represents (i) the contractual base rent for leases in place as of the dates indicated above minus amortization of tenant improvements, leasing commissions and other concessions and costs, determined in accordance with GAAP, divided by net rentable square feet leased under commenced leases as of the same date.

Lease Distribution
As of March 31, 2015, the distribution of leases on the Property was limited to the office and garage leases. Based on net rentable square footage, as of March 31, 2015, the office and garage leases covered 1,370,106 square feet based on BOMA measurement standards, representing 100% of the Property.

Floor Plans
The following are representative floor plans of the Property:

Asset Overview. Representative Floor Plans

Floors 2-7

BEDFORD STREET
LINCOLN STREET
KINGSTON STREET
ESSEX STREET

Floors 8-12

Floors 13-21

Floors 22-30

Floors 31-36

Real Property Taxes
Real estate taxes in the city of Boston are based on real property assessments and the real property tax rate, which is set tri-annually by the Commissioner of Revenue.  In Massachusetts, the assessment date is the 1st of January each year. It is the ownership, condition and value of the Property on this date that is critical to the assessment function. Any new structures, additions, demolitions, improvements or alterations that occur after January 1 will not be reflected in assessing records until the following 1st of January. The only exception is certain exempt property that has a date of determination of the 1st of July. In Massachusetts, the fiscal year commences on the 1st of July and ends on the following 30th of June. Property taxes are assessed for the fiscal year (July 1 through June 30) based on the value of the Property as of the previous 1st of January.
The following table sets forth a summary of real estate tax payments for the Property for the 2012, 2013 and 2014 fiscal years:

	2012	2013	2014
Assessed Value	$398,495,400	$406,613,400	$435,627,900
Real Estate Tax Rate	3.19%	3.20%	3.12%
Total Taxes Paid	$12,719,973	$12,995,364	$13,582,878
Total Taxes Paid per square foot(1)	$9.28	$9.48	$9.91
(1) Based on rentable square footage of 1,370,106.

Depreciation

The federal tax basis, the depreciation rate, method of depreciation and the life claimed for purposes of depreciation of the Property will be determined based upon the completion of cost allocation study with respect to the Property.
Property Condition
The Property appears to be in overall good condition. No deficiencies that are considered significant and require immediate repair have been identified.  Based on a review of building department permit records, there has been no extensive building renovation since the Property was developed in 2003.

Boston, Massachusetts Market Information
The Economy

According to REIS, Inc. reports on the Boston market published in February 2015 and May 2015, or together, the REIS Report, the latest data shows recent increases in employment growth. Household-based data from the U.S. Bureau of Labor Statistics, or the BLS, on the number of employed residents of the Boston Metropolitan Statistical Area, or MSA, including the self-employed, showed an increase of 86,850 (3.6%) from March 2014 to February 2015. The unemployment rate for February 2015 was below 5.0%, indicating full employment for the metro area. The unemployment rate fell even though the labor force increased by 63,500 (2.5%) from March 2014 to February 2015. According to data from the BLS, which do not include the self-employed, total non-farm wage and salary employment in the Boston MSA increased by 18,700 (1.1%) from March 2014 to February 2015, with an increase of 15,700 (1.0%) in the private sector over the same period.

According to the REIS Report, the city of Boston and adjacent cities are one of a limited group of metro areas attracting talented young people in large numbers. According to the Boston Globe, including those who grew up in the area and those who moved there for work or college, “Boston is home to the largest proportion of young adults of any major U.S. city, passing famously young cities such as Austin and Washington. People age 20 to 34 make up more than a third of Boston’s population, with even higher percentages in Cambridge (44.5%) and Somerville (44.0%).” The REIS Report also claims that young people account for nearly half of eligible voters, and their preferences are driving the local economy. According to the U.S. Census, Boston’s 20- to 34-year old population increased by 11.0% between 2000 and 2010, compared with New York’s 3.9% increase and San Francisco’s 3.3% decline.

As stated in the REIS Report, data continue to show solid year-over-year employment growth in Boston’s key office-based and institutional sectors. From February 2014 to March 2015, according to BLS data, the Professional and Business Services sector added 6,700 jobs (2.1%), the Information sector added 1,800 (3.3%), and the Financial Activities sector added 1,700 jobs (1.2%), all of which increased office-based employment. Over the same period, the Institutional Educational and Health Services sector added 3,400 jobs (0.9%). Among the industrial sectors, over the same period, Construction added 1,200 jobs (2.3%), and Wholesale Trade added 1,300 jobs (2.3%), while Manufacturing lost 600 jobs (0.7%), and Transportation and Utilities lost 100 jobs (2.4%).

The Boston Office Market

According to the REIS Report, the 128-million-square-foot Boston general purpose, multi-tenant office market had rental gains over the course of 2014. The office market’s strength, however, lags the growing strength of the metro Boston economy. According to Newmark Grubb Knight Frank, vacancy rates in the greater Boston office market are at 10 year lows. The vacancy rate was 13.2% as of the first quarter of 2015, according to the REIS Report, down 30 basis points year-over-year. The Class A vacancy rate was 11.3%, down 50 basis points from the prior quarter and down 70 basis points year-over-year. Class A properties are defined as tending to be the best in the market, having above average design, construction and finish, achieving higher rents, and having tenants of strong credit quality. The Class B/C vacancy rate was 15.9%, unchanged from the prior quarter, and up 10 basis points year-over-year. Class B properties are defined as tending to be in good to above average condition and commanding average rents while Class C properties are defined as tending to be in average condition, having less desirable locations and commanding below average rents.

The REIS Report states that net absorption, which means the change in occupied space during a certain time period was strong in the first quarter of 2015 for the Boston office market, with 408,000 square feet of net absorption, offsetting the negative 350,000 square feet recorded during the fourth quarter of 2014. Although no new space was added, Class A net absorption totaled 388,000 square feet in the first quarter of 2015, following 1.1 million square feet of positive absorption in 2014. Class B/C net absorption, in contrast, was negative 256,000 square feet in 2014 and positive 20,000 for the first quarter of 2015. The commercial real estate boom of the 1980s nearly doubled the metro Boston office inventory, but due to more limited development and the conversion of older buildings to residences or mixed-use properties, the inventory expanded by only 2.5% from 2004 to the first quarter of 2015. The average annual completion total over the most recent decade was slightly under 900,000 square feet. Even so, Class A space accounts for about 60.0% of the metro Boston inventory, according to the REIS Report.The REIS Report states that over the course of 2014, 2.7 million square feet of space was under construction, a substantial total compared with most of the years since 2003 but a limited amount compared with development in the 1980s and around the year 2000. Developers and lenders have been cautious because 10.8 million square feet of negative net absorption was recorded in 2001 and 2002. According to the REIS Report, Jones Lang LaSalle reports that 51.0% of the space expected to complete construction in 2015 is pre-leased.

According to the REIS Report, although occupancy in the Boston office market did not improve much in 2014, rent gains increased 3.7% over the course of 2014 to $39.03 per square foot and the average effective rent rose 3.8% to $32.40 per square foot. The fourth quarter, which had the weakest occupancy, had the strongest rent gain at 1.8% by both measures, which may be a sign of tenant pushback in the face of increasing rents. The fourth quarter average asking rent for Class A space was $47.19 per square foot, up 3.3% during 2014 and 1.7% in the fourth quarter. The Class B/C average asking rent of $27.08 per square foot was up 3.9% over the course of 2014 and 1.8% over the prior quarter.

In the first quarter of 2015, the average asking rent increased 0.5% to $39.21 per square foot, and the average effective rent rose 0.6% to $32.59 per square foot. The year-over-year gains were 3.6% for asking rents and 3.8% for effective rents, well in excess of inflation, but rents by both measures remain slightly lower than at year-end 2007 and far lower than at year-end 2000. The first quarter average asking rent for Class A space was $47.51 per square foot, up 0.6% for the quarter and 3.6% year-over-year. The Class B/C average asking rent of $27.02 per square foot was up 0.1% for the quarter and up 3.2% year-over-year. Jones Lang LaSalle reports average asking rents of $32.03 per square foot in the Boston office market, up from $31.74 per square foot the prior quarter. According to Cushman & Wakefield, the direct asking rent is $48.20 per square foot in the Boston Central Business District, up 5.3% from a year earlier, $52.52 per square foot in Cambridge, and $20.53 per square foot in the suburbs, down 1.0%.

Boston Central Business District /Back Bay
The following are statistics about the Boston Central Business District and Back Bay from the REIS Report:

•
The 32.8-million-square-foot Boston Central Business District submarket had a first quarter 2015 vacancy rate of 9.5% and an average asking rent of $55.40 per square foot, the highest among nine submarkets, according to the REIS Report.

•
Net absorption totaled 197,000 square feet in the first quarter, and the vacancy rate fell 60 basis points over the quarter and140 basis points from a year earlier. The average asking rent increased 0.3% during the quarter, with the average effective rent up 0.4% to $45.37 per square foot. The year-over-year gains are 4.3% and 4.5%, respectively.

•	Jones Lang LaSalle puts the vacancy rate for 34.9 million square feet in the Financial District at 11.6%, with a direct asking rent at $53.86 per square foot.

Cushman & Wakefield’s Boston Rental Rate and Vacancy Rate Trends

According to Cushman & Wakefield's Marketbeat Office Snapshot for Boston, Massachusetts published in May 2015, Cushman & Wakefield believes that Boston can expect its asking rental rate increase to average 10.1% per year for the period between the end of 2014 and 2017. The following chart outlines Cushman & Wakefield’s projections for cumulative rent increase between the end of 2014 and 2017 for Boston, the United States and other major Central Business District markets throughout the United States:

Source: Cushman & Wakefield's Marketbeat Office Snapshot for Boston, Massachusetts (May 2015)

According to Cushman & Wakefield’s Best of Boston market report published in July 2015, the city of Boston is one of the United States’ most attractive gateway cities for investment. According to Cushman & Wakefield, in addition to State Street Financial Center, there are 10 premier office towers in Boston: four located in each of the Downtown and Back Bay submarkets and two in the Seaport District submarket. Cushman & Wakefield refers to this group of office buildings as the "Class A+ set" within these three submarkets. According to Cushman & Wakefield, asking rents for this Class A+ set of properties were $71.39 as of the second quarter of 2015 with a second quarter vacancy rate of 8.0%. This compares to second quarter 2015 asking rents of $59.28 and a vacancy rate of 9.5% for all Boston Central Business District Class A office properties.

The following chart from the Cushman & Wakefield Best of Boston market report shows both historical and projected rental rates and vacancy rates for the Class A+ set of properties and all Boston Central Business District Class A office properties for the periods shown:

Source: Cushman & Wakefield's Best of Boston market report (July 2015)

Our Financing Strategy
The Property is currently subject to a first mortgage loan, or the loan, in the principal amount of $775.0 million that was provided by Wachovia Bank National Association and UBS Real Estate Investments, Inc. in December 2006. The loan provides for interest-only payments of approximately $3.7 million each month for 10 years, bears interest at a fixed rate of 5.66% per annum and has a maturity date of January 11, 2017.  We intend for the Property Owner to refinance the loan prior to the scheduled maturity. The loan allows for defeasance prior to December 1, 2016, subject to the terms and conditions of defeasance under the loan agreement. During the three months prior to the maturity of the loan, prepayment is permitted in whole, but not in part, without defeasance or a prepayment penalty, as of the last day of the interest accrual period in which such prepayment is being made upon not less than 30, and not more than 90, day's prior written notice.
The loan also prohibits, subject to certain exceptions, any transfer of the Property or in any person having a legal or beneficial ownership interest in an entity owning the Property without lender consent. A transfer, in this context, is defined broadly to include any conveyance, assignment, sale, mortgaging, encumbrance, pledging, hypothecation, granting of a security interest in, granting of options with respect to, or other disposition of all or any portion of any legal or beneficial interest:

•	in all or any portion of the Property;

•	in the Property Owner; or

•	in any person having a legal or beneficial ownership in the Property Owner.
Excluded from the third bullet above, however, is any transfer of a legal or beneficial interest in a non-managing member unless such interest:

•	would, together with all other direct or indirect interests in the Property Owner which were previously transferred, aggregate 49% or more of the membership interest in the Property Owner; or

•
would result in any person who, as of December 27, 2006, did not own directly or indirectly 49% or more of the membership interest in the Property Owner, owning directly or indirectly 49% or more of the membership interest in the Property Owner;

in each case, excluding any legal or beneficial interest in Lincoln Street Mezz LLC unless such interest would, together with all other direct or indirect interests in Lincoln Street Mezz LLC which were previously transferred, aggregate 49% or more of the membership interest in Lincoln Street Mezz LLC (or result in a change in control of the management of Lincoln Street Mezz LLC).
A transfer in breach of this prohibition would permit the lender to declare all principal and interest, and all other monetary obligations under the loan immediately due and payable.
Upon the completion of the offering, the Property A-1 Subsidiary will indemnify the existing guarantors of the loan for any and all losses subsequent to the completion of the offering resulting from their role as guarantors under the loan. After the loan is refinanced, which is expected to occur prior to January 11, 2017, the existing guarantors of the loan will be released from any and all obligations and liabilities existing in connection with the loan and will no longer be required to serve as guarantors.
Although our governing documents contain limitations related to certain types of debt financing and cross-subsidiary guarantees, in general, these limitations do not limit the amount of indebtedness that the A-1 Series may incur, directly or through the Property A-1 Subsidiary and its subsidiaries.  We expect for the A-1 Series to maintain a flexible capital structure and intend to target a ratio of outstanding indebtedness to the A-1 Series' total assets of between 50% and 70%.  Our board of directors will periodically review this target and may modify or eliminate it without the approval of holders of our Series A-1 common shares.
We will consider a number of factors when evaluating the A-1 Series' level of indebtedness and making financial decisions, including, among others, the following:

•	the interest rate of the proposed financing;

•	the extent to which the financing impacts the flexibility of the Asset Manager to manage the Property;

•	prepayment penalties, defeasance and restrictions on refinancing;

•	our long-term objectives with respect to the financing;

•	the A-1 Series' target investment returns;

•	the ability of the Property to generate cash flow sufficient to cover budgeted capital expenditures, tenant improvements and expected debt service payments;

•	our overall level of consolidated indebtedness;

•	timing of debt maturities;

•	provisions that require recourse;

•	corporate credit ratios, including debt service and fixed charge coverage, debt to EBITDA, debt to total market capitalization and debt to undepreciated assets; and

•	the overall ratio of fixed- and variable-rate debt.

Our Administrative Agent and ETRE
Our Administrative Agent is a wholly-owned subsidiary of ETRE.  Pursuant to the terms of an administrative services agreement among the A-1 Series, the Property A-1 Subsidiary and our Administrative Agent, our Administrative Agent will provide certain administrative and advisory services to the A-1 Series and the Property A-1 Subsidiary as well as a management team and appropriate support personnel. These services include, among others, investor relations and shareholder communications functions for the A-1 Series and assisting the A-1 Series in preparing, reviewing and filing all reports required to be filed by it or us with the SEC, NASDAQ, the Internal Revenue Service and other regulatory agencies. See "Our Administrative Agent-Administrative Services Agreement." Our Administrative Agent will at all times be subject to the supervision and oversight of our board of directors, the Property Oversight Committee and the General A-1 Partners. We do not expect to have any employees.
Concurrently with the completion of this offering, we will sell 33,333 Series A-1 common shares (representing additional net proceeds of $500,000 based on the anticipated initial public offering price) in a concurrent private placement to our Administrative Agent at a price per share equal to the public offering price per share in this offering.

Our Administrative Agent has access to ETRE's senior management team, which has extensive experience in identifying, acquiring, financing, analyzing and managing commercial real estate investments, as well as a broad spectrum of other investments related to commercial real estate.  Each of the ETRE team members has at least ten years of commercial real estate investment experience.
ETRE is a real estate financial services and information technology company focused on facilitating the public listing of individual commercial real estate assets to improve access, liquidity and transparency in commercial real estate.  ETRE was founded in 2012 by a team of real estate and technology professionals who seek to bring the benefits of the public equities market to real estate investors through an ecosystem of services that incorporate capital markets advisory, asset management, information technology and tenant analysis services.  In particular, ETRE's capital markets advisory business seeks to enhance access to the public markets with a comprehensive due diligence process to facilitate the public listing of commercial real estate; its asset management business provides investors with information on listed securities related to real estate; and its information technology business provides a web-based proprietary system with an extensive collection of market information that provides investors with analytics technology for listed securities related to real estate.

The Asset Management Agreement and the Asset Manager
The Property A-1 Subsidiary will engage the Asset Manager, an affiliate of the Fortis General A-1 Partner and Fortis, as asset manager for the Property upon the closing of the contribution transactions.
Subject to the supervision and oversight of the General A-1 Partners and the Property Oversight Committee, the Asset Manager will be responsible for, among other duties: (1) performing all day-to-day management and administrative functions of the Property A-1 Subsidiary in respect of the Property, and (2) arranging for financings and refinancings of property level indebtedness. At the property level, the Asset Manager will be responsible for overseeing real property operations, including tenant leasing, property financing, renovations, budgeting, cash management and insurance, and for other functions and authority delegated to it by the Property A-1 Subsidiary. In performing its services, the Asset Manager will generally be subject to any applicable restrictions and conditions regarding the activities of the Property A-1 Subsidiary set forth in our governing documents and the governing documents of the Property A-1 Subsidiary. The Asset Manager will not be responsible for providing (1) any construction management or oversight services that would customarily be provided by a third party construction manager for a fee, and (2) any leasing agent or broker services that would customarily be provided by a third party leasing agent or broker for a fee, unless the Asset Manager and the General A-1 Partners separately agree in writing the extent of such additional services and the additional fee, if any, that the Asset Manager will be entitled to in connection with such services.
Fortis is a real estate investment, operating and development company. Its real estate projects include the ownership, development and management of Class A office, multi-family residential condominiums and rentals, and industrial properties. As a vertically integrated owner and operator, Fortis employs professionals from wide-ranging real estate disciplines, including acquisitions and dispositions, property and asset management, development and construction, capital markets, legal and accounting. Fortis' principals and senior management team have invested and operated in a variety of markets through all phases of the real estate cycle and have extensive and longstanding relationships with every type of stakeholder in the real estate community, including sales and leasing brokers, private and institutional lenders and investors, and investment banks. Today, Fortis manages millions of square feet of commercial and residential property in various U.S. locations.
In New York City, Fortis' residential projects are concentrated in the boroughs of Manhattan and Brooklyn. Its office projects are located in Boston, Massachusetts, New York, New York, Bridgewater, New Jersey, Norwalk, Connecticut, and Dallas, Texas, and its industrial projects are located throughout the United States. Fortis affiliates also hold a significant portfolio of properties overseas, with a focus in the United Kingdom. Overall, in the last several years, Fortis has acquired, developed, managed or invested in more than eight million square feet of properties across the United States. The company's headquarters is located in Brooklyn, New York.
Pursuant to the asset management agreement, the Asset Manager will provide the asset management services in exchange for a quarterly asset management fee of 1.0% of the Property A-1 Subsidiary's Net Operating Income (as defined in the asset management agreement). Prior to the earlier of (i) the refinancing of the loan that currently encumbers the Property or (ii) January 11, 2017, installments of the quarterly asset management fee payable in respect of a fiscal quarter will accrue in arrears, but will not be paid, unless and until the Property A-1 Subsidiary has distributed to the A-1 Series an amount of available cash generated by the Property A-1 Subsidiary during such fiscal quarter equal to or greater than (a) the Series A-1 Common Share Preference Amount in respect of any prior quarters and (b) the Series A-1 Common Share Preference Amount in respect of the current quarter. For a description of the Series A-1 Common Share Preference Amount, see "ETRE Property A-1, L.P. Partnership Agreement." In the event that, following any fiscal quarter, the Property A-1 Subsidiary does not have sufficient funds to pay the entire accrued and unpaid quarterly asset management fee to the Asset Manager under the asset management agreement and the entire accrued and unpaid quarterly administrative services fee to the Administrative Agent under the administrative services agreement, then any amounts that will be paid by the Property A-1 Subsidiary in respect of such fees will be paid pro rata, based on the accrued and unpaid amounts of such fees as of the end of such quarter.
The Property A-1 Subsidiary will also reimburse the Asset Manager for expenses of the Asset Manager incurred on the Property A-1 Subsidiary's behalf; provided, however, that expenses will only be reimbursed (1) to the extent such expenses are reimbursable by the Tenant pursuant to the terms of the office and garage leases for the Property, and (2) if an expense is not reimbursable by the Tenant then only to the extent that such expenses do not exceed $25,000 per year in the aggregate.
The initial term of the asset management agreement expires on the date on which the Lincoln Street Holdings Limited Partner Group owns less than 7.5% of the combined issued and outstanding Series A-1 OP units and Series A-1 common shares; provided, however, that if the refinancing of the loan that currently encumbers the Property has not occurred as of such date, the initial term will expire on the date the loan is refinanced. During the initial term, the Asset Manager may terminate the asset management agreement upon 30 days prior written notice to the Property A-1 Subsidiary, and the Property A-1 Subsidiary may terminate the asset management agreement upon 30 days prior written notice in connection with certain cause events involving the Asset Manager. Notwithstanding the foregoing, the Property A-1 Subsidiary will not be entitled to terminate the asset management agreement for cause unless the existing guarantors of the loan that currently encumbers the Property have been released from their obligations under their guarantee of the loan.
Following the initial term, the asset management agreement will be automatically renewed for one year renewal terms, and may be terminated by either party upon 30 days prior written notice to the other party.
In addition the asset management agreement will be terminated following either: (a) a distribution to holders of, or redemption of, outstanding Series A-1 common shares in connection with a disposition of all or substantially all of the A-1 Series' interest in the Property A-1 Subsidiary, whether held directly or through subsidiaries of the A-1 Series, or the Property A-1 Subsidiary's interest in the Property, whether held directly or through subsidiaries of the Property A-1 Subsidiary, as described under "Description of Series A-1 Common Shares-Redemption-Redemption in Connection with Sale of Property A-1 Subsidiary or Property"; or (b) a redemption of outstanding Series A-1 common shares pursuant to our tender offer policy as described under "Description of Series A-1 Common Shares-Property Dispositions and Tender Offer Policy as to Series A-1 Common Shares (which we refer to, in each case, as a "Property Sale").

Property Management
Under the terms of the office lease for the Property, the Tenant has exercised its right to self-manage the building. Under this arrangement, the Tenant is responsible for janitorial, security, general management, preventative maintenance and other enumerated building services. The Property Owner is responsible for the repair and maintenance of the roof, exterior and load bearing walls, the foundation, the floor slabs and other structural elements of the building. The Tenant must perform its property management duties in a timely, complete and professional manner consistent with the highest level of property management services provided at comparable first class buildings in the Boston Central Business District. During the time that the Tenant is assuming responsibility for such services, the Tenant is required to directly engage and pay the applicable vendors for the costs and expenses of providing the services. If the Property Owner's operating expenses fall below a certain threshold, these costs are reimbursable to the Tenant by the Property Owner. The Tenant may again choose to have the Property Owner manage the Property, upon 60 days' prior notice.
Competition
The leasing of real estate is highly competitive in Boston, Massachusetts.  The A-1 Series and the Property A-1 Subsidiary will compete with numerous acquirers, developers, owners and operators of commercial real estate, many of which own or may seek to acquire or develop properties similar to the Property in the same market in which the Property is located.  The principal means of competition are rent charged, location, services provided and the nature and condition of the facility to be leased.  In addition, the A-1 Series and the Property A-1 Subsidiary will face competition from other real estate companies including other REITs, private real estate funds, domestic and foreign financial institutions, life insurance companies, pension trusts, partnerships, individual investors and others that may have greater financial resources or access to capital than the A-1 Series and the Property A-1 Subsidiary.  If the A-1 Series' and the Property A-1 Subsidiary's competitors offer space at rental rates below current market rates, below the rental rate that the A-1 Series and the Property A-1 Subsidiary, through the Property Owner, currently charges the Tenant, in better locations within the Property's market or in higher quality facilities, the A-1 Series and the Property A-1 Subsidiary may lose potential tenants and we may be pressured to reduce the Property's rental rate below the rate that the A-1 Series and the Property A-1 Subsidiary currently charges, through the Property Owner, or offer other concessions in order to retain the Tenant when the Tenant's office and garage leases expire.

Insurance
The Property A-1 Subsidiary and the A-1 Series will maintain all applicable lines of insurance on the Property and its operations.  The amount and scope of insurance coverage provided by the policies maintained will be customary for similarly situated office properties in Boston, Massachusetts. We believe the amount of insurance coverage the Property A-1 Subsidiary and the A-1 Series will have on the Property will be adequate.  We cannot assure you that in the future insurance will be available at a reasonable cost or that the Property A-1 Subsidiary or the A-1 Series will be able to maintain adequate levels of insurance coverage on the Property.  In addition, we cannot give any assurances as to the future financial viability of their insurers or that the insurance coverage provided will fully cover all losses on the Property upon the occurrence of a catastrophic event.

Our Policies with Respect to Certain Other Activities
If our board of directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities of the A-1 Series or by the retention of cash flow (subject to provisions in the Internal Revenue Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or a combination of these methods.  In the event that our board of directors determines to raise additional equity capital in respect of the A-1 Series, it has the authority, without shareholder approval, to authorize us to issue additional Series A-1 common shares or other classes of shares of the A-1 Series, including preferred shares, in any manner (including in exchange for cash or property) and on such terms and for such consideration as it deems appropriate, at any time.
We may repurchase or otherwise reacquire our Series A-1 common shares and may engage in such activities in the future. The A-1 Series does not intend to engage in trading, underwriting or agency distribution or sale of securities of other issuers. The A-1 Series has not in the past, and is not expected in the future, to invest in the securities of other issuers for the purpose of exercising control over such issuers. The A-1 Series has not made any loans to third parties, although the A-1 Series may in the future make loans to third parties, including, without limitation, to the Property A-1 Subsidiary. The A-1 Series intends to make investments in such a way that we will not be treated as an investment company under the Investment Company Act of the 1940, or the 1940 Act.
The primary business of the A-1 Series will be to own its interest in the Property A-1 Subsidiary, which will own and operate the Property through the Property Owner.
In our quarterly and annual reports and earnings releases, we intend to provide investors with price per square foot information and other information regarding the Property.
Our board of directors may change any of these policies at any time without prior notice to, or a vote of, our shareholders.
Distribution Reinvestment Plan
In the future, we may adopt a distribution reinvestment plan that will permit holders of Series A-1 common shares who elect to participate in the plan to have their cash distributions reinvested in additional Series A-1 common shares.  As a result, if our board of directors authorizes, and we declare, a cash distribution, then such shareholders who have elected to participate in our distribution reinvestment plan will have their cash distribution reinvested in additional Series A-1 common shares, rather than receiving the cash distribution.
Staffing
The A-1 Series is managed by our Administrative Agent pursuant to the administrative services agreement among our Administrative Agent, the A-1 Series and the Property A-1 Subsidiary.  All of our officers are employees of our Administrative Agent or its affiliates.  We will have no employees upon completion of this offering.  See "Our Administrative Agent and the Administrative Services Agreement—Administrative Services Agreement."
Operating and Regulatory Structure
General
The Property is subject to various laws, ordinances and regulations, including regulations relating to common areas.  Upon acquisition, we believe the Property will have the necessary permits and approvals to operate its business.
Americans with Disabilities Act
The Property must comply with Title III of the Americans with Disabilities Act, or ADA, to the extent that the Property is a "public accommodation" as defined by the ADA.  The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of the Property where such removal is readily achievable.  We believe the Property is in substantial compliance with the ADA and that neither the A-1 Series nor its subsidiaries will be required to make substantial capital expenditures to address the requirements of the ADA.  However, noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants.  The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess the Property and to make alterations as appropriate in this respect.

Environmental Matters
Under various federal, state and/or local laws, ordinances and regulations, as a current or former owner or operator of real property, the A-1 Series may be liable for costs and damages resulting from the presence or release of hazardous substances, waste, or petroleum products at, on, in, under or from such property, including costs for investigation or remediation, natural resource damages, or third party liability for personal injury or property damage.  These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence or release of such materials, and the liability may be joint and several.  The Property may be impacted by contamination arising from current or prior uses of the Property or adjacent properties for commercial, industrial or other purposes.  Such contamination may arise from spills of petroleum or hazardous substances or releases from tanks used to store such materials.  The A-1 Series also may be liable for the costs of remediating contamination at off-site disposal or treatment facilities when we arrange for disposal or treatment of hazardous substances at such facilities, without regard to whether we comply with environmental laws in doing so.  The presence of contamination or the failure to remediate contamination on the Property may adversely affect the ability to attract and/or retain tenants, and the ability to develop or sell or borrow against the Property.  In addition to potential liability for cleanup costs, private plaintiffs may bring claims for personal injury, property damage or for similar reasons.  Environmental laws also may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination.  Moreover, if contamination is discovered on the Property, environmental laws may impose restrictions on the manner in which the Property may be used or how businesses may be operated on the Property.
In addition, the Property is subject to various federal, state and local environmental and health and safety laws and regulations.  Noncompliance with these environmental and health and safety laws and regulations could subject the A-1 Series or the Tenant to liability.  These liabilities could affect the Tenant's ability to make rental payments to the A-1 Series.  Moreover, changes in laws could increase the potential costs of compliance with such laws and regulations or increase liability for noncompliance.  This may result in significant unanticipated expenditures or may otherwise materially and adversely affect the A-1 Series' operations, or those of the Tenant, which could in turn have a material adverse effect on the A-1 Series.  The A-1 Series may require the Tenant to comply with environmental and health and safety laws and regulations and to indemnify the A-1 Series for any related liabilities in its leases with them. But in the event of the bankruptcy or inability of the Tenant to satisfy such obligations, the A-1 Series may be required to satisfy such obligations.  We are not presently aware of any instances of material non-compliance with environmental or health and safety laws or regulations at the Property, and, upon acquisition, we believe that the A-1 Series and/or the Tenant will have all material permits and approvals necessary under current laws and regulations to operate the Property.
As the owner or operator of real property, the A-1 Series may also incur liability based on various building conditions.  For example, buildings and other structures on the Property may contain, or may have contained, asbestos-containing material, or ACM.  Environmental and health and safety laws require that ACM be properly managed and maintained and may impose fines or penalties on owners, operators or employers for non-compliance with those requirements.  These requirements include special precautions, such as removal, abatement or air monitoring, if ACM would be disturbed during maintenance, renovation or demolition of a building, potentially resulting in substantial costs.  In addition, the A-1 Series may be subject to liability for personal injury or property damage sustained as a result of releases of ACM into the environment.  We are not presently aware of any material liabilities related to building conditions, including any instances of material non-compliance with asbestos requirements or any material liabilities related to asbestos.
In addition, the Property may contain or develop harmful mold or suffer from other indoor air quality issues, which could lead to liability for adverse health effects or property damage or costs for remediation.  When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time.  Some molds may produce airborne toxins or irritants.  Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria.  Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions.  As a result, the presence of significant mold or other airborne contaminants at the Property could require the A-1 Series to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the Property or increase indoor ventilation.  In addition, the presence of significant mold or other airborne contaminants could expose the A-1 Series to liability from the Tenant, employees of the Tenant or others if property damage or personal injury occurs.  We are not presently aware of any material adverse indoor air quality issues at the Property.

Implications of Being an Emerging Growth Company
We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and we intend to take advantage of certain exemptions from various disclosure and reporting requirements that are otherwise generally applicable to public companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.  We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an "emerging growth company."  We will cease to be an "emerging growth company" on the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (ii) December 31 of the fiscal year in which we become a "large accelerated filer" as defined in Rule 12b‑2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the fair market value of our common shares that are held by non‑affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months, (iii) the date on which we have issued more than $1.0 billion in non‑convertible debt securities during the preceding three-year period or (iv) the end of the fiscal year following the fifth anniversary of our initial public offering.  We have irrevocably opted out of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.  As a result, we will comply with new or revised accounting standards on the same time frames as other public companies that are not "emerging growth companies."  If we take advantage of one or more of these exemptions, we do not know if investors will find our Series A-1 common shares or the common shares of any other Series we may establish in the future less attractive as a result.  If they do, there would likely be a less active trading market for our securities than would otherwise be the case.

Legal Proceedings
Neither we nor our Administrative Agent is currently subject to any legal proceedings.

OUR ADMINISTRATIVE AGENT AND THE ADMINISTRATIVE SERVICES AGREEMENT
Set forth below is certain information regarding our Administrative Agent, the personnel of ETRE and the administrative services agreement related to the A-1 Series and the Property A-1 Subsidiary. The A-1 Series and the Property A-1 Subsidiary will enter into an administrative services agreement with our Administrative Agent, a wholly-owned subsidiary of ETRE Financial, LLC.  Our Administrative Agent is member-managed and controlled by ETRE Financial, LLC. Pursuant to the terms of the administrative services agreement among the A-1 Series, the Property A-1 Subsidiary and our Administrative Agent, our Administrative Agent will provide certain administrative and advisory services to the A-1 Series and the Property A-1 Subsidiary, as well as a management team and appropriate support personnel.  Our Administrative Agent will at all times be subject to the supervision and oversight of our board of directors, the Property Oversight Committee and the General A-1 Partners. We do not expect to have any employees.
Concurrently with the completion of this offering, we will sell 33,333 Series A-1 common shares (representing additional net proceeds of $500,000 based on the anticipated initial public offering price) in a concurrent private placement to our Administrative Agent at a price per share equal to the public offering price per share in this offering.
General
All of our officers are employees of our Administrative Agent or its affiliates.  The executive offices of our Administrative Agent are located at 44 Wall Street, New York, New York, 10005, and the telephone number of our Administrative Agent's executive offices is (212) 596-7225.
Executive Officers and Key Personnel of ETRE
The following table sets forth certain information with respect to each of the executive officers:

Executive officer	Age	Position held with ETRE	Position held with our Company
Paul Frischer	55	Founding Member; President and Chief Executive Officer; member of Board of Managers	President and Chief Executive Officer; Director
Jesse Stein	36	Founding Member; Chief Operating Officer; member of Board of Managers	Chief Operating Officer, and Secretary; Director
Darren Glickman	47	Chief Financial Officer	Chief Accounting Officer
Biographical Information
Set forth below is biographical information for the key personnel of ETRE.
Paul Frischer is a founding member of ETRE Financial, LLC, and has served as its President and Chief Executive Officer and as a member of its Board of Managers since August 2012. Mr. Frischer serves as our President and Chief Executive Officer and as a member of our board of directors.  Prior to joining ETRE Financial, LLC, Mr. Frischer was Executive Managing Director of Research and Real Estate Strategies at Newmark Knight Frank, a commercial real estate advisory firm, from January 2009 to February 2012, and was responsible for directing Newmark Knight Frank's national research platform and providing market and property analysis for various operating units.  Mr. Frischer is also the Founder and managing member of Rexx Index LLC, formed in 2006, a leading benchmark provider in the emerging real estate derivatives market that utilizes algorithmic and econometric models to standardize commercial real estate in premier U.S. markets.  Earlier in his career, from 2002 to 2005, Mr. Frischer was with UBS Financial Services, where he specialized in a self-employed 401K platform to service leading residential real estate firms in New York and Connecticut.  As part of his involvement with portfolio management at UBS, Mr. Frischer also worked on structured ABS investments for alternative energy and shipping interests.  In addition to these activities, Mr. Frischer has been the President and Chief Executive Officer of Frischer Kranz, Inc., since 1999, and has been involved with numerous industries inclusive of printing, logistics, and real estate.  Mr. Frischer holds an E.M.B.A. from the Stern School of Business at New York University and is a graduate of Bucknell University. Mr. Frischer was selected to serve as a member of our board of directors because of his leadership qualities and extensive real estate experience.
Jesse Stein is a founding member of ETRE Financial, LLC and has served as a member of its Board of Managers since August 2012.  Mr. Stein serves as our Chief Operating Officer and Secretary and as a member of our board of directors and, prior to Mr. Glickman's appointment, served as our Interim Chief Accounting Officer. Mr. Stein previously served as the Executive Vice President of Acquisitions for United Realty Advisors, LP, an affiliate of United Realty Partners, LLC, or United Realty Partners, a privately held real estate investment and advisory firm from September 2011 through June 2013.  Prior to joining United Realty Partners, Mr. Stein was a Managing Director at Multi Capital Group, a boutique real estate and investment banking firm that specializes in equity and debt placement, capital structuring, and principal investment activity.  Mr. Stein was employed by Multi Capital Group from September 2005 until December 2008 and from March 2011 until September 2011.  From January 2009 to March 2011, Mr. Stein was a Principal at The FoxStone Group, a real estate advisory firm that provides services such as capital structuring, financial analysis, market research, due diligence, and investment sourcing.  Mr. Stein spent five years as a proprietary equities trader at JGM Securities (September 2000 to July 2001), Numina Capital (August 2001 to June 2003), and Spectrum Capital Partners (August 2003 to September 2005).  Mr. Stein holds a Bachelor's Degree in Industrial and Labor Relations from Cornell University and a Masters Degree in Real Estate Investments from New York University.  Mr. Stein was selected to serve as a member of our board of directors because of his significant real estate capital markets experience.

Darren Glickman is the Chief Financial Officer of ETRE Financial, LLC and serves as our Chief Accounting Officer. Mr. Glickman came to ETRE Financial, LLC from Paramount Group, Inc. in November of 2014, where he was a Vice President responsible for financial and investor reporting for a series of private real estate funds. Mr. Glickman joined Paramount in January of 2012 from Aetos Capital, LLC, where he was the Chief Financial Officer for a series of opportunity funds with $10 billion of real estate investments in Japan, China and South Korea. Prior to joining Aetos Capital, LLC in January of 2003, Mr. Glickman was a Vice President in the Investment Accounting division of Goldman, Sachs & Co., where he focused primarily on accounting and reporting for the Whitehall Funds. Prior to joining Goldman, Sachs & Co. in June of 1998, Mr. Glickman was an audit manager in the Real Estate Services division of Deloitte & Touche, LLP, where he began his real estate finance career in 1993. Mr. Glickman is a Certified Public Accountant in New York State and holds a Bachelor of Business Administration in Accounting from Baruch College.
Inter-Series Conflict Resolution Committee
Our board of directors has adopted the Inter-Series Policy, which is administered by our Administrative Agent and has been designed to govern the operating relationships among the Series, address conflicts of interest among the Series and promote the fair allocation of sale, financing, leasing and other business opportunities among the real properties owned by the different Series.  See "Management—Inter-Series Relationship, Conflicts of Interest and Opportunity Allocation Policy."  Upon completion of this offering, our Administrative Agent will establish an inter-series conflict resolution committee, the purpose of which will be to administer, on behalf of the Administrative Agent, certain provisions of the Inter-Series Policy.  The inter-series conflict resolution committee will be comprised of Scott Panzer, Jay Anderson and John Gregorits, two of whom are independent directors.  The inter-series conflict resolution committee will meet as frequently as it believes is necessary.
Administrative Services Agreement
The A-1 Series and the Property A-1 Subsidiary will enter into the administrative services agreement with our Administrative Agent effective upon the closing of this offering.  Pursuant to the terms of the administrative services agreement, our Administrative Agent will perform certain services for the A-1 Series and the Property A-1 Subsidiary, subject to oversight by our board of directors, the Property Oversight Committee and the General A-1 Partners.
These services include, among others, investor relations and shareholder communications functions for the A-1 Series and assisting the A-1 Series in preparing, reviewing and filing all reports required to be filed by it or us with the SEC, NASDAQ, the Internal Revenue Service and other regulatory agencies.
Specifically, our Administrative Agent will perform (or cause to be performed) the services and activities relating to our assets and operations described below:
(i)    (A) investigating, selecting and, on behalf of the A-1 Series, engaging and conducting business with and supervising the performance of such persons as our Administrative Agent deems necessary to the proper performance of its obligations under the administrative services agreement (including consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, securities investment advisors, the registrar and the transfer agent and any and all agents for any of the foregoing), including affiliates of our Administrative Agent and persons acting in any other capacity deemed by our Administrative Agent to be necessary or desirable for the performance of any of the foregoing services (including entering into contracts in the name of the A-1 Series with any of the foregoing); and (B) upon any termination or expiration of the term of the asset management agreement between the Property A-1 Subsidiary and the Asset Manager, providing the services listed in clause (A) above on behalf of the A-1 Series' subsidiaries;
(ii)    consulting with our officers and directors and assisting the directors in the formulation and implementation of the A-1 Series' financial policies and, as necessary, furnishing our board of directors with advice and recommendations with respect to the investment objectives and policies of the A-1 Series and in connection with any borrowings (or refinancing of borrowings) proposed to be undertaken by the A-1 Series or its subsidiaries;
(iii)    (A) arranging for financing and refinancing and making other changes in the asset or capital structure of the A-1 Series; (B) entering into service contracts for the A-1 Series, and to the extent necessary, performing all other operational functions for the maintenance and administration of the A-1 Series; (C) actively overseeing and managing the A-1 Series for purposes of meeting the A-1 Series' investment objectives; (D)  overseeing affiliated and non-affiliated persons with whom our Administrative Agent contracts to perform certain of the services required to be performed under the administrative services agreement; and (E) managing accounting and other recordkeeping functions for the A-1 Series and overseeing accounting and other recordkeeping functions for its subsidiaries, including reviewing and analyzing the capital and operating budgets and generating an annual budget for the A-1 Series;
(iv)     upon any termination or expiration of the term of the asset management agreement between the Property A-1 Subsidiary and the Asset Manager, (A) arranging for financing and refinancing and making other changes in the asset or capital structure of the A-1 Series' subsidiaries; (B) entering into leases and service contracts for the A-1 Series' subsidiaries and, to the extent necessary, performing all other operational functions for the maintenance and administration of the A-1 Series' subsidiaries; (C) overseeing, supervising and evaluating affiliated and non-affiliated asset managers and property managers who perform services for the A-1 Series and its subsidiaries; and (D) managing accounting and other recordkeeping functions for the A-1 Series' subsidiaries;

(v)    (A) negotiating on behalf of the A-1 Series with banks or other lenders for loans to be made to the A-1 Series, and negotiating with investment banking firms and broker-dealers on behalf of the A-1 Series, or negotiating private sales of the Series A-1 common shares or obtaining loans for the A-1 Series, but in no event in such a manner that our Administrative Agent shall be acting as broker-dealer or underwriter; and (B) upon any termination or expiration of the term of the asset management agreement between the Property A-1 Subsidiary and the Asset Manager, providing the services listed in clause (A) above on behalf of the A-1 Series' subsidiaries; provided, however, that any fees and costs payable to third parties incurred by our Administrative Agent in connection with the foregoing shall be the responsibility of the A-1 Series, in the case of clause (A), and its subsidiaries, in the case of clause (B);
(vi)    from time to time, or at any time reasonably requested by the board of directors or the General A-1 Partners, making reports to our board of directors, the General A-1 Partners or the Property Oversight Committee on its performance of services to the A-1 Series and the Property A-1 Subsidiary under the administrative services agreement, including reports with respect to potential conflicts of interest involving our Administrative Agent or any of its affiliates;
(vii)    performing investor relations and shareholder communications functions for the A-1 Series;
(viii)    rendering such services as may be reasonably determined (i) in relation to the A-1 Series, by the board of directors and (ii) in relation to the Property A-1 Subsidiary, the General A-1 Partners, acting jointly, in each case, consistent with the terms and conditions in the administrative services agreement;
(ix)    maintaining the A-1 Series' and its subsidiaries accounting and other records and assisting the A-1 Series in preparing, reviewing and filing all reports required to be filed by it or us with the SEC, NASDAQ, the Internal Revenue Service and other regulatory agencies;
(x)    doing all things reasonably necessary to assure its ability to render the services described in the administrative services agreement; and
(xi)    making recommendations to our board of directors with respect to follow-on offerings, tender offers in respect of the Series A-1 common shares, dispositions of the Property and other significant transactions.
Notwithstanding the foregoing, (i) during the term of the asset management agreement between the Property A-1 Subsidiary and the Asset Manager, the Asset Manager will be responsible for performing all day-to-day management and administrative functions at the property level and arranging for financings and refinancing of property-level indebtedness, including overseeing real property operations of the A-1 Series' subsidiaries (i.e. tenant leasing, property financing, construction and renovation, budgeting, cash management and insurance), subject to and in accordance with the terms of the asset management agreement, (ii) during the term of the asset management agreement, to the extent that any services under the administrative services agreement overlap with or conflict with the services to be provided by and delegated to the Asset Manager, then the asset management agreement shall apply to such services and the Administrative Agent will not provide such services, and (iii) notwithstanding any other provision in this the administrative services agreement to the contrary, our Administrative Agent shall at all times be subject to any applicable restrictions and conditions regarding the activities of the A-1 Series and/or its subsidiaries set forth in the governing documents of our company, the Property A-1 Subsidiary and/or any other subsidiary.
Pursuant to the administrative services agreement, our Administrative Agent does not assume any responsibility other than to render the services called for thereunder and is not responsible for any action of our board of directors or the General A-1 Partners in following or declining to follow its advice or recommendations.  In addition, to the extent that officers of our Administrative Agent also serve as our officers, these officers owe us duties under Delaware law in their capacity as our officers.  Under the administrative services agreement, our Administrative Agent, its officers, stockholders, members, managers, directors, personnel, any person or entity controlling or controlled by our Administrative Agent and any of their officers, stockholders, members, managers, directors, employees, consultants and personnel, and any person providing advisory services to our Administrative Agent are not liable to us, the A-1 Series, the Property A-1 Subsidiary, our directors, the General A-1 Partners, our shareholders or any subsidiary's shareholders or partners for acts or omissions performed in accordance with and pursuant to the administrative services agreement, except because of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the administrative services agreement, as determined by a final non-appealable order of a court of competent jurisdiction.  The A-1 Series and the Property A-1 Subsidiary will indemnify our Administrative Agent, its officers, stockholders, members, managers, directors, personnel, any person or entity controlling or controlled by our Administrative Agent and any of their officers, stockholders, members, managers, directors, employees, consultants and personnel, and any person providing advisory services to our Administrative Agent with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Administrative Agent not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the administrative services agreement.  Our Administrative Agent indemnifies us, the A-1 Series, the Property A-1 Subsidiary, the General A-1 Partners, our shareholders, members and partners with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Administrative Agent constituting bad faith, willful misconduct, gross negligence, or reckless disregard of its duties under the administrative services agreement, as determined by a final non-appealable order of a court of competent jurisdiction, or any claims by ETRE's personnel relating to the terms and conditions of their employment by our Administrative Agent or ETRE.  Notwithstanding the foregoing, our Administrative Agent carries errors and omissions and other customary insurance. Our Administrative Agent is expected to provide similar services for each of our Series and Property Subsidiaries, and we expect that each Series that we establish from time to time and the Property Subsidiary related to such Series will enter into an administrative services agreement on similar terms and conditions.

The administrative services agreement may be amended or modified by written agreement among the A-1 Series, the Property A-1 Subsidiary and our Administrative Agent.
The administrative services agreement will have an indefinite term, but may be terminated by our Administrative Agent or the A-1 Series and the Property A-1 Subsidiary under certain circumstances. The A-1 Series and the Property A-1 Subsidiary may terminate the administrative services agreement with our Administrative Agent at any time with 30 days prior written notice from our board of directors and the Fortis General A-1 Partner for cause, which is defined as:

•
our Administrative Agent's continued material breach of any provision of the administrative services agreement following a period of 30 days after written notice thereof, unless (i) such material breach, by its nature, is not capable of being cured within such 30 day period and (ii) within such 30 day period, our Administrative Agent commences to cure such material breach and thereafter diligently pursues the cure of such material breach and (iii) our Administrative Agent causes such material breach to be cured within a reasonable period of time thereafter;

•	our Administrative Agent's fraud, misappropriation of funds, or embezzlement against any Series of our company;

•	our Administrative Agent's gross negligence of duties under the administrative services agreement;

•
the commencement of any proceeding relating to our Administrative Agent's Bankruptcy (as defined below) or insolvency, including an order for relief in an involuntary bankruptcy case or our Administrative Agent authorizing or filing a voluntary bankruptcy petition;

•	our Administrative Agent is convicted (including a plea of nolo contendere) of a felony; and

•	the dissolution of our Administrative Agent.
For purposes of the above, "Bankruptcy" means (a) the filing by our Administrative Agent of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or our Administrative Agent's filing an answer consenting to or acquiescing in any such petition, (b) the making by our Administrative Agent of any assignment for the benefit of its creditors, (c) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the Unites States Code, an application for the appointment of a receiver for a material portion of the assets of our Administrative Agent, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period or (d) the entry against our Administrative Agent of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law.
Unsatisfactory financial performance does not constitute "cause" under the administrative services agreement.
In addition, the administrative services agreement and the asset management agreement with respect to the A-1 Series and the Property A-1 Subsidiary will be terminated following either: (a) a distribution to holders of, or redemption of, outstanding Series A-1 common shares in connection with a disposition of all or substantially all of the A-1 Series' interest in the Property A-1 Subsidiary, whether held directly or through subsidiaries of the A-1 Series, or the Property A-1 Subsidiary's interest in the Property, whether held directly or through subsidiaries of the Property A-1 Subsidiary, as described under "Description of Series A-1 Common Shares-Redemption-Redemption in Connection with Sale of Property A-1 Subsidiary or Property"; or (b) a redemption of outstanding Series A-1 common shares pursuant to our tender offer policy as described under "Description of Series A-1 Common Shares-Property Dispositions and Tender Offer Policy as to Series A-1 Common Shares (which we refer to, in each case, as a "Property Sale"), the administrative services agreement and the asset management agreement with respect to the A-1 Series and the Property A-1 Subsidiary will be terminated.
Our Administrative Agent may also terminate the administrative services agreement if we become required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event.  In addition, if the A-1 Series or the Property A-1 Subsidiary defaults in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to the A-1 Series and the Property A-1 Subsidiary (unless (i) such default, by its nature, is not capable of being cured within such 30 day period and (ii) within such 30 day period, the A-1 Series or the Property A-1 Subsidiary commences to cure such default and thereafter diligently pursues the cure of such default and (iii) the A-1 Series or the Property A-1 Subsidiary causes such default to be cured within a reasonable period time thereafter), our Administrative Agent may terminate the management agreement upon 60 days' written notice.

Our Administrative Agent may assign the administrative services agreement to an affiliate with the approval of a majority of the board of directors (including a majority of the independent directors and the Fortis General A-1 Partner.  The Administrative Agent may assign any rights to receive fees or other payments under the administrative services agreement to any person without obtaining the approval of the board of directors or the Fortis General A-1 Partner.  The A-1 Series and the Property A-1 Subsidiary generally cannot assign the administrative services agreement without the consent of our Administrative Agent.  In connection with a redemption of all outstanding Series A-1 common shares in exchange for equity interests in the Property A-1 Subsidiary as described under "Description of Series A-1 Common Shares Redemptions—Redemption in Exchange for Interests of the Property A-1 Subsidiary at Option of Our Board of Directors," all rights and obligations of the A-1 Series under the administrative services agreement will be automatically assigned to the Property A-1 Subsidiary, unless our Administrative Agent elects to terminate the agreement in connection with such redemption.
Administrative Services Fees and Expenses
Neither we nor the A-1 Series maintains an office or employs personnel.  Instead, we rely on the facilities and resources of our Administrative Agent to provide certain administrative and advisory services to the A-1 Series and the Property A-1 Subsidiary.
Administrative Services Fee and Administrative Sale Fee
The A-1 Series and the Property A-1 Subsidiary will pay a $1,730,000 one-time administrative services fee to our Administrative Agent upon the closing of this offering.  Thereafter, the A-1 Series and the Property A-1 Subsidiary will pay our Administrative Agent a quarterly administrative services fee in an amount equal to $25,000 per quarter plus 1.0% of net operating income during the prior fiscal quarter. The administrative services fee shall be payable upon the closing of this offering, and quarterly thereafter in cash. For purposes of calculating the quarterly administrative services fee, the net operating income means the A-1 Series' net income during the fiscal quarter (as determined in accordance with GAAP), plus (i) total depreciation and amortization, net interest expense and marketing, general and administrative expenses during such fiscal quarter, and (ii) one-time events pursuant to changes in GAAP and certain non-cash items during such fiscal quarter with the approval of a majority of our independent directors; provided, however, that, for so long as the A-1 Series' investment in the Property A-1 Subsidiary is accounted for under the equity method, net operating income shall mean the Property A-1 Subsidiary's net income during the applicable fiscal quarter (as determined in accordance with GAAP), plus (i) total depreciation and amortization, net interest expense and marketing, general and administrative expenses during such fiscal quarter, and (ii) one-time events pursuant to changes in GAAP and certain non-cash items during such fiscal quarter with the approval of the General A-1 Partners.
Prior to the earlier of (i) the refinancing of the loan that currently encumbers the Property or (ii) January 11, 2017, installments of the quarterly administrative services fee payable in respect of a fiscal quarter will accrue in arrears, but will not be paid, unless and until the Property A-1 Subsidiary has distributed to the A-1 Series an amount of available cash generated by the Property A-1 Subsidiary during such fiscal quarter equal to or greater than (a) the Series A-1 Common Share Preference Amount in respect of any prior quarters and (b) the Series A-1 Common Share Preference Amount in respect of the current quarter. For a description of the Series A-1 Common Share Preference Amount, see "ETRE Property A-1, L.P. Partnership Agreement." In the event that, following any fiscal quarter, the Property A-1 Subsidiary does not have sufficient funds to pay the entire accrued and unpaid quarterly administrative services fee to the Administrative Agent under the administrative services agreement and the entire accrued and unpaid quarterly asset management fee to the Asset Manager under the asset management agreement, then any amounts that will be paid by the Property A-1 Subsidiary in respect of such fees will be paid, pro rata, based on the accrued and unpaid amounts of such fees as of the end of such quarter.
Following a Property Sale, the A-1 Series and the Property A-1 Subsidiary will pay our Administrative Agent an administrative sale fee, in cash, in an amount equal to 1.00% of total capitalization at the end of the month immediately preceding a Property Sale. For purposes of calculating the administrative sale fee, total capitalization is equal to the sum of the A-1 Series' total debt, members' capital, retained earnings and noncontrolling interests in the Property Subsidiary; provided, however, that, for so long as the A-1 Series' investment in the Property A-1 Subsidiary is accounted for under the equity method, total capitalization shall be calculated as if the Property A-1 Subsidiary were a consolidated subsidiary of the A-1 Series.  No administrative sale fee shall be payable to our Administrative Agent in respect of any Property Sale that occurs during the first year following the closing of this offering if the total consideration paid by the purchaser (including any indebtedness assumed by the purchaser) in connection with the disposition of the A-1 Series' interest in the Property A-1 Subsidiary or the Property or in respect of the Series A-1 common shares tendered pursuant to the purchase offer, tender offer or exchange offer related to such Property Sale, as applicable, is less than the aggregate cash contribution paid by the A-1 Series in connection with the acquisition of its general partner interest the Property A-1 Subsidiary pursuant to the contribution transactions.
Our Administrative Agent will use the proceeds from its administrative services fee, and expects to use the proceeds from any administrative sale fee, in part to pay compensation to ETRE's officers and personnel who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.  The A-1 Series and the Property A-1 Subsidiary do not reimburse our Administrative Agent or its affiliates for the salaries and other compensation of ETRE's personnel to the extent that such personnel perform services for which our Administrative Agent receives the administrative services fee.  Our Administrative Agent will also use the proceeds from its administrative services fee to pay certain non-property level expenses associated with the ordinary course of business and operations of the A-1 Series and its subsidiaries, including:

•	accounting and other expenses related to the administration of non-property-level audits (including the fees and expenses of the accountants of the A-1 Series);

•
the preparation, printing and mailing of all filings made under the Exchange Act, including Forms 10-K, 10-Q and 8-K, and proxy statements (except as set forth below under "-Reimbursement of Property-Level Expenses"); and

•	insurance for our directors and officers (unless such director or officer is associated solely with the A-1 Series).
Reimbursement of Property-Level Expenses
The A-1 Series and the Property A-1 Subsidiary will pay (i) all fees, costs and expenses related to non-ordinary course business and operations of ETRE REIT, LLC and the A-1 Series; provided, however, that any such expenses that are not consistent with the Property A-1 Subsidiary's then-approved annual operating budget will not be reimbursable with cash generated by the Property's operations without the approval of each of the General A-1 Partners and (ii) all property-level fees, costs and expenses consistent with the Property A-1 Subsidiary's then approved annual operating budget or as otherwise approved by each of the General A-1 Partners, in each case, other than those specifically required to be borne by our Administrative Agent under the administrative services agreement.  These expenses include, but are not limited to:

•	the actual cost of goods and services used by the A-1 Series or any subsidiary thereof and obtained from entities not affiliated with the Administrative Agent;

•	fees, costs and expenses of the asset managers and property managers performing property management and leasing services for the Property, including the fees, costs and expenses of the Asset Manager;

•	costs associated with property-level insurance required in connection with the business of the A-1 Series;

•
expenses associated with the listing of the Series A-1 common shares (or any other securities of our company associated with the A-1 Series or of any subsidiary of our company or any subsidiary of the A-1 Series) on a national securities exchange, if applicable, or with the formation of the A-1 Series or any subsidiary thereof and the offering, issuance and distribution of the Series A-1 common shares (or any other securities of our company associated with the A-1 Series or of any subsidiary of our company or any subsidiary of the A-1 Series), such as selling commissions and fees, advertising expenses, taxes, legal and accounting fees, listing and registration fees;

•	expenses of organizing, revising, amending, converting, modifying or terminating the A-1 Series or any subsidiary thereof;

•
expenses related to the preparation, printing and mailing of any proxy statements or other SEC filings in connection with any shareholder proposal, disposition, tender offer or redemption relating to the Property, the Property A-1 Subsidiary or the A-1 Series;

•	expenses related to the preparation, printing and mailing of other property-level reports required by governmental entities;

•
property-level service expenses, including all costs and expenses incurred by our Administrative Agent or its affiliates in fulfilling its duties hereunder at the property level, including reasonable salaries and wages, benefits and overhead of all employees directly involved in the performance of such services; provided, however, that no reimbursement shall be made for costs of such employees of our Administrative Agent or its affiliates to the extent that such employees perform services for which our Administrative Agent receives a separate fee; and

•	property-level accounting and legal fees.
However, to the extent our Administrative Agent advances the fees, costs and expenses related to non-ordinary course of business and operations of ETRE REIT, LLC or the A-1 Series or the property-level fees, costs and expenses of our company, the A-1 Series and/or its subsidiaries, the A-1 Series and the Property A-1 Subsidiary will reimburse our Administrative Agent for such fees, costs and expenses. Expense reimbursements shall be payable monthly in cash.
To the extent any of the foregoing expenses are allocable to both the A-1 Series and any other Series we establish in the future, such expenses will be allocated to the respective Series in accordance with the inter-series relationship, conflicts of interest and opportunity allocation policy.  See "Management—Inter-Series Relationship, Conflicts of Interest and Opportunity Allocation Policy."
License Agreement
Prior to the completion of the offering, we will enter into a license agreement with ETRE pursuant to which ETRE will grant us a non-exclusive, royalty free license to use the name "ETRE REIT, LLC." Other than with respect to this license, we will have no legal right to use the "ETRE" name.  In the event we no longer have any administrative services agreements with our Administrative Agent, we would be required to change our name to eliminate the use of "ETRE."

MANAGEMENT
Our Directors, Director Nominees and Officers
ETRE Financial, LLC, an affiliate of our Administrative Agent, as the managing member of our company, will have the sole power to (i) nominate and elect all directors to our board of directors, (ii) set the number of directors of our board of directors, (iii) remove any director, with or without cause, at any time and (iv) fill any vacancies on our board of directors.  ETRE Financial, LLC has nominated and elected our initial board of directors.  ETRE Financial, LLC is partially owned and controlled by its founding members, Paul Frischer and Jesse Stein, who also serve as President and Chief Executive Officer and Chief Operating Officer and Secretary, respectively, of our company, and Scott Panzer, who serves as a director of our company.  Each of our directors holds office for an annual term, or until his or her resignation or removal by ETRE Financial, LLC. Our officers serve at the pleasure of our board of directors.
Our Board is currently comprised of three members.  Effective upon completion of this offering, ETRE Financial, LLC will increase the size of the board to seven directors and will appoint four additional directors who are independent within the criteria established by the NASDAQ for independent board members.  Following these appointments, we expect that our board of directors will consist of seven directors.
In addition, effective upon completion of this offering, our board of directors will establish an audit committee, compensation committee and nominating and corporate governance committee that have the responsibilities described below under "—Corporate Governance—Board of Directors and Committees."
The following table sets forth certain information about our director nominees, executive officers and other key personnel.

Name	Age	Position Held with Our Company
Paul Frischer	55	President and Chief Executive Officer; Director
Jesse Stein	36	Chief Operating Officer; Secretary; Director
Darren Glickman	47	Chief Accounting Officer
Scott Panzer	56	Director
Jay Anderson (1)	58	Director Nominee
Mark Filanowski (1)	61	Director Nominee
Joseph Capezza (1)	59	Director Nominee
John Gregorits (1)	60	Director Nominee
(1) Independent within the criteria established by the NASDAQ.

Each of Mr. Frischer, Mr. Stein and Mr. Panzer may be deemed to be a promoter with respect to this offering, within the meaning of such terms under the Securities Act, by virtue of their having co-founded our company.  Mr. Frischer, Mr. Stein and Mr. Panzer are our only promoters.

Biographical Information

Directors and Officers

For biographical information on Paul Frischer, Jesse Stein, and Darren Glickman see "Our Administrative Agent and the Administrative Services Agreement—Executive Officers and Key Personnel of ETRE." Additional biographical information of the directors and director nominees of our company is outlined below.
Jay Anderson.  Mr. Anderson serves as the Chief Operating Officer of The Feil Organization, a private real estate development and management firm with over 26 million square feet of retail, commercial, and industrial properties, more than 5,000 residential units, as well as hundreds of net-leased properties and thousands of acres of undeveloped land under management.  Mr. Anderson has served in this position for over five years and has been with The Feil Organization for over 34 years in numerous positions.  Mr. Anderson is also a founding partner of RCG Longview, a real estate finance company.  He is responsible for RCG Longview's acquisition and financing functions as well as managing the lending and investment process for the organization's entire investment portfolio.  His prior experience includes positions with Deloitte Haskins & Sells as well as W.R. Grace & Company's Consumer Services Group.  Mr. Anderson has a BS in Accounting from Brooklyn College and an MBA in Finance & Taxation from New York University.  He is a member of the M&T Real Estate Advisory Board and a Trustee of Kean University and The Starlight Children's Foundation.  Mr. Anderson was selected to serve as a member of our board of directors because of his significant private real estate and debt market experience.

Joseph C. Capezza, CPA. Mr. Capezza is recently retired after having served from 2007 to 2014 as executive vice president, chief financial officer and treasurer for Health Net, Inc., a publicly traded managed care organization that delivers managed healthcare services through health plans and government-sponsored managed care plans. He was responsible for all financial activities of the company, including financial reporting, accounting, finance, risk management, treasury, investments, business and financial planning, and investor relations. Prior to joining Health Net in November 2007, Mr. Capezza was the chief financial officer of Harvard Pilgrim Health Care in Wellesley, Massachusetts. His earlier professional experience includes CFO responsibilities at Group Health Incorporated in New York and Reliance Reinsurance Corp. in Philadelphia. Previous positions also include executive responsibilities at Willcox Incorporated Reinsurance Intermediaries and Skandia America Reinsurance Corporation. Mr. Capezza also worked for Coopers & Lybrand. Mr. Capezza is a member of the American Institute of Certified Public Accountants and serves on the board of directors of the Society of Insurance Financial Management (SIFM). He served as president of SIFM from 1999 to 2001 and is the former chairman of SIFM's Reinsurance Committee (1992 to 1993) and Accounting Committee (1987 to 1988). Mr. Capezza received a Bachelor of Science in Accounting from Fordham University in Bronx, New York. Mr. Capezza was selected to serve as a member of our board of directors because of his significant corporate real estate market and accounting experience.
Mark Filanowski. Mr. Filanowski is a founding partner of Intrepid Shipping, LLC which was formed in 2002. Intrepid Shipping manages a fleet of six ocean-going vessels employed in dry bulk and chemical parcel businesses, and also manages a portfolio of residential mortgages and participates in investments in the medical technology field. Mr. Filanowski was previously a Director, Senior Vice President and Chief Financial Officer of Marine Transport Corporation from 1998 until 2001. Prior thereto, Mr. Filanowski was Senior Vice President of Marine Transport Lines, Inc. (MTL), a predecessor company of Marine Transport Corporation, where he served as MTL's Chief Financial Officer, and headed vessel operations and ship management from 1994 to 1998, and as Chief Financial Officer from 1989 to 1994. From 1984 to 1988, Mr. Filanowski served as Vice President and Controller of Armtek Corporation, and from 1976 to 1984 he was a Certified Public Accountant and served as Audit and Tax Manager at Ernst & Young. Mr. Filanowski is also a director at Pangaea Logistics Solutions Ltd. Mr. Filanowski graduated from the University of Connecticut and received an M.B.A. from New York University. Mr. Filanowski was selected to serve as a member of our board of directors because of his extensive public market and accounting experience.
John Gregorits.  Mr. Gregorits retired in 2014 from his position as head of the Specialized Funds Group at Prudential Real Estate Investors (PREI), the real estate investment management business of Prudential Financial.  PREI has been investing in real estate on behalf of institutional clients since 1970 and had gross assets under management of $53.9 billion as of September 30, 2013.  Mr. Gregorits is responsible for several of PREI's higher-returning funds, totaling nearly $10 billion in gross assets.  Before joining PREI in October, 1998, Mr. Gregorits managed a variety of multi-billion dollar equity and debt portfolios on behalf of Prudential Financial's General Account, gaining extensive experience in portfolio and asset management, development, acquisitions, sales, leasing, and joint venture management.  His 36 years in real estate includes serving on a variety of industry associations as well as the Board of Directors of several privately held companies.  Mr. Gregorits holds a BA in Economics and Psychology from Duke University and an MA in Organizational Behavior from Fairleigh Dickinson University.  Mr. Gregorits was selected to serve as a member of our board of directors because of his significant institutional real estate market experience and asset management experience.
Scott Panzer.  Mr. Panzer is a founding member of ETRE Financial, LLC, has served as a member of its Board of Managers since August 2012 and has served as a member of our board of directors since April 2013.  Mr. Panzer is also a Vice Chairman at Jones Lang LaSalle, a financial and professional services firm that specializes in commercial real estate services and investment management, where he provides advising services to clients across all facets of real estate.  He has, during the past 20 years, advised major corporate clients for their headquarter requirements including Bloomberg, AXA Equitable, Comcast NBCU and Health Net.  Since becoming a service provider in 1992, he has completed over 30 million square feet of assignments.  Mr. Panzer was Jones Lang LaSalle's global MVP for 2011 and has been in the top five for the last three years.  Prior to joining Jones Lang LaSalle in 2009, Mr. Panzer spent 15 years at Newmark Knight Frank, where he initiated the pursuit of the Corporate Advisory Services platform and built the infrastructure required to support it.  During his last 10 years at Newmark Knight Frank, he was a senior principal in the firm and head of its Corporate Services platform.  Mr. Panzer holds an M.B.A. in Finance/Accounting from the University of Miami.  Mr. Panzer is also an Adjunct Professor at Saint John's University in New York City.  At present he is teaching a course on Managerial Strategy and Policy.  Mr. Panzer was selected to serve as a member of our board of directors based on his significant experience and deep relationships in the real estate industry.
For biographical information on Paul Frischer and Jesse Stein, see "Our Administrative Agent and the Administrative Services Agreement—Executive Officers and Key Personnel of ETRE."
Executive and Director Compensation
Executive Compensation
Because the administrative services agreement provides that our Administrative Agent is responsible for providing certain administrative and advisory services to the A-1 Series and the Property A-1 Subsidiary, our officers, who are employees of ETRE, do not receive cash compensation from us for serving as our officers.  ETRE compensates each of our officers.  We pay our Administrative Agent an administrative services fee and our Administrative Agent will use the proceeds from the administrative services fee in part to pay compensation to ETRE's officers and personnel.

Compensation of Directors
We will pay a $75,000 annual base fee to each of our independent directors.  Each independent director's annual base fee will be paid 50% in cash and 50% in awards under our 2015 Director Plan.  See "—Non-Management Director Compensation Plan."   We will also reimburse all members of our board of directors for their travel expenses incurred in connection with their attendance at full board of directors and committee meetings.  Initially, such fees and reimbursements will be borne by the A-1 Series.  As we establish additional Series in the future, we expect to allocate such fees and reimbursements among the Series, and the compensation committee may determine to increase such fees at the time such Series are established.
Initial Grants of Equity Compensation to Independent Directors
Under our 2015 Director Plan, our board of directors is authorized to approve grants of equity-based awards to our non-management directors.  Our board of directors will approve an initial grant of restricted Series A-1 common shares to our independent directors.  See "—2015 Non-Management Director Compensation Plan."
Corporate Governance — Board of Directors and Committees
Our operating agreement provides that the real property, affairs and business of each Series shall be managed under the direction of our single board of directors, the members of which are nominated and elected by ETRE Financial, LLC, as the managing member of our company.  Subject to the supervision and oversight of our board of directors, the Property Oversight Committee and the General A-1 Partners, our Administrative Agent will provide certain administrative and advisory services to the A-1 Series and the Property A-1 Subsidiary.  Our board of directors currently consists of three members.  Effective upon completion of this offering, ETRE Financial, LLC will increase the size of the board to seven directors and will appoint four additional directors who are independent within the criteria established by the NASDAQ for independent board members.  Our directors keep informed about our business by attendance at meetings of our board and its committees and through supplemental reports and communications.  Our independent directors meet regularly in executive session without the presence of our corporate officers, our Administrative Agent, ETRE's personnel or our non-independent directors.
Upon completion of this offering, our board of directors will establish an audit committee and will adopt a charter for the audit committee that complies with current U.S. federal and NASDAQ rules relating to corporate governance matters.  In addition, upon completion of this offering, our board of directors will establish a compensation committee and nominating and corporate governance committee, as described below.  Our board of directors may establish other committees from time to time.  Moreover, upon completion of this offering, our Administrative Agent will establish an inter-series conflict resolution committee.  See "Our Administrative Agent and the Administrative Services Agreement—Inter-Series Conflict Resolution Committee."
Audit Committee
The audit committee will be comprised of  Jay Anderson, Mark Filanowski and Joseph Capezza, each of whom is an independent director and "financially literate" under the rules of the NASDAQ.  We expect Joseph Capezza will chair the audit committee.  The audit committee will be responsible for engaging independent certified public accountants, preparing audit committee reports, reviewing with the independent certified public accountants the plans and results of the audit engagement, approving professional services provided by the independent certified public accountants, reviewing the independence of the independent certified public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.
Compensation Committee
The compensation committee will be comprised exclusively of independent members of our board of directors.  The initial members of this committee will be Mark Filanowski (who we expect will serve as chair of this committee), Joseph Capezza, and John Gregorits. The principal functions of the compensation committee will be to review the compensation and fees payable to our Administrative Agent under the administrative services agreement, evaluate the performance of our Administrative Agent and prepare compensation committee reports.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee will be comprised exclusively of independent members of our board of directors.  The initial members of this committee will be John Gregorits (who we expect will serve as chair of this committee), Mark Filanowski, and Jay Anderson. The nominating and corporate governance committee will be responsible for seeking, considering and recommending to the managing member of our company qualified candidates for election as directors.  The committee also periodically will prepare and submit to the managing member for adoption its selection criteria for director nominees and annually recommends to our board of directors nominees for each committee of the board.  In addition, the committee annually will facilitate the assessment of the board of directors' performance as a whole and of the individual directors and reports thereon to the board.

The nominating and corporate governance committee will also review and make recommendations on matters involving general operation of the board and our corporate governance.  In this regard, the nominating and corporate governance committee will, on an annual basis, conduct a review of the corporate governance structure impacting the A-1 Series, taking into account, among other factors, the corporate governance structure and approaches applicable to the other Series.  In addition, where the nominating and corporate governance committee determines that changes to the corporate governance structure applicable to the A-1 Series are appropriate and in the best interests of the holders of our Series A-1 common shares, the committee will recommend such changes to our board of directors for adoption and, if required, for approval of the holders of our Series A-1 common shares.
In addition, the nominating and corporate governance committee will review specific matters that our Administrative Agent believes may involve conflicts of interest and that are not otherwise addressed by the inter-series relationship, conflicts of interest and opportunity allocation policy described below.  These conflicts of interest may include conflicts between the interests of our company or any Series, on the one hand, and the interests of our Administrative Agent and its affiliates, on the other hand.  The nominating and corporate governance committee will determine whether the resolution of any conflict of interest submitted to it is fair and reasonable to us and our shareholders.  Any matters approved by the nominating and corporate governance committee will be conclusively deemed to be fair and reasonable to us and our shareholders and not a breach by us of any duties that we may owe to our shareholders.  In addition, the nominating and corporate governance committee may review and approve any related person transactions, including those that are approved pursuant to our related person policy, as described under "Conflicts of Interest; Certain Relationships and Related Party Transactions-Statement of Policy Regarding Transactions with Related Persons," and may establish guidelines or rules to cover specific categories of transactions.
Property Oversight Committee
Our operating agreement will establish a Property Oversight Committee to resolve potential disputes between the Fortis General A-1 Partner and its affiliates and the A-1 Series and its affiliates.
Under the terms of the limited partnership agreement of the Property A-1 Subsidiary, for so long as the Lincoln Street Holdings Limited Partner Group owns at least 25% of the combined issued and outstanding Series A-1 OP units and Series A-1 common shares, the Fortis General A-1 Partner generally will manage the day to day business, affairs and operations of the Property A-1 Subsidiary and the Property, and the A-1 Series, as the REIT General A-1 Partner, will have the right to approve certain major decisions with respect to the Property A-1 Subsidiary and the Property. These major decisions relate to, among other things, indebtedness (including the refinancing of the existing loan that encumbers the Property, subject to certain exceptions), expenditures, legal proceedings, tenant bankruptcies, leases, zoning matters, easements, environmental matters and insurance. In addition, the REIT General A-1 Partner has authority over, among other things, the issuance of securities and additional capital contributions (subject to the consent of the Fortis General A-1 Partner). Prior to the refinancing of the existing loan on the Property, in the event there is a disagreement between the REIT General A-1 Partner, on the one hand, and the Fortis General A-1 Partner, on the other hand, the REIT General A-1 Partner and the Fortis General A-1 Partner may jointly refer a major decision or securities issuance to the Property Oversight Committee for resolution and the Fortis General A-1 Partner may unilaterally refer a major decision or a securities issuance to the Property Oversight Committee for resolution. From and after the refinancing of the existing loan, either General A-1 Partner may refer a major decision or securities issuance to the Property Oversight Committee for a binding resolution on the matter. The Property Oversight Committee will have the authority to make the final determination as to whether any major decision or securities issuance will be taken or occur.
Our operating agreement will establish a Property Oversight Committee, which will consist of five members, three of which will be designated by our board of directors, or the A-1 Series members, and two of which will be designated by the Fortis General A-1 Partner, or the Fortis members. The Property Oversight Committee will initially be comprised of Scott Panzer, John Gregorits, Jay Anderson, Joseph Capezza and Jonathan Landau, each of whom, other than Mr. Landau, is a director of our company. Mr. Landau is the chief executive officer of Fortis.

For additional information, see "Description of Series A-1 Common Shares—Operating Agreement and Bylaws-Board Committees and Property Oversight Committee of the A-1 Series."

Inter-Series Relationship, Conflicts of Interest and Opportunity Allocation Policy
We expect that the A-1 Series and each other Series we establish in the future will have certain ongoing, operating relationships with each other.  We expect that the operating relationships among the Series will primarily include the coordination and use of company overhead and support services.  In addition, the A-1 Series and each other Series we establish in the future may have overlapping investment strategies and objectives, and our board of directors, our officers and our Administrative Agent and ETRE's personnel may face conflicts of interest in allocating sale, financing, leasing and other business opportunities among the real properties owned by the different Series.

In an effort to govern these operating relationships, address these conflicts of interest and promote the fair allocation of sale, financing, leasing and other business opportunities, our board of directors has adopted an inter-series relationship, conflicts of interest and opportunity allocation policy (which we refer to as the "Inter-Series Policy"), which is administered by our Administrative Agent.  Our Administrative Agent's adherence to this policy is expected to be reviewed quarterly by our board of directors.  Our board of directors may modify, suspend or rescind the policies set forth in the Inter-Series Policy without shareholder approval.  Our board may also adopt additional or other policies or make exceptions with respect to the application of the policies described in the Inter-Series Policy in connection with particular facts and circumstances, all as our board may determine, consistent with its fiduciary duties to our company and all of our shareholders.
General Policy
Under the Inter-Series Policy, all material matters in which holders of Series A-1 common shares and common shares of any other Series may have divergent interests will be generally resolved in a manner that is in the best interests of our company and all of such common shareholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of such separate classes of common shares.  Under the Inter-Series Policy, the relationship between the A-1 Series and each other Series and the means by which the terms of any material transaction between them will be determined will be governed by a process of fair dealing.
Relationship Among the Series
The Inter-Series Policy provides that our Administrative Agent will seek to manage each Series in a manner designed to maximize the operations, assets and value of all Series.
General.  The Inter-Series Policy provides that, except as otherwise provided in the Inter‑Series Policy, all material commercial transactions between a Series and any other Series will be on commercially reasonable terms taken as a whole.
Allocation of company overhead and support services.  Each Series will have access to the support services of any other Series.  For shared company services, costs (other than those specifically required to be borne by our Administrative Agent under the administrative services agreement)relating to these services will be:

•	allocated directly to the Series utilizing those services, and

•	if not directly allocable to a Series, allocated among all of the then existing Series on a pro rata basis.

•
For other support services the Inter-Series Policy  provides that the Series will seek to achieve efficiencies to minimize the aggregate costs incurred by the Series combined, although any Series also will be entitled to negotiate and procure support services on its own.

•	Our board of directors may, without shareholder approval, modify or amend the method of allocation of support services and shared company services.
Financing arrangements.  No Series will be obligated to provide financial support to any other Series.  To the extent a Series (the "lending Series") loans money to any other Series (the "borrowing Series"), such loans will be made at interest rates and on other terms and conditions designed to be substantially equivalent to the interest rates and other terms and conditions that the borrowing Series would be able to obtain from third parties, including the public markets, as a non-affiliate of our company or any other Series without the benefit of any guarantee by our company or any other Series.  This policy contemplates that these loans will be made on the basis set forth above regardless of the interest rates and other terms and conditions on which the lending Series may have acquired the funds.  If, however, the lending Series incurs any fees or charges in order to keep available funds for use by the borrowing Series, those fees or charges will be allocated to the borrowing Series.
Business Opportunities
The Inter-Series Policy  provides that our Administrative Agent will allocate any sale, financing, leasing and other business opportunities among the Series, in whole or in part, as it considers to be in the best interests of our company and its shareholders as a whole and as contemplated by the other provisions of the Inter-Series Policy.  If a sale, financing, leasing or other business opportunity would be suitable for the real property owned by more than one Series, our Administrative Agent will allocate it using its business judgment.  Any allocation of this type may involve the consideration of a number of factors that our Administrative Agent determines to be relevant, including concepts of fairness over time, cash flows from the properties owned by the respective Series, the properties' respective tenant bases and lease rental rates, the Series' available cash and existing leverage, the type and condition of the properties, local market conditions where the properties are located, whether a property is jointly owned by a Series with other investors, potential tax consequences associated with the business opportunity and whether a Series or property is otherwise better positioned to undertake or have allocated to it the business opportunity.

Except under the Inter-Series Policy  and any other policies adopted by our board of directors, which policies will be designed to minimize conflicts among the Series, no Series will have any duty, responsibility or obligation to refrain from:

•	engaging in the same or similar activities or lines of business as any other Series,

•	doing business with any potential or actual tenant, lender, purchaser, supplier, customer or competitor of any other Series, or

•	engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual tenants, lenders, purchasers, suppliers or customers of any other Series.
Determinations by our Administrative Agent and the Inter-Series Conflict Resolution Committee
Our Administrative Agent maintains a contractual as opposed to a fiduciary relationship with us, each Series and our shareholders.  In making determinations in connection with the policies set forth in the Inter-Series Policy, the inter-series conflict resolution committee  and our Administrative Agent  will act in accordance with our Administrative Agent's obligations under the administrative services agreement with the A-1 Series and the Property A-1 Subsidiary (and any other administrative services agreements our Administrative Agent enters into with the other Series we establish in the future and their related Property Subsidiaries).  For a description of the administrative services agreement with the A-1 Series and the Property A-1 Subsidiary, see "Our Administrative Agent and the Administrative Services Agreement."
Review and Amendment and Modification of the Inter-Series Policy
Our board of directors expects on a quarterly basis to review our Administrative Agent's adherence to the Inter-Series Policy and on an annual basis to assess the Inter-Series Policy and consider policy changes.  Our board of directors may modify, suspend, waive or rescind the policies set forth in the Inter-Series Policy, including any resolution implementing the provisions of the Inter-Series Policy, without the approval of our shareholders.  Our board may also adopt additional or other policies or make exceptions with respect to the application of the policies described in the Inter-Series Policy in connection with particular facts and circumstances, all as our board may determine, consistent with its fiduciary duties to our company and all of our shareholders.
2015 Non-Management Director Compensation Plan
Prior to the completion of this offering, we will adopt the 2015 Director Plan to provide incentive compensation to attract and retain qualified non-management directors.  The 2015 Director Plan will be administered by a committee (which may be the compensation committee) appointed by our board of directors.  The 2015 Director Plan will permit the granting of restricted Series A-1 common shares, restricted common shares of Other Property Series, share options, restricted share units, phantom shares, dividend equivalent rights, and other equity-based awards.  Prior to the completion of this offering, our board of directors will approve an initial grant of restricted Series A-1 common shares to our independent directors. The terms of the limited partnership agreement of the Property A-1 Subsidiary may restrict our ability to issue Series A-1 common shares pursuant to the 2015 Director Plan. See "ETRE Property A-1, L.P. Partnership Agreement."
Administration
The committee appointed by our board of directors to administer the 2015 Director Plan will have the full authority to administer and interpret the 2015 Director Plan, authorize the granting of awards, determine the eligibility of non-management directors to receive an award, determine the number of our common shares to be covered by each award (subject to the individual participant limitations provided in the 2015 Director Plan), determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the 2015 Director Plan), prescribe the form of instruments evidencing awards and take any other actions and make all other determinations that it deems necessary or appropriate in connection with the 2015 Director Plan or the administration or interpretation thereof.  In connection with this authority, the committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse.  From and after the consummation of this offering, the 2015 Director Plan will be administered by a committee consisting of two or more directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee director and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code and intend that grant be exempt from the restriction of Section 162(m), qualify as an outside director for purposes of Section 162(m) of the Internal Revenue Code, or, if no committee exists, the board of directors.  References below to the committee include a reference to the board for those periods in which the board is acting.

Available Shares
Our 2015 Director Plan provides for grants of our Series A-1 common shares, and other equity-based awards up to an aggregate of  0.25% of the issued and outstanding Series A-1 common shares and the common shares of Other Property Series (on a fully diluted basis (assuming, if applicable, the exercise of all outstanding options and the conversion of all warrants and convertible securities into Series A-1 common shares and the common shares of Other Property Series) and including our Series A-1 common shares to be sold pursuant to the underwriters' exercise of their overallotment option) at the time of the award.  If an option or other award granted under the 2015 Director Plan expires or terminates, the shares subject to any portion of the award that expires, forfeits or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards.  Unless previously terminated by our board of directors, no new award may be granted under the 2015 Director Plan after the first anniversary of the earlier of the date that such plan was initially approved by (i) our board of directors or (ii) our shareholders.  No award may be granted under our 2015 Director Plan to any person who, assuming exercise of all options and payment of all awards held by such person would own or be deemed to own more than 9.8% of the outstanding Series A-1 common shares.  Prior to the completion of this offering, our board of directors will approve an initial grant of restricted Series A-1 common shares to each of our independent directors.  In addition, 50% of each independent director's annual base director fee will be paid in awards under our 2015 Director Plan.
Awards Under the Plan
Restricted Shares.  A restricted share award is an award of our Series A-1 common shares or the common shares of Other Property Series as applicable, that is subject to restrictions on transferability and such other restrictions, if any, as the committee may impose at the date of grant.  Grants of restricted shares will be subject to vesting schedules as determined by the committee.  The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of service or the satisfaction of pre-established criteria, in such installments or otherwise, as the committee may determine.  A participant granted restricted shares will have all of the rights of a shareholder, including, without limitation, the right to vote and the right to receive distributions on the Series A-1 common shares or the common shares of Other Property Series, as applicable.  Although dividends will be paid on restricted Series A-1 common shares or the common shares of Other Property Series, whether or not vested, at the same rate and on the same date as on Series A-1 common shares or the common shares of Other Property Series, as applicable, holders of such restricted shares are prohibited from selling such shares until they vest.
Stock Options.  The terms of specific options, including whether options shall constitute "incentive stock options" for purposes of Section 422(b) of the Internal Revenue Code, shall be determined by the committee.  The exercise price of an option shall be determined by the committee and reflected in the applicable award agreement.  The exercise price with respect to incentive stock options may not be lower than 100% (110% in the case of an incentive stock option granted to a 10% shareholder, if permitted under the plan) of the fair market value of our Series A-1 common shares or the common shares of Other Property Series, as applicable, on the date of grant.  Each option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a 10% shareholder, if permitted under the plan).  Options will be exercisable at such times and subject to such terms as determined by the committee.
Phantom Shares.  Phantom shares, when issued, will reduce the number of shares available for grant under the 2015 Director Plan and will vest as provided in the applicable award agreement.  A phantom share represents a right to receive the fair market value of a Series A-1 common share or common share of Other Property Series, as applicable, or, if provided by the committee, the right to receive the fair market value of a Series A-1 common share or the common share of Other Property Series, as applicable, in excess of a base value established by the committee at the time of grant.  Phantom shares may generally be settled in cash or by transfer of Series A-1 common shares or the common shares of Other Property Series, as applicable, (as may be elected by the participant or the committee as may be provided by the committee at grant).  The committee may, in its discretion and under certain circumstances, permit a participant to receive as settlement of the phantom shares installments over a period not to exceed ten years.
Dividend Equivalents.  A dividend equivalent is a right to receive (or have credited) the equivalent value (in cash or Series A-1 common shares or the common shares of Other Property Series) of dividends paid on Series A-1 common shares or the common shares of Other Property Series, as applicable, otherwise subject to an award.  The committee may provide that amounts payable with respect to dividend equivalents shall be converted into cash or additional Series A-1 common shares or the common shares of Other Property Series, as applicable.  The committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.
Restricted Share Units.  Restricted share units represent a promise to pay Series A-1 common shares or the common shares of Other Property Series (or a cash amount equal to the value thereof) upon the completion of a vesting period.  Dividend equivalents generally are granted with restricted share units and are earned during the vesting period, and paid in the year following the year to which they relate.
Other Share-Based Awards. The 2015 Director Plan authorizes the granting of other awards based upon Series A-1 common shares or the common shares of Other Property Series (including the grant of securities convertible into Series A-1 common shares, the common shares of Other Property Series and share appreciation rights), subject to terms and conditions established at the time of grant.

Change in Control
Upon a change in control (as defined in the 2015 Director Plan), the committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control, but only if the committee determines that the adjustments do not have a substantial adverse economic impact on the participants (as determined at the time of the adjustments) and provided that any discretionary increase in the aggregate number of shares issuable under the 2015 Director Plan must be approved by our board of directors.
Other Changes
Our board of directors may amend, alter, suspend or discontinue the 2015 Director Plan but cannot take any action that would impair the rights of a participant's existing grants.  To the extent necessary and desirable (including, as required by law or any stock exchange rules), the board of directors must obtain approval of our shareholders for any amendment that would:

•	other than through adjustment as provided in the 2015 Director Plan, increase the total number of shares reserved for issuance under the 2015 Director Plan; or

•	change the class of directors eligible to participate in the 2015 Director Plan.

•
The committee or our board of directors may amend the terms of any award granted under the 2015 Director Plan, prospectively  or retroactively, but, generally may not impair the rights of any participant without his or her consent.

Code of Business Conduct and Ethics
Our code of business conduct and ethics applies to our officers and directors, our Administrative Agent and to ETRE's personnel when such individuals are acting for or on our behalf.  Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.
Any waiver of the code of business conduct and ethics for our officers or directors may be made only by our board of directors or one of our board of directors committees and will be promptly disclosed if and to the extent required by law or stock exchange regulations.

PRINCIPAL SHAREHOLDERS
We currently have outstanding 100 Series A-1 common shares, all of which are owned by Mr. Stein.  Upon completion of this offering and the concurrent private placement, we will repurchase all 100 Series A-1 common shares from Mr. Stein at his cost of $10.00 per share.
The following table sets forth certain information following the closing of this offering and the concurrent private placement, regarding the ownership of our Series A-1 common shares by:

•	each of our directors and director nominees;

•	each of our executive officers;

•	each holder of more than 5% of our Series A-1 common shares; and

•	all of our director, director nominees and executive officers as a group.
In accordance with SEC rules, each listed person's beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as restricted common shares that are currently vested or which are scheduled to vest within 60 days).
Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.  Except as indicated in the footnotes to the table below, the business address of the shareholders listed below is the address of our principal executive office, 44 Wall Street, New York, New York, 10005.

	Series A-1 Common Shares Outstanding
	Immediately Prior to Offering and Concurrent Private Placement		Immediately After Offering and Concurrent Private Placement
Name and Address	Number of Series A-1 Common Shares Beneficially Owned	Percentage of All Series A-1 Common Shares(1)	Number of Series A-1 Common Shares Beneficially Owned	Percentage of All Series A-1 Common Shares(2)
Paul Frischer	-	-	33,333(4)	*
Jesse Stein	100(3)	100%	33,333(4)	*
Darren Glickman	-	-	-	-
Scott Panzer	-	-	33,333(4)	*
Jay Anderson	-	-	500	*
John Gregorits	-	-	500	*
Joseph Capezza	-	-	500	*
Mark Filanowski	-	-	500	*
All of our directors, director nominees and executive officers as a group	100	100%	35.333	*

*	Represents less than 1% of the Series A-1 common shares outstanding at the closing of this offering.

(1)	Based on a total of 100 Series A-1 common shares outstanding as of the date of this prospectus, which does not give effect to this offering.

(2)
Assumes the issuance of 11,533,333 Series A-1 common shares offered hereby and in the concurrent private placement and an aggregate of  2,000 restricted Series A-1 common shares to be granted to our independent directors upon the completion of this offering and the concurrent private placement under our 2015 Director Plan. Does not reflect (a) Series A-1 common shares reserved for issuance upon exercise of the underwriters' over-allotment option in full, (b) 12,066,667 Series A-1 common shares potentially issuable upon redemption of the Series A-1 OP units, which Series A-1 OP units may be tendered for cash or, at the option of the A-1 Series, exchanged into Series A-1 common shares, subject to certain adjustments, after (a) such units have been outstanding for six months and (b) the earlier of (i) the refinancing of the loan that currently encumbers the Property, or (ii) January 11, 2017. See "ETRE Property A-1, L.P. Partnership Agreement—Exchange of Series A-1 OP Units."

(3)
We sold these shares to Jesse Stein in connection with the initial capitalization of the A-1 Series for total consideration of $1,000. At the closing of this offering, we will repurchase these shares from Mr. Stein for $1,000. Accordingly, the 100 Series A-1 common shares that we currently have outstanding are excluded from the number of Series A-1 common shares to be outstanding immediately after the closing of this offering.

(4)
Represents 33,333 Series A-1 common shares to be sold to our Administrative Agent in the concurrent private placement. Our Administrative Agent is a subsidiary of ETRE Financial, LLC, which is the managing member of our company and is partially owned and controlled by Messrs. Frischer, Stein and Panzer. Each of Messrs. Frischer, Stein and Panzer disclaims beneficial ownership of the Series A-1 common shares held by our Administrative Agent, except to the extent of his indirect proportionate pecuniary interest in such shares.

CONFLICTS OF INTEREST; CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Conflicts of Interest
Conflicts of interest exist and may arise in the future as a result of the relationships between our Administrative Agent and its affiliates (including ETRE Financial, LLC, the managing member of our company), on the one hand, and us, each Series and our shareholders, on the other hand.
Our operating agreement provides that the real property, affairs and business of each Series, including the A-1 Series, will be managed under the direction of our single board of directors. ETRE Financial, LLC, as the managing member of our company, will have the sole right to nominate, elect and remove the members of our board of directors. Accordingly, shareholders will have no right to nominate, elect or remove members of our board of directors and the managing member will have complete discretion in nominating, electing or removing members of our board of directors.
We do not expect to have any employees and we will rely completely on our Administrative Agent to provide each Series and the Property Subsidiary, including the A-1 Series and the Property A-1 Subsidiary, with administrative and certain advisory services. The administrative services agreement with our Administrative Agent related to the A-1 Series and the Property A-1 Subsidiary was prepared by related parties and its terms, including fees, expense reimbursements and other amounts payable to our Administrative Agent, may not be as favorable to the A-1 Series and the Property A-1 Subsidiary as if the agreement had been negotiated at arm's length between unaffiliated third parties.
Certain of our officers and directors also serve or may serve as officers, directors or employees of ETRE as well as other ETRE sponsored vehicles and other companies unaffiliated with ETRE. Accordingly, the ability of these persons to engage in other business activities may reduce the time they spend managing our business, including the business of the A-1 Series. In addition, these persons may have obligations to those entities, the fulfillment of which might not be in the best interests of us, any Series or any of our shareholders.
Moreover, our officers and directors will serve as officers and directors for, and our Administrative Agent and ETRE's personnel will provide similar services to, any other Series we establish in the future. The A-1 Series and any other Series we establish in the future may have overlapping investment strategies and objectives, and our board of directors, our officers and our Administrative Agent may face conflicts of interest in allocating sale, financing, leasing and other business opportunities among the real properties owned by the different Series. To help alleviate any perceived or actual conflicts of interest, our board of directors has adopted an inter-series relationship, conflicts of interest and opportunity allocation policy (which we refer to as the "Inter-Series Policy"), which is administered by our Administrative Agent and has been designed to govern the operating relationships among the Series, address conflicts of interest among the Series and promote the fair allocation of sale, financing, leasing and other business opportunities among the real properties owned by the different Series. See "Management—Inter-Series Relationship, Conflicts of Interest and Opportunity Allocation Policy." The Inter-Series Policy provides our Administrative Agent with significant flexibility with respect to its ability to make decisions and pursue actions involving conflicts of interest among the Series. Given the significant flexibility afforded our Administrative Agent to resolve such conflicts of interest, our Administrative Agent may resolve conflicts of interests pursuant to the Inter-Series Policy in a manner that holders of Series A-1 common shares may not believe to be in their best interests or in the best interests of the A-1 Series. Neither holders of our Series A-1 common shares, the A-1 Series, the Property A-1 Subsidiary nor the General A-1 Partner will have any recourse against our Administrative Agent if our Administrative Agent satisfies its obligations under the administrative services agreement with the A-1 Series and the Property A-1 Subsidiary.
The nominating and corporate governance committee of our board of directors, which is comprised solely of independent directors, will review specific matters that our Administrative Agent believes may involve conflicts of interest and that are not otherwise addressed by the Inter-Series Policy. These conflicts of interest may include conflicts between the interests of our company or any Series, on the one hand, and the interests of our Administrative Agent, and its affiliates, on the other hand. The nominating and corporate governance committee will determine whether the resolution of any conflict of interest submitted to it is fair and reasonable to us and our shareholders. If our Administrative Agent obtains such approval of any matter, such matter will be conclusively deemed to be fair and reasonable to us and our shareholders and not a breach by us of any duties that we may owe to our shareholders.
We do not have a policy that expressly prohibits our directors, officers, security holders or affiliates from engaging for their own account in business activities of the types conducted by us. However, our code of business conduct and ethics prohibits our directors and executive officers, as well as employees of our Administrative Agent or ETRE who provide services to us, from engaging in any transaction that involves an actual conflict of interest with us and that is not otherwise addressed by the Inter-Series Policy without the approval of the nominating and corporate governance committee. See "Risk Factors—Potential conflicts of interest may arise among our Administrative Agent and its affiliates, on the one hand, and our company and our shareholders, on the other hand."
In addition, the Fortis General A-1 Partner, the Lincoln Street Holdings Limited Partner Group and their respective affiliates may have interests, including economic interests, that are materially different than the interests of our Series A-1 common shareholders. In particular, upon the completion of this offering, the concurrent private placement and the contribution transactions, the Lincoln Street Holdings Limited Partner Group will own Series A-1 OP units in the Property A-1 Subsidiary, but will not own any of our Series A-1 common shares.

Moreover, the Fortis General A-1 Partner, as the general partner managing the day-to-day business, affairs and operations of the Property A-1 Subsidiary and the Property, will be able to exert significant influence on the Property A-1 Subsidiary, and the Limited A-1 Partner, through the voting rights and our tender offer policy described in more detail under "Description of Series A-1 Common Shares", will be able to exert significant influence over Property dispositions and third party purchase offers in respect of our Series A-1 common shares. One of the Limited A-1 Partner Owners, Lincoln Street Investors, LLC, is an affiliate of the Fortis General A-1 Partner, the Asset Manager and Fortis, and the other two Limited A-1 Partner Owners, RCG State Street Boston I, LLC and RCG State Street Boston II, LLC, are managed by a fund for which Jay Anderson, one of our director nominees, serves as one of the managing members of the fund's general partner. The differing interests of the Fortis General A-1 Partner and the Lincoln Street Holdings Limited Partner Group could create conflicts of interest when the A-1 Series, on the one hand, and the Fortis General A-1 Partner or the Lincoln Street Holdings Limited Partner Group, on the other hand, are faced with decisions that could have different implications for the Fortis General A-1 Partner or the Lincoln Street Holdings Limited Partner Group and the A-1 Series.

Administrative Services Agreement
The A-1 Series and the Property A-1 Subsidiary will enter into the administrative services agreement with our Administrative Agent effective upon the closing of this offering.  Pursuant to the terms of an administrative services agreement, our Administrative Agent will provide certain administrative and advisory services to the A 1 Series and the Property A 1 Subsidiary, as well as a management team and appropriate support personnel. Our Administrative Agent will at all times be subject to the supervision and oversight of our board of directors, the Property Oversight Committee and the General A-1 Partners. The administrative services agreement will have an indefinite term, but may be terminated by our Administrative Agent or the A-1 Series and the Property A-1 Subsidiary under certain circumstances.  Our Administrative Agent is entitled to receive from the A-1 Series and the Property A-1 Subsidiary an administrative services fee and, under certain circumstances, an administrative sale fee.  The A-1 Series and the Property A-1 Subsidiary are also obligated to reimburse certain expenses incurred by our Administrative Agent.  See "Our Administrative Agent and the Administrative Services Agreement—Administrative Services Agreement."

Asset Management Agreement
The Property A-1 Subsidiary will enter into an asset management agreement with FPG Lincoln Manager, LLC, the Asset Manager and an affiliate of the Fortis General A-1 Partner and Lincoln Street Investors, LLC, one of the Limited A-1 Partner Owners, in connection with the contribution transactions. Pursuant to the asset management agreement, the Asset Manager will provide asset management services in exchange for a quarterly asset management fee. See "Business and Property—The Asset Management Agreement and the Asset Manager."
Contribution Agreement and Related Transactions
The A-1 Series has executed a contribution agreement with Lincoln Street Mezz, LLC, the parent company of the Property Owner, and Lincoln Street Holdings, LLC, the parent company of Lincoln Street Mezz, LLC, which provides for the contribution of substantially all of the net proceeds of the offering and the concurrent private placement by the A-1 Series to Lincoln Street Mezz, LLC in exchange for 48.87% of the outstanding equity interests of Lincoln Street Mezz, LLC, subject to adjustments set forth in the contribution agreement. In connection with this contribution, Lincoln Street Mezz, LLC will distribute the net proceeds of this contribution to Lincoln Street Holdings, LLC and will convert from a limited liability company into a limited partnership and become the Property A-1 Subsidiary, and the A-1 Series, as the REIT General A-1 Partner, Lincoln Street Manager, LLC, as the Fortis General A-1 Partner, and Lincoln Street Holdings, LLC, as the Limited A-1 Partner, will enter into the limited partnership agreement for the Property A-1 Subsidiary.
The A-1 Series' acquisition of its indirect interest in the Property is on an "as is, where is, with all faults" basis. The contribution agreement is subject to certain customary conditions precedent, including that closing of the contribution transactions shall be conditioned on the simultaneous completion of this offering, the receipt of all necessary third-party consents, and the A-1 Series being satisfied, in its sole discretion, with its due diligence review. It also contains customary representations, warranties, covenants and other conditions. The contribution agreement contains limitations on the A-1 Series' right to make claims for breaches of representations and warranties and other defaults by Lincoln Street Holdings, LLC under the contribution agreement, including a 180-day survival period of the representations and warranties and a cap of $5 million on the aggregate amount of the claims that the A-1 Series can bring within the survival period.
In addition, upon the completion of the contribution transactions, the Property A-1 Subsidiary will agree to indemnify the existing guarantors of the loan that currently encumbers the Property for any and all losses subsequent to the completion of the contribution resulting from their role as guarantors under the loan. After the loan is refinanced, which is expected to occur prior to January 11, 2017, the existing guarantors of the loan will be released from any and all obligations and liabilities existing in connection with the loan and will no longer be required to serve as guarantors.
One of the Limited A-1 Partner Owners, Lincoln Street Investors, LLC, is an affiliate of the Fortis General A-1 Partner, the Asset Manager and Fortis. The other two Limited A-1 Partner Owners, RCG State Street Boston I, LLC and RCG State Street Boston II, LLC, are managed by RCG Longview II, L.P. Jay Anderson, one of our director nominees, is one of five managing members of RCG Longview Partners II, LLC, the general partner of RCG Longview II, L.P.

Following the contribution transactions, it is expected that the Limited A-1 Partner will distribute its Series A-1 OP units to the Limited A-1 Partner Owners, which will distribute the Series A-1 OP units to their respective members, subject to the transfer restrictions set forth in the limited partnership agreement of the Property A-1 Subsidiary.
Registration Rights Agreement
We have granted registration rights to the Limited A-1 Partner and its permitted assignees of Series A-1 OP units in respect of the Series A-1 common shares issuable upon exchange of their respective Series A-1 OP units. See ''Shares Eligible for Future Sale-Registration Rights Agreement."

Concurrent Private Placement
We will sell 33,333 Series A-1 common shares to our Administrative Agent in the concurrent private placement at a price per share equal to the public offering price in this offering. We will agree to register the resale of the Series A-1 common shares purchased by our Administrative Agent in the concurrent private placement once we have become eligible to file a registration statement on Form S-3 or another short-form of registration available to us. We will bear expenses incident to the registration of these shares.
ETRE License Agreement
Prior to the completion of the offering, we will enter into a license agreement with ETRE, pursuant to which ETRE will grant us a non-exclusive, royalty free license to use the name "ETRE REIT, LLC."  See "Our Administrative Agent and the Administrative Services Agreement—License Agreement."
Initial Capitalization
In connection with the formation and initial capitalization of the A-1 Series, Mr. Stein purchased 100 Series A-1 common shares for a purchase price of $1,000.  We will use $1,000 of the net proceeds of this offering and the concurrent private placement to repurchase the shares Mr. Stein acquired.
Indemnification and Limitation of the Managing Member's, Directors' and Officers' Liability
Our operating agreement provides that to the fullest extent permitted by applicable law ETRE Financial, LLC, the managing member of our company, and our directors or officers will not be liable to us.  In addition, pursuant to our operating agreement, we have agreed to indemnify the managing member and each of our directors and officers, to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the company and counsel fees and disbursements on a solicitor and client basis) arising from the performance of any of their obligations or duties in connection with their service to us or the operating agreement, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made party by reason of being or having been the managing member or one of our directors or officers.
Prior to completion of this offering, we intend to enter into separate indemnification agreements with our directors and officers.  Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our operating agreement against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim.  The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our operating agreement.
Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Statement of Policy Regarding Transactions with Related Persons
Our board of directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our "related person policy." Our related person policy requires that a "related person" (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our chief financial officer any "related person transaction" (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we (including any Series) were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto.  Our chief financial officer will then promptly communicate that information to our Administrative Agent.  No related person transaction will be consummated without the approval or ratification of our Administrative Agent or the inter-series conflict resolution committee, in the case of transactions addressed by the Inter-Series Policy, or any committee of our board of directors consisting exclusively of disinterested directors, in the case of transactions not otherwise addressed by such policy.  It is our policy that persons interested in a related person transaction will recuse themselves from any vote of a related person transaction in which they have an interest.

DESCRIPTION OF SERIES A-1 COMMON SHARES
The following descriptions of the Series A-1 common shares, and the A-1 Series, certain provisions of Delaware law and certain provisions of our certificate of formation and operating agreement and our bylaws, which will be in effect upon consummation of this offering, are summaries and are qualified by reference to Delaware law and our certificate of formation, operating agreement and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.  See "Where You Can Find More Information."
General
We are a Delaware series limited liability company organized on April 22, 2013 under the Delaware LLC Act issuing different series ("Series") of limited liability company interests.  In accordance with the Delaware LLC Act, the A-1 Series is, and each other Series we may establish in the future will be, a separate series and not itself a separate legal entity.  Section 18-215(b) of the Delaware LLC Act provides that, if certain conditions (as set forth in Section 18-215(b)) are met, including that certain provisions are in the formation and governing documents of the series limited liability company, and if the records maintained for any such series account for the assets associated with such series separately from the assets of the limited liability company, or any other series, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable only against the assets of such series and not against the assets of the limited liability company generally or any other series.  Accordingly, the real property and other assets of one Series include only the real property, related assets and other assets that are held by that Series, including funds delivered for the purchase of shares in that Series.  However, the limitations on inter-series liability provided by Section 18-215(b) have never been tested in federal bankruptcy courts and it is possible that a bankruptcy court could determine that the assets of one Series should be applied to meet the liabilities of the other Series or the liabilities of our company generally where the assets of such other Series or of our company generally are insufficient to meet our liabilities.
Each Series will be treated as a separate legal entity for U.S. federal income tax purposes and will elect and qualify to be taxed as a REIT for U.S. federal income tax purposes.
The limited liability company interests in each Series will be denominated in common shares of limited liability company interests ("common shares") and, if created in the future, preferred shares of limited liability company interests .  Only Series A-1 common shares are being offered and sold pursuant to this prospectus.  Our operating agreement provides that we may issue an unlimited number of Series A-1 common shares with the approval of a majority of our entire board of directors and without shareholder approval.
All of the Series A-1 common shares offered by this prospectus will be duly authorized and validly issued.  Upon payment in full of the consideration payable with respect to the Series A-1 common shares, as determined by our board of directors, the holders of such shares will not be liable to us to make any additional capital contributions with respect to such shares (except for the return of distributions under certain circumstances as required by Sections 18-215, 18-607 and 18-804 of the Delaware LLC Act).  Holders of Series A-1 common shares have no conversion, exchange, sinking fund, redemption or appraisal rights, no pre-emptive rights to subscribe for any securities of our company and no preferential rights to distributions.
In general, the A-1 Series participates exclusively in 48.87% of the economic returns derived from the Property.  Upon completion of the contribution transactions substantially concurrently with the completion of this offering and the concurrent private placement, the Property will be indirectly owned through the Property A-1 Subsidiary 48.87% by the A-1 Series through its general partner interest and 51.13% by the Limited A-1 Partner through its limited partner interest. The partnership interests of the REIT General A-1 Partner and the Limited A-1 Partner will represent all of the outstanding economic interests in the Property A-1 Subsidiary. The distribution provisions of the limited partnership agreement of the Property A-1 Subsidiary provide, however, that the Property A-1 Subsidiary's cash flow from operations will be distributed first to the A-1 Series, in its capacity as the REIT General A-1 Partner, in an amount equal to the Series A-1 Common Share Preference Amount, then to the limited partners in amount sufficient to result in the limited partners having received the same amount of cash flow on a per Series A-1 OP unit basis equal to the amount of distributions paid by the A-1 Series per Series A-1 common share, and thereafter to the A-1 Series and the limited partners in accordance with their percentage interests. See "ETRE Property A-1, L.P. Limited Partnership Agreement-Distributions." The Fortis General A-1 Partner will not have an economic interest in the Property A-1 Subsidiary.
We intend for the A-1 Series to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2015.
We expect that our board of directors will authorize the creation of new Series that will acquire and participate exclusively in the economic returns derived from the interests in other real properties (each, an "Other Property Series" and, together with the A-1 Series, the "Property Series").  We expect each such Series to hold the interests in these other real properties through newly-organized Delaware limited liability companies or limited partnerships (each, an "Other Property Subsidiary" and, together with the Property A-1 Subsidiary, the "Property Subsidiaries"), which will be owned and controlled by the applicable Property Series.  Our board of directors may also authorize the creation of a new Series that will acquire from the A-1 Series and the Other Property Series we expect will be created in the future minority interests in the various Property Subsidiaries respectively owned by such Property Series.

Each Property Series will invest funds, directly or indirectly, in the corresponding Property Subsidiary, and the assets and liabilities of each Property Subsidiary will be segregated from each other Property Subsidiary.  Each Series and the related Property Subsidiary will have a separate administrative services agreement with our Administrative Agent, which will manage such Property Subsidiary's real property and make the decisions with respect to the assets of each Series invested in such Property Subsidiary, subject to the oversight and supervision of our board of directors.  We will maintain separate, distinct records for each Series, and account for its assets separately from the other Series and the other assets of our company.

In addition, Section 18-215(c) of the Delaware LLC Act provides that a series established in accordance with Section 18-215(b)  may carry on any lawful business, purpose or activity, other than the business of banking, and has the power and capacity to, in its own name, contract, hold title to assets (including real, personal and intangible property), grant liens and security interests, and sue and be sued.  We intend for each Series to otherwise conduct its business, enter into contracts and hold title to assets in its own name to the extent such activities are not undertaken through the applicable Property Subsidiary and/or its subsidiaries.
Distributions
General.  We intend to make regular quarterly distributions to holders of Series A-1 common shares and common shares of the Other Property Series ("Other Property common shares" and, together with the Series A-1 common shares, the "Property common shares").  U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its net taxable income, excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income.
Subject to the preferential rights, if any, of holders of any other class of shares of the A-1 Series and to the provisions of our operating agreement regarding the restrictions on ownership and transfer of shares, holders of outstanding Series A-1 common shares are entitled to receive distributions on such Series A-1 common shares out of assets legally available for such purposes if, as and when authorized by our board of directors and declared by us.
Types of Distributions and Distribution Policy.   Distributions in respect of the common shares of any Property Series may be made, as determined by our board of directors, (1) in cash, (2) in common shares of such Property Series or (3) in other securities of such Property Series or the related Property Subsidiary (or other subsidiaries of such Property Series or Property Subsidiary).  The value of distributions payable in any such securities shall be determined by our board of directors deploying the methodology described below under "—Valuations of Share Distributions."
Our policy will generally be to distribute all cash available for distribution, other than reserves, of each Property Series to the holders of shares that correspond to such Property Series on a quarterly basis.  However, our board of directors has discretion over the actual amount of distributions made by each Property Series, which will depend upon the earnings and financial condition of such Property Series, maintenance of the Property Series' REIT qualification, restrictions on making distributions under Delaware law and such other factors as our board of directors deems relevant.
Sale of Property Subsidiary or Underlying Properties.  Upon the sale of all or substantially all of a Property Series' interest in the related Property Subsidiary, whether held directly or through subsidiaries of the Property Series, or all or substantially all of such Property Subsidiary's interest in the related underlying real property, whether held directly or through subsidiaries of the Property Subsidiary, our operating agreement generally provides that our board of directors will either declare and pay as a distribution on or redeem the common shares of such Property Series with the cash, securities or other property available for distribution or redemption from such sale, less any amounts paid as distributions on any class of preferred shares of such Property Series or amounts that our board of directors in its discretion sets aside to fund the Property Series' reserves, debts, liabilities or expenses.  See "—Redemptions—Redemption in Connection with Sale of the Property A-1 Subsidiary or Property" for the applicable redemption provisions related to the Series A-1 common shares.
Share Distributions.  Subject to the preferential rights, if any, of holders of any other class of shares of a Property Series, our board of directors may declare and pay distributions to holders of Property common shares of such Property Series that consist of (1)  such Property common shares on an equal per-share basis to all holders and (2) other securities of such Property Series or the related Property Subsidiary (or other subsidiaries of such Property Series or Property Subsidiary) on an equal per-share basis.  The terms of the Series A-1 common shares restrict our board of directors from declaring distributions on any other common shares payable in Series A-1 common shares.
Valuations of Share Distributions.  In the case of distributions of shares or other securities for which there is an existing trading market, the value of the shares or other securities included in such distribution will be calculated based on the average market price per share or security over a three‑day trading period immediately preceding the distribution payment date.  In the case of distributions of shares or other securities for which there is no existing trading market, the value of the shares or other securities included in such distribution will be determined by the board of directors in good faith.

Voting Rights
Subject to the provisions of our operating agreement regarding the restrictions on ownership and transfer of shares and except as may otherwise be specified in the terms of any class of common shares of any Series, each outstanding common share (including our Series A-1 common shares) entitles the holder to one vote on all matters submitted to a vote of common shareholders generally.  Holders of all classes of common shares of all Series vote together as a single class on all matters as to which all holders of common shares are entitled to vote.
Generally, all matters to be voted on by our shareholders must be approved by a majority of the votes cast by all common shares present in person or represented by proxy.

Each outstanding Series A-1 common share will have one vote per share.  No separate class vote of Series A-1 common shares will be required for any matter, except as required by the Delaware LLC Act and except as described below.
The following circumstances will require the separate approval of holders representing a majority of the Series A-1 common shares:

•	any amendment to our operating agreement that would adversely change the rights of the Series A-1 common shares;

•	subject to certain exceptions, mergers, consolidations or conversions of our company;

•	the termination and winding up of the A-1 Series, following an election by our board of directors to terminate the A-1 Series;

•
any incurrence or issuance of external indebtedness or preferred shares by or that otherwise corresponds to the A-1 Series, the Property A-1 Subsidiary and/or the subsidiaries of the A-1 Series or the Property A-1 Subsidiary that does not satisfy the conditions described under "-Restrictions on Debt Financing and Cross-Subsidiary Guarantees;" and

•	all such other matters as our board of directors, in its sole discretion, determines will require the approval of the holders of the outstanding Series A-1 common shares voting as a separate class.
Furthermore, our operating agreement provides that our board of directors may grant the holders of equity interests in entities controlled by a Series to vote with the shareholders associated with such Series on certain matters, either as a separate class or with such shareholders and on any such basis as our board of directors may determine. Our board of directors will grant the holders of the Series A-1 OP units issued in the contribution transactions (excluding any Series A-1 OP units held by the A-1 Series and certain affiliates) the right to vote together with the holders of the Series A-1 common shares under certain circumstances. In particular, under the terms of our operating agreement and the partnership agreement of the Property A-1 Subsidiary, the following circumstance will require the approval of holders representing a majority of the Series A-1 common shares and the Series A-1 OP units issued in the contribution transactions (excluding any Series A-1 OP units held by the A-1 Series and certain affiliates) voting together on the matter:

•
a sale or other disposition in a transaction or series of related transactions of all or substantially all the A-1 Series' interest in the Property A-1 Subsidiary or the Property A-1 Subsidiary's interest in the Property as described under "-Redemptions-Redemption in Connection with Sale of the Property A-1 Subsidiary or Property".

Notwithstanding the foregoing, for so long as the A-1 Series' partnership interest in the Property A-1 Subsidiary represents less than a majority of the outstanding partnership interests, the required approval threshold for the holders of Series A-1 common shares and Series A-1 OP units in respect of any such a sale or disposition will be equal to the A-1 Series' partnership interest in the Property A-1 Subsidiary. Accordingly, following the completion of this offering, the concurrent private placement and the contribution transactions, the required approval threshold for such a sale or disposition will be equal to 48.87% of the Series A-1 common shares and Series A-1 OP units voting together. The necessary vote to effect such a sale or disposition may be met by any combination of holders of Series A-1 common shares or Series A-1 OP units. See "ETRE Property A-1, L.P. Partnership Agreement."

Furthermore, notwithstanding the foregoing, neither the separate approval of the holders of Series A-1 common shares nor the approval of the holders of Series A-1 common shares and the Series A-1 OP units issued in the contribution transactions voting together is required in the case of a redemption described under "- Redemptions -Redemption in Exchange for Interests of the Property A-1 Subsidiary at Option of our Board of Directors," or for any of the other matters specified under "Amendment of Our Operating Agreement and Bylaws-No Shareholder Approval."

Our bylaws provide that special meetings of holders of Series A-1 common shares may be called by our board of directors, the chairman of our board, our chief executive officer or president.  Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and information requirements by the shareholders requesting the meeting, a special meeting of the holders of Series A-1 common shares must be called by our secretary upon the written request of the holders of Series A-1 common shares entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

ETRE Financial, LLC, as the managing member of our company, will have the sole power to (i) nominate and elect all directors to our board of directors, (ii) set the number of directors of our board of directors, (iii) remove any director, with or without cause, at any time and (iv) fill any vacancies on our board of directors.  Each of our directors will hold office for an annual term, or until his or her resignation or removal by ETRE Financial, LLC.  See "—Operating Agreement and Bylaws—Election and Removal of Members of Our Board of Directors; Size of Board of Directors" below.
Restrictions on Debt Financing and Cross-Subsidiary Guarantees
As described above, the debts, liabilities, obligations and expenses of each Series will generally be enforceable only against the assets of such Series and not against the assets of any other Series.  In addition, we plan to hold the Series' real property interests in separate Property Subsidiaries in order to isolate further the legal liabilities and legal risks arising out of the ownership, operation and financing of each of the real properties.
In order to reinforce the legal separateness of our different Series, our operating agreement generally restricts the incurrence or issuance of external indebtedness or preferred shares by or that otherwise corresponds to a Property Series and/or any subsidiary of such Property Series; provided, however, that we, a Property Series and/or a subsidiary of a Property Series may so incur or issue external debt (including through any guarantee of external debt) or preferred shares if the Property Series and/or a subsidiary of such Property Series receive the net proceeds of such incurrence or issuance.  In general, these restrictions can only be waived with the approval of a majority of the outstanding Property common shares of the applicable Property Series.
Board Flexibility and Shareholder Influence Over Property Dispositions
We have structured the terms of our operating agreement, the partnership agreement of the Property A-1 Subsidiary and our Series A-1 common share tender offer policy to give our board of directors flexibility in structuring disposition transactions and to give holders of our Series A-1 common shares and holders of Series A-1 OP units an important role in property dispositions.
Property Dispositions and Tender Offer Policy as to Series A-1 Common Shares
Dispositions of the Property and entity-level dispositions of the Property A-1 Subsidiary and/or its subsidiaries require the approval of our board of directors, together with holders of more than 50% of the Series A-1 common shares and the Series A-1 OP units issued in the contribution transactions (excluding any Series A-1 OP units held by the A-1 Series and certain affiliates) voting together on the matter; provided, however, that, for so long as the A-1 Series' partnership interest in the Property A-1 Subsidiary represents less than a majority of the outstanding partnership interests, the required approval threshold for the holders of Series A-1 common shares and Series A-1 OP units will be equal to the A-1 Series' partnership interest in the Property A-1 Subsidiary. Accordingly, following the completion of this offering, the concurrent private placement and the contribution transactions, the required approval threshold will be equal to 48.87% of the Series A-1 common shares and Series A-1 OP units voting together. The necessary vote to effect such a disposition may be met by any combination of holders of Series A-1 common shares or Series A-1 OP units. We also expect our board of directors will approve dispositions of the Property and entity level dispositions of the Property A-1 Subsidiary and/or its subsidiaries based on its determination, subject to its fiduciary duties to the A-1 Series and the holders of our Series A-1 common shares, that the disposition is in the best interests of such Series and such holders.

Our tender offer policy as to the Series A-1 common shares provides that our board of directors will reject any third‑party purchase offer, tender offer or exchange offer in respect of the Series A-1 common shares unless such offer is accompanied by an offer to the holders of the Series A-1 OP units (other than the A-1 Series and certain affiliates) that offers such holders consideration per Series A-1 OP unit that is substantially equivalent in value (as determined by our board of directors) to the consideration per share offered to the holders of the Series A-1 common shares.
In addition, our tender offer policy as to the Series A-1 common shares generally provides that, if our board, in its sole discretion, has waived the 9.8% ownership limit or established a different ownership limit for an offeror, we will seek to effect a redemption as described under "-Redemption in Exchange for Interests of the Property A-1 Subsidiary at Option of our Board of Directors" following the completion of any third‑party purchase offer, tender offer or exchange offer in respect of the Series A-1 common shares and the Series A-1 OP units that has been accepted by the holders of more than 50% of the aggregate outstanding Series A-1 common shares and/or Series A-1 OP units (excluding any Series A-1 OP units held by the A-1 Series and certain affiliates).

Moreover, our tender offer policy as to Series A-1 common shares provides that, in connection with any third‑party purchase offer, tender offer or exchange offer in respect of the Series A-1 common shares and the Series A-1 OP units that has been accepted by the holders of 75% or more of the aggregate outstanding Series A-1 common shares and Series A-1 OP units (excluding any Series A-1 OP units held by the A-1 Series and certain affiliates), our board of directors will, subject to its fiduciary duties to the A-1 Series and the holders of our Series A-1 common shares, cooperate with the successful offeror in order to facilitate the completion of the third‑party purchase offer, tender offer or exchange offer, as applicable, including, by way of example, waiving or establishing an excepted holder limit to the 9.8% ownership limit with respect to the successful offeror, subject to such conditions as our board of directors may determine are necessary to enable the A-1 Series to continue to qualify as a REIT, unless our board of directors determines that our continuing qualification as a REIT is no longer in the best interests of the A-1 Series, and the holders of our A-1 Series common shares.  See "—Operating Agreement and Bylaws—Restrictions on Ownership and Transfer" below.  Subject to the conditions described above, following the completion of the third-party purchase offer, tender offer or exchange offer in respect of the Series A-1 common shares and the Series A-1 OP units that has been accepted by the holders of 75% or more of the aggregate outstanding Series A-1 common shares and Series A-1 OP units (excluding any Series A-1 OP units held by the A-1 Series and certain affiliates), we will effect a redemption as described under "—Redemption in Exchange for Interests of the Property A-1 Subsidiary at Option of our Board of Directors."
In connection with the consummation of the transactions described above, we will delist the Series A-1 common shares from the NASDAQ or other national securities exchange on which the shares are then listed.
In addition, upon the disposition of the Property or the Property A-1 Subsidiary and its subsidiaries under certain circumstances the Administrative Sale Fee will be payable, but all other fees and expense reimbursements with respect to the A-1 Series and the Property A-1 Subsidiary payable to the Administrative Agent will terminate.
This tender offer policy may be amended, modified or rescinded only by the unanimous approval of our board of directors.
Immediately following the completion of this offering, the concurrent private placement and the contribution transactions, there will be 11,535,333 Series A-1 common shares and 12,066,667 Series A-1 OP units outstanding, and holders of our Series A-1 common shares will own 48.87% and holders of Series A-1 OP units will own 51.13% of the total combined outstanding Series A-1 common shares and Series A-1 OP units.
The ability to consummate such dispositions or redemptions may be restricted by the terms of the A-1 Series' outstanding indebtedness, the terms of the office lease for the Property and the rights of the holders of Series A-1 OP units under the limited partnership agreement of the Property A-1 Subsidiary.
Redemptions
Redemption in Exchange for Interests of the Property A-1 Subsidiary at Option of our Board of Directors.  Our operating agreement provides that we may, at any time, redeem all outstanding Series A-1 common shares in exchange for equity interests in the Property A-1 Subsidiary, a subsidiary of the Property A-1 Subsidiary and/or any other subsidiary of the A-1 Series.  The purpose of this provision is to provide our board of directors with a means by which it can spin off a subsidiary that is a direct or indirect owner of the Property to holders of the Series A-1 common shares.  In connection with any such spin-off, we may first convert the applicable spin-off subsidiary into a REIT for U.S. federal income tax purposes or into a Delaware statutory trust, including an entity that has an operating partnership subsidiary.  Our board of directors may in the future seek to effect such a redemption if our board of directors determines it is no longer in the best interests of our company or the A-1 Series for the Property to be within our company, including in situations where ownership of the Property may adversely affect the REIT status of the A-1 Series.  In addition, as described above under "-Property Dispositions and Tender Offer Policy as to Series A-1 Common Shares," our policy is to seek to effect such a redemption following certain tender offers in respect of the Series A-1 common shares and/or the Series A-1 OP units.
This type of redemption may only be made on a pro rata basis to the holders of Series A-1 common shares, with the holders of Series A-1 OP units being required to receive or retain securities or consideration of substantially equivalent value (as determined by our board of directors) to the securities being exchanged to the holders of our Series A-1 common shares.
In connection with such a redemption of the Series A-1 common shares, we would, subject to the preferential rights, if any, of holders of any other class of shares of the A-1 Series, exchange the Series A-1 common shares for 100% of the A-1 Series' ownership interest in the applicable spin-off subsidiary.
Redemption in Connection with Sale of the Property A-1 Subsidiary or Property.  In the event of a sale, transfer, assignment or other disposition in a transaction or series of related transactions of all or substantially all the A-1 Series' interest in the Property A-1 Subsidiary, whether held directly or through subsidiaries of the A-1 Series, or Property A-1 Subsidiary's interest in the Property, whether held directly or through subsidiaries of the Property A-1 Subsidiary, we are generally required to take one of the following actions, which will be selected in the sole discretion of our board of directors:

•
Subject to limitations, we may declare and pay a distribution in cash and/or in securities or other property to holders of the outstanding Series A-1 common shares equally on a share-for-share basis in an aggregate amount equal to the net proceeds of the disposition, less any amounts paid as distributions on any class of preferred shares of the A-1 Series and amounts that our board of directors in its discretion sets aside to fund the A-1 Series' reserves, debts, liabilities or expenses.

•
Subject to limitations, if the disposition involves the disposition of all, not merely substantially all, of the A-1 Series' interest in the Property A-1 Subsidiary or the Property A-1 Subsidiary's interest in the Property, we may redeem all outstanding Series A-1 common shares in exchange for cash and/or securities or other property in an aggregate amount equal to the net proceeds of such disposition allocable, as described above in the first bullet, to the Series A-1 common shares.

•
Subject to limitations, if the disposition involves substantially all, but not all, of the A-1 Series' interest in the Property A-1 Subsidiary or the Property A-1 Subsidiary's direct or indirect interest in the Property, we may redeem a number of outstanding Series A-1 common shares in exchange for cash and/or securities or other property in an aggregate amount equal to the net proceeds of such disposition allocable, as described above in the first bullet, to the Series A-1 common shares.  The number of Series A-1 common shares to be redeemed would be equal to the lesser of (1) a number determined by dividing the aggregate amount allocated to the redemption of these shares by the average market price of one Series A-1 common share during the 10-trading day period beginning on the 15th trading day following the completion of that disposition and (2) the total number of outstanding Series A-1 common shares.

•
Subject to limitations, we may take a combination of the actions described in the preceding bullets whereby we may use an amount equal to a portion of the net proceeds of the disposition allocable to Series A-1 common shares to either (1) declare and pay a distribution as described in the first bullet above, or (2) redeem part or all of the remaining Series A-1 common shares as described in the second or third bullet above.

For purposes of these provisions, "substantially all" of the A-1 Series' interest in the Property A-1 Subsidiary as of any date means at least 80% of the outstanding equity interests in the Property A-1 Subsidiary held by the A-1 Series, whether held directly or through subsidiaries of the A-1 Series, and "substantially all" of the Property A-1 Subsidiary's interest in the Property means a portion of such real property that represents at least 80% of the fair value of such real property attributed to the Property A-1 Subsidiary, whether held directly or through subsidiaries of the Property A-1 Subsidiary, as of such date.
General Procedures
Public Announcements; Notices.  In the case of specified dispositions or a redemption, we will publicly announce or otherwise provide specified information to holders of Series A-1 common shares.
Fractional Shares.  Our board of directors will not have to issue or deliver any fractional shares to any holder of Series A-1 common shares upon any redemption or distribution under the provisions described under "—Redemptions."  Instead of issuing fractional shares, we will pay cash for the fractional share in an amount equal to the fair market value of the fractional share, without interest.
No Adjustments for Distributions.  No adjustments for distributions will be made upon the exchange of any Series A-1 common shares; except that, if a redemption date with respect to Series A-1 common shares comes after the record date for the payment of a distribution to be paid on those shares but before the payment or distribution, the registered holders of those shares at the close of business on such record date will be entitled to receive the distribution on the payment date, notwithstanding the redemption of those shares or our default in payment of the distribution.
Payment of Taxes.  If any person exchanging a certificate representing Series A-1 common shares wants us to issue a certificate in a different name than the registered name on the old certificate, that person must pay any transfer or other taxes required by reason of the issuance of the certificate in another name or establish, to the satisfaction of us or our agent, that the tax has been paid or is not applicable.
Liquidation Rights
In the event of a liquidation, termination or winding up of the A-1 Series, whether voluntary or involuntary, we will first pay or provide for payment of debts and other liabilities of the A-1 Series, including the liquidation preferences of any class of preferred shares of the Series. Thereafter, holders of the Series A-1 common shares will share in the funds of the A-1 Series remaining for distribution pro rata in accordance with their respective interests in the A-1 Series.

Preferred Shares
Section 215(e) of the Delaware LLC Act also specifically authorizes the creation of ownership interests of different classes of limited liability company interests within each Series, having such relative rights, powers and duties as the limited liability company agreement may provide, and may make provision for the future creation in the manner provided in the limited liability company agreement of additional classes of membership interests.  In accordance with this provision, our operating agreement provides that a  majority of our entire board of directors is authorized to provide for the issuance from time to time of an unlimited amount of one or more classes or series of preferred shares of limited liability company interests ("preferred shares") in a Series, including the A-1 Series.  Subject to the restrictions described above under "—Restrictions on Debt and Financing and Cross-Subsidiary Guarantees," and unless otherwise required by law or by any stock exchange, if applicable, any such authorized preferred shares will be available for issuance without further action by our common shareholders.  Our board of directors is authorized to fix the number of preferred shares, the relative powers, preferences and rights, and the qualifications, limitations or restrictions applicable to each class or series thereof by resolution authorizing the issuance of such class or series and without shareholder approval.  As of the date of this prospectus, no preferred shares are outstanding and we have no current plans to issue any preferred shares.
We could issue a class or series of preferred shares that could, depending on the terms of the class or series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of holders of Series A-1 common shares might believe to be in their best interests or in which holders of Series A-1 common shares might receive a premium for their Series A-1 common shares.
Transfer Agent and Registrar
The transfer agent and registrar for our Series A-1 common shares is American Stock Transfer & Trust Company, LLC.
Operating Agreement and Bylaws
Managing Member

•
Our operating agreement designates ETRE Financial, LLC, an affiliate of our Administrative Agent, as the managing member of our company.  As described below under "—Election and Removal of Members of Our Board of Directors; Size of Board of Directors," the managing member will have the sole right to appoint, remove and nominate directors, set the number of directors and fill vacancies on our board of directors.  The managing member will generally not be entitled to vote on matters submitted to our shareholders, although its approval will be required with respect to certain amendments to the operating agreement that would adversely affect its rights in respect of our board of directors.  The managing member will not have any distribution, redemption, conversion or liquidation rights by virtue of its status as the managing member.

•
Our operating agreement further provides that the managing member, in exercising its rights in its capacity as the managing member, will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us, any Series or any of our shareholders and will not be subject to any different standards imposed by our operating agreement, the Delaware LLC Act or under any other law, rule or regulation or in equity.

Organization and Duration
Our company was formed on April 22, 2013 as ETRE REIT, LLC, a Delaware series limited liability company, and will remain in existence until dissolved in accordance with our operating agreement.
Purpose
Under our operating agreement, we are permitted to engage in any business activity that lawfully may be conducted by a limited liability company organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreement relating to such business activity; provided, however, that, our board of directors may only authorize a Property Series to revoke or otherwise terminate such Property Series' REIT election, without approval of our shareholders, if it determines that it is no longer in such Series' best interests to continue to qualify as a REIT.
Agreement to be Bound by our Operating Agreement; Power of Attorney
By purchasing a Series A-1 common share, you will be admitted as a member of our company associated with the A-1 Series and will be bound by the provisions of, and deemed to be a party to, our operating agreement.  Pursuant to this agreement, each shareholder and each person who acquires a common share from a shareholder grants to our chief executive officer and our secretary a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution.  The power of attorney also grants our chief executive officer and our secretary the authority to make certain amendments to, and to execute and deliver such other documents as may be necessary or appropriate to carry out the provisions or purposes of, our operating agreement.

Election and Removal of Members of Our Board of Directors; Size of Board of Directors
Our operating agreement and bylaws provide that ETRE Financial, LLC, as the managing member of our company, will have the sole power to (i) nominate and elect all directors to our board of directors, (ii) set the number of directors of our board of directors, (iii) remove any director, with or without cause, at any time and (iv) fill any vacancies on our board of directors.  The number of directors may not be fewer than one.  Each of our directors will hold office for an annual term, or until his or her resignation or removal by ETRE Financial, LLC.
Duties of Officers and Directors
Our operating agreement provides that, except as may otherwise be provided by the operating agreement or by our bylaws, the property, affairs and business of each Series shall be managed under the direction of our board of directors.  Pursuant to our bylaws, our board of directors has the power to appoint our officers and such officers have the authority and exercise the powers and perform the duties specified in our bylaws or as may be specified by our board of directors.
Our operating agreement further provides that the authority and function of our board of directors and officers shall be identical to the authority and functions of a board of directors and officers of a corporation organized under the Delaware General Corporation Law (the "DGCL"), except as expressly modified by the terms of the operating agreement.  Further, our operating agreement provides that except as specifically provided therein, the fiduciary duties and obligations owed to our limited liability company and to our members shall be the same as the respective duties and obligations owed by officers and directors of a corporation organized under the DGCL to their corporation and stockholders, respectively.
Finally, because a single board of directors will oversee the operations of each Series, our operating agreement provides that the fiduciary duties of our board of directors extend to each Series separately.  Our operating agreement also provides our board of directors should, in the event of any conflicts of interest among the different Series, be able to take into account the competing interests of the different Series in discharging its fiduciary duties and taking action on behalf of each Series.  To address conflicts of interest that may arise in allocating sale, financing, leasing and other business opportunities among the real properties owned by the different Series, our board of directors has adopted the Inter-Series Policy which is administered by our Administrative Agent.  See "Management—Inter-Series Relationship, Conflicts of Interest and Opportunity Allocation Policy."  In the future, we may determine to have separate classes of directors oversee the operations of different Series.
Our operating agreement does not expressly modify the duties and obligations owed by officers and directors under the DGCL.  However, there are certain provisions in our operating agreement regarding exculpation and indemnification of our officers and directors that differ from the DGCL.  First, our operating agreement provides that to the fullest extent permitted by applicable law our directors or officers will not be liable to us.  Under the DGCL, a director or officer would be liable to us for (i) breach of duty of loyalty to us or our shareholders; (ii) intentional misconduct or knowing violations of the law that are not done in good faith; (iii) improper redemption of stock or declaration of a dividend; or (iv) a transaction from which the director derived an improper personal benefit.  Second, our operating agreement provides that we indemnify our directors and officers for acts or omissions to the fullest extent permitted by law.  Under the DGCL, a corporation can only indemnify directors and officers for acts or omissions if the director or officer acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation, and, in a criminal action, if the officer or director had no reasonable cause to believe his conduct was unlawful.
Prior to completion of this offering and the concurrent private placement, we intend to enter into separate indemnification agreements with our directors and officers.  Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our operating agreement against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim.  The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our operating agreement.
Board Committees and Property Oversight Committee of the A-1 Series
Our operating agreement authorizes our board of directors to establish committees from among the members of the board of directors as well as other natural persons and provides that our board of directors may delegate to such committees any of the powers of the board directors, except as prohibited by law. Our operating agreement further provides that a committee and its members may be specifically associated with a Series. Unless otherwise provided by our board of directors, each committee member will owe the same duties to our company, our Series and our shareholders as our directors, whether or not such committee member is a director.
Our operating agreement provides for a Property Oversight Committee that will be associated with the A-1 Series. The Property Oversight Committee will be established to resolve potential disputes between the Fortis General A-1 Partner and its affiliates, on the one hand, and the A-1 Series and its affiliates, on the other hand.

Under the terms of the limited partnership agreement of the Property A-1 Subsidiary, for so long as the Lincoln Street Holdings Limited Partner Group owns at least 25% of the combined issued and outstanding Series A-1 OP units and Series A-1 common shares, the Fortis General A-1 Partner generally will manage the day to day business, affairs and operations of the Property A-1 Subsidiary and the Property, and the A-1 Series, as the REIT General A-1 Partner, will have the right to approve certain major decisions with respect to the Property A-1 Subsidiary and the Property. These major decisions relate to, among other things, indebtedness (including the refinancing of the existing loan that encumbers the Property, subject to certain exceptions), expenditures, legal proceedings, tenant bankruptcies, leases, zoning matters, easements, environmental matters and insurance. In addition, the REIT General A-1 Partner has authority over, among other things, the issuance of securities and additional capital contributions (subject to the consent of the Fortis General A-1 Partner). Prior to the refinancing of the existing loan on the Property, in the event there is a disagreement between the REIT General A-1 Partner, on the one hand, and the Fortis General A-1 Partner, on the other hand, the REIT General A-1 Partner and the Fortis General A-1 Partner may jointly refer a major decision or securities issuance to the Property Oversight Committee for resolution and the Fortis General A-1 Partner may unilaterally refer a major decision or a securities issuance to the Property Oversight Committee for resolution. From and after the refinancing of the existing loan, either General A-1 Partner may refer a major decision or securities issuance to the Property Oversight Committee for a binding resolution on the matter. The Property Oversight Committee will have the authority to make the final determination as to whether any major decision or securities issuance will be taken or occur.

Our operating agreement will establish a Property Oversight Committee, which will consist of five members, three of which will be designated by our board of directors, or the A-1 Series members, and two of which will be designated by the Fortis General A-1 Partner, or the Fortis members. The Property Oversight Committee will initially be comprised of Scott Panzer, John Gregorits, Jay Anderson, Joseph Capezza and Jonathan Landau, each of whom, other than Mr. Landau, is a director of our company. In the event of vacancy, the party who appointed the vacating committee member will generally have the right to designate an individual to fill the vacancy; provided that all A-1 Series members must either be (i) a real estate professional with at least 10 years' experience in the capital, asset and property management of an asset similar to the Property, or (ii) a person consented to by the Fortis General A-1 Partner.

Fortis members of the Property Oversight Committee who are not otherwise directors of our company will not owe any fiduciary duties to our company, the A-1 Series and our Series A-1 common shareholders. As a result, these Fortis members may favor their own interests and the interests of their affiliates over the interests of our company and our Series A-1 common shareholders.
A majority of the members of the Property Oversight Committee will constitute a quorum for the transaction of business at any meeting of the Property Oversight Committee, and the act of a majority of the committee members present at a meeting where a quorum is present will be the act of the committee.
Advance Notice of New Business
Our bylaws provide that special meetings of shareholders may be called by our board of directors, the chairman of our board, our chief executive officer or president.  Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and information requirements by the shareholders requesting the meeting, a special meeting of shareholders must be called by our secretary upon the written request of shareholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.  See "—Voting Rights" for a discussion of certain voting requirements with respect to the Series A-1 common shares.
Our bylaws provide that with respect to an annual meeting of shareholders, the proposal of business to be considered by shareholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors, or (3) by any shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.  Our bylaws provide that with respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting.  The purpose of requiring shareholders to give advance notice of proposals is to afford our board of directors the opportunity to consider the advisability of the proposals and, to the extent considered necessary by our board of directors, to inform shareholders and make recommendations regarding the proposals.  The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings.
Limited Liability
In the case of a Delaware series limited liability company, the Delaware LLC Act provides that a member who receives a distribution with respect to a series and knew at the time of the distribution that the distribution was in violation of the Delaware LLC Act shall be liable to the series for the amount of the distribution for three years.  Under the Delaware LLC Act, a series limited liability company may not make a distribution with respect to a series to a member if, after the distribution, all liabilities of such series, other than liabilities to members on account of their limited liability company interests with respect to such series and liabilities for which the recourse of creditors is limited to specific property of such series, would exceed the fair value of the assets of such series.  For the purpose of determining the fair value of the assets of the series, the Delaware LLC Act provides that the fair value of property of the series subject to liability for which recourse of creditors is limited shall be included in the assets of such series only to the extent that the fair value of that property exceeds the nonrecourse liability.  Under the Delaware LLC Act, an assignee who becomes a substituted member of a company is liable for the obligations of his assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to him at the time the assignee became a member and that could not be ascertained from the operating agreement.

Limitations on Liability and Indemnification of the Managing Member, our Directors and Officers, Board Committee Members and our Administrative Agent
Our operating agreement provides that to the fullest extent permitted by applicable law the managing member, our directors or officers and members of committees of our board of directors will not be liable to us.  In addition, pursuant to our operating agreement, we have agreed to indemnify the managing member, each of our directors and officers and each member of a committee of our board of directors, to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the company and counsel fees and disbursements on a solicitor and client basis) arising from the performance of any of their obligations or duties in connection with their service to us or the operating agreement, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made party by reason of being or having been the managing member, one of our directors or officers or a member of a committee of our board of directors.

Prior to completion of this offering and the concurrent private placement, we intend to enter into separate indemnification agreements with our directors and officers.  Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our operating agreement against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim.  The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our operating agreement.
In addition, our operating agreement provides that our Administrative Agent maintains a contractual as opposed to a fiduciary relationship with us, each Series and our shareholders.  Pursuant to the terms of the administrative services agreement, the liability of our Administrative Agent and certain of its affiliates to the A-1 Series is limited and the A-1 Series has agreed to indemnify our Administrative Agent and such affiliates against certain liabilities.  See "Our Administrative Agent and the Administrative Services Agreement."
Amendment of Our Operating Agreement and Bylaws
Amendments to our operating agreement may be proposed only by or with the consent of our board of directors.  To adopt a proposed amendment, our board of directors is required to seek written approval of the holders of the number of shares required to approve the amendment or call a meeting of our shareholders to consider and vote upon the proposed amendment.  Except as set forth below, an amendment must be approved by holders representing a majority of the common shares and, in general, to the extent that such amendment would have a material adverse effect on the holders of any class or series of shares of a Series, by the holders of a majority of the holders of such class or series.
Prohibited Amendments.  No amendment may be made that would:

•	enlarge the obligations of any shareholder without such shareholder's consent, unless approved by at least a majority of the type or class of shares so affected;

•	provide that we are not dissolved upon an election to dissolve our limited liability company by our board of directors that is approved by holders representing a majority of the common shares;

•	change the term of existence of our company; or

•
give any person the right to dissolve our limited liability company other than our board of directors' right to dissolve our limited liability company with the approval by holders representing a majority of the common shares.

The provision of our operating agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval by holders representing at least two-thirds of the common shares.
In addition, certain amendments to our operating agreement require the separate approval of holders representing a majority of the Series A-1 common shares. See "—Voting Rights"
No Shareholder Approval.  Our board of directors may generally make amendments to our operating agreement without the approval of any shareholder or assignee to reflect:

•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of shareholders in accordance with our operating agreement;

•
the merger of our company or any of its subsidiaries into, or the conveyance of all of our assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity;

•
a change that our board of directors determines to be necessary or appropriate for us to qualify or continue our qualification as a company in which our members have limited liability under the laws of any state or to ensure that each Series will continue to qualify as a REIT for U.S. federal income tax purposes or otherwise not taxed as an entity for U.S. federal income tax purposes other than as we specifically so designate;

•
an amendment that our board of directors determines, based upon the advice of counsel, to be necessary or appropriate to prevent us, members of our board, or our officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act, the Advisers Act or "plan asset" regulations adopted under ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•
an amendment that our board of directors determines to be necessary or appropriate for the issuance of any additional Series A-1 common shares, the authorization, establishment, creation or issuance of any additional classes or series of shares or other securities of the A-1 Series to be issued by us, or for the establishment or creation of other Series or the authorization or issuance of additional securities of such Series by us;

•	any other amendment expressly permitted in our operating agreement to be made by our board of directors acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our operating agreement;

•
any amendment that our board of directors determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our operating agreement;

•	a change in our fiscal year or taxable year and related changes; and

•	any other amendments substantially similar to any of the matters described in the clauses above.
In addition, our board of directors may make amendments to our operating agreement without the approval of any shareholder if our board of directors determines that those amendments:

•	do not adversely affect the shareholders (including any particular class or series of shares of a Series as compared to other classes or series of shares) in any material respect;

•
are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•
are necessary or appropriate to facilitate the trading of shares or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the shares are or will be listed for trading, compliance with any of which our board of directors deems to be in the best interests of us and our shareholders;

•	are necessary or appropriate for any action taken by our board of directors relating to splits or combinations of shares under the provisions of our operating agreement;

•	are necessary to preserve the managing member's right to appoint, remove or nominate directors, set the number of directors or fill vacancies on our board of directors; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our operating agreement or are otherwise contemplated by our operating agreement.
Our bylaws generally provide that our board of directors has the exclusive power to adopt, alter or repeal the bylaws or make new bylaws.
Managing Member Approval.  Notwithstanding the foregoing, no amendment to our operating agreement or bylaws may be made without the prior approval of the managing member that would adversely affect the managing member's right to appoint, remove or nominate directors, set the number of directors or fill vacancies on our board of directors.
Fortis General A-1 Partner Approval. Notwithstanding the foregoing, no amendment to the provisions in our operating agreement related to the establishment and operation of the Property Oversight Committee may be made without the prior written approval of the Fortis General A-1 Partner.
Merger, Sale or Other Disposition of Assets
Our board of directors is generally prohibited, without the prior separate approval of holders of the common shares of each Series entitled to vote thereon, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of the assets of the Series in a single transaction or a series of related transactions, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of the Series. In this regard, subject to the exceptions described below, mergers, consolidations or conversions of our company, and certain dispositions of all or substantially all of the assets of the A-1 Series, require either the separate approval of holders representing a majority of the Series A-1 common shares or the approval of holders representing either a majority or, under certain circumstances, less than a majority of the Series A-1 common shares and the Series A-1 OP units issued in the contribution transactions (excluding any Series A-1 OP units held by the A-1 Series and certain affiliates) voting together. See "—Voting Rights."

Subject to the restrictions described above under "—Restrictions on Debt and Financing and Cross-Subsidiary Guarantees," our board of directors may mortgage, pledge, hypothecate or grant a security interest in all or substantially all the assets of the Series without the approval of any shareholder.  Our board of directors may also sell all or substantially all of the assets of the Series under a foreclosure or other realization upon the encumbrances above without that approval.
If the conditions specified in our operating agreement are satisfied, our board of directors may merge our company or any of its subsidiaries into, or convey all of the assets of the Series to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity, in each case without any approval of our shareholders.  The shareholders are not entitled to dissenters' rights of appraisal under the operating agreement or applicable Delaware law in the event of a merger or consolidation, a sale of all or substantially all of the assets of the Series or any other similar transaction or event.
Termination and Dissolution
We will continue as a limited liability company until terminated under our operating agreement.  We will dissolve upon: (1) the election of our board of directors to dissolve us, if separately approved by holders of the common shares  of   each Series entitled to vote thereon; (2) the sale, exchange or other disposition of all or substantially all of the assets of the Series; (3) the entry of a decree of judicial dissolution of our limited liability company; or (4) at any time that we no longer have any shareholders, unless our business is continued in accordance with the Delaware LLC Act.
In this regard, a termination of the A-1 Series requires the separate approval of holders representing a majority of the Series A-1 common shares.  See "—Voting Rights".
Books and Reports
We are required to keep appropriate books of our business at our principal offices.  The books will be maintained for both tax and financial reporting purposes on a basis that permits the preparation of financial statements in accordance with GAAP.  For financial reporting purposes and tax purposes, our fiscal year and our tax year are the calendar year, unless otherwise determined by our board of directors in accordance with the Internal Revenue Code.
Determinations by our Board of Directors
Any determinations made by our board of directors under any provision described in our operating agreement will be final and binding on our shareholders, except as may otherwise be required by law.  We will prepare a statement of any determination by our board of directors respecting the fair market value of any properties, assets or securities, and will file the statement with our company secretary.
Restrictions on Ownership and Transfer
In order for each Series to qualify as a REIT under the Internal Revenue Code, shares of the Series must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year.  Also, not more than 50% of the value of the outstanding shares of the Series may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).  To qualify as a REIT, each Series must satisfy other requirements as well.  See "U.S. Federal Income Tax Considerations—Requirements for Qualification-General."
To assist each Series in qualifying as a REIT, our operating agreement, subject to certain exceptions, contains restrictions on the number of common shares of any Series and the number of shares of any Series that a person may own.  Our operating agreement provides that generally no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, either more than 9.8% in value or in number of common shares, whichever is more restrictive, of the outstanding common shares of any Series, or more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any Series.  Accordingly, no person may own, or be deemed to own, more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding Series A-1 common shares.  We refer to these limits collectively as the "ownership limit."  An individual or entity that becomes subject to the ownership limit or any of the other restrictions on ownership and transfer of the shares of any Series described below is referred to as a "prohibited owner" if, had the violative transfer or other event been effective, the individual or entity would have been a beneficial owner or, if appropriate, a record owner of shares.
The constructive ownership rules under the Internal Revenue Code are complex and may cause shares of any Series owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity.  As a result, the acquisition of less than 9.8% by value or number of common shares, whichever is more restrictive, of the outstanding common shares of our any Series, or 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of any Series (or the acquisition of an interest in an entity that owns, actually or constructively, shares of any Series by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of the ownership limit.

Our board may, in its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, prospectively or retroactively, waive the ownership limit or establish a different limit on ownership, or excepted holder limit, for a particular shareholder if the shareholder's ownership in excess of the ownership limit would not result in a Series being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise would result in a Series failing to qualify as a REIT.  As a condition of its waiver or grant of excepted holder limit, our board of directors may, but is not required to, require an opinion of counsel or IRS ruling satisfactory to our board of directors in order to determine or ensure a Series' qualification as a REIT.
In connection with granting a waiver of the ownership limit, creating an excepted holder limit or at any other time, our board of directors may from time to time increase or decrease the ownership limit for all other individuals and entities unless, after giving effect to such increase, five or fewer individuals could beneficially or constructively own in the aggregate, more than 49.9% in value of the shares then outstanding of a Series or such Series would otherwise fail to qualify as a REIT.  Prior to the modification of the ownership limit, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Series' qualification as a REIT.  A reduced ownership limit will not apply to any person or entity whose percentage ownership of common shares or shares of a Series, as applicable, is in excess of such decreased ownership limit until such time as such individual's or entity's percentage ownership of common shares or shares of a Series, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of common shares or shares of a Series, as applicable, in excess of such percentage ownership of common shares or shares of a Series will be in violation of the ownership limit.
Our operating agreement further prohibits:

•
any person from beneficially or constructively owning, applying certain attribution rules of the Internal Revenue Code, shares of a Series that would result in the Series being "closely held" under Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause the Series to fail to qualify as a REIT; and

•	any person from transferring shares of a Series if such transfer would result in shares of the Series being owned by fewer than 100 persons (determined without reference to any rules of attribution).
Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of a Series that will or may violate the ownership limit or any of the other foregoing restrictions on ownership and transfer of shares of such Series, or who would have owned shares of such Series transferred to a trust as described below, must immediately give us written notice of the event, or in the case of an attempted or proposed transaction, must give at least 15 days' prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on such Series' qualification as a REIT.  The foregoing restrictions on ownership and transfer of shares of a Series will not apply if our board of directors determines that it is no longer in the best interests of the Series to attempt to qualify, or to continue to qualify, as a REIT or that compliance with the restrictions and limitations on ownership and transfer of shares of the Series as described above is no longer required in order for the Series to qualify as a REIT.
If any transfer of shares of a Series would result in shares of the Series being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares.  In addition, if any purported transfer of shares of a Series or any other event would otherwise result in any person violating the ownership limit or an excepted holder limit established by our board of directors or in the Series being "closely held" under Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause the Series to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares.  The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust.  Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary by the trust.  If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or the Series being "closely held" under Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then our operating agreement provides that the transfer of the shares will be null and void.

Shares of a Series transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price on the NASDAQ (or other applicable exchange) on the day of the event which resulted in the transfer of such shares to the trust) and (2) the market price on the date we accept, or our designee accepts, such offer.  We may reduce the amount payable by the amount of any dividend or other distribution that we have paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed to the trustee as described above, and we may pay the amount of any such reduction to the trustee for the benefit of the charitable beneficiary.  We have the right to accept such offer until the trustee has sold the shares held in the trust as discussed below.  Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such shares will be paid to the charitable beneficiary.
If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limit or the other restrictions on ownership and transfer of shares of the Series.  After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price on the NASDAQ (or other applicable exchange) on the day of the event which resulted in the transfer of such shares to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares.  The trustee may reduce the amount payable to the prohibited owner by the amount of any dividend or other distribution that we paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed to the trustee as described above.  Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the beneficiary of the trust, together with any dividends or other distributions thereon.  In addition, if, prior to discovery by us that shares a Series have been transferred to a trust, such shares are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the trustee upon demand.  The prohibited owner has no rights in the shares held by the trustee.
The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner.  Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary of the trust, all dividends and other distributions paid by us with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust.  These rights will be exercised for the exclusive benefit of the beneficiary of the trust.  Any dividend or other distribution paid prior to our discovery that shares of a Series have been transferred to the trust will be paid by the recipient to the trustee upon demand.
Subject to Delaware law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee's sole discretion:

•	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.
However, if we have already taken irreversible company action, then the trustee may not rescind and recast the vote.
In addition, if our board of directors determines in good faith that a proposed transfer or other event would violate the restrictions on ownership and transfer of the shares of a Series, our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem the shares of such Series, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.
Every owner of 5% or more (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of shares of a Series, within 30 days after the end of each taxable year, must give us written notice, stating the shareholder's name and address, the number of shares of each class of a Series that the shareholder beneficially owns and a description of the manner in which the shares are held.  Each such owner must provide to us in writing such additional information as we may request in order to determine the effect, if any, of the shareholder's beneficial ownership on the Series' qualification as a REIT and to ensure compliance with the ownership limit.  In addition, each shareholder must provide to us in writing such information as we may request in good faith in order to determine the Series' qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
Any certificates representing shares of a Series will bear a legend referring to the restrictions described above.
These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change in control that might involve a premium price for the Series A-1 common shares or otherwise be in the best interest of the holders of the Series A-1 common shares.

Anti-Takeover Effects, Our Operating Agreement and Bylaws
The following is a summary of certain provisions of our operating agreement and bylaws that may be deemed to have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change of control of the Property.  These provisions include the following:
Authorized but Unissued Shares
Our operating agreement authorizes us to establish additional shares or other securities of the A-1 Series and to issue an unlimited number of shares or other securities of the A-1 Series for the consideration and on the terms and conditions established by our board of directors without the approval of any holders of our shares.  In particular, our board of directors is authorized to provide for the issuance by us of an unlimited amount of one or more classes or series of shares of the A-1 Series, including preferred shares, and to fix the number of shares, the relative powers, preferences and rights, and the qualifications, limitations or restrictions applicable to each class or series thereof by resolution authorizing the issuance of such class or series.  Our ability to establish additional shares and other securities of the A-1 Series could render more difficult or discourage an attempt to obtain control over the Property by means of a proxy contest, tender offer, merger or otherwise.
Delaware Business Combination Statute—Section 203
We are a limited liability company organized under Delaware law.  Some provisions of Delaware law may delay or prevent a transaction that would cause a change in our control.
Section 203 of the DGCL, which restricts certain business combinations with interested stockholders in certain situations, does not apply to limited liability companies unless they elect to utilize it.  Our operating agreement does not currently elect to have Section 203 of the DGCL apply to us.  In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the business combination is approved in a prescribed manner.  For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of voting stock.
Other Provisions of Our Operating Agreement and Bylaws
Certain provisions of our operating agreement and bylaws may make a change in control of our company or any Series more difficult to effect.  For example, shareholders will not have the right to vote to elect or remove directors or fill vacancies on our board of directors.

SHARES ELIGIBLE FOR FUTURE SALE
After giving effect to this offering, the concurrent private placement, and the other transactions described in this prospectus, there will be 11,535,333 Series A-1 common shares outstanding (or 12,340,333 Series A-1 common shares outstanding if the underwriters' option to purchase additional shares is exercised in full), including 33,333 Series A-1 common shares that our Administrative Agent has agreed to purchase in the concurrent private placement and 2,000 restricted Series A-1 common shares to be granted to our independent directors upon the completion of this offering and the concurrent private placement under our 2015 Director Plan, and 12,066,667 Series A-1 OP units outstanding, which may be tendered for cash or, at the option of the A-1 Series, exchanged on a one-for-one basis into Series A-1 common shares, subject to certain adjustments, after (a) such units have been outstanding for six months and (b) the earlier of (i) the refinancing of the loan that currently encumbers the Property, or (ii) January 11, 2017. See "ETRE Property A-1, L.P. Partnership Agreement-Exchange of Series A-1 OP Units." We expect that the Limited A-1 Partner will own 12,066,667 Series A-1 OP units upon the completion of the offering, and that, following the contribution transactions, the Limited A-1 Partner will distribute these Series A-1 OP units to the Limited A-1 Partner Owners, which will distribute these Series A-1 OP units to their respective members, subject to the transfer restrictions set forth in the limited partnership agreement of the Property A-1 Subsidiary. Our Series A-1 common shares are newly issued securities for which there is no established trading market.  No assurance can be given as to (1) the likelihood that an active market for our Series A-1 common shares will develop, (2) the liquidity of any such market, (3) the ability of the shareholders to sell the shares or (4) the prices that shareholders may obtain for any of the shares.  No prediction can be made as to the effect, if any, that future sales of Series A-1 common shares or the availability of Series A-1 common shares for future sale will have on the market price prevailing from time to time.  Sales of substantial amounts of Series A-1 common shares, or the perception that such sales could occur, may affect adversely prevailing market prices of our Series A-1 common shares.

For a description of certain restrictions on ownership and transfer of Series A-1 common shares, see "Description Series A-1 Common Shares—Operating Agreement and Bylaws—Restrictions on Ownership and Transfer."
Upon completion of this offering and the concurrent private placement, we will have reserved for issuance up to an aggregate of 0.25% of the issued and outstanding Series A-1 common shares and the common shares of Other Property Series (on a fully diluted basis, assuming, if applicable, the exercise of all outstanding options and the conversion of all warrants and convertible securities into our Series A-1 common shares and the common shares of Other Property Series) and including Series A-1 common shares to be sold pursuant to the underwriters' exercise of their overallotment option) at the time of the award for future awards under our 2015 Director Plan. In connection with this offering, our board of directors has approved an aggregate of 2,000 restricted Series A-1 common shares to be granted to our independent directors upon the completion of this offering and the concurrent private placement under our 2015 Director Plan.
Rule 144
In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us.  A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.
A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding Series A-1 common shares or the average weekly trading volume of the Series A-1 common shares during the four calendar weeks preceding such sale.  Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which requires that we are current in our periodic reports under the Exchange Act).
Registration Rights
We and the A-1 Series have granted registration rights to the Limited A-1 Partner and its permitted assignees in respect of the Series A-1 common shares issuable upon exchange of their Series A-1 OP units. After (a) such units have been outstanding for six months and (b) the earlier of (i) the refinancing of the loan that currently encumbers the Property, or (ii) January 11, 2017, the holders of such units shall be entitled to, upon the written request of holders holding a majority of the Series A-1 OP units, one demand registration right per calendar quarter with respect to any and all Series A-1 common shares issued or issuable to the holders upon redemption of their Series A-1 OP units. We are required to use all reasonable best efforts to cause such registration statements to be declared effective by the SEC as soon as practicable after the filing thereof, and to keep such registration statements continuously effective for a period ending 180 days after effectiveness or when all Series A-1 common shares covered by the registration statements have been sold. The A-1 Series will bear the expenses incident to these registration requirements except that the A-1 Series will not bear the costs of (i) any underwriting fees, discounts or commissions, (ii) fees, expenses and disbursements of legal counsel to the persons exercising the registration rights or (iii) transfer taxes.
In addition, we will agree to register the resale of the Series A-1 common shares purchased by our Administrative Agent in the concurrent private placement once we have become eligible to file a registration statement on Form S-3 or another short-form of registration available to us. We will bear expenses incident to the registration of these shares.

Lock-Up Agreements
The A-1 Series, our Administrative Agent, ETRE and each of our directors and officers have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of the underwriters, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any Series A-1 common shares or any securities convertible into or exercisable or exchangeable for Series A-1 common shares.  These restrictions will be in effect for a period of 180 days after the date of this prospectus.  At any time and without public notice, the underwriters may in their sole discretion releases some or all of the securities from these lock-up agreements.
In addition, pursuant to the terms of the registration rights agreement, the Limited A-1 Partner has agreed not to effect any public sale or distribution of Series A-1 common shares, or any securities, options or rights convertible into or exchangeable or exercisable for Series A-1 common shares (including, without limitation, Series A-1 OP units), during the 180-day period beginning on the effective date of this offering, unless expressly authorized by the underwriters managing this offering.

ETRE PROPERTY A-1, L.P. PARTNERSHIP AGREEMENT
The following is a summary of material provisions in the limited partnership agreement of Property A-1 Subsidiary, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”
General
ETRE Property A-1, L.P., or the Property A-1 Subsidiary, is the indirect owner of the Property. The A-1 Series is considered to be an UPREIT in which all of its assets are owned in a limited partnership of which Lincoln Street Manager, LLC, an affiliate of Fortis (in its capacity as a general partner, the "Fortis General A-1 Partner") and the A-1 Series (in its capacity as a general partner, the "REIT General A-1 Partner"), are the sole general partners.
Pursuant to the terms of the limited partnership agreement of the Property A-1 Subsidiary, prior to the Fortis Stepdown Date (as defined below), the Fortis General A-1 Partner will manage generally the day to day business, affairs and operations of the Property A-1 Subsidiary and the Property.
The REIT General A-1 Partner will have the right to approve certain major decisions with respect to the Property A-1 Subsidiary and the Property. These major decisions relate to, among other things, indebtedness (including the refinancing of the existing loan that encumbers the Property, subject to certain exceptions), expenditures, legal proceedings, tenant bankruptcies, leases, zoning matters, easements, environmental matters and insurance. We have structured the terms of the limited partnership agreement in this manner in order to provide both the A-1 Series and the Property's current owners (for so long as they continue to maintain a significant ownership interest in the Property) with a voice in the management of the Property's operations.
In addition, the REIT General A-1 Partner has authority over, among other things, the disposition of the Property or the Property Owner (subject to the approval rights of the holders of our Series A-1 common shares and the Series A-1 OP units issued in the contribution transactions), the issuance of securities and additional capital contributions (subject to the consent of the Fortis General A-1 Partner) and actions related to the A-1 Series' REIT qualification. On and after the Fortis Stepdown Date, the Fortis General A-1 Partner will cease to be a general partner and all management and control shall vest in the REIT General A-1 Partner.
The "Fortis Stepdown Date" means the first day that either (i) Lincoln Street Holdings, LLC (in its capacity as a limited partner, the "Limited A-1 Partner") and certain of its affiliates and permitted assignees (collectively, the "Lincoln Street Holdings Limited Partner Group") cease to own, in the aggregate, 25% or more of the combined issued and outstanding Series A-1 OP units and Series A-1 common shares or (ii) the Fortis General A-1 Partner withdraws as a general partner of the Property A-1 Subsidiary.

In addition, the limited partnership agreement of the Property A-1 Subsidiary will provide the Fortis General A-1 Partner with certain additional rights that will expire upon the refinancing of the loan that currently encumbers the Property. The purpose of these additional provisions is to avoid triggering any potential default under or acceleration of the Property's existing loan.
Furthermore, our operating agreement will establish a Property Oversight Committee to resolve potential disputes between the Fortis General A-1 Partner and its affiliates and the A-1 Series and its affiliates, with a majority of the members of this committee being designated by our board of directors.
Upon the completion of this offering, the concurrent private placement and the contribution transactions, the REIT General A-1 Partner will own a 48.87% partnership interest in the Property A-1 Subsidiary as a general partner and the Limited A-1 Partner will own a 51.13% partnership interest in the Property A-1 Subsidiary by virtue of its ownership of 12,066,667 Series A-1 OP units. The A-1 Series will not own any Series A-1 OP units upon completion of this offering, the concurrent private placement and the contribution transactions. The partnership interests of the REIT General A-1 Partner and the Limited A-1 Partner will together represent all of the outstanding economic interests in the Property A-1 Subsidiary. The Fortis General A-1 Partner, which is an affiliate of Lincoln Street Investors, LLC, one of the owners of the Limited A-1 Partner, will not have an economic interest in the Property A-1 Subsidiary. Under the limited partnership agreement of the Property A-1 Subsidiary, the A-1 Series, in its capacity as the REIT General A-1 Partner, will receive preferential distributions equal to an annualized distribution of 5% of the initial public offering price in this offering on each outstanding Series A-1 common share before distributions are paid to the holders of the Series A-1 OP units.
Following the contribution transactions, it is expected that the Limited A-1 Partner will distribute its Series A-1 OP units to the Limited A-1 Partner Owners, which will distribute the Series A-1 OP units to their respective members, subject to the transfer restrictions set forth in the limited partnership agreement of the Property A-1 Subsidiary.
Series A-1 OP units generally will not carry a right to vote on any matter voted on by our Series A-1 common shareholders, although Series A-1 OP units may, under certain circumstances, be redeemed for our Series A-1 common shares. However, the holders of Series A-1 OP units issued in the contribution transactions (excluding any Series A-1 OP units held by the A-1 Series and certain affiliates) will be entitled to vote, along with our Series A-1 common shareholders as a single class, on any proposal to dispose of all or substantially all of the A-1 Series' interest in the Property A-1 Subsidiary or the Property A-1 Subsidiary's interest in the Property. These voting rights have been designed to be equivalent to the voting rights these unit holders would hold if all Series A-1 OP units held by them were exchanged for our Series A-1 common shares.

Securities Issuances by Our Company and the Property A-1 Subsidiary and Fortis General A-1 Partner Approval Rights
In general, the REIT General A-1 Partner is authorized to cause the Property A-1 Subsidiary to issue additional partnership units and accept additional capital contributions, subject to certain approval rights of the Fortis General A-1 Partner.
In particular, prior to the refinancing of the loan that currently encumbers the Property, without the consent of the Fortis General A-1 Partner, the REIT General A-1 Partner will not:

•
permit (x) the Property A-1 Subsidiary, the Property Owner or any other subsidiary to issue any additional partnership units or other partnership, membership or beneficial ownership interests or any other securities convertible into or exercisable for partnership units, or (y) our company to issue any Series A-1 common shares or preferred shares or other securities associated with the A-1 Series, unless our board of directors, including a majority of our independent directors, has determined in good faith that it is necessary to issue partnership units (or other securities) to prevent an imminent foreclosure under the loan that currently encumbers the Property or foreclosure upon collateral pledged to secure such loan;

•
permit (x) the Property A-1 Subsidiary, the Property Owner or any other subsidiary to issue any additional partnership units or other partnership, membership or beneficial ownership interests or any other securities convertible into or exercisable for partnership units, or (y) our company to issue any Series A-1 common shares or preferred shares or other securities associated with the A-1 Series to the extent that the issuance could cause a default under the loan that currently encumbers the Property; and

•
permit (x) the Property A-1 Subsidiary, the Property Owner or any other subsidiary to issue any additional partnership units or other partnership, membership or beneficial ownership interests or any other securities convertible into or exercisable for partnership units, or (y) our company to issue any Series A-1 common shares or preferred shares or other securities associated with the A-1 Series to the extent that any such issuance could in any way reasonably be deemed to have the effect of diluting in a non-de minimis way (other than any "straight" dilution arising solely out of the change in relative ownership caused by the issuance of any such securities) the relative ownership of the Lincoln Street Holdings Limited Partner Group in the Property A-1 Subsidiary disproportionately in comparison to the other holders of partnership units in the Property A-1 Subsidiary.

Furthermore, on and after the refinancing of the loan that currently encumbers the Property, and prior to the Fortis Stepdown Date, without the consent of the Fortis General A-1 Partner, the REIT General A-1 Partner will not permit (x) the Property A-1 Subsidiary, the Property Owner or any other subsidiary to issue any additional partnership units or other partnership, membership or beneficial ownership interests or any other securities convertible into or exercisable for partnership units, or (y) our company to issue any Series A-1 common shares or preferred shares or other securities associated with the A-1 Series.
Management of the Property A-1 Subsidiary's Business
Authority of Fortis General A-1 Partner
Prior to the occurrence of the Fortis Stepdown Date, the Fortis General A-1 Partner generally will have the sole power and authority to manage the day to day business, affairs and operations of the Property A-1 Subsidiary and the Property, and other than in connection the Approval Matters described below and such matters that are expressly delegated to the authority of the REIT General A-1 Partner under the limited partnership agreement, the Fortis General A-1 Partner will have the responsibility and sole authority to:

•
generally, singularly manage and control (and make determinations of the Property A-1 Subsidiary with respect to) the management of the Property in accordance with the business plan and the then approved annual operating budget of the Property A-1 Subsidiary, including managing and addressing "emergency circumstances" such as imminent risk of personal injury to occupants or material damage to the Property, which circumstances shall not be contemplated by the business plan or approved annual operating budget;

•	monitor and manage the capital of the Property A-1 Subsidiary, and provide reports, advice and recommendations to the REIT General A-1 Partner regarding financing needs and options;

•
develop and recommend strategy with respect to the marketing and leasing of the Property to tenants to be reflected in the business plan and the then approved annual operating budget, including the development of leasing guidelines to be implemented in connection with the marketing and leasing program for the Property; and

•	evaluate, develop, and recommend whether and what capital expenditures, renovation, or redevelopment of the Property is desired for the Property A-1 Subsidiary;

Dispositions of the Property or the Property Owner

The REIT General A-1 Partner will have the responsibility and sole authority to pursue or negotiate any sale, transfer, assignment or other disposition of the Property or of the Property Owner or enter into (on behalf of the Property A-1 Subsidiary) a binding agreement providing for any such sale, transfer, assignment or other disposition, provided that any such binding agreement must be conditioned upon the receipt of the requisite consents under the limited partnership agreement of the Property A-1 Subsidiary and our operating agreement.

Approval Matters
Prior to the occurrence of the Fortis Stepdown Date, the Fortis General A-1 Partner will not be authorized to, and will not cause the Property A-1 Subsidiary to take, or omit to take, any of the following actions ("Approval Matters") without the joint written consent of the REIT General A-1 Partner:

•
incur indebtedness (other than trade payables incurred in the ordinary course operation of the business and affairs of the Property A-1 Subsidiary and its subsidiaries); provided that the Fortis General A-1 Partner will be authorized to unilaterally cause the Property A-1 Subsidiary and its subsidiaries to enter into a refinancing transaction for the loan that currently encumbers the Property in the event that a material claim or liability has arisen for either of the existing guarantors of such loan under their guarantees and the Property A-1 Subsidiary has not reserved an amount to fully reimburse such claim or liability;

•
enter into, amend, modify, extend or terminate any agreement, or otherwise engage in any transaction between the Property A-1 Subsidiary or its subsidiaries, on the one hand, and any affiliate or controlling person of (x) either of the General A-1 Partners, or (y) ETRE, on the other hand;

•	amend the limited partnership agreement of the Property A-1 Subsidiary (except to the extent the REIT General A-1 Partner is expressly authorized to do so under the limited partnership agreement);

•
the commitment by the Property A-1 Subsidiary, as lender, to make or accept, or the making or acceptance by the Property A-1 Subsidiary as lender of, any loan, and any material modification or amendment thereof or material waiver of any rights thereunder;

•	issue guaranties on behalf of the Property A-1 Subsidiary or its subsidiaries of obligations of any other person or entity;

•
approve the annual operating budget and any material changes thereto (including the amount of available cash for distribution by the Property A-1 Subsidiary and any reserves contemplated thereby); provided that in the event that the General A-1 Partners do not jointly approve, or the Property Oversight Committee does not approve, an annual operating budget, then the most recently approved annual operating budget will apply with certain deemed increases or decreases;

•
incur or permit or cause the Property A-1 Subsidiary or its subsidiaries to incur any expenditure or take or permit or cause the Property A-1 Subsidiary or its subsidiaries to take any action which is inconsistent with the then approved annual operating budget, subject to certain limited exceptions;

•
institute, prosecute, defend or settle any legal, arbitration or administrative actions or proceedings on behalf of the Property A-1 Subsidiary or its subsidiaries with an amount at issue or risk in excess of $250,000 in the aggregate (excluding certain claims arising in the ordinary course of business);

•
take or cause the Property A-1 Subsidiary or its subsidiaries to take any action in order to enforce the rights of the Property A-1 Subsidiary or its subsidiaries as (a) landlord under any lease, or (b) seller under any binding agreement of sale for all or any portion of the Property or any direct or indirect interest therein;

•	settle any lawsuit or proceeding if the settlement requires a payment in excess of $250,000 or requires an admission of liability on the part of the Property A-1 Subsidiary or its subsidiaries;

•
approve or disapprove or cause or permit its subsidiaries to approve or disapprove a creditors' plan or any bankruptcy or similar proceeding involving any tenant under a lease or any guarantor of a tenant's obligations under a lease;

•	enter into or cause or permit its subsidiaries to enter into any lease or any material amendment, modification or termination of any lease, or accepting the surrender of any lease;

•
initiate, join in, acquiesce in, or consent to any change in any material private restrictive covenant, zoning law or other public or private restriction, relating to the Property or cause or permit its subsidiaries to do any of the foregoing;

•	approve any easement agreements, restrictive covenants or any encumbrances or servitudes to be put on record or affecting the title of the Property;

•
approve of any material or non-ordinary course matters relating to compliance with environmental laws, or regarding any environmental or ecological matter relating to the Property, including selection of consultants in regard thereto and adoption of and implementation of any operation and maintenance program or any other program to remove or otherwise remediate hazardous materials;

•	any merger or consolidation of the Property A-1 Subsidiary with or into any other entity or person;

•	the filing of any insurance claim or any insurance settlement involving a claim which could reasonably be expected to exceed $250,000;

•	cause the formation of any corporation or other subsidiary entity owned or controlled by the Property A-1 Subsidiary;

•	make any significant accounting decision for the Property A-1 Subsidiary which adversely affects a partner;

•
designate banks or trust companies (other than those expressly required by the documents relating to the loan that currently encumbers the Property) for the deposit and disbursement of all funds related to the Property A-1 Subsidiary and make any decisions with respect to the maintenance of such funds;

•	refrain from making distributions of all then available cash on a quarterly basis, or create reserves in excess of the amounts set forth in the then approved annual operating budget;

•
cause the Property A-1 Subsidiary to issue any partnership interests or any other securities under or in connection with any equity incentive plan to the extent that the fair market value (measured as of the date of issuance) of the aggregate units of such interests or securities issued in any calendar year exceeds $33,000 in the aggregate;

•	change the name of the Property A-1 Subsidiary;

•	make material tax elections or decisions on behalf of the Property A-1 Subsidiary or Property Owner; and

•
take any action on behalf of any subsidiary of the Property A-1 Subsidiary, or approve or consent to any action or decision of any subsidiary, which in either case would be an item listed in these bullet points above if such action or decision were made or taken by, or with respect to, the Property A-1 Subsidiary.

Property Oversight Committee
Our operating agreement will establish a Property Oversight Committee that will be associated with the A-1 Series. The Property Oversight Committee will be established to resolve potential disputes between the Fortis General A-1 Partner and its affiliates, on the one hand, and the A-1 Series and its affiliates, on the other hand. See "Description of Series A-1 Common Shares-Operating Agreement and Bylaws-Board Committees and Property Oversight Committee of the A-1 Series."

Under the terms of the limited partnership agreement of the Property A-1 Subsidiary, prior to the Fortis Stepdown Date, the Property Oversight Committee will have the authority to make the final determination as to whether any Approval Matter shall be taken. In addition to the Approval Matters described above under "-Approval Matters", the Property Oversight Committee will also have the authority to make the final determination in respect of any securities issuance that requires the Fortis General A-1 Partner's consent (as described above under "-Securities Issuances by Our Company and the Property A-1 Subsidiary and Fortis General A-1 Partner Approval Rights"). Any such securities issuance is deemed to be an Approval Matter under the limited partnership agreement.

Prior to the refinancing of the loan that currently encumbers the Property, the Fortis General A-1 Partner and the REIT General A-1 Partner may jointly agree to present any action that is or is deemed to be an Approval Matter to the Property Oversight Committee for the final determination of whether the action is to be taken. However, prior to the refinancing of the loan, to the extent the Fortis General A-1 Partner and the REIT General A-1 Partner are not able to reach agreement with respect to any action that is or is deemed to be an Approval Matter, the Fortis General A-1 Partner may unilaterally present such action to the Property Oversight Committee for the final determination of whether the requested action is to be taken. From and after the refinancing of the loan that currently encumbers the Property, to the extent that the Fortis General A-1 Partner and the REIT General A-1 Partner are not able to reach agreement with respect to any action that is or is deemed to be an Approval Matter, either General A-1 Partner may present such action to the Property Oversight Committee for the final determination of whether the requested action is to be taken.

Additional Covenants and Restrictions Related to the Existing Loan
Prior to the refinancing of the loan that currently encumbers the Property:

•
without the prior written consent of the Fortis General A-1 Partner, neither the Property A-1 Subsidiary, the Property Owner, the A-1 Series or any subsidiary thereof nor the REIT General A-1 Partner will take or omit to take any action that could reasonably be expected to cause any of the existing guarantors of the loan that currently encumbers the Property to incur any actual liability in respect of their guarantee of the loan; and

•
the REIT General A-1 Partner will not be authorized to take any action without the prior consent of the Fortis General A-1 Partner if such action could be one of the enumerated "bad boy" actions in the existing guarantee of the loan.

In addition, the Property A-1 Subsidiary will use commercially reasonable efforts to cause the Property Owner to refinance the loan that currently encumbers the Property prior to January 11, 2017, and will use commercially reasonable efforts to cause the existing guarantee of the loan to be released in connection with any such refinancing.
Fiduciary Responsibilities
In general, each of the General A-1 Partners will consider the interests of the other partners in deciding whether to cause the Property A-1 Subsidiary to take (or decline to take) any actions. However, the limited partners will expressly acknowledge that the REIT General A-1 Partner is acting for the benefit of the Property A-1 Subsidiary, the limited partners and our company's members associated with the A-1 Series collectively. The REIT General A-1 Partner is under no obligation to give priority to the separate interests of the limited partners of the Property A-1 Subsidiary over the interests of the REIT General A-1 Partner and its subsidiaries or our company's members associated with the A-1 Series (including, without limitation, the tax consequences to limited partners, assignees or our company's members associated with the A-1 Series) in deciding whether to cause the Property A-1 Subsidiary to take (or decline to take) any actions. Furthermore, the limited partners of the Property A-1 Subsidiary will expressly acknowledge that, (i) if there is a conflict or inconsistency between the interests of the members of our company associated with the A-1 Series on one hand and the limited partners on the other, the REIT General A-1 Partner will be free to act solely in the best interests of the members of our company associated with the A-1 Series, and (ii) if there is a conflict or inconsistency between the interests of the Lincoln Street Holdings Limited Partner Group on one hand and the other partners on the other, the Fortis General A-1 Partner will be free to act solely in the best interests of the members of the Lincoln Street Holdings Limited Partner Group.
REIT Compliance
The partnership agreement of the Property A-1 Subsidiary provides that the Property A-1 Subsidiary is to be operated in a manner that will (1) enable the A-1 Series to satisfy the requirements for qualification as a REIT for U.S. federal income tax purposes, (2) avoid any U.S. federal income or excise tax liability and (3) ensure that Property A-1 Subsidiary will not be classified as a "publicly traded partnership" taxable as a corporation for purposes of Section 7704 of the Internal Revenue Code.
In furtherance of the foregoing, the REIT General A-1 Partner, in its sole and absolution discretion, may cause the Property A-1 Subsidiary not to take, or to refrain from taking, any action that, in the commercially reasonable judgment of the REIT General A-1 Partner, (i) could adversely affect the ability of the A-1 Series to qualify as a REIT, (ii) could subject the A-1 Series to any additional taxes under Section 857 of the Internal Revenue Code or Section 4981 of the Internal Revenue Code or any other related or successor provision of the Code or (iii) could violate any law or regulation of any governmental body or governmental agency having jurisdiction over the REIT General A-1 Partner, our company or the Property A-1 Subsidiary or any of their respective securities.
Voting Rights of Series A-1 OP Units
Holders of Series A-1 OP units generally will have no right to vote on any matter voted on by holders of our Series A-1 common shares except holders of the Series A-1 OP units issued in the contribution transactions (excluding any Series A-1 OP units held by the A-1 Series and certain affiliates) will be entitled to vote, along with our Series A-1 common shareholders as a single class, on any proposal to dispose of all or substantially all of the A-1 Series' interest in the Property A-1 Subsidiary or the Property A-1 Subsidiary's interest in the Property. If the holders of our Series A-1 common shares vote on such a transaction and holders of Series A-1 OP units are to vote thereon, each Series A-1 OP unit will be entitled to one vote for each Series A-1 common share issuable by us upon the redemption of the Series A-1 OP unit and the necessary vote to effect such action shall be the sum of an absolute majority of the outstanding Series A-1 OP units issued in the contribution transactions and the applicable vote of the holders of our outstanding Series A-1 common shares, which such vote may be met by any combination of holders of Series A-1 OP units or Series A-1 common shares. However, for so long as the A-1 Series' partnership interest in the Property A-1 Subsidiary represents less than a majority of the outstanding partnership interests, the necessary vote threshold for the holders of Series A-1 OP units and Series A-1 common share will be equal to the A-1 Series' partnership interest in the Property A-1 Subsidiary.

Redemption and Exchange of Series A-1 OP Units
Subject to the provisions of any agreement to which Series A-1 OP units are issued, the Property A-1 Subsidiary is structured to permit each Series A-1 OP unit holder, through the exercise of its redemption rights to redeem its Series A-1 OP units in the Property A-1 Subsidiary for cash in an amount equal to the product of the per share market value of our Series A-1 common shares multiplied by the number of Series A-1 OP units in the Property A-1 Subsidiary to be redeemed by such holder, subject to certain adjustments, as described in the limited partnership agreement of the Property A-1 Subsidiary; provided that (i) such Series A-1 OP units have been outstanding for at least one year (or such lesser time as determined by the REIT General A-1 Partner in its sole and absolute discretion) or (ii) in the case of any Series A-1 OP units issued to the Limited A-1 Partner in connection with the contribution transactions, such Series A-1 OP units have been outstanding for at least six months and the Redemption Right Date (as defined below) has occurred. The "Redemption Right Date" means the earlier of the first to occur of (i) the refinancing of the loan that currently encumbers the Property or (ii) January 11, 2017. The market value of the Series A-1 common shares for this purpose will be equal to the average of the closing trading price of a Series A-1 common share on a U.S. national securities exchange for the ten trading days before the day on which the redemption notice is given to the Property A-1 Subsidiary. However, the A-1 Series may determine, in its sole and absolute discretion, to satisfy any such redemption request in exchange for Series A-1 common shares equal to the number of Series A-1 OP units in the Property A-1 Subsidiary to be redeemed, subject to certain adjustments as described in the limited partnership agreement of the Property A-1 Subsidiary, in lieu of cash.
We anticipate that rather than pay cash, we will normally elect to issue Series A-1 common shares in exchange for Series A-1 OP units offered for redemption. Redemption rights of Series A-1 OP unit holders may not be exercised, however, if and to the extent that the delivery of shares upon such exercise would (1) violate the restrictions on ownership and transfer of the Series A-1 common shares set forth in our operating agreement or (2) would cause a default under the loan that currently encumbers the Property.
Distributions

The partnership agreement of the Property A-1 Subsidiary provides that, prior to the Redemption Right Date, the Property A-1 Subsidiary will distribute at least quarterly all or a portion, as will be determined in a manner consistent with the then approved annual operating budget, of available cash for distribution generated by the Property A-1 Subsidiary during such quarter, to the partners of the Property A-1 Subsidiary as follows:

•
first, in respect of any issued and outstanding units of general partner interest held by the REIT General A-1 Partner or any subsidiary of the A-1 Series, an amount equal to (i) the Series A-1 Common Share Preference Amount (as defined below) in respect of any prior quarters and (ii) the Series A-1 Common Share Preference Amount in respect of the current quarter;

•
second, in respect of all issued and outstanding Series A-1 OP units, an amount equal to the distributions paid pursuant to clause (ii) above in respect of such quarter to a unit of general partner interest entitled to receive distributions pursuant to the bullet point above; and

•	thereafter, pro rata, in respect of all issued and outstanding units of general partner and limited partner interest.

On and after the Redemption Right Date, the Property A-1 Subsidiary distribute at least quarterly all or a portion, as will be determined in a manner consistent with the then approved annual operating budget, of available cash for distribution generated by the Property A-1 Subsidiary during such quarter, to the partners of the Property A-1 Subsidiary, pro rata, in respect of all issued and outstanding units of general partner and limited partner interest.
In the event the Property A-1 Subsidiary does not distribute the available cash generated by the Property A-1 Subsidiary during a quarter in the manner required under the partnership agreement, then either the REIT General A-1 Partner or the Fortis General A-1 Partner may cause the Property A-1 Subsidiary to so distribute such available cash to the holders of partnership units, but solely in a manner consistent with the then approved annual operating budget.
In addition, after the Redemption Right Date, the Fortis General A-1 Partner will have the right to cause the Property A-1 Subsidiary, as determined by it in its sole and absolute discretion, to cause the Property A-1 Subsidiary to distribute to the partners of the Property A-1 Subsidiary, pro rata, in respect of all issued and outstanding units of general partner and limited partner interest, a special distribution of any unused proceeds remaining from the underwriters' exercise of their over-allotment option in this offering, provided that (i) the unused proceeds are not committed to be applied under the then approved annual operating budget and (ii) any such special distribution could not adversely affect the ability of the A-1 Series' qualify as a REIT.

Notwithstanding anything in the partnership agreement to the contrary, the REIT General A-1 Partner will make such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with the A-1 Series' qualification as a REIT, to cause the Property A-1 Subsidiary to distribute sufficient amounts to enable us to pay A-1 Series member distributions that will (i) satisfy the requirements for the A-1 Series' qualification as a REIT under the Internal Revenue Code and related regulations and (ii) except to the extent otherwise determined by the REIT General A-1 Partner, in its sole and absolute discretion, avoid any federal income or excise tax liability of the A-1 Series.

For purposes of the foregoing, the "Series A-1 Common Share Preference Amount" means, with respect to any quarterly distribution date, an amount that together with the amounts of quarterly distributions previously paid in respect units of general partner interest held by the REIT General A-1 Partner and its subsidiaries is sufficient to enable us to have declared and paid to all Series A-1 common shareholders cumulative distributions through such quarterly payment date, sufficient to represent an annualized distribution yield of 5% of the initial public offering price in this offering on each outstanding Series A-1 common share.
Transferability of Interests
General Partner Interests
Without the consent of the REIT General A-1 Partner, the Fortis General A-1 Partner will not be able to transfer its general partner interest in the Property A-1 Subsidiary and the direct and indirect owners of the Fortis General A-1 Partner will not be able to transfer their ownership interests in the Fortis General A-1 Partner, except that a transfer of an ownership interest in Fortis Property Group, LLC will not require the consent of the REIT General A-1 Partner to the extent such transfer does not result in a change of control of Fortis Property Group, LLC. In addition, the Fortis General A-1 Partner will not be able to withdraw as a general partner of the Property A-1 Subsidiary if, in the judgment of the REIT General A-1 Partner, the withdrawal would cause a default under the loan that currently encumbers the Property.
The REIT General A-1 Partner will not be able to transfer its general partner interest in the Property A-1 Subsidiary except in connection with the following:

•
any merger or sale of all or substantially all of the assets or shares of the REIT General A-1 Partner, or any third-party purchase offer, tender offer or exchange offer in respect of the Series A-1 common shares and Series A-1 OP units that has been accepted by the holders of more than 50% of the aggregate outstanding Series A-1 common shares and Series A-1 OP units (other than Series A-1 OP units held by the Company, the A-1 Series and their respective subsidiaries), subject however to the voting rights of the holders of Series A-1 OP units described above under "-Voting Rights of Series A-1 OP Units";

•
any merger (including a triangular merger), consolidation or other combination with or into another person following the consummation of which the equity holders of the surviving entity are substantially identical to the members of the REIT General A-1 Partner immediately prior to the consummation;

•	a transfer to any person that is a successor to the REIT General A-1 Partner;

•	a transfer to any subsidiary of the REIT General A-1 Partner;

•
any transaction or series of related or similar transactions in which the partnership interests of the REIT General A-1 Partner or its subsidiaries are transferred to one or more subsidiaries of the REIT General A-1 Partner with a view to the distribution of the ownership interests of the transferee subsidiary or subsidiaries to the holders of limited liability company interests associated with the A-1 Series; or

•	as otherwise expressly permitted under limited partnership agreement of the Property A-1 Subsidiary.

In addition, the REIT General A-1 Partner will not be able to withdraw as a general partner of the Property A-1 Subsidiary except in connection with the transactions set forth in the first and second bullets points in the paragraph above.
Limited Partner Interests
The limited partners will not be able to transfer their Series A-1 OP units, in whole or in part, without the REIT General A-1 Partner's written consent except to any one of the following permitted transferees:

•	any family member or affiliate of such partner;

•	any trusts formed for the benefit of such partner and/or the family members of such partner;

•	any partnership, limited liability company, corporation or entity the interests in which are held, directly or indirectly, by persons described in first and second bullet points above;

•	a person that is a partner of the Property A-1 Subsidiary;

•
a person that is an accredited investor (within the meaning of Regulation D under the Securities Act) that affirms certain representations and warranties at the time of any transfer and is not, is not an affiliate of, and is not acting on behalf of, certain ineligible investors; or

•	the Limited A-1 Partner and each direct and indirect member, partner, and equity holder in the Limited A-1 Partner as of the date of the limited partnership agreement of the Property A-1 Subsidiary,

provided, that any such transferee is an accredited investor (within the meaning of Regulation D under the Securities Act).
No transfer by a limited partner of its Series A-1 OP units (excluding in connection with a redemption of Series A-1 OP units as described above "-Redemption and Exchange of Series A-1 OP Units") may be made to or by any person (including a transfer to a permitted transferee), without the consent of the REIT General A-1 Partner in its sole discretion, if, in the opinion of legal counsel for the Property A-1 Subsidiary such transfer would result in certain adverse tax events, or, in the judgment of the REIT General A-1 Partner, the transfer would cause a default under the loan that currently encumbers the Property.
General Provisions Regarding Transfers
In addition, transfers and assignments of partnership interests are subject to certain additional restrictions that are designed to prevent certain adverse legal consequences for the Property A-1 Subsidiary, including if a transfer could cause a default under the loan that currently encumbers the Property.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of the material U.S. federal income tax consequences relating to the A-1 Series' qualification and taxation as a REIT and the acquisition, holding, and disposition of Series A-1 common shares.  For purposes of this section, "we," "our," and "us" mean only the A-1 Series. You are urged to both review the following discussion and to consult your tax advisor to determine the effects of ownership and disposition of Series A-1 common shares on your individual tax situation, including any state, local or non-U.S. tax consequences.
This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations, current administrative interpretations and practices of the IRS, (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect.  No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.  No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary.
This summary is also based upon the assumption that the operation of the A-1 Series, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreements.  This summary does not discuss the effect that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary.  In addition, this summary assumes that holders of Series A-1 common shares hold such Series A-1 common shares as a capital asset, which generally means as property held for investment.  This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder of Series A-1 common shares in light of the holder's investment or tax circumstances, or to holders of Series A-1 common shares subject to special tax rules, such as:

•	U.S. expatriates;

•	persons who mark-to-market Series A-1 common shares;

•	subchapter S corporations;

•	U.S. holders of Series A-1 common shares, as defined below, whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies, or "RICs;"

•	REITs;

•	trusts and estates;

•	persons holding Series A-1 common shares as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

•	holders who receive Series A-1 common shares through the exercise of employee stock options or otherwise as compensation;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons holding their interest through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in the A-1 Series;
and, except to the extent discussed below:

•	tax-exempt organizations; and

•	non-U.S. holders of Series A-1 common shares, as defined below.
For purposes of this summary, a U.S. holder of Series A-1 common shares is a beneficial owner of Series A-1 common shares who for U.S. federal income tax purposes is:

•	a citizen or resident of the U.S.;

•
a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

A non-U.S. holder of Series A-1 common shares is a beneficial owner of Series A-1 common shares who is neither a U.S. holder of Series A-1 common shares nor an entity that is treated as a partnership for U.S. federal income tax purposes.
THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF SERIES A-1 COMMON SHARES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE.  IN ADDITION, THE TAX CONSEQUENCES OF HOLDING SERIES A-1 COMMON SHARES TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER'S PARTICULAR TAX CIRCUMSTANCES.  YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSITION OF SERIES A-1 COMMON SHARES.
Taxation of the A-1 Series
ETRE REIT, LLC intends to treat each Series as a separate business entity for U.S. federal income tax purposes and the series LLC organization as a non-entity for U.S. federal income tax purposes.  The IRS has issued proposed Treasury Regulations that provide that each individual series of a domestic series LLC organization will generally be treated as a separate entity formed under local law, with each such individual series' classification for U.S. federal income tax purposes determined under general tax principles and the entity classification ("check-the-box") rules.  Even though the proposed Treasury Regulations are not currently effective, they would require taxpayers that do not adopt their approach with respect to a series LLC formed after the date of the proposed Treasury Regulations to change their treatment of such series LLC once such regulations are finalized, potentially subjecting those taxpayers to substantial costs.  Although the proposed Treasury Regulations effectively penalize taxpayers that do not adopt this approach there can be no assurance as to whether the proposed Treasury Regulations will be finalized in their current form or at all.  Although not expected based on the proposed Treasury Regulations, if the IRS were to adopt a different approach than the one adopted in the proposed Treasury Regulations and successfully challenge ETRE REIT, LLC's treatment of each Series as a separate business entity and the series LLC organization as a non-entity for U.S. federal income tax purposes, ETRE REIT, LLC expects that the series LLC organization would be treated as a single corporation that has elected and operated to be taxed as a REIT because ETRE REIT, LLC will have made an election for each Series to be taxed as a corporation and each Series will be organized and operated so as to qualify as a REIT for U.S. federal income tax purposes.  If the series LLC organization were so treated, the timing, amount and character of distributions to holders of Series A-1 common shares could be adversely impacted and the ability of the series LLC organization to be taxed as a REIT could be adversely impacted because the activity of each Series would be aggregated as the activities of a single REIT.  See "Failure to Qualify," below, for a discussion of the effect of a failure to qualify as a REIT for a taxable year.
The A-1 Series intends to elect and qualify to be taxed as a REIT under the Internal Revenue Code, commencing with its taxable year ending December 31, 2015.  The A-1 Series believes it has been organized and intends to operate in a manner that will allow it to qualify for taxation as a REIT under the Internal Revenue Code commencing with its taxable year ending December 31, 2015.
The law firm of Clifford Chance US LLP has acted as counsel to ETRE REIT, LLC in connection with this offering.   The A-1 Series will receive the opinion of Clifford Chance US LLP prior to effectiveness of the registration statement of which this prospectus forms a part to the effect that, commencing with the A-1 Series' taxable year ending December 31, 2015, the A-1 Series will be organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code.  The opinion of Clifford Chance US LLP will be based on various assumptions relating to the A-1 Series' and future Series' organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described herein are completed in a timely fashion and that the A-1 Series will at all times operate in accordance with the method of operation described in its organizational documents and registration statement.  Additionally, the opinion of Clifford Chance US LLP is conditioned upon factual representations and covenants made by the Company, the A-1 Series, the Administrative Agent and the Asset Manager regarding the series LLC organization's and the A-1 Series' organization, assets, and present and future conduct of the A-1 Series' and future Series' business operations and other items regarding the A-1 Series' and future Series' ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that the A-1 Series and future Series' will take no action that could adversely affect its qualification as a REIT.  Although the A-1 Series believes it will be organized and intends to operate so that it will qualify as a REIT commencing with its taxable year ending December 31, 2015, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the A-1 Series' circumstances or applicable law, no assurance can be given by Clifford Chance US LLP or the A-1 Series that it will so qualify for any particular year.  Clifford Chance US LLP will have no obligation to advise the A-1 Series or holders of Series A-1 common shares of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law.  You should be aware that opinions of counsel are not binding on the IRS or any court, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depend on the A-1 Series' ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Clifford Chance US LLP.  In addition, the A-1 Series' ability to qualify as a REIT depends in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which the A-1 Series invests, including the Property A-1 Subsidiary. The A-1 Series' ability to qualify as a REIT for a particular year also requires that the A-1 Series satisfy certain asset and income tests during such year, some of which depend upon the fair market values of assets in which the A-1 Series directly or indirectly owns an interest.  Such values may not be susceptible to a precise determination.  Accordingly, no assurance can be given that the actual results of the A-1 Series' operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.
Taxation of REITs in General
As indicated above, the A-1 Series' qualification and taxation as a REIT for a particular year depend upon the A-1 Series' ability to meet, on a continuing basis during such year, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Internal Revenue Code.  The material qualification requirements are summarized below under "—Requirements for Qualification—General." While the A-1 Series intends to operate so that it will qualify as a REIT, no assurance can be given that the IRS will not challenge the A-1 Series' qualification as a REIT, or that the A-1 Series will be able to operate in accordance with the REIT requirements in the future.  See "—Failure to Qualify."
Provided that the A-1 Series qualifies as a REIT, it will generally be entitled to a deduction for dividends that it pays and therefore will not be subject to U.S. federal corporate income tax on its net taxable income that is currently distributed to holders of Series A-1 common shares.  This treatment substantially eliminates the "double taxation" at the corporate and shareholder levels that generally results from investment in a corporation.  Rather, income generated by a REIT generally is taxed only at the shareholder level upon a distribution of dividends by the REIT.
Holders of Series A-1 common shares who are noncorporate U.S. holders of Series A-1 common shares are generally taxed on corporate dividends at a maximum rate of 20% (the same as long-term capital gains).  With limited exceptions, however, ordinary dividends received by noncorporate U.S. holders of Series A-1 common shares from the A-1 Series or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which are as high as 39.6%.  Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the shareholders of a REIT, subject to special rules for certain items such as capital gains recognized by REITs.  See "—Taxation of Holders of Series A-1 Common Shares."
If the A-1 Series qualifies as a REIT, it will nonetheless be subject to U.S. federal income tax as follows:

•	The A-1 Series will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	The A-1 Series may be subject to the "alternative minimum tax" on its items of tax preference, if any.

•
If the A-1 Series has net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, as described below, such income will be subject to a 100% tax.  See "—Requirements for Qualification—General—Prohibited Transactions" and "—Requirements for Qualification—General—Foreclosure Property" below.

•
If the A-1 Series elects to treat property that it acquires in connection with a foreclosure of a mortgage loan or leaseshold as "foreclosure property," it may thereby avoid (1) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), and (2) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•
If the A-1 Series fails to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintains its qualification as a REIT because other requirements are met, it will be subject to a 100% tax on an amount equal to (1) the greater of (A) the amount by which it fails the 75% gross income test or (B) the amount by which it fails the 95% gross income test, as the case may be, multiplied by (2) a fraction intended to reflect its profitability.

•
If the A-1 Series fails to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT asset tests that does not exceed a statutory de minimis amount as described more fully below, but its failure is due to reasonable cause and not due to willful neglect and it nonetheless maintains its REIT qualification because of specified cure provisions, it will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which the A-1 Series failed to satisfy the asset tests.

•
If the A-1 Series fails to satisfy any provision of the Internal Revenue Code that would result in its failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause, it may retain its REIT qualification, but it will be required to pay a penalty of $50,000 for each such failure.

•
If the A-1 Series fails to distribute on an annual basis at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, or the "required distribution," it will be subject to a 4% excise tax on the excess of the required distribution over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior years), plus (B) retained amounts on which U.S. federal income tax is paid at the corporate level.

•
The A-1 Series may be required to pay monetary penalties to the IRS in certain circumstances, including if it fails to meet record-keeping requirements intended to monitor its compliance with rules relating to the composition of the holders of Series A-1 common shares, as described below in "—Requirements for Qualification—General."

•
The A-1 Series may be subject to a 100% excise tax on some items of income and expense that are directly or constructively paid between it, its Tenants and/or any TRSs if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•
If the A-1 Series acquires appreciated assets from a subchapter C corporation (generally a corporation that is not a REIT, a RIC or an S corporation) in a transaction in which the adjusted tax basis of the assets in its hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, it will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if it subsequently recognizes gains on a disposition of any of the assets during the 10-year period following its acquisition of the assets from the subchapter C corporation.  The results described in this paragraph assume that the subchapter C corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the A-1 Series acquires the assets.

•
The A-1 Series may elect to retain and pay income tax on its net long-term capital gain.  In that case, a holder of Series A-1 common shares would include the holder's proportionate share of the A-1 Series' undistributed long-term capital gain (to the extent the A-1 Series makes a timely designation of such gain to the holder of such Series A-1 common shares) in the holder of such Series A-1 common share's income, would be deemed to have paid the tax that the holder of such Series A-1 common shares paid on such gain, and would be allowed a credit for the holder of such Series A-1 common share's proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the holder of Series A-1 common share's basis in such Series A-1 common shares.  Holders of Series A-1 common shares that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gain in accordance with Treasury Regulations to be promulgated.

•
The A-1 Series may have subsidiaries or own interests in other lower-tier entities that are taxable C corporations, including any TRSs, the earnings of which could be subject to U.S. federal corporate income tax.

In addition, the A-1 Series and its subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, transfer, franchise, property and other taxes.  The A-1 Series could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification—General
In connection with this offering, ETRE REIT, LLC intends for the A-1 Series to elect and qualify to be taxed as a REIT under the Internal Revenue Code commencing with its taxable year ending December 31, 2015.  ETRE REIT, LLC believes that the A-1 Series has been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that its intended manner of operation will enable it to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 2015 and thereafter.  To qualify as a REIT, the A-1 Series must meet on a continuing basis, through its organization and actual investment and operating results, various requirements under the Internal Revenue Code relating to, among other things, the sources of its gross income, the composition and values of its assets, its distribution levels and the diversity of ownership of its shares.  If the A-1 Series fails to qualify as a REIT in any taxable year and does not qualify for certain statutory relief provisions, it will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which it failed to qualify as a REIT.  Even if the A-1 Series qualifies for taxation as a REIT, it may be subject to certain U.S. federal, state and local taxes on its income or property.  Any distributions paid by the A-1 Series generally will not be eligible for taxation at the preferential U.S. federal income tax rates that currently apply to certain distributions received by individuals from taxable corporations.
The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months;

(6)
in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Internal Revenue Code to include specified entities);

(7)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked;

(8)	that has no earnings and profits from any non-REIT taxable year as of a successor to any subchapter C corporation at the close of any taxable year;

(9)	that uses the calendar year for U.S. federal income tax purposes; and

(10)	that meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions.
The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year.  Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made.  Our operating agreement provides restrictions regarding the ownership and transfer of Series A-1 common shares, which are intended, among other purposes, to assist the A-1 Series in satisfying the share ownership requirements described in conditions (5) and (6) above.  The A-1 Series intends to monitor the beneficial owners of the shares to ensure that its shares are at all times beneficially owned by 100 or more persons, but no assurance can be given that the A-1 Series will be successful in this regard.  For purposes of condition (6), an "individual" generally includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.
To monitor compliance with the share ownership requirements, the A-1 Series is required to maintain records regarding the actual ownership of its shares.  To do so, the A-1 Series must demand written statements each year from the record holders of significant percentages of its shares in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us).  A list of those persons failing or refusing to comply with this demand must be maintained as part of its records.  Failure by the A-1 Series to comply with these record-keeping requirements could subject the A-1 Series to monetary penalties.  If the A-1 Series satisfies these requirements and after exercising reasonable diligence would not have known that condition (6) is not satisfied, it will be deemed to have satisfied such condition.  A holder of shares Series A-1 common shares that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with the holder's tax return disclosing the actual ownership of the shares and other information.
With respect to condition (8), the A-1 Series believes it will not initially have any earnings and profits from any non-REIT taxable year or as a successor to any subchapter C corporation.
With respect to condition (9), the A-1 Series intends to adopt December 31 as its taxable year-end and thereby satisfy this requirement.
Effect of Subsidiary Entities
Ownership of Partnership Interests.  In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets and to earn its proportionate share of the partnership's gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below.  However, solely for purposes of the 10% value test described below, the determination of a REIT's interest in partnership assets will be based on the REIT's proportionate interest in any securities issued by the partnership, excluding, for these purposes, certain excluded securities as described in the Internal Revenue Code.  In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT.  Thus, the A-1 Series' proportionate share of the assets and items of income of a partnership in which it owns an equity interest, including the Property A-1 Subsidiary, is treated as the A-1 Series' assets and items of income for purposes of applying the REIT requirements described below.  Consequently, to the extent that the A-1 Series directly or indirectly holds a preferred or other equity interest in a partnership, including the Property A-1 Subsidiary, the partnership's assets and operations may affect the A-1 Series' ability to qualify as a REIT, even though it may have no control, or only limited influence, over the partnership.

An investment in a partnership involves special tax considerations.  For example, it is possible that the IRS could treat a subsidiary partnership as a corporation for U.S. federal income tax purposes.  In this case, the subsidiary partnership would be subject to entity-level tax and the character of the A-1 Series' assets and items of gross income would change, possibly causing us to fail the requirements to qualify as a REIT.  See "—Failure to Qualify" below.  In addition, special rules apply in the case of appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership.  In general terms, these rules require that certain items of income, gain, loss and deduction associated with the contributed property be allocated to the contributing partner for U.S. federal income tax purposes.  These rules could adversely affect the A-1 Series, for example, by requiring that a lower amount of depreciation deductions be allocated to the A-1 Series, which in turn would cause it to have a greater amount of taxable income without a corresponding increase in cash and result in a greater portion of the A-1 Series' distributions being taxed as dividend income.
Disregarded Subsidiaries.  If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT, including for purposes of the gross income and asset tests applicable to REITs as summarized below.  A qualified REIT subsidiary is any corporation, other than a TRS, as described below under "—Requirements for Qualification—General—Effect of Subsidiary Entities—Taxable REIT Subsidiaries," that is wholly owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two.  Single member limited liability companies that are wholly owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests.  Disregarded subsidiaries, along with partnerships in which the A-1 Series holds an equity interest, are sometimes referred to herein as "pass-through subsidiaries."
In the event that a disregarded subsidiary ceases to be wholly owned by the A-1 Series —for example, if any equity interest in the subsidiary is acquired by a person other than the A-1 Series or another disregarded subsidiary of the A-1 Series —the subsidiary's separate existence would no longer be disregarded for U.S. federal income tax purposes.  Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation.  Such an event could, depending on the circumstances, adversely affect the A-1 Series' ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation.  See "—Requirements for Qualification—General—Asset Tests" and "—Requirements for Qualification—General—Gross Income Tests."
Taxable REIT Subsidiaries.  A REIT generally may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS.  The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes.  Accordingly, such an entity would generally be subject to corporate U.S. federal, state, local and income and franchise taxes on its earnings, which may reduce the cash flow generated by the A-1 Series and its subsidiaries in the aggregate, and the A-1 Series' ability to make distributions to holders of Series A-1 common shares.  The A-1 Series' TRSs may invest in assets and engage in activities that could not be held or conducted directly by it without jeopardizing its qualification as a REIT.
For purposes of the gross income and asset tests applicable to REITs, a REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns.  Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT recognizes as income the dividends that it receives from the subsidiary.  This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below.  Because a REIT does not include the assets and income of such subsidiary corporations in determining the REIT's compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that a REIT, due to the requirements applicable to REITs, might otherwise not be able to undertake directly or through pass-through subsidiaries (or, if such activities could be undertaken, it would only be in a commercially unfeasible manner) such as, for example, activities that give rise to certain categories of income such as management fees.  If dividends are paid to the A-1 Series by one or more TRSs it may own, then a portion of the dividends that it distributes to the holders of Series A-1 common shares who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates.  See "—Taxation of Holders of Series A-1 Common Shares—Taxation of Taxable U.S. Holders of Series A-1 Common Shares" and "—Requirements for Qualification—General—Annual Distribution Requirements."
Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation.  First, if a TRS has a debt to equity ratio as of the close of the taxable year exceeding 1.5 to 1, it may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS's adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year).  In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its Tenants and/or a TRS, that exceed the amount that would be paid to or deducted by a party in an arm's-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess.

Rents received by the A-1 Series that include amounts for services furnished by a TRS to any of its tenants will not be subject to the excise tax if such amounts qualify for the safe harbor provisions contained in the Internal Revenue Code.  Safe harbor provisions are provided where (1) amounts are excluded from the definition of impermissible tenant service income as a result of satisfying a 1% de minimis exception; (2) a TRS renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable; (3) rents paid to the A-1 Series by tenants leasing at least 25% of the net leasable space at a property that are not receiving services from the TRS are substantially comparable to the rents paid to the A-1 Series by tenants leasing comparable space at such property and that are receiving such services from the TRS (and the charge for the services is separately stated); or (4) the TRS's gross income from the service is not less than 150% of the TRS's direct cost of furnishing the service.
Gross Income Tests
In order to maintain the A-1 Series' qualification as a REIT, the A-1 Series annually must satisfy two gross income tests.  First, at least 75% of the A-1 Series' gross income for each taxable year, excluding gross income from sales of inventory or dealer property in "prohibited transactions" and certain hedging and foreign currency transactions, must be derived from investments relating to real property or mortgages on real property, including "rents from real property," dividends received from and gain from the disposition of shares of other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments.  Second, at least 95% of the A-1 Series' gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.
For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.
Rents received by the A-1 Series will qualify as "rents from real property" in satisfying the 75% gross income test described above only if several conditions are met, including the following.  The rent must not be based in whole or in part on the income or profits of any person.  However, an amount will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales or being based on the net income or profits of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the sublessees would qualify as rents from real property, if earned directly by the A-1 Series.  If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as rents from real property unless it constitutes 15% or less of the total rent received under the lease.  Moreover, for rents received to qualify as rents from real property, the A-1 Series generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from which the A-1 Series derives no income, or through a TRS.  The A-1 Series is permitted, however, to perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property.  In addition, the A-1 Series may directly or indirectly provide non-customary services to tenants of the A-1 Series' property if the gross income from such services does not exceed 1% of the total gross income from the property for the relevant taxable year.  In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the rents from treatment as rents from real property.  If, however, the gross income from such non-customary services exceeds this 1% threshold, none of the gross income derived from the property for the relevant property is treated as rents from real property.  For purposes of this test, the gross income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services.  Moreover, the A-1 Series is permitted to provide services to tenants through a TRS without disqualifying the rental income received from tenants as rents from real property.  Also, rental income will qualify as rents from real property only to the extent it is not treated as "related party rent," which generally includes rent from a tenant if the A-1 Series directly or indirectly (through application of certain constructive ownership rules) owns, (1) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant.  However, rental payments from a TRS will qualify as rents from real property even if the A-1 Series owns more than 10% of the total value or combined voting power of the TRS if at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space.
Unless the A-1 Series determines that the resulting non-qualifying income under any of the following situations, taken together with all other non-qualifying income earned by it in the taxable year, will not jeopardize its qualification as a REIT, it does not intend to:

•
charge rent for property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

•
rent property to a related party tenant, including any TRS, unless the rent from the lease to the TRS would qualify for the special exception from the related party tenant rule applicable to certain leases with a TRS;

•
derive rental income attributable to personal property other than personal property leased in connection with the lease of property, the amount of which is no more than 15% of the total rent received under the lease; or

•	directly perform services considered to be non-customary or rendered to the occupant of the Property.
The A-1 Series may receive distributions from its TRSs or other C corporations that are neither REITs nor qualified REIT subsidiaries.  These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation.  Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test.  Any dividends received by the A-1 Series from a REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.
Hedging Transactions
The A-1 Series may enter into hedging transactions with respect to one or more of its assets or liabilities.  Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments.  Except to the extent provided by Treasury Regulations, any income from a hedging transaction the A-1 Series enters into (1) in the normal course of the A-1 Series' business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which the A-1 Series clearly identifies as specified in Treasury Regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, or (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income tests.  To the extent that the A-1 Series enters into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests.  The A-1 Series intends to structure any hedging transactions in a manner that does not jeopardize its qualification as a REIT.
Failure to Satisfy the Gross Income Tests
The A-1 Series intends to monitor its sources of income, including any non-qualifying income received by it, so as to ensure its compliance with the gross income tests.  If the A-1 Series fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for the year if it is entitled to relief under applicable provisions of the Internal Revenue Code.  These relief provisions will generally be available if the failure of the A-1 Series to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, the A-1 Series sets forth a description of each item of its gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury Regulations.  It is not possible to state whether the A-1 Series would be entitled to the benefit of these relief provisions in all circumstances.  If these relief provisions are inapplicable to a particular set of circumstances involving the A-1 Series, the A-1 Series will not qualify as a REIT.  As discussed above under "—Taxation of the A-1 Series—Taxation of REITs in General," even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which the A-1 Series fails to satisfy the particular gross income test.
Asset Tests
At the close of each calendar quarter the A-1 Series must also satisfy four tests relating to the nature of its assets.  First, at least 75% of the value of the A-1 Series' total assets must be represented by some combination of "real estate assets," cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital.  For this purpose, real estate assets include interests in real property, such as land, buildings, leaseshold interests in real property, stock of other REITs, and certain kinds of mortgage-backed securities and mortgage loans.  Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.
Second, the value of any one issuer's securities owned by the A-1 Series may not exceed 5% of the value of its total assets.  Third, the A-1 Series may not own more than 10% of any one issuer's outstanding securities, as measured by either voting power or value.  Fourth, the aggregate value of all securities of any TRSs held by the A-1 Series may not exceed 25% of the value of its total assets.

The 5% and 10% asset tests do not apply to securities of TRSs, qualified REIT subsidiaries or securities that are "real estate assets" for purposes of the 75% asset test described above.  In addition, the 10% value test does not apply to certain "straight debt" and other excluded securities, as described in the Internal Revenue Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT.  For these purposes, (1) a REIT's interest as a partner in a partnership is not considered a security; (2) any debt instrument issued by a partnership (other than straight debt or another security that is excluded from the 10% value test) will not be considered a security issued by the partnership if at least 75% of the partnership's gross income is derived from sources that would qualify for the 75% gross income test; and (3) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT's interest as a partner in the partnership.  For purposes of the 10% value test, "straight debt" means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower's discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Internal Revenue Code and (iii) in the case of an issuer that is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if the A-1 Series, and any of its "controlled taxable REIT subsidiaries," as defined in the Internal Revenue Code, hold any securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer's outstanding securities (including, for the purposes of a partnership issuer, its interest as a partner in the partners).
Failure to Satisfy the Asset Tests
After initially meeting the asset tests at the close of a quarter, the A-1 Series will not lose its qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values (including a failure caused solely by change in the foreign currency exchange rate used to value a foreign asset).  If the A-1 Series fails to satisfy the asset tests because the A-1 Series acquires or increases its ownership interest in securities during a quarter, the A-1 Series can cure this failure by disposing of the non-qualifying assets within 30 days after the close of that quarter.  If the A-1 Series fails the 5% asset test, the 10% vote test, or the 10% value test at the end of any quarter, and such failure is not cured within 30 days thereafter, the A-1 Series may dispose of sufficient assets (generally, within six months after the last day of the quarter in which its identification of the failure to satisfy those asset tests occurred) to cure the violation, provided that the non-permitted assets do not exceed the lesser of 1% of its assets at the end of the relevant quarter or $10,000,000.  If the A-1 Series fails any of the other asset tests, or its failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as the failure was due to reasonable cause and not willful neglect, the A-1 Series is permitted to avoid disqualification as a REIT, after the 30-day cure period, by taking steps including the disposition of sufficient assets to meet the asset tests (generally within six months after the last day of the quarter in which its identification of the failure to satisfy the REIT asset test occurred), and paying a tax equal to the greater of $50,000 or 35% of the net income generated by the non-qualifying assets during the period in which the A-1 Series failed to satisfy the relevant asset test.
The A-1 Series believes its holding of the property, temporary investments, cash and any TRSs the A-1 Series may form will comply with the foregoing REIT asset requirements, and the A-1 Series intends to monitor compliance with such tests on an ongoing basis.  There can be no assurance, however, that the A-1 Series will be successful in this effort.  Moreover, the values of some of the A-1 Series' assets, including the securities of its TRSs or other non-publicly traded investments, may not be susceptible to a precise determination and are subject to change in the future.  Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests.  Accordingly, there can be no assurance that the IRS will not contend that the A-1 Series' assets do not meet the requirements of the REIT asset tests.
Annual Distribution Requirements
In order to qualify as a REIT, the A-1 Series is required to distribute dividends, other than capital gain dividends, to holders of Series A-1 common shares in an amount at least equal to:
(1)the sum of:

a)	90% of its "REIT taxable income" (computed without regard to its deduction for dividends paid and its net capital gains), and

b)	90% of the net income from foreclosure property (after tax) as described below, and recognized built-in gain, as discussed above, minus
(2)the sum of specified items of non-cash income that exceeds a percentage of its income.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to holders of Series A-1 common shares of record on a specified date in any such month, and are actually paid before the end of January of the following year.  Such distributions are treated as both paid by the A-1 Series and received by each holder of Series A-1 common shares on December 31 of the year in which they are declared.  In addition, at the A-1 Series' election, a distribution for a taxable year may be declared before the A-1 Series timely files its tax return for the year, provided the A-1 Series pays such distribution with or before its first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year.  These distributions are taxable to holders of Series A-1 common shares in the year in which paid, even though the distributions relate to its prior taxable year for purposes of the 90% distribution requirement.
In order for distributions to be counted towards the A-1 Series' distribution requirement, and to give rise to a tax deduction to the A-1 Series, they must not be "preferential dividends." A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among its different classes of stock as set forth in the A-1 Series' organizational documents.
To the extent that the A-1 Series distributes at least 90%, but less than 100%, of its REIT taxable income, as adjusted, the A-1 Series will be subject to tax at ordinary corporate tax rates on the retained portion.  In addition, the A-1 Series may elect to retain, rather than distribute, its net long-term capital gains and pay tax on such gains.  In this case, the A-1 Series would elect to have holders of Series A-1 common shares include their proportionate share of such undistributed long-term capital gains in their income and receive a corresponding credit for their proportionate share of the tax paid by the A-1 Series.  Holders of Series A-1 common shares would then increase their adjusted basis in such Series A-1 common shares by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.
If the A-1 Series fails to distribute on an annual basis at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, the A-1 Series will be subject to a nondeductible 4% excise tax on the excess of such amount over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior periods) and (B) the amounts of income retained on which the A-1 Series has paid corporate income tax.  The A-1 Series intends to distribute its net income to its shareholders in a manner that satisfies the REIT 90% distribution requirement and that protects it from being subject to U.S. federal income tax on its income and the 4% nondeductible excise tax.
It is possible that the A-1 Series, from time to time, may not have sufficient cash to meet the REIT distribution requirements due to timing differences between (1) the actual receipt of cash, including the receipt of distributions from any partnership subsidiaries and (2) the inclusion of items in income by it for U.S. federal income tax purposes.  In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property, including taxable stock dividends.  In the case of a taxable stock dividend, holders of Series A-1 common shares would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources including sales of Series A-1 common shares.  Both a taxable stock distribution and sale of Series A-1 common shares resulting from such distribution could adversely affect the price of Series A-1 common shares.
The A-1 Series may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to holders of Series A-1 common shares in a later year, which may be included in its deduction for dividends paid for the earlier year.  In this case, the A-1 Series may be able to avoid losing its REIT qualification.  However, the A-1 Series will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.
Recordkeeping Requirements
The A-1 Series is required to maintain records and request on an annual basis information from specified holders of Series A-1 common shares.  These requirements are designed to assist the A-1 Series in determining the actual ownership of its outstanding stock and maintaining its qualification as a REIT.
Prohibited Transactions
Net income the A-1 Series derives from a prohibited transaction is subject to a 100% tax.  The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument in the REIT.  The A-1 Series intends to conduct its operations so that the Property and any other asset owned by it or its pass-through subsidiaries will not be held as inventory or primarily for sale to customers, and that a sale of any such assets will not be in the ordinary course of business.  However, whether property is held as inventory or "primarily for sale to customers in the ordinary course of a trade or business" depends on the particular facts and circumstances.  No assurance can be given that any particular property in which the A-1 Series holds a direct or indirect interest will not be treated as property held as inventory or primarily for sale to customers, or that certain safe-harbor provisions of the Internal Revenue Code discussed below that prevent such treatment will apply.  The 100% tax will not apply to gains from the sale of property by the A-1 Series' TRSs or other taxable corporations, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

The Internal Revenue Code provides a safe harbor that, if met, allows the A-1 Series to avoid being treated as engaged in a prohibited transaction.  In order to meet the safe harbor, among other things, (i) the A-1 Series must have held the property for at least two years for the production of rental income (and, in the case of property which consists of land or improvements not acquired through foreclosure, the A-1 Series must have held the property for two years for the production of rental income), (ii) the A-1 Series capitalized expenditures on the property in the two years preceding the sale that are less than 30% of the net selling price of the property, and (iii) the A-1 Series (a) has seven or fewer sales of property (excluding certain property obtained through foreclosure) for the year of sale or (b) either (I) the aggregate tax basis of property sold during the year of sale is 10% or less of the aggregate tax basis of all of its assets as of the beginning of the taxable year, or (II) the aggregate fair market value of property sold during the year of sale is 10% or less of the aggregate fair market value of all of its assets as of the beginning of the taxable year, and (III) in the case of either (I) or (II), substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom the A-1 Series derives no income.  For these purposes, the sale of more than one property to one buyer as part of one transaction constitutes one sale.
Foreclosure Property
Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property.  REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test.  Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT.
Although not currently expected, to the extent that the A-1 Series acquires non-performing or distressed debt secured by a real estate asset with a view to subsequently taking control of the collateral (i.e., loan-to-own investments), any property that the A-1 Series acquires through such a transaction will not qualify to be treated as foreclosure property because it will not satisfy condition (2) in the preceding paragraph.  However, provided that the income generated by such property is qualifying income for purposes of the 75% gross income test, such income will not be subject to tax at the maximum corporate rate assuming that it is currently distributed to holders of Series A-1 common shares.  See "—Requirements for Qualification—General—Annual Distribution Requirements."
Failure to Qualify
In the event that the A-1 Series violates a provision of the Internal Revenue Code that would result in its failure to qualify as a REIT, the A-1 Series may nevertheless continue to qualify as a REIT.  Specified relief provisions will be available to the A-1 Series to avoid such disqualification if (1) the violation is due to reasonable cause and not due to willful neglect, (2) the A-1 Series pays a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available).  This cure provision reduces the instances that could lead to its disqualification as a REIT for violations due to reasonable cause.  If the A-1 Series fails to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Internal Revenue Code apply, the A-1 Series will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates.  Distributions to holders of Series A-1 common shares in any year in which the A-1 Series is not a REIT will not be deductible by it, nor will they be required to be made.  In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Internal Revenue Code, distributions to holders of Series A-1 common shares will generally be taxable in the case of noncorporate U.S. holders of Series A-1 common shares at a maximum rate of 20% and dividends in the hands of its corporate U.S. holders of Series A-1 common shares may be eligible for the dividends received deduction.  Unless the A-1 Series is entitled to relief under the specific statutory provisions, the A-1 Series will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost.  It is not possible to state whether the A-1 Series will be entitled to statutory relief in all circumstances.  Even if the A-1 Series qualifies for taxation as a REIT, it may be subject to certain U.S. federal, state and local taxes on its income or property. Any distributions paid by the A-1 Series generally will not be eligible for taxation at the preferential U.S. federal income tax rates that currently apply to certain distributions received by individuals from taxable corporations.

Tax Aspects of Investments in Partnerships
General
The A-1 Series will hold the Property through the Property A-1 Subsidiary, which intends to be taxed as a partnership for U.S. federal income tax purposes and may hold other property through an entity that is classified as a partnership for U.S. federal income tax purposes.  In general, partnerships are "pass-through" entities that are not subject to U.S. federal income tax.  Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership.  The A-1 Series will include in its income its proportionate share of these partnership items for purposes of the various REIT income tests, based on its capital interest in such partnership, and in the computation of the A-1 Series' REIT taxable income.  Moreover, for purposes of the REIT asset tests, the A-1 Series includes its proportionate share of assets held by subsidiary partnerships, based on its capital interest in such partnerships (other than for purposes of the 10% value test, for which the determination of its interest in partnership assets will be based on the A-1 Series' proportionate interest in any securities issued by the partnership excluding, for these purposes, certain excluded securities as described in the Internal Revenue Code).  Consequently, to the extent that the A-1 Series holds an equity interest in a partnership, such as the Property A-1 Subsidiary, the partnership's assets and operations may affect its ability to continue to qualify as a REIT, even though it may have no control, or only limited influence, over the partnership.
Entity Classification
The ownership by the A-1 Series of equity interests in a partnership involves special tax considerations, including the possibility of a challenge by the IRS of the status of a subsidiary partnership as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes.  If a subsidiary partnership were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and, therefore, generally would be subject to an entity-level tax on its income.  In such a situation, the character of the A-1 Series' assets and items of its gross income would change and would preclude it from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in "—Asset Tests" and "—Gross Income Tests" above, and in turn would prevent the A-1 Series from qualifying as a REIT.  See "—Failure to Qualify," above, for a discussion of the effect of the A-1 Series' failure to meet these tests for a taxable year.
In addition, any change in the status of a subsidiary partnership for tax purposes might be treated as a taxable event, in which case the A-1 Series could have taxable income that is subject to the REIT distribution requirements without receiving any cash.
Tax Allocations with Respect to an Investment in a Partnership
Under the Internal Revenue Code and the Treasury Regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution.  The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution, or a book-tax difference.  Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.
Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership or partnership property that has been revalued on the books of the partnership, must be allocated in a manner so that the contributing partners, or partners who held an interest in the partnership at the time of such revaluation, are charged with the unrealized gain or benefit from the unrealized loss associated with the property at the time of such contribution or revaluation.  The Property A-1 Subsidiary will use the "traditional method" (without remedial or curative allocations or adjustments to other items to offset the effect of the "ceiling rule") for making Section 704(c) allocations with respect to any contributed or revalued property of the Property A-1 Subsidiary in which the A-1 Series invests.  As a result of our investment in the Property A-1 Subsidiary, the Property will be revalued on the books of the Property A-1 Subsidiary. Under the traditional method, which is the least favorable method from the perspective of the A-1 Series, the A-1 Series may be allocated reduced depreciation deductions for tax purposes as a result of such revaluation.  In addition, the traditional method could cause the A-1 Series to be allocated taxable gain in excess of its corresponding economic or book gain (or taxable loss that is less than its economic or book loss) with respect to a sale of the Property by the Property A-1 Subsidiary.  Therefore, the use of the traditional method could result in the A-1 Series having taxable income that is in excess of economic income and its cash distributions from the Property A-1 Subsidiary.  This excess taxable income is sometimes referred to as "phantom income" and will be subject to the REIT distribution requirements as described in "-Annual Distribution Requirements." Because the A-1 Series may rely on cash distributions from the Property A-1 Subsidiary to meet the REIT distributions requirements, the phantom income could adversely affect the A-1 Series' ability to comply with the REIT distribution requirements discussed above and result in holders of Series A-1 common shares recognizing additional dividend income without an increase in distributions.

Taxation of Holders of Series A-1 Common Shares
Taxation of Taxable U.S. Holders of Series A-1 Common Shares
This section summarizes the taxation of U.S. holders of Series A-1 common shares that are not tax-exempt organizations.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Series A-1 common shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership.  A partner of a partnership holding Series A-1 common shares should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of Series A-1 common shares by the partnership.
Distributions.  Provided that the A-1 Series qualifies as a REIT, distributions made to taxable U.S. holders of Series A-1 common shares out of its current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by such holders as ordinary dividend income and will not be eligible for the dividends received deduction for corporations.  In determining the extent to which a distribution with respect to Series A-1 common shares constitutes a dividend for U.S. federal income tax purposes, its earnings and profits will be allocated first to distributions with respect to its preferred stock, if any is outstanding, and then to its common stock.  Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates currently applicable to noncorporate U.S. holders of Series A-1 common shares who receive dividends from taxable subchapter C corporations.
In addition, distributions from the A-1 Series that are designated as capital gain dividends will be taxed to taxable U.S. holders of Series A-1 common shares as long-term capital gains, to the extent that they do not exceed the A-1 Series' actual net capital gain for the taxable year, without regard to the period for which the U.S. holder has held such Series A-1 common shares.  To the extent that the A-1 Series elects under the applicable provisions of the Internal Revenue Code to retain its net capital gains, U.S. holders of Series A-1 common shares will be treated as having received, for U.S. federal income tax purposes, its undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains.
U.S. holders of Series A-1 common shares will increase their adjusted tax basis in such Series A-1 common shares by the difference between their allocable share of such retained capital gain and their share of the tax paid by the A-1 Series.  Corporate U.S. holders of Series A-1 common shares may be required to treat up to 20% of some capital gain dividends as ordinary income.  Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of noncorporate U.S. holders of Series A-1 common shares, and 35% for corporations.  Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for noncorporate U.S. holders of Series A-1 common shares, to the extent of previously claimed depreciation deductions.
A portion of the A-1 Series' distributions may be treated as a return of capital for U.S. federal income tax purposes.  As a general matter, a portion of the A-1 Series' distributions will be treated as a return of capital for U.S. federal income tax purposes if the aggregate amount of its distributions for a year exceeds its current and accumulated earnings and profits for that year.  To the extent that a distribution is treated as a return of capital for U.S. federal income tax purposes, it will reduce a holder's adjusted tax basis in the holder's Series A-1 common shares, and to the extent that it exceeds the holder's adjusted tax basis will be treated as gain resulting from a sale or exchange of such shares.  As a general matter, any such gain will be long-term capital gain if Series A-1 common shares have been held for more than one year.  In addition, any dividend declared by the A-1 Series in October, November or December of any year and payable to a U.S. holder of Series A-1 common shares of record on a specified date in any such month will be treated as both paid by the A-1 Series and received by a U.S. holder of Series A-1 common shares on December 31 of such year, provided that the dividend is actually paid by the A-1 Series before the end of January of the following calendar year.
With respect to noncorporate U.S. holders of Series A-1 common shares, the A-1 Series may elect to designate a portion of its distributions paid to such U.S. holders of Series A-1 common shares as "qualified dividend income."  A portion of a distribution that is properly designated as qualified dividend income is taxable to noncorporate U.S. holders of Series A-1 common shares as capital gain, provided that the U.S. holder of Series A-1 common shares has held such Series A-1 common shares with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such Series A-1 common shares became ex-dividend with respect to the relevant distribution.  The maximum amount of the A-1 Series' distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1)	the qualified dividend income received by the A-1 Series during such taxable year from subchapter C corporations (including any TRSs);

(2)
the excess of any "undistributed" REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by the A-1 Series with respect to such undistributed REIT taxable income; and

(3)
the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT corporation or had appreciated at the time its REIT election became effective over the U.S. federal income tax paid by the A-1 Series with respect to such built-in gain.

Generally, dividends that the A-1 Series receives will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a domestic subchapter C corporation, such as any TRSs, and specified holding period and other requirements are met.
To the extent that the A-1 Series has available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements.  See "—Requirements for Qualification—General—Annual Distribution Requirements." Such losses, however, are not passed through to U.S. holders of Series A-1 common shares and do not offset income of U.S. holders of Series A-1 common shares from other sources, nor do they affect the character of any distributions that are actually made by the A-1 Series, which are generally subject to tax in the hands of U.S. holders of Series A-1 common shares to the extent that the A-1 Series has current or accumulated earnings and profits.
Dispositions of Series A-1 Common Shares.  In general, a U.S. holder of Series A-1 common shares will realize gain or loss upon the sale, redemption or other taxable disposition of Series A-1 common shares in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. holder's adjusted tax basis in Series A-1 common shares at the time of the disposition.  A U.S. holder's adjusted tax basis in Series A-1 common shares generally will equal the U.S. holder's acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. holder of Series A-1 common shares (as discussed above), less tax deemed paid on it and reduced by returns of capital.  In general, capital gains recognized by individuals and other noncorporate U.S. holders of Series A-1 common shares upon the sale or disposition of Series A-1 common shares will be subject to a maximum U.S. federal income tax rate of 20% if such Series A-1 common shares were held for more than 12 months, and will be taxed at ordinary income rates (of up to 39.6%) if such Series A-1 common shares are held for 12 months or less.  Gains recognized by U.S. holders of Series A-1 common shares that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains.  The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate holders) to a portion of capital gain realized by a noncorporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT's "unrecaptured Section 1250 gain."
Prospective U.S. holders of Series A-1 common shares are advised to consult their tax advisors with respect to their capital gain tax liability.  Capital losses recognized by a U.S. holder of Series A-1 common shares upon the disposition of Series A-1 common shares held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. holder but not ordinary income (except in the case of noncorporate taxpayers, who may offset up to $3,000 of ordinary income each year).  In addition, any loss upon a sale or exchange of shares of Series A-1 common shares by a U.S. holder who has held such Series A-1 common shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from the A-1 Series that were required to be treated by the U.S. holder of such Series A-1 common shares as long-term capital gain.
If a U.S. holder of Series A-1 common shares recognizes a loss upon a subsequent disposition of its Series A-1 common shares in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury Regulations involving "reportable transactions" could apply, with a resulting requirement to separately disclose the loss generating transactions to the IRS.  Although these regulations are directed towards "tax shelters," they are written quite broadly and apply to transactions that would not typically be considered tax shelters.  Significant penalties apply for failure to comply with these requirements.  You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of Series A-1 common shares, or transactions that might be undertaken directly or indirectly by us.  Moreover, you should be aware that the A-1 Series and other participants in transactions involving the A-1 Series (including its advisors) might be subject to disclosure or other requirements pursuant to these regulations.
Passive Activity Losses and Investment Interest Limitations
Distributions made by the A-1 Series and gain arising from the sale or exchange by a U.S. holder of Series A-1 common shares will not be treated as passive activity income.  As a result, U.S. holders of Series A-1 common shares will not be able to apply any "passive losses" against income or gain relating to Series A-1 common shares.  Distributions made by the A-1 Series, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.  A U.S. holder of Series A-1 common shares that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.
Expansion of Medicare Tax on Unearned Income
Federal legislation requires certain U.S. holders of Series A-1 common shares that are individuals, estates, or trusts to pay an additional 3.8% tax on "net investment income," which includes, among other things, dividends on and gains from the sale or other disposition of stock. Prospective U.S. holders of Series A-1 common shares should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of Series A-1 common shares.

Foreign Accounts
Dividends, and beginning July 1, 2017, gross proceeds from the sale or other disposition of Series A-1 common shares paid, to "foreign financial institutions" may be subject to withholding at a rate of 30%.  U.S. holders of Series A-1 common shares that hold their Series A-1 common shares through "foreign financial institutions" should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of Series A-1 common shares.
Taxation of Tax-Exempt U.S. Holders of A-1 Series Common Shares
U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation.  However, they are subject to taxation on their unrelated business taxable income, which is referred to in this registration statement as unrelated business taxable income, or "UBTI." Although many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI.  Based on that ruling, and provided that (1) a tax-exempt U.S. holder has not held Series A-1 common shares as "debt financed property" within the meaning of the Internal Revenue Code (i.e., where the acquisition or ownership of the property is financed through a borrowing by the tax-exempt U.S. holder of Series A-1 common shares), and (2) Series A-1 common shares are not otherwise used in an unrelated trade or business, distributions from the A-1 Series and income from the sale of Series A-1 common shares generally should not give rise to UBTI to a tax-exempt U.S. holder.
Tax-exempt U.S. holders of Series A-1 common shares that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI unless they are able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by their investment in Series A-1 common shares.  These prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.
In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Internal Revenue Code, (2) is tax exempt under Section 501(a) of the Internal Revenue Code, and (3) that owns more than 10% of the A-1 Series could be required to treat a percentage of the dividends from the A-1 Series as UBTI if the A-1 Series is a "pension-held REIT." The A-1 Series will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of its stock or (B) a group of pension trusts, each individually holding more than 10% of the value of its stock, collectively owns more than 50% of such stock and (2) the A-1 Series would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Internal Revenue Code to include certain entities), as owned by the beneficiaries of such trusts.
Tax-exempt U.S. holders of Series A-1 common shares are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of its stock.
Taxation of Non-U.S. Holders of Series A-1 Common Shares
The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of Series A-1 common shares applicable to non-U.S. holders.  The discussion is based on current law and is for general information only.  It addresses only selective and not all aspects of U.S. federal income taxation.
Ordinary Dividends.  The portion of dividends received by non-U.S. holders of Series A-1 common shares payable out of the A-1 Series' earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. holder of Series A-1 common shares generally will be treated as ordinary income and will be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty.  Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs.
In general, non-U.S. holders of Series A-1 common shares will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of Series A-1 common shares.  In cases where the dividend income from a non-U.S. holder's investment in its Series A-1 common shares is treated as effectively connected with the non-U.S. holder's conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. holders of Series A-1 common shares are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax (unless reduced or eliminated by an applicable income tax treaty) on the income after the application of the income tax in the case of a non-U.S. holder of Series A-1 common shares that is a corporation.

Non-Dividend Distributions.  Unless (1) the Series A-1 common shares constitute U.S. real property interests, or "USRPIs," or (2) either (A) the non-U.S. holder's investment in Series A-1 common shares is effectively connected with a U.S. trade or business conducted by such non-U.S. holder of Series A-1 common shares (in which case the non-U.S. holder will be subject to the same treatment as U.S. holders of Series A-1 common shares with respect to such gain) or (B) the non-U.S. holder of Series A-1 common shares is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States (in which case the non-U.S. holder will be subject to a 30% tax on the individual's net capital gain for the year), distributions by us which are not treated as dividends for U.S. federal income tax purposes (i.e., not treated as being paid out of the A-1 Series' current and accumulated earnings and profits) will not be subject to U.S. federal income tax.  If it cannot be determined at the time at which a distribution is made whether or not the distribution will constitute a dividend for U.S. federal income tax purposes, the distribution will be subject to withholding at the rate applicable to dividends.  However, the non-U.S. holder of Series A-1 common shares may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of its current and accumulated earnings and profits and, therefore, did not constitute a dividend for U.S. federal income tax purposes.  In addition, if the Series A-1 common shares constitute USRPIs, as described below, distributions by the A-1 Series in excess of the sum of its earnings and profits plus the non-U.S. holder's adjusted tax basis in its Series A-1 common shares will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or "FIRPTA," at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. holder of Series A-1 common shares of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a withholding tax (at a rate of 10%) of the amount by which the distribution exceeds the holder of Series A-1 common share's share of the A-1 Series' earnings and profits plus the holder's adjusted basis in its stock.  As discussed below, the A-1 Series expects that the Series A-1 common shares will not be treated as USRPIs in the hands of a non-U.S. holder who holds less than 5% of the Series A-1 common shares.
Because it will not generally be possible for us to determine the extent to which a distribution will be from the A-1 Series' current or accumulated earnings and profits at the time the distribution is made, the A-1 Series intends to withhold and remit to the IRS 30% of distributions to non-U.S. holders of Series A-1 common shares (other than distributions that are deemed to be attributable to USRPI capital gains, as described in greater detail below) unless (i) a lower treaty rate applies and the non-U.S. holder of Series A-1 common shares provides an IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced treaty rate with us or (ii) the non-U.S. holder of Series A-1 common shares files an IRS Form W‑8ECI with the A-1 Series claiming that the distribution is income effectively connected with the non-U.S. holder's trade or business.  However, if the A-1 Series determines that any of the shares held by a non-U.S. holder is likely to be treated as a USRPI, the A-1 Series intends to withhold and remit to the IRS at least 10% of distributions on such shares even if a lower rate would apply under the preceding discussion.
Capital Gain Dividends.  Under FIRPTA, a distribution made by the A-1 Series to a non-U.S. holder of Series A-1 common shares, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries, or "USRPI capital gains," will be considered effectively connected with a U.S. trade or business of the non-U.S. holder of Series A-1 common shares and will be subject to U.S. federal income tax at the rates applicable to U.S. holders of Series A-1 common shares, without regard to whether the distribution is designated as a capital gain dividend.  In addition, the A-1 Series will be required to withhold tax equal to 35% of the amount of any distribution to the extent it is attributable to USRPI capital gains.  Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder of Series A-1 common shares that is a corporation.  However, this 35% withholding tax will not apply to any distribution with respect to any class of the A-1 Series stock which is "regularly traded" on an established securities market located in the United States (as defined by applicable Treasury Regulations) if the non-U.S. holder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of such dividend.  Instead, any such distribution will be treated as a distribution subject to the rules discussed above under "—Taxation of Holders of Series A-1 Common Shares—Taxation of Non-U.S. Holders of Series A-1 Common Shares—Ordinary Dividends." Also, the branch profits tax will not apply to such a distribution.
Capital gain dividends received by a non-U.S. holder from a REIT that are not attributable to USRPI capital gains, if any, are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. holder's investment in Series A-1 common shares is effectively connected with a U.S. trade or business conducted by such non-U.S. holder (in which case the non-U.S. holder will be subject to the same treatment as U.S. holders of Series A-1 common shares with respect to such gain) or (2) the non-U.S. holder of Series A-1 common shares is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States (in which case the non-U.S. holder will be subject to a 30% tax on the individual's net capital gain for the year).  The A-1 Series intends to withhold and remit to the IRS 35% of a distribution to a non-U.S. holder of Series A-1 common shares only to the extent that such distribution is attributable to USRPI capital gains.  The amount withheld is creditable against the non-U.S. holder of Series A-1 common share's U.S. federal income tax liability or refundable when the non-U.S. holder properly and timely files a tax return with the IRS.

Dispositions of Series A-1 Common Shares.  Unless the Series A-1 common shares constitute a USRPI, a sale of Series A-1 common shares by a non-U.S. holder generally will not be subject to U.S. federal income taxation under FIRPTA.  The Series A-1 common shares will not be treated as a USRPI if less than 50% of the A-1 Series' assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.  Even if this test is not met, the Series A-1 common shares nonetheless will not constitute a USRPI if the A-1 Series is a "domestically controlled qualified investment entity." A REIT is a domestically controlled qualified investment entity if, at all times during a specified testing period (generally the lesser of the five-year period ending on the date of disposition of Series A-1 common shares or the period of existence), less than 50% in value of its outstanding stock is held directly or indirectly by non-U.S. holders of Series A-1 common shares.  The A-1 Series expects to be a domestically controlled qualified investment entity and, therefore, the sale of Series A-1 common shares should not be subject to taxation under FIRPTA.  Because the Series A-1 common shares will be publicly traded, however, no assurance can be given that the A-1 Series will be a domestically controlled qualified investment entity.
Specific "wash sale" rules applicable to sales of shares in a REIT could result in gain recognition, taxable under FIRPTA, upon the sale of Series A-1 common shares.  These rules would apply if a non-U.S. holder (1) disposes of Series A-1 common shares within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. holder as gain from the sale or exchange of a USRPI, (2) is treated as acquiring, or as entering into a contract or option to acquire, other Series A-1 common shares during the 61-day period that begins 30 days prior to such ex-dividend date, and (3) if Series A-1 common shares are "regularly traded" on an established securities market in the United States, such non-U.S. holder has owned more than 5% of the Series A-1 common shares at any time during the one-year period ending on the date of such distribution.
In the event that the A-1 Series does not constitute a domestically controlled qualified investment entity, a non-U.S. holder's sale of Series A-1 common shares nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (1) the Series A-1 common shares are "regularly traded on an established securities market located in the United States" (as defined by applicable Treasury Regulations) and (2) the selling non-U.S. holder owned, actually or constructively, 5% or less of the outstanding Series A-1 common shares at all times during the five-year period ending on the date of sale.  The A-1 Series believes that the Series A-1 common shares will be regularly traded on an established securities market located in the United States; however, no assurance can be given that the Series A-1 common shares will continue to be regularly traded on an established securities market located in the United States.
If gain on the sale of Series A-1 common shares were subject to taxation under FIRPTA, the non-U.S. holder would be subject to the same treatment as a U.S. holder of Series A-1 common shares with respect to such gain, including applicable alternative minimum tax (and a special alternative minimum tax in the case of non-resident alien individuals), and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.
Gain from the sale of Series A-1 common shares that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (1) if the non-U.S. holder's investment in the Series A-1 common shares is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder of Series A-1 common shares will be subject to the same treatment as a U.S. holder of Series A-1 common shares with respect to such gain or (2) if the non-U.S. holder of Series A-1 common shares is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.
Backup Withholding and Information Reporting
The A-1 Series will report to U.S. holders of Series A-1 common shares and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld.  Under the backup withholding rules, a U.S. holder of Series A-1 common shares may be subject to backup withholding (the current rate is 28%) with respect to dividends paid, unless the holder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules.  A U.S. holder of Series A-1 common shares that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS.  In addition, the A-1 Series may be required to withhold a portion of capital gain distribution to any U.S. holder of Series A-1 common shares who fails to certify its non-foreign status.
The A-1 Series must report annually to the IRS and to each non-U.S. holder of Series A-1 common shares the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required.  Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder of Series A-1 common shares resides under the provisions of an applicable income tax treaty.  A non-U.S. holder of Series A-1 common shares may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of Series A-1 common shares within the United States is subject to both backup withholding and information reporting requirements unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption.  Payment of the proceeds of a sale of Series A-1 common shares conducted through certain United States related financial intermediaries is subject to information reporting requirements (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. holder and specified conditions are met or an exemption is otherwise established.
Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Foreign Accounts
Withholding taxes may be imposed on U.S. source payments made to "foreign financial institutions" and certain other non-U.S. entities and beginning January 1, 2017, to the disposition proceeds of U.S. securities.  Under these withholding rules, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. holders of Series A-1 common shares who own Series A-1 common shares through foreign accounts or foreign intermediaries and to certain non-U.S. holders of Series A-1 common shares.  The legislation imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, Series A-1 common shares paid to a foreign financial institution (that is not otherwise exempt) or to a foreign entity other than a financial institution, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign entity that is not a financial institution either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner.  If the payee is a foreign financial institution (that is not otherwise exempt) it must either enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements, or in the case of a foreign financial institution that is resident in a jurisdiction that has entered into an intergovernmental agreement to implement this legislation, comply with the revised diligence and reporting obligations of such intergovernmental agreement.  Prospective holders of Series A-1 common shares should consult their tax advisors regarding this legislation.

State, Local and Foreign Taxes

The A-1 Series and its subsidiaries and holders of Series A-1 common shares may be subject to state, local and foreign taxation in various jurisdictions, including those in which holders or the A-1 Series transact business, own property or reside.  The state, local or foreign tax treatment of the A-1 Series and holders of Series A-1 common shares may not conform to the U.S. federal income tax treatment discussed above.  Any foreign taxes incurred by us would not pass through to holders of Series A-1 common shares as a credit against their U.S. federal income tax liability.  Prospective investors should consult their tax advisor regarding the application and effect of state, local and foreign income and other tax laws on an investment in Series A-1 common shares.
Proposed Legislation or Other Actions Affecting REITs
The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department.  No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to the A-1 Series and holders of Series A-1 common shares may be enacted.  Changes to the U.S. federal income tax laws and interpretations of U.S. federal tax laws could adversely affect an investment in Series A-1 common shares.

ERISA CONSIDERATIONS
A fiduciary of a pension, profit sharing, retirement or other employee benefit plan (or a plan), subject to the Employee Retirement Income Security Act of 1974, as amended (or ERISA), should consider the fiduciary standards under ERISA in the context of the plan's particular circumstances before authorizing an investment of a portion of such plan's assets in the common shares.  Accordingly, among other things, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA.  In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Internal Revenue Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan ("parties in interest" within the meaning of ERISA, "disqualified persons" within the meaning of the Internal Revenue Code).  A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code.  In addition, the fiduciary of the plan that is engaged in such a non‑exempt prohibited transaction may be subject to penalties under ERISA and the Internal Revenue Code.  Thus, a plan fiduciary considering an investment in the common shares also should consider whether the acquisition or the continued holding of the common shares might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the Department of Labor (or the DOL).
The DOL has issued final regulations (or the DOL Regulations) as to what constitutes assets of an employee benefit plan under ERISA.  Under the DOL Regulations, if a plan acquires an equity interest in an entity, which interest is neither a "publicly offered security" nor a security issued by an investment company registered under the 1940 Act, the plan's assets would include, for example, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity's underlying assets unless certain specified exceptions apply.  The DOL Regulations define a publicly offered security as a security that is "widely held," "freely transferable," and either part of a class of securities registered under the Exchange Act or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred).  The common shares are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.
The DOL Regulations provide that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another.  A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control.  We expect the Series A-1 common shares to be "widely held" upon completion of the initial public offering.
The DOL Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances.  The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are "freely transferable."  We believe that the restrictions imposed under our charter on the transfer of our common shares are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of common shares to be "freely transferable."  The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.
Assuming that the common shares will be "widely held" and "freely transferable," we believe that our common shares will be publicly offered securities for purposes of the DOL Regulations and that our assets will not be deemed to be "plan assets" of any plan that invests in our common shares.
Certain individuals, including us, ETRE Financial, LLC, our Administrative Agent and any of their respective affiliates may be parties in interest and disqualified persons with respect to plans subject to ERISA or the Internal Revenue Code.  Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code may arise if common shares are acquired or held by a plan with respect to which we, ETRE Financial, LLC, our Administrative Agent or any of their respective affiliates is a party in interest or a disqualified person.  Certain exemptions from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Internal Revenue Code may be applicable, however, in certain cases, depending in part on the type of plan fiduciary making the decision to acquire the common shares and the circumstances under which such decision is made.  Accordingly, each holder of our common shares will be deemed to have represented and agreed that its purchase and holding of such common shares (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code.

UNDERWRITING
Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Sandler O'Neill & Partners, L.P. is acting as representative, have severally agreed to purchase, and we, on behalf of the A-1 Series, have agreed to sell to them, severally, the number of Series A-1 common shares indicated below:

Name	Number of shares
Sandler O'Neill & Partners, L.P.
Evercore Group L.L.C.
Nomura Securities International, Inc.
BTIG, LLC
JMP Securities LLC
LOYAL3 Securities, Inc.
Realty Capital Securities, LLC
SMBC Nikko Securities America, Inc.
Total	11,500,000
The underwriters and the representative are collectively referred to as the "underwriters" and the "representative," respectively.  The underwriters are offering the Series A-1 common shares subject to their acceptance of the shares from us and subject to prior sale.  The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Series A-1 common shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions.  The underwriters are obligated to take and pay for all of the Series A-1 common shares offered by this prospectus if any such shares are taken.  However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.
The underwriters initially propose to offer part of the Series A-1 common shares directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers.  Certain of the underwriters may sell shares to the public through one or more of their affiliates as selling agents. After the initial offering of the Series A-1 common shares, the offering price and other selling terms may from time to time be varied by the representative.
We, on behalf of the A-1 Series, have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,150,000 additional Series A-1 common shares at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions.  The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the Series A-1 common shares by this prospectus.  To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional Series A-1 common shares as the number listed next to the underwriter's name in the preceding table bears to the total number of Series A-1 common shares listed next to the names of all underwriters in the preceding table. The underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.
The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to the A-1 Series.  These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 1,150,000 Series A-1 common shares.

	Per Share	No Exercise	Full Exercise
Public offering price
Underwriting discounts and commissions
Proceeds, before expenses
The estimated offering expenses payable by us to the underwriters, exclusive of underwriting discounts and commissions, are approximately $250,000.
For up to twenty-four (24) months from the effective date of this offering, the representative has a right of first offer to participate as either the lead book-running manager or a joint book-running manager, subject to certain conditions, in a subsequent offering of Other Property Series by the Company.  The representative will not have more than one opportunity to waive or terminate the right of first offer in exchange for any payment or fee, and any such payment or fee will be in compliance with the rules of the Financial Industry Regulatory Authority, Inc.
We have applied to have our Series A-1 common shares listed on the NASDAQ under the trading symbol "ESSF."

The A-1 Series, our Administrative Agent, ETRE and each of our directors and officers have agreed that, without the prior written consent of the representatives on behalf of the underwriters, they will not, during the period ending 180 days after the date of this prospectus:

•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase lend or otherwise transfer or dispose of, directly or indirectly, any Series A-1 common shares or any securities convertible into or exercisable or exchangeable for Series A-1 common shares;

•	file any registration statement with the SEC relating to the offering of any Series A-1 common shares or any securities convertible into or exercisable or exchangeable for Series A-1 common shares; or

•
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Series A-1 common shares, whether any such transaction described above is to be settled by delivery of Series A-1 common shares or such other securities, in cash or otherwise.

In addition, the A-1 Series, our Administrative Agent, ETRE and each of our directors and officers have agreed that, without the prior written consent of the representative on behalf of the underwriters, they will not, during the period ending 180 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any Series A-1 common shares or any security convertible into or exercisable or exchangeable for Series A-1 common shares.
The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of Series A-1 common shares to the underwriters; or

•
transactions by any person other than us  relating to the Series A-1 common shares or other securities acquired in open market transactions after the completion of the offering of the Series A-1 common shares.

In order to facilitate the offering of the Series A-1 common shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Series A-1 common shares.  Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position.  A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option.  The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market.  In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option.  The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position.  The underwriters must close out any naked short position by purchasing shares in the open market.  A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Series A-1 common shares in the open market after pricing that could adversely affect investors who purchase in this offering.  As an additional means of facilitating this offering, the underwriters may bid for, and purchase, Series A-1 common shares in the open market to stabilize the price of the Series A-1 common shares.  These activities may raise or maintain the market price of the Series A-1 common shares above independent market levels or prevent or retard a decline in the market price of the Series A-1 common shares.  The underwriters are not required to engage in these activities and may end any of these activities at any time.
We, on behalf of the A-1 Series, and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering.  The representative may agree to allocate a number of Series A-1 common shares to underwriters for sale to their online brokerage account holders.  Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.
Pricing of the Offering
Prior to this offering, there has been no public market for the Series A-1 common shares.  The price was determined by negotiations between us and the representative.  Among the factors considered in determining the price were the A-1 Series' future prospects and those of its industry in general, the Property's revenues, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to the A-1 Series' activities.
Affiliations
The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of business.

The LOYAL3 Platform
At our request, the underwriters have reserved up to 8% of the Series A-1 common shares offered by this prospectus to be offered to our partners and individual investors, through a platform administered by LOYAL3 Securities, Inc., which we refer to in this prospectus as the “LOYAL3 Platform.” Such purchases of Series A-1 common shares in this offering through the LOYAL3 Platform will be at the initial public offering price, will be otherwise fee-free to investors and will be in dollar amounts that may include fractional shares. The LOYAL3 Platform is designed to facilitate participation of individual purchasers in initial public offerings in amounts starting at $100. Individual investors in the United States who are interested in purchasing Series A-1 common shares in this offering though the LOYAL3 platform may go to LOYAL3’s website for information about how to become a customer of LOYAL3, which is required to purchase shares through the LOYAL3 Platform. Sales of our Series A-1 common shares by investors using the LOYAL3 Platform will be completed through a batch or combined order process typically only once per day. The LOYAL3 Platform and information on the LOYAL3 website do not form a part of this prospectus. LOYAL3 Securities, Inc. is a U.S.-registered broker-dealer unaffiliated with our company and is acting as a co-manager of this offering.

LEGAL MATTERS
Certain legal matters relating to this offering will be passed upon for us by Clifford Chance US LLP, New York, New York.  In addition, the description of U.S. federal income tax consequences contained in the section of the prospectus entitled "U.S. Federal Income Tax Considerations" is based on the opinion of Clifford Chance US LLP.  Certain legal matters relating to this offering will be passed upon for the underwriters by Morrison & Foerster LLP, Washington, D.C.
EXPERTS
The balance sheet of ETRE REIT, LLC, Series A-1, as of December 31, 2014, appearing in this Prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein. Such balance sheet is included in reliance upon such report upon their authority as experts in accounting and auditing.
The combined balance sheet of ETRE REIT, LLC, ETRE REIT, LLC Series A-1, and ETRE REIT, LLC Series A-2 as of December 31, 2014, appearing in this Prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein. Such balance sheet is included in reliance upon such report given upon their authority as experts in accounting and auditing.
The Statement of Revenues and Certain Operating Expenses of State Street Financial Center for the year ended December 31, 2014 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph referring to the purpose and basis of presentation of the Statement) included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S‑11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the Series A-1 common shares to be sold in this offering.  This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement.  For further information with respect to us, the A-1 Series and the Series A-1 common shares to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement.  Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  Information about the operation of the public reference room may be obtained by calling the SEC at 1‑800‑SEC‑0300.  Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees.  Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC's website at www.sec.gov.
As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and will file periodic reports, proxy statements and will make available to our shareholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO FINANCIAL STATEMENTS

ETRE REIT, LLC, Series A-1 Pro Forma Financial Statements
Summary Historical and Unaudited Pro Forma Financial and Other Data	F-2
Unaudited Pro Forma Balance Sheet as of March 31, 2015	F-3
Unaudited Pro Forma Statement of Operations for the Three Months Ended March 31, 2015	F-4
Unaudited Pro Forma Statement of Operations for the Year Ended December 31, 2014	F-5
Notes to Unaudited Pro Forma Financial Statements	F-6

State Street Financial Center Statements of Revenue and Certain Operating Expenses
Independent Auditors’ Report	F-10
Statements of Revenues and Certain Operating Expenses for the Three Months Ended March 31, 2015 (Unaudited) and for the Year Ended December 31, 2014	F-11
Notes to Statements of Revenue and Certain Operating Expenses	F-12

ETRE REIT, LLC, ETRE REIT, LLC Series A-1, ETRE REIT, LLC, Series A-2
Report of Independent Registered Public Accounting Firm	F-14
Combined Balance Sheets as of March 31, 2015 (Unaudited) and December 31, 2014	F-15
Notes to the Combined Balance Sheets	F-16

ETRE REIT, LLC, Series A-1
Report of Independent Registered Public Accounting Firm	F-18
Balance Sheets as of March 31, 2015 (Unaudited) and December 31, 2014	F-19
Notes to the Balance Sheets	F-20

ETRE REIT, LLC, SERIES A-1

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL AND OTHER DATA

The following sets forth ETRE REIT, LLC, Series A-1’s (“A-1 Series”) unaudited pro forma balance sheet as of March 31, 2015 and its unaudited pro forma statements of operations for the three months ended March 31, 2015 and for the year ended December 31, 2014. The unaudited pro forma financial information is being presented as if this offering, including application of the net proceeds therefrom as set forth under “Use of Proceeds,” all had occurred on March 31, 2015 for balance sheet purposes and as of January 1, 2014 for the purpose of the statements of operations. The pro forma balance sheet and statements of operations are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the relevant transactions had been consummated on the date indicated, nor are they indicative of future operating results.

Concurrently with the completion of this offering, the A-1 Series will use the net proceeds from this offering to acquire an indirect 48.87% interest in State Street Financial Center, a 36-story office tower, also known as One Lincoln Street, located in Boston, Massachusetts (the “Property”).

The Property is currently owned directly by Lincoln Street Property Owner, LLC (the “Property Owner”). The A-1 Series has executed a contribution agreement with Lincoln Street Mezz, LLC, the parent company of the Property Owner, and Lincoln Street Holdings, LLC, the parent company of Lincoln Street Mezz, LLC, which provides for the contribution of $155 million of the net proceeds of this offering to Lincoln Street Mezz, LLC in exchange for 48.87% of the outstanding equity interests of Lincoln Street Mezz, LLC, subject to adjustments set forth in the contribution agreement. In connection with this contribution, Lincoln Street Mezz, LLC will distribute the net proceeds of this contribution to Lincoln Street Holdings, LLC and convert from a limited liability company into a limited partnership and become ETRE Property A-1, L.P (the “Property A-1 Subsidiary”).

The pro forma financial statements are based upon available information, preliminary estimates and certain assumptions that we believe are reasonable under the circumstances, as set forth in the notes to the pro forma financial statements. You should read the following information together with the information contained under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations”, the A-1 Series’ audited balance sheet and the notes thereto included in this prospectus, the Property's audited statement of revenues and certain operating expenses and the notes thereto included in this prospectus, and the financial statements of State Street Corporation, the ultimate parent of the lessee of the State Street Financial Center, which can be found at www.sec.gov.

  ETRE REIT, LLC, SERIES A-1

UNAUDITED PRO FORMA BALANCE SHEET

March 31, 2015

		Pro Forma Adjustments
(US$)	ETRE REIT, LLC, Series A-1	Proceeds from Offering		Repurchase of Initial 100 Shares		Acquisition of Partnership Interest		ETRE REIT, LLC, Series A-1 Pro Forma
Assets:
Cash	$1,000	$160,006,000	[A]	$(1,000)	[A]	$(160,006,000)	[A]	—
Investment in ETRE Property A-1, L.P.	—	—		—		160,006,000	[A]	160,006,000
Total assets	$1,000	$160,006,000		$(1,000)		$—		$160,006,000

Equity:
Class A common shares	$1,000	$173,000,000	[A]	$(1,000)		$—		$173,000,000
	—	(11,264,000)	[B]	—		—		(11,264,000)
	—	(1,730,000)	[B]	—		—		(1,730,000)
Total Equity	$1,000	$160,006,000		$(1,000)		$		$160,006,000

The accompanying notes are an integral part of these unaudited pro forma financial statements.

ETRE REIT, LLC SERIES A-1

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2015

(US$)	ETRE REIT, LLC, Series A-1	Pro Forma Adjustments		ETRE REIT, LLC, Series A-1 Pro Forma
Equity in (loss) of ETRE Property A-1, L.P.	$	$(1,469,729)	[C]	$(1,469,729)
Net loss	$	$(1,469,729)		$(1,469,729)

Pro forma weighted average common shares outstanding - basic and diluted			[D]	11,535,333
Pro forma basic (loss) per share			[E]	$(0.13)
Pro forma diluted (loss) per share			[F]	$(0.13)

The accompanying notes are an integral part of these unaudited pro forma financial statements.

ETRE REIT, LLC SERIES A-1

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2014

(US$)	ETRE REIT, LLC, Series A-1	Pro Forma Adjustments		ETRE REIT, LLC, Series A-1 Pro Forma
Equity in (loss) of ETRE Property A-1, L.P.		$(5,510,495)	[C]	$(5,510,495)
Net loss	$—	$(5,510,495)		$(5,510,495)

Pro forma weighted average common shares outstanding - basic and diluted			[D]	11,535,333
Pro forma basic earnings (loss) per share			[E]	$(0.48)
Pro forma diluted earnings (loss) per share			[F]	$(0.48)

The accompanying notes are an integral part of these unaudited pro forma financial statements.

ETRE REIT, LLC, SERIES A-1

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

PRO FORMA ADJUSTMENTS
The pro forma balance sheet and statements of operations adjust the ETRE REIT, LLC, Series A-1 (the “A-1 Series”) financial statements to give effect to the purchase of a 48.87% interest in ETRE Property A-1, L.P. (the “Property A-1 Subsidiary), which following the IPO (as defined below), will own the State Street Financial Center, a one million square foot, 36-story office tower located in Boston, Massachusetts (the “Property”). The remaining 51.13% interest in Property A-1 Subsidiary will be owned by the current Property owners (the “Contributors”). The Property is encumbered with a $775.0 million first mortgage.
The A-1 Series is a separate series of ETRE REIT, LLC, a newly organized Delaware series limited liability company. The A-1 Series intends to qualify as a real estate investment trust ("REIT") for U.S. federal income tax purposes.  To facilitate this transaction, ETRE REIT, LLC will issue common shares in the A‑1 Series ("Series A-1 common shares") in an initial public offering (the "IPO") and a concurrent private placement to the Administrative Agent (as defined below).  To summarize, the transaction will be structured as follows:
(A) 11,535,333 Series A-1 common shares totaling approximately $173.0 million (the "Equity") will be issued and approximately 23,602,000 units of partnership interest ("OP Units") will be issued by the Property A-1 Subsidiary, comprised of 11,535,333 OP Units, representing a general partner interest, to the A-1 Series and 12,066,667 OP Units, representing a limited partner interest, to the Contributors.
The proceeds from the offering and the concurrent private placement will be used approximately as follows:
•$155 million towards the acquisition of the 48.87% interest in the Property A-1 Subsidiary,
•$3 million of cash to be held by the Property A-1 Subsidiary to be utilized for tenant improvements, leasing commissions, capital expenditures, and other operating expenses,
•$2 million of transaction due diligence and related costs in connection with the acquisition of the 48.87% interest in the Property A-1 Subsidiary, and
• $13 million in offering and related costs (further discussed in note (B) below).
In addition, $1,000 will be utilized towards the repurchase of 100 previously issued and outstanding Series A-1 common shares from the initial member of the A-1 Series.
(B)     Transaction Costs

The A-1 Series anticipates total transaction costs of approximately $13 million, including the following:

Underwriting fee and other IPO and private placement costs(1)	$11,264,000
Administrative services fee (at acquisition)(2)	1,730,000
Total transaction costs	$12,994,000
(1) These amounts are included as a reduction to equity in the pro forma balance sheet.
(2) Due to the non-recurring nature of these costs, they are not included in the pro forma income statement. Such amounts are included as a reduction to equity in the pro forma balance sheet. See Note (C1).

(C) Equity in (Loss) of the Property A-1 Subsidiary

Following the IPO and the concurrent private placement, the A-1 Series’ operations, through its interest in the Property A-1 Subsidiary, will consist primarily of its pro rata interest in revenues and operating expenses of the Property, and the A-1 Series will utilize the equity method of accounting for its interest in the Property A-1 Subsidiary. The difference in the A-1 Series’ cost basis of the investment and the A-1 Series’ proportional interest in the equity of the Property A-1 Subsidiary will be tracked separately for purposes of calculating depreciation, amortization, revenue and expense, as applicable (see Note C2).

In calculating the A-1 Series’ 48.87% share of equity in net loss and the net loss of ETRE Property A-1 L.P. in the accompanying pro forma statements of operations for the three months ended March 31, 2015 and for the year ended December 31, 2014, the Property Owner's financial statements were used as the source of information. Total revenues and total operating expenses included in the Property Owner’s financial statements were adjusted by management of the A-1 Series to reflect the following: (1) adjustments to total revenues in accordance with accounting principles generally accepted in the United States (“GAAP”) and (2) pro forma adjustments to total operating expenses for (i) depreciation and amortization, (ii) the administrative services fee, (iii) the asset management fee, and (iv) interest expense, as further summarized in the following table:

(US$)	For the Three Months Ended March 31, 2015		For the Year Ended December 31, 2014
Total revenues	$17,735,768		$70,948,675
Total operating expenses	(4,520,392)		(17,317,920)
Depreciation and amortization	(7,486,615)	[C2]	(29,946,460)	[C2]
Income from operations	5,728,761		23,684,295
Interest	(8,446,875)	[C4]	(33,787,500)	[C4]
Administrative services fee	(157,154)	[C1]	(636,308)	[C1]
Asset management fees	(132,154)	[C3]	(536,308)	[C3]
Net loss	$(3,007,422)		$(11,275,821)

Net loss attributable to A-1 Series (48.87%)	$(1,469,729)		$(5,510,495)
The basis for all estimates made by management in connection with the above adjustments are discussed in Notes C1 through C4, which follow.
(C1)    Administrative Services Fee
ETRE Asset Management, LLC (the “Administrative Agent”), an affiliate of the managing member of ETRE REIT, LLC, will provide certain administrative and advisory services to the A-1 Series and the Property A-1 Subsidiary, and will provide a management team and appropriate support personnel. The administrative services fee includes an approximate $1,730,000 one‑time fee upon closing of the IPO. Thereafter, the A-1 Series and Property A-1 Subsidiary will pay the Administrative Agent $25,000 per quarter plus 1.0% of net operating income during the prior fiscal quarter under the agreement.  Total net operating income of approximately $13 million and $54 million was used to calculate the pro forma administrative services fee in arriving at the A-1 Series’ equity in loss of the Property A-1 Subsidiary for the three months ended March 31, 2015 and for the year ended December 31, 2014, respectively.

For purposes of calculating the quarterly administrative services fee, net operating income means the A-1 Series' GAAP net income during the fiscal quarter plus (i) total depreciation and amortization, net interest expense and marketing, general and administrative expenses during such fiscal quarter, and (ii) one-time events pursuant to changes in GAAP and certain non-cash items during such fiscal quarter with the approval of a majority of ETRE REIT, LLC’s independent directors; provided, however, that, for so long as the A-1 Series’ investment in the Property A-1 Subsidiary is accounted for under the equity method, net operating income shall mean the Property A-1 Subsidiary’s net income during the applicable fiscal quarter (as determined in accordance with GAAP), plus (i) total depreciation and amortization, net interest expense and marketing, and general and administrative expenses during such fiscal quarter, and (ii) one-time events pursuant to changes in GAAP and certain non-cash items during such fiscal quarter with the approval of the general partners of the Property A-1 Subsidiary.

In addition, upon a future sale of the Property, the Administrative Agent will be entitled to an administrative sale fee equal to 1.00% of the total capitalization at the end of the month preceding the sale. Total capitalization is equal to the sum of the A-1 Series' total debt, members' capital, retained earnings and non-controlling interests in the Property A-1 Subsidiary; provided, however, that, for so long as the A-1 Series' investment in the Property A-1 Subsidiary is accounted for under the equity method, total capitalization shall be calculated as if the Property A-1 Subsidiary were a consolidated subsidiary of the A-1 Series.

(C2)    Purchase Price Allocation

The A-1 Series will estimate the fair value of the underlying acquired assets and liabilities of its 48.87% partner interest in the Property A-1 Subsidiary for the purpose of allocating and tracking its excess outside basis. This outside basis portion will be amortized and depreciated over the anticipated useful lives of the Property A-1 Subsidiary’s underlying tangible and intangible assets acquired and liabilities assumed. Depreciation and amortization has been adjusted to reflect the pro forma depreciation and amortization for the three months ended March 31, 2015 and the year ended December 31, 2014.

The amounts and estimated remaining useful lives included in the table below were used to calculate (a) depreciation attributable to land improvements and the building, and (b) amortization attributable to tenant improvements and in-place leases (both amortized over the life of the underlying remaining lease term).

Description	Estimated Allocated Purchase Price	Estimated Depreciable Life	Estimated for the Three Months Ended March 31, 2015	Estimated for the Year Ended December 31, 2014
Land improvements	$ 12,779,000	10	$ 319,475	$ 1,277,900
Building	890,011,000	50	4,450,055	17,800,220
Tenant improvements	24,840,000	8.75	709,715	2,838,855
In-place leases	70,258,000	8.75	2,007,370	8,029,485
Subtotal	997,888,000		$ 7,486,615	$ 29,946,460
Land	123,112,000
Grand Total	$1,121,000,000

The allocation of the purchase price and the assessment of the estimated depreciable life has been performed on a preliminary basis and will not be finalized until subsequent to the closing of the acquisition and is based on management’s preliminary estimate of fair value of the identifiable assets and liabilities.

(C3)    Asset Management Fees
Upon closing of the acquisition of the Property, the Property A-1 Subsidiary will enter into an asset management agreement with an affiliate of Fortis Property Group, LLC, which is an affiliate of one of the Contributors.  Pursuant to the asset management agreement, the asset manager will provide all day-to-day asset management services at the Property in exchange for a monthly management fee of 1.0% of the Property A-1 Subsidiary’s Net Operating Income (as defined in the asset management agreement).

(C4)    Interest Expense

The Property is currently subject to a first mortgage loan (the “Loan”) with a principal outstanding balance of $775 million and a maturity date of January 11, 2017. Management of the A-1 Series has adjusted the carrying amount of the Loan to its estimated fair value in connection with the transaction resulting in an accrued mortgage note premium of $20 million.

Management of the A-1 Series has evaluated interest rates of comparable loans in the current market and has determined that an interest rate of 4.25% is appropriate for calculating interest expense as a pro forma adjustment in arriving at the A-1 Series’ equity in loss of the Property A-1 Subsidiary for the three months ended March 31, 2015 and for the year ended December 31, 2014 (thereby amortizing the mortgage note premium against interest expense on an effective interest method over the remaining mortgage term). The actual current interest rate on the Loan is 5.66%.

Loss Per Share
(D) Assuming an offering price of $15.00 per share, approximately 11,535,333 Series A-1 common shares, totaling approximately $173.0 million, will be issued.

Approximately 23,602,000 OP Units will be issued by the Property A-1 Subsidiary; 11,535,333 OP Units, representing a general partner interest, to the A-1 Series and 12,066,667 OP Units, representing a limited partner interest, to the Contributors. At the earlier of refinancing of the existing Property mortgage or January 11, 2017, the Contributors' OP Units will be redeemable for cash or, at the option of the A-1 Series, exchangeable, at the option of the A-1 Series, on a one for one basis for Series A-1 common shares, subject to certain adjustments.

(E) Pro forma basic loss per share equals pro forma net loss attributable to Series A-1 equity owners divided by the number of Series A-1 common shares to be outstanding after the IPO and the concurrent private placement and the unvested restricted Series A-1 common shares, which qualify as participating securities, to be granted upon the closing of the IPO and the concurrent private placement.

(F) Pro forma diluted loss per share equals pro forma net loss divided by the sum of the number of Series A-1 common shares and the Contributors' OP Units to be outstanding after the IPO and the concurrent private placement and the unvested restricted Series A-1 common shares, which qualify as participating securities, and which will be granted upon the closing of the IPO and the concurrent private placement. There is no effect for dilutive shares for the three months ended March 31, 2015 and the year ending December 31, 2014 due to the net loss in each respective period.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Members of
ETRE REIT, LLC, Series A-1
44 Wall Street
New York, New York
We have audited the accompanying statement of revenue and certain operating expenses of State Street Financial Center (the “Property”), for the year ended December 31, 2014 and the related notes to the statement of revenues and certain operating expenses (the “Statement”).
Management’s Responsibility for the Statement
Management is responsible for the preparation and fair presentation of the Statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the Statement that is free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on the Statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Property’s preparation and fair presentation of the Statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statement. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the Statement referred to above presents fairly, in all material respects, the revenue and certain operating expenses described in Note 1 of the Property for the year ended December 31, 2014, in accordance with accounting principles generally accepted in the United States of America.
Emphasis of Matter
We draw attention to Note 1 to the Statement, which describes that the accompanying Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Registration Statement on Form S-11, as amended, of ETRE REIT, LLC) and is not intended to be a complete presentation of the Property’s revenues and expenses. Our opinion is not modified with respect to this matter.
/s/ Deloitte & Touche LLP
New York, New York
July 6, 2015

STATE STREET FINANCIAL CENTER
STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES
FOR THE THREE MONTHS ENDED MARCH 31, 2015 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 2014

(US$)	For the Three Months Ended March 31, 2015 (Unaudited)	For the Year Ended December 31, 2014
Revenues:
Base office rents	$15,972,031	$63,888,125
Garage rents	1,356,016	5,317,709
Escalations and recoveries from tenants	407,721	1,742,841
Total revenues	17,735,768	70,948,675

Certain operating expenses:
Real estate taxes	3,326,012	13,492,695
Utilities	918,630	2,748,343
Insurance	186,973	754,652
Property operating expenses	43,414	213,068
Salaries and related expenses	45,364	109,162
Total certain operating expenses	4,520,393	17,317,920
Revenues in excess of certain operating expenses	$13,215,375	$53,630,755

The accompanying notes are an integral part of these statements of revenue and certain operating expenses.

STATE STREET FINANCIAL CENTER
NOTES TO STATEMENTS OF REVENUE AND CERTAIN OPERATING EXPENSES
FOR THE THREE MONTHS ENDED MARCH 31, 2015 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 2014

1.	FORMATION AND ORGANIZATION
The accompanying statements of revenue and certain operating expenses includes the operations of the State Street Financial Center, a 36-story office tower consisting of 1,045,016 square feet of primarily office space as well as a five-level parking garage with approximately 325,000 square feet, also known as One Lincoln Street, located in Boston, Massachusetts (the “Property”).
The accompanying statements of revenue and certain operating expenses have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, these statements are not intended to be a complete representation of the Property's actual operations for the periods. Material amounts that would not be directly attributable to future operating results of the Property are excluded. Items excluded consist primarily of depreciation, amortization, management fees, and interest expense, as well as certain property operating expenses as described in Note 2 below.
The accompanying statement of revenues and certain operating expenses for the three months ended March 31, 2015 is unaudited. In the opinion of management, all adjustments (which are of normal and recurring nature) considered necessary, for the fair and consistent presentation of the statement of revenues and certain operating expenses for the three months ended March 31, 2015, have been included.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The statements of revenue and certain operating expenses have been prepared using the accrual method of accounting. As such, revenue is recorded when earned and expenses are recognized when incurred.
Revenue Recognition
Rental revenue is recognized on a straight-line basis over the terms of the respective leases. Escalations and recoveries from tenants are received from tenants for certain costs as provided in the lease agreements. These costs generally include real estate taxes, utilities, insurance, common area maintenance and other recoverable costs. Expected reimbursements are recorded as the related expenses are incurred.
Property Operating Expenses
Under the terms of the office lease for the Property, SSB Realty, LLC (the “Tenant”), a subsidiary of State Street Corporation, the guarantor under the lease, has exercised its right to self-manage the building. Under this arrangement, the Tenant is responsible for janitorial, security, general management, preventative maintenance, and other enumerated building services. The Tenant must perform its property management duties in a timely, complete and professional manner consistent with the highest level of property management services provided at comparable first class buildings in the Boston Central Business District, and during the time that the Tenant is assuming responsibility for such services, the Tenant is required to directly engage and pay the applicable vendors for the costs and expenses of providing the services. Accordingly, any amounts incurred by the Tenant for such services are not included in the accompanying statements of revenue and certain operating expenses.
Property operating expenses represent direct expenses of operating the Property which consist primarily of administrative costs and other miscellaneous operating expenses that are expected to continue in the on-going operation of the Property.
Lincoln Street Property Owner, LLC (the “Property Owner”), is responsible for the repair and maintenance of the roof, exterior and load bearing walls, the foundation, the floor slabs and other structural elements of the building. However, no amounts were incurred for such items during the three months ended March 31, 2015 or the twelve months ended December 31, 2014.

Salaries and Related Expenses
The Property receives an expense allocation as determined by an affiliate of the Property Owner, for salaries and other miscellaneous operating expenses incurred on behalf of the Property. For the three months ended March 31, 2015 (unaudited) and for the year ended December 31, 2014, the Property was allocated $45,364 and $109,162, respectively, in respect of such amounts.
Use of Estimates
The preparation of the accompanying statements of revenue and certain operating expenses in accordance with accounting principles generally accepted in the United States of America requires management of the Property to make certain estimates and assumptions that affect the reported amounts of revenue and certain operating expenses during the reporting period. Actual results could differ from those estimates.

3.    TENANT LEASES
The Property, including the entirety of the office and garage space, is leased to a single tenant, SSB Realty, LLC, a subsidiary of State Street Corporation under two operating leases with expiration dates through September 2023. The leases, which account for 100% of the Property's revenues, provide for annual base rents, and the office lease also provides for recoveries and escalation charges based upon the Tenant’s proportionate share of and/or increases in certain operating costs, as defined, and the pass-through of certain charges.
Future minimum rental revenue to be received under the non-cancellable commercial operating leases as of March 31, 2015 and December 31, 2014 are as follows:

For the year ended December 31,	As of March 31, 2015 (Unaudited)	As of December 31, 2014
2015	$51,904,376	$69,205,834
2016	69,205,834	69,205,834
2017	69,205,834	69,205,834
2018	69,205,834	69,205,834
2019	69,205,834	69,205,834
Thereafter	258,080,089	258,080,089
Total	$586,807,801	$604,109,259

Minimum future rental revenue does not include additional rent that may be received under leases arising from reimbursement of certain operating expenses and/or escalation charges.
Upon the expiration of the leases for the entirety of the office and garage space of the Property in September 2023, the Tenant may exercise two 10-year renewal options.
4.    COMMITMENTS AND CONTINGENCIES
The Property, from time-to-time, is involved with lawsuits arising in the ordinary course of business. In the opinion of the Property's management, any liability resulting from such litigation would not be material in relation of the Property's results of operations.

5.	SUBSEQUENT EVENTS
The Property has evaluated subsequent events through July 6, 2015, which is the date these financial statements were available to be issued and has not identified any events that require additional disclosure.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Members of
ETRE REIT, LLC
44 Wall Street
New York, New York
We have audited the accompanying combined balance sheet of ETRE REIT, LLC, ETRE REIT, LLC Series A-1 and ETRE REIT, LLC Series A-2 (the "Company"), all of which operate under common control as of December 31, 2014.  This balance sheet is the responsibility of the Company's management.  Our responsibility is to express an opinion on this combined balance sheet based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined balance sheet presentation.  We believe that our audit provides a reasonable basis for our opinion.
In our opinion, such combined balance sheet presents fairly, in all material respects, the combined financial position of ETRE REIT, LLC, ETRE REIT, LLC Series A-1 and ETRE REIT, LLC Series A-2 as of December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP
New York, New York
April 28, 2015

ETRE REIT, LLC, ETRE REIT, LLC SERIES A-1 AND ETRE REIT, LLC SERIES A-2
COMBINED BALANCE SHEETS
AS OF MARCH 31, 2015 (UNAUDITED) AND DECEMBER 31, 2014

	As of	As of
	March 31, 2015	December 31, 2014
	(Unaudited)
Assets
Cash	$2,000	$162,623
Liabilities
Due to affiliates	$—	$160,623
Members' Equity
Common stock, par value $10 per share; 100 Series A-1 and 100 Series A-2 shares authorized and outstanding	2,000	2,000
Total liabilities and members' equity	$2,000	$162,623

See notes to the combined balance sheets.

ETRE REIT, LLC, ETRE REIT, LLC SERIES A-1 AND ETRE REIT, LLC SERIES A-2
NOTES TO THE COMBINED BALANCE SHEETS
AS OF MARCH 31, 2015 (UNAUDITED) AND DECEMBER 31, 2014

1.	ORGANIZATION

ETRE REIT, LLC (the “Company”) was formed April 22, 2013 pursuant to, and in accordance with, the Delaware Limited Liability Company Act (the "Act").  The Company is formed as a series limited liability company under the Act.  Each series that the Company may establish in the future will be a separate series and not itself a separate legal entity under Delaware law.  As a separate series, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the series are segregated and enforceable only against the assets of such series, as provided under Delaware law.  As of March 31, 2015 and December 31, 2014, the Company has created two series, the A-1 Series (the “A-1 Series”) and the A-2 Series (the “A-2 Series”), which were capitalized on February 18, 2014 and March 3, 2014, respectively. The Company, the A-1 Series and the A-2 Series operate under common control, and therefore, have presented combined balance sheets for the Company on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). As of March 31, 2015 and December 31, 2014, neither the Company nor either of the Series had commenced operations.

The combined balance sheet of the Company as of March 31, 2015 is unaudited. In the opinion of management, the unaudited interim combined balance sheet includes all adjustments, which are of normal and recurring nature necessary for a fair and consistent presentation of the Company's financial position.

ETRE Financial, LLC, an affiliate of the Company, is the sole managing member of the Company. The Company is authorized to create an unlimited number of separate series, and to issue an unlimited number of common shares and an unlimited number of preferred shares in respect of each such series. Each series intends to qualify as a real estate investment trust (“REIT”) for U.S federal income tax purposes. The Company will be subject to the risks involved with owning real estate.  These include, among others, the risks normally associated with changes in the general economic climate, changes in the real estate and mortgage markets, changes in tax laws, interest rate levels, and the availability of financing.  In order to maintain its qualification as a REIT, each series plans to distribute at least 90% of its taxable income to its shareholders.

2.	FORMATION OF THE SERIES AND INITIAL PUBLIC OFFERING

The A-1 Series

The A-1 Series was capitalized with $1,000 and has 100 Series A-1 common shares issued and outstanding.

In connection with the contribution transactions, in March of 2015, the A-1 Series executed a contribution agreement (the “Contribution Agreement”) with the current owners of the State Street Financial Center, a 36-story office tower, also known as One Lincoln Street, located in Boston, Massachusetts (the “Property”). Pursuant to the Contribution Agreement, the A-1 Series will use $155 million of the net proceeds of this offering to acquire the indirect 48.87% interest in the Property, and the net proceeds of this contribution will be distributed to the current owners of the Property, who will retain a 51.13% indirect interest in the Property through a limited partner interest in ETRE Property A-1, L.P (or the Property A-1 Subsidiary). The Property is encumbered by a $775 million first mortgage. To facilitate this transaction, the Company will issue common shares in the A-1 Series (“Series A-1 common shares”) in an initial public offering (the “A-1 Series IPO”) which is anticipated to be finalized in 2015.

The A-2 Series

The A-2 Series was capitalized with $1,000 and has outstanding 100 Series A-2 common shares issued and outstanding.

Due to Affiliates

During 2014, the Company’s affiliate, ETRE Financial, LLC, advanced $160,623 to the A-2 Series for the purpose of establishing cash reserves and liquidity on behalf of the Company. Subsequent to December 31, 2014, the entire amount was repaid to ETRE Financial, LLC.

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Reporting and Use of Estimates

The preparation of the balance sheets in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheets.  Actual results could differ from those estimates.  Separate statements of operations, changes in members' equity and cash flows have not been presented as there have been no activities for this entity.

Recently Issued Accounting Pronouncements

In June 2013, the FASB issued Accounting Standards Update No. 2013‑08, Amendments to the Scope, Measurement, and Disclosure Requirements for Investment Companies.  The amendments change the assessment of whether an entity is an investment company, require an investment company to measure non-controlling ownership interests in other investment companies at fair value, and require additional disclosures.  The amendments in this update were effective for the Company on January 1, 2014 and did not have an impact on the Company's balance sheets.

Underwriting commissions and offering costs

Underwriting commissions and offering costs to be incurred in connection with the IPO will be reflected as a reduction of additional paid‑in‑capital.  Costs incurred that are not directly associated with the completion of the IPO will be expensed as incurred.

As of March 31, 2015 (unaudited), ETRE Financial, LLC has incurred $362,532 (unaudited) of costs related to the A-1 Series IPO.  Upon successful completion of the A-1 Series IPO, the Company will reimburse ETRE Financial, LLC for any costs associated with the offering from the proceeds of the offering.

No costs related to the A-2 Series have been incurred through March 31, 2015.

4.	SUBSEQUENT EVENTS

Subsequent to March 31, 2015 and through July 6, 2015, which is the date the balance sheet was available for issuance, ETRE Financial, LLC has incurred an additional $146,351 (unaudited) of costs related to the A-1 Series IPO.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of
ETRE REIT, LLC, Series A-1
44 Wall Street
New York, New York

We have audited the accompanying balance sheet of ETRE REIT, LLC, Series A-1 (the "Company") as of December 31, 2014.  This balance sheet is the responsibility of the Company's management.  Our responsibility is to express an opinion on this balance sheet based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation.  We believe that our audit provides a reasonable basis for our opinion.
In our opinion, such balance sheet presents fairly, in all material respects, the financial position of ETRE REIT, LLC, Series A-1 as of December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
New York, New York
April 28, 2015

ETRE REIT, LLC, SERIES A-1
BALANCE SHEETS
AS OF MARCH 31, 2015 (UNAUDITED) AND AS OF DECEMBER 31, 2014

	As of March 31, 2015 (Unaudited)	As of December 31, 2014
Assets
Cash	$1,000	$1,000
Members’ Equity
Common stock, par value $10 per share; 100 shares authorized and outstanding	$1,000	$1,000

See notes to the balance sheets.

ETRE REIT, LLC, SERIES A-1
NOTES TO THE BALANCE SHEETS
AS OF MARCH 31, 2015 (UNAUDITED) AND DECEMBER 31, 2014

1.	ORGANIZATION

ETRE REIT, LLC (the “Company”) was formed April 22, 2013 pursuant to, and in accordance with, the Delaware Limited Liability Company Act (the “Act”).  The Company is formed as a series limited liability company under the Act.  ETRE REIT, LLC, Series A-1 (the “A-1 Series”) was established February 13, 2014 and capitalized on February 18, 2014.

The A-1 Series is a separate series of the Company, a newly organized Delaware series limited liability company. The A-1 Series intends to qualify as a real estate investment trust (“REIT”) for U.S federal income tax purposes commencing with the year ending on December 31, 2015. The Company will be subject to the risks involved with owning real estate.  These include, among others, the risks normally associated with changes in the general economic climate, changes in the real estate and mortgage markets, changes in tax laws, interest rate levels, and the availability of financing.  In order to maintain its qualification as a REIT, the A-1 Series plans to distribute at least 90% of its taxable income to its shareholders. The Company is authorized to issue an unlimited number of common shares and an unlimited number of preferred shares.

The A-1 Series’ balance sheets are presented on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). As of March 31, 2015 and December 31, 2014, neither the Company nor the A-1 Series had commenced operations.

The balance sheet for the Company as of March 31, 2015 is unaudited. In the opinion of management, the unaudited interim balance sheet includes all adjustments, which are of normal and recurring nature necessary for a fair and consistent presentation of the Company's financial position.

2.	FORMATION OF THE A-1 SERIES AND INITIAL PUBLIC OFFERING

The A-1 Series was capitalized with $1,000 and has 100 Series A-1 common shares issued and outstanding.

In connection with the contribution transactions, in March of 2015, the A-1 Series executed a contribution agreement (the “Contribution Agreement”) with the current owners of the State Street Financial Center, a 36-story office tower, also known as One Lincoln Street, located in Boston, Massachusetts (the “Property”). Pursuant to the Contribution Agreement, the A-1 Series will use $155 million of the net proceeds of this offering to acquire the indirect 48.87% interest in the Property, and the net proceeds of this contribution will be distributed to the current owners of the Property, who will retain a 51.13% indirect interest in the Property through a limited partner interest in ETRE Property A-1, L.P. (or the Property A-1 Subsidiary). The Property is encumbered by a $775 million first mortgage. To facilitate this transaction, the Company will issue common shares in the A-1 Series (or Series A-1 common shares) in an initial public offering (the “A-1 Series IPO”) which is anticipated to be finalized in 2015.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Reporting and Use of Estimates

The preparation of the balance sheets in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheets.  Actual results could differ from those estimates.  Separate statements of operations, changes in members' equity and cash flows have not been presented as there have been no activities for this entity.

Recently Issued Accounting Pronouncements

In June 2013, the FASB issued Accounting Standards Update No. 2013‑08, Amendments to the Scope, Measurement, and Disclosure Requirements for Investment Companies.  The amendments change the assessment of whether an entity is an investment company, require an investment company to measure non-controlling ownership interests in other investment companies at fair value, and require additional disclosures.  The amendments in this update were effective for the Company on January 1, 2014 and did not have an impact on the balance sheets.

Underwriting commissions and offering costs

Underwriting commissions and offering costs to be incurred in connection with the A-1 Series IPO will be reflected as a reduction of additional paid‑in‑capital.  Costs incurred that are not directly associated with the completion of the A-1 Series IPO will be expensed as incurred.

As of March 31, 2015, ETRE Financial, LLC has incurred $362,532 (unaudited) of costs related to the A-1 Series IPO.  Upon successful completion of the A-1 Series IPO, the A-1 Series will reimburse ETRE Financial, LLC for any costs associated with the offering from the proceeds of the offering.

4.	SUBSEQUENT EVENTS

Subsequent to March 31, 2015 and through July 6, 2015, which is the date the balance sheet was available for issuance, ETRE Financial, LLC has incurred an additional $146,351 (unaudited) of costs related to the A-1 Series IPO.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, Series A-1 common shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Series A-1 common shares.
Until ,                    2015 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

ETRE REIT, LLC

Series A-1
Common Shares

Prospectus
, 2015

Joint Book-runners

Sandler O'Neill + Partners, L.P.	Evercore ISI	Nomura

Co-Managers

BTIG	JMP Securities	LOYAL3 Securities	RCS Capital	SMBC Nikko

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 31.  Other expenses of issuance and distribution.
The following table shows the fees and expenses, other than underwriting discounts and commissions, to be paid by the A-1 Series in connection with the sale and distribution of the securities being registered hereby.  All amounts except the SEC registration fee and the Financial Industry Regulatory Authority, Inc. ("FINRA") filing fee are estimated.

Securities and Exchange Commission registration fee....................................................................	$20,862
FINRA filing fee..............................................................................................................................	$26,465
NASDAQ listing fee.........................................................................................................................	$50,000
Legal fees and expenses (including Blue Sky fees)..........................................................................	$1,100,000
Accounting fees and expenses..........................................................................................................	$150,000
Printing and engraving expenses.......................................................................................................	$20,000
Transfer agent fees and expenses......................................................................................................	$5,000
Miscellaneous....................................................................................................................................	$197,673
Total...................................................................................................................................................	$1,570,000

Item 32.  Sales to Special Parties.
None.
Item 33.  Recent sales of unregistered securities.
Jesse Stein has purchased 100 Series A-1 common shares issued on February 13, 2014 for a purchase price of $1,000 in a private offering.  Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof and/or Regulation D thereunder.

Jesse Stein has purchased 100 Series A-2 common shares issued on February 25, 2014 for a purchase price of $1,000 in a private offering.  Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof and/or Regulation D thereunder.

We will sell 33,333 Series A-1 common shares to our Administrative Agent in a private placement concurrently with the completion of this offering at a price per share equal to the public offering price in the offering. Such issuance will be exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof and/or Regulation D thereunder.

Item 34.  Indemnification of directors and officers.
Pursuant to our operating agreement, we have agreed to indemnify ETRE Financial, LLC, the managing member of our company, and each of our directors and officers, to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the company and counsel fees and disbursements on a solicitor and client basis) arising from the performance of any of their obligations or duties in connection with their service to us or the operating agreement, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made party by reason of being or having been the managing member or one of our directors or officers.
Prior to completion of this offering, we intend to enter into separate indemnification agreements with our directors and officers.  Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our operating agreement against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim.  The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our operating agreement.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
We maintain directors' and officers' liability insurance for our officers and directors.
Item 35.  Treatment of proceeds from shares being registered.
None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.  Financial statements and exhibits.
(a)Financial Statements.  See page F‑1 for an index of the financial statements that are being filed as part of this Registration Statement.
(b)Exhibits.  The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit number	Exhibit description
1.1*	Form of Underwriting Agreement among ETRE REIT, LLC, on behalf of itself and Series A-1 of ETRE REIT, LLC, and the underwriters named therein
3.1**	Certificate of Formation of ETRE REIT, LLC
3.1.1**	Certificate of Amendment of ETRE REIT, LLC
3.2**	Amended and Restated Limited Liability Company Agreement of ETRE REIT, LLC
3.3**	Bylaws of ETRE REIT, LLC
3.4*	Amended and Restated Limited Partnership Agreement of ETRE Property A-1, L.P.
4.1**	Specimen Series A-1 Common Share Certificate of ETRE REIT, LLC
4.2*	Registration Rights Agreement by and among ETRE REIT, LLC, on behalf of itself and Series A-1 of ETRE REIT, LLC, and Lincoln Street Holdings, LLC
5.1*	Opinion of Clifford Chance US LLP (including consent of such firm)
8.1*	Tax Opinion of Clifford Chance US LLP (including consent of such firm)
10.1	Administrative Services Agreement by and among Series A-1 of ETRE REIT, LLC, ETRE Property A-1, L.P. and ETRE Asset Management, LLC.
10.2**	Form of Indemnification Agreement among ETRE REIT, LLC and its proposed directors and officer
10.3**	Form of License Agreement
10.4**	Form of Asset Management Agreement by and between ETRE Property A-1, L.P. and FPG Lincoln Manager, LLC
10.5	2015 Non-Management Director Compensation Plan
10.6**	Contribution Agreement dated March 27, 2015 among Series A-1 of ETRE REIT, LLC, Lincoln Street Holdings, LLC and Lincoln Street Mezz, LLC.
10.7	Indenture of Lease between Lincoln Street Property Owner, LLC, as successor-in-interest landlord, and SSB Realty, LLC as tenant, dated May 9, 2001
10.8	First Amendment to the Indenture of Lease between Lincoln Street Property Owner, LLC, as successor-in-interest landlord, and SSB Realty, LLC as tenant, dated as of August 15, 2003
10.9	Second Amendment to the Indenture of Lease between Lincoln Street Property Owner, LLC, as successor-in-interest landlord, and SSB Realty, LLC as tenant, dated as of February 13, 2004
10.10	Third Amendment to the Indenture of Lease between Lincoln Street Property Owner, LLC, as successor-in-interest landlord, and SSB Realty, LLC as tenant, dated as of December 22, 2004
10.11	Guaranty between Lincoln Street Property Owner, LLC, as successor-in-interest landlord, SSB Realty, LLC as tenant, and State Street Corporation, as guarantor, dated as of May 9, 2001
10.12	Loan and Security Agreement between Lincoln Street Property Owner, LLC, as Borrower, and Wachovia Bank, N.A and UBS Real Estate Investments, Inc., as Lenders, dated as of December 27, 2006
10.13	Form of Indemnification Agreement by and among ETRE Property A-1, L.P., Margaret Kestenbaum and Joel Kestenbaum
10.14	Form of Restricted Share Award Agreement
10.15*	Form of Subscription Agreement
21.1**	List of Subsidiaries of ETRE REIT, LLC
23.1*	Consent of Clifford Chance US LLP (included in Exhibit 5.1)
23.2*	Consent of Clifford Chance US LLP (included in Exhibit 8.1)
23.3	Consent of Deloitte & Touche LLP
23.4	Consent of Deloitte & Touche LLP
23.5	Consent of Deloitte & Touche LLP
24.1**	Power of Attorney (included on signature page)
99.1**	Consent of Jay Anderson to be named as a proposed director
99.2**	Consent of Joseph Capezza to be named as a proposed director
99.3**	Consent of Mark Filanowski to be named as a proposed director

*                      To be filed by amendment.
**                   Previously filed.
Item 37.  Undertakings.
(a)The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
(b)Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (or the Securities Act), may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(c)The undersigned registrant hereby further undertakes that:
(1)For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)For the purpose of determining any liability under the Securities Act, each post‑effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 9, 2015.
ETRE REIT, LLC

By: /s/ Paul Frischer
Name:	Paul Frischer
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

By:/s/ Paul Frischer Paul Frischer	President, Chief Executive Officer and Director (Principal Executive Officer)	July 9, 2015
By:/s/ Darren Glickman Darren Glickman	Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	July 9, 2015
By:* Jesse Stein	Director	July 9, 2015
By:* Scott Panzer	Director	July 9, 2015

*By:	/s/ Paul Frischer
Paul Frischer
Attorney-in-fact

Exhibit number	Exhibit description
1.1*	Form of Underwriting Agreement among ETRE REIT, LLC, on behalf of itself and Series A-1 of ETRE REIT, LLC, and the underwriters named therein
3.1**	Certificate of Formation of ETRE REIT, LLC
3.1.1**	Certificate of Amendment of ETRE REIT, LLC
3.2**	Amended and Restated Limited Liability Company Agreement of ETRE REIT, LLC
3.3**	Bylaws of ETRE REIT, LLC
3.4*	Amended and Restated Limited Partnership Agreement of ETRE Property A-1, L.P.
4.1**	Specimen Series A-1 Common Share Certificate of ETRE REIT, LLC
4.2*	Registration Rights Agreement by and among ETRE REIT, LLC, on behalf of itself and Series A-1 of ETRE REIT, LLC, and Lincoln Street Holdings, LLC
5.1*	Opinion of Clifford Chance US LLP (including consent of such firm)
8.1*	Tax Opinion of Clifford Chance US LLP (including consent of such firm)
10.1	Administrative Services Agreement by and among Series A-1 of ETRE REIT, LLC, ETRE Property A-1, L.P. and ETRE Asset Management, LLC.
10.2**	Form of Indemnification Agreement among ETRE REIT, LLC and its proposed directors and officer
10.3**	Form of License Agreement
10.4**	Form of Asset Management Agreement by and between ETRE Property A-1, L.P. and FPG Lincoln Manager, LLC
10.5	2015 Non-Management Director Compensation Plan
10.6**	Contribution Agreement dated March 27, 2015 among Series A-1 of ETRE REIT, LLC, Lincoln Street Holdings, LLC and Lincoln Street Mezz, LLC.
10.7	Indenture of Lease between Lincoln Street Property Owner, LLC, as successor-in-interest landlord, and SSB Realty, LLC as tenant, dated May 9, 2001
10.8	First Amendment to the Indenture of Lease between Lincoln Street Property Owner, LLC, as successor-in-interest landlord, and SSB Realty, LLC as tenant, dated as of August 15, 2003
10.9	Second Amendment to the Indenture of Lease between Lincoln Street Property Owner, LLC, as successor-in-interest landlord, and SSB Realty, LLC as tenant, dated as of February 13, 2004
10.10	Third Amendment to the Indenture of Lease between Lincoln Street Property Owner, LLC, as successor-in-interest landlord, and SSB Realty, LLC as tenant, dated as of December 22, 2004
10.11	Guaranty between Lincoln Street Property Owner, LLC, as successor-in-interest landlord, SSB Realty, LLC as tenant, and State Street Corporation, as guarantor, dated as of May 9, 2001
10.12	Loan and Security Agreement between Lincoln Street Property Owner, LLC, as Borrower, and Wachovia Bank, N.A and UBS Real Estate Investments, Inc., as Lenders, dated as of December 27, 2006
10.13	Form of Indemnification Agreement by and among ETRE Property A-1, L.P., Margaret Kestenbaum and Joel Kestenbaum
10.14	Form of Restricted Share Award Agreement
10.15*	Form of Subscription Agreement
21.1**	List of Subsidiaries of ETRE REIT, LLC
23.1*	Consent of Clifford Chance US LLP (included in Exhibit 5.1)
23.2*	Consent of Clifford Chance US LLP (included in Exhibit 8.1)
23.3	Consent of Deloitte & Touche LLP
23.4	Consent of Deloitte & Touche LLP
23.5	Consent of Deloitte & Touche LLP
24.1**	Power of Attorney (included on signature page)
99.1**	Consent of Jay Anderson to be named as a proposed director
99.2**	Consent of Joseph Capezza to be named as a proposed director
99.3**	Consent of Mark Filanowski to be named as a proposed director
99.4**	Consent of John Gregorits to be named as a proposed director

*                      To be filed by amendment.
**                   Previously filed.

II-4